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As filed with the Securities and Exchange Commission on May 9, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.
Subsidiary Guarantors
Listed on Schedule A Hereto

(Exact names of registrants as specified in its charter)

Delaware	7832	43-1304369
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of each of the registrants' principal executive offices)

Craig R. Ramsey
Executive Vice President and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin M. Connor	Dennis D. Lamont, Esq.
Senior Vice President	Latham & Watkins LLP
General Counsel and Secretary	885 Third Avenue
920 Main Street	Suite 1000
Kansas City, Missouri 64105	New York, New York 10022
(816) 221-4000	(212) 906-1200

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box:  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

11% Senior Subordinated Notes due 2016	$325,000,000	100%	$325,000,000	(1)

Guarantees of the 11% Senior Subordinated Notes due 2016	$325,000,000	N/A	N/A	(2)

(1)
The prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC in connection with offers and sales related to market-making transactions of an indeterminate amount of AMC Entertainment Inc.'s notes. Pursuant to Rule 457 (q) under the Securities Act, no filing fee is required.

(2)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

EXPLANATORY NOTE

        This registration statement contains a combined prospectus under Rule 429 promulgated under the Securities Act of 1933, which related to each of the several series of notes issued by AMC Entertainment Inc. and the related guarantees thereof ("Securities") that previously have been registered with the Commission. This registration statement is being filed, and the prospectus that is part hereof will be used, solely in connection with offers and sales by J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC related to market-making transactions of an indeterminate amount of the Notes. Each series of Securities have been registered under the Securities Act on registration statements bearing the following File Nos.: 333-122376, 333-74139, 333-85062 and 333-113911. Accordingly, upon effectiveness, this registration statement shall act as a post-effective amendment to each such registration statement.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

SUBSIDIARY GUARANTORS

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
AMC Card Processing Services, Inc.	AZ	7832	20-1879589
Loews Citywalk Theatre Corporation	CA	7832	95-4760311
S&J Theatres, Inc.	CA	7832	95-4464380
Loews Bristol Cinemas, Inc.	CT	7832	13-3471807
Loews Connecticut Cinemas, Inc.	CT	7832	13-3590839
Club Cinema of Mazza, Inc.	DC	7832	04-3465019
AMC Entertainment International, Inc.	DE	7832	43-1625326
AMC Realty, Inc.	DE	7832	43-1360799
Centertainment, Inc.	DE	7832	43-1714772
Downtown Boston Cinemas, LLC	DE	7832	13-4085511
Farmers Cinemas, Inc.	DE	7832	13-3684442
Gateway Cinemas, LLC	DE	7832	N/A
Kips Bay Cinemas, Inc.	DE	7832	13-3281502
LCE AcquisitionSub, Inc.	DE	7832	N/A
LCE Mexican Holdings, Inc.	DE	7832	20-1386585
Lewisville Cinemas, LLC	DE	7832	13-4088749
Loeks Acquisition Corp.	DE	7832	56-2284652
Loews Akron Cinemas, Inc.	DE	7832	13-3281322
Loews Arlington Cinemas, Inc.	DE	7832	13-3281336
Loews Berea Cinemas, Inc.	DE	7832	13-3281329
Loews Cineplex International Holdings, Inc.	DE	7832	51-0382751
Loews Cineplex Theatres Holdco, Inc.	DE	7832	48-1281425
Loews Cineplex U.S. Callco, LLC	DE	7832	N/A
Loews Garden State Cinemas, LLC	DE	7832	20-1252363
Loews Greenwood Cinemas, Inc.	DE	7832	13-2773641
Loews North Versailles Cinemas, LLC	DE	7832	13-4085637
Loews Plainville Cinemas, LLC	DE	7832	13-4085634
Loews Theatre Management Corp.	DE	7832	13-3274097
Loews Theatres Clearing Corp.	DE	7832	13-3370286
Loews USA Cinemas Inc.	DE	7832	13-3556697
Loews Vestal Cinemas, Inc.	DE	7832	13-3281331
Loews Washington Cinemas, Inc.	DE	7832	13-3467662
LTM Turkish Holdings, Inc.	DE	7832	13-4104481
Methuen Cinemas, LLC	DE	7832	13-4089322
National Cinema Network, Inc.	DE	7832	43-1708239
Ohio Cinemas, LLC	DE	7832	13-4089320
Plitt Southern Theatres, Inc.	DE	7832	95-3273303
Plitt Theatres, Inc.	DE	7832	36-2794628
Richmond Mall Cinemas, LLC	DE	7832	13-4085599
RKO Century Warner Theatres, Inc.	DE	7832	11-2562412
Springfield Cinemas, LLC	DE	7832	13-4089319
Star Theatres of Michigan, Inc.	DE	7832	13-3481311
Star Theatres, Inc.	DE	7832	13-3627222
The Walter Reade Organization, Inc.	DE	7832	21-0734851
Theater Holdings, Inc.	DE	7832	04-2930979
U.S.A. Cinemas, Inc.	DE	7832	04-2901102
Waterfront Cinemas, LLC	DE	7832	13-4157670
Loews Chicago Cinemas, Inc.	IL	7832	13-3488800
Loews Merrillville Cinemas, Inc.	IL	7832	22-3017546
South Holland Cinemas, Inc.	IL	7832	13-4121863

Webster Chicago Cinemas, Inc.	IL	7832	36-4081404
Loews Century Mall Cinemas, Inc.	IN	7832	13-3029435
Loews Cherry Tree Mall Cinemas, Inc.	IN	7832	13-3029433
Loews Lafayette Cinemas, Inc.	IN	7832	13-2939482
Fall River Cinema, Inc.	MA	7832	04-2803831
Liberty Tree Cinema Corp.	MA	7832	04-3269280
Loews Cheri Cinemas, Inc.	MA	7832	22-2995955
Loews Fresh Pond Cinemas, Inc.	MA	7832	13-3594484
Nickelodeon Boston, Inc.	MA	7832	04-2647784
Premium Theater of Framingham, Inc.	MA	7832	04-3399792
Sack Theatres, Inc.	MA	7832	04-2897798
Loews Baltimore Cinemas, Inc.	MD	7832	13-3484502
Loews Centerpark Cinemas, Inc.	MD	7832	13-3548688
Loeks-Star Partners	MI	7832	38-3296264
American Multi-Cinema, Inc.	MO	7832	43-0908577
Brick Plaza Cinemas, Inc.	NJ	7832	22-1909532
Jersey Garden Cinemas, Inc.	NJ	7832	22-2118660
Loews East Hanover Cinemas, Inc.	NJ	7832	13-3467668
Loews Freehold Mall Cinemas, Inc.	NJ	7832	22-3000622
Loews Meadowland Cinemas 8, Inc.	NJ	7832	13-3361946
Loews Meadowland Cinemas, Inc.	NJ	7832	13-3091215
Loews Mountainside Cinemas, Inc.	NJ	7832	13-3642143
Loews New Jersey Cinemas, Inc.	NJ	7832	13-1820779
Loews Newark Cinemas, Inc.	NJ	7832	13-3567035
Loews Ridgefield Park Cinemas, Inc.	NJ	7832	13-3352926
Loews Toms River Cinemas, Inc.	NJ	7832	13-3411449
Loews West Long Branch Cinemas, Inc.	NJ	7832	13-3590512
Loews-Hartz Music Makers Theatres, Inc.	NJ	7832	13-3370285
Music Makers Theatres, Inc.	NJ	7832	22-1863281
New Brunswick Cinemas, Inc.	NJ	7832	22-2117486
Parsippany Theatre Corp.	NJ	7832	13-6169369
Red Bank Theatre Corporation	NJ	7832	22-2229129
White Marsh Cinemas, Inc.	NJ	7832	13-3604226
Crescent Advertising Corporation	NY	7832	16-1172849
Eton Amusement Corporation	NY	7832	13-0686045
Forty-Second Street Cinemas, Inc.	NY	7832	13-3179361
Lance Theatre Corporation	NY	7832	13-0943435
Loew's California Theatres, Inc.	NY	7832	13-0873262
Parkchester Amusement Corporation	NY	7832	13-1150623
Talent Booking Agency, Inc.	NY	7832	13-6155797
Loews Richmond Mall Cinemas, Inc.	OH	7832	13-3188106
Mid-States Theatres, Inc.	OH	7832	31-0851111
Loews Montgomery Cinemas, Inc.	PA	7832	22-2929019
Stroud Mall Cinemas, Inc.	PA	7832	22-2217247
Fountain Cinemas, Inc.	TX	7832	13-3399128
Loews Arlington West Cinemas, Inc.	TX	7832	13-3166737
Loews Deauville North Cinemas, Inc.	TX	7832	13-3202133
Loews Fort Worth Cinemas, Inc.	TX	7832	13-3360654
Loews Houston Cinemas, Inc.	TX	7832	13-0980750
Loews Lincoln Plaza Cinemas, Inc.	TX	7832	13-3048437
Loews Cineplex Entertainment Gift Card Corporation	VA	7832	81-0629627
Loews Pentagon City Cinemas, Inc.	VA	7832	22-2929006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 9, 2006

PROSPECTUS

AMC Entertainment Inc.

$325,000,000 11% Series B Senior Subordinated Notes due 2016

$250,000,000 8 5/8% Series B Senior Notes due 2012
$205,000,000 Series B Senior Floating Rate Notes due 2010
$212,811,000 9 1/2% Series B Senior Subordinated Notes due 2011
$175,000,000 9 7/8% Series B Senior Subordinated Notes due 2012
$300,000,000 8% Series B Senior Subordinated Notes due 2014

        The 11% Series B Senior Subordinated Notes due 2016:

  •
  Aggregate Principal Amount: $325,000,000

  •
  Maturity Date: February 1, 2016

  •
  Interest Payment Date: Semi-annually on February 1 and August 1 of each year.

  •
  Redemption: The 2016 Notes will be redeemable after February 1, 2011. Prior to February 1, 2009, we may also redeem up to 35% of the 2016 Notes using the proceeds of certain equity offerings.

        The 8 5/8% Series B Senior Notes due 2012:

  •
  Aggregate Principal Amount: $250,000,000

  •
  Maturity Date: August 15, 2012

  •
  Interest Payment Date: Semi-annually on February 15 and August 15 of each year.

  •
  Redemption: The Fixed Rate Notes will be redeemable after August 15, 2008. Prior to August 15, 2007, we may also redeem up to 35% of the Fixed Rate Notes using the proceeds of certain equity offerings.

        The Series B Senior Floating Rate Notes due 2010:

  •
  Aggregate Principal Amount: $205,000,000

  •
  Maturity Date: August 15, 2010

  •
  Interest Payment Date: Quarterly on February 15, May 15, August 15 and November 15 of each year.

  •
  Redemption: The Floating Rate Notes will be redeemable after August 15, 2006. Prior to August 15, 2006, we may also redeem up to 35% of the Floating Rate Notes using the proceeds of certain equity offerings.

        The 9 1/2% Series B Senior Subordinated Notes due 2011:

  •
  Aggregate Principal Amount: $212,811,000

  •
  Maturity Date: February 1, 2011

  •
  Interest Payment Date: Semi-annually on February 1 and August 1 of each year.

  •
  Redemption: The 2011 notes are redeemable as of February 1, 2004.

        The 9 7/8% Series B Senior Subordinated Notes due 2012:

  •
  Aggregate Principal Amount: $175,000,000

  •
  Maturity Date: February 1, 2012

  •
  Interest Payment: Semi-annually on February 1 and August 1 of each year.

  •
  Redemption: The 2012 notes will be redeemable on or after February 1, 2007.

        The 8% Series B Senior Subordinated Notes due 2014:

  •
  Aggregate Principal Amount: $300,000,000

  •
  Maturity Date: March 1, 2014

  •
  Interest Payment: Semi-annually on March 1 and September 1 of each year.

  •
  Redemption: The 2014 notes will be redeemable on or after March 1, 2009.

        The 8 5/8 Senior Notes due 2012 (the "Fixed Rate Notes") and the Senior Floating Rate Notes due 2010 (the "Floating Rate Notes" and, together with the Fixed Rate Notes, the "Senior Notes") are our senior unsecured obligations and rank in right of payment to any of our existing and future subordinated debt and rank equally in right of payment with each other and any of our existing and future senior debt and are effectively subordinated to any of our secured debt, including our new senior secured credit facility, as to the assets securing such debt. The 9 1/2% Senior Subordinated Notes due 2011 (the ("2011 Notes"), the 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes"), the 8% Senior Subordinated Notes due 2014 (the "2014 Notes"), and the 11% Senior Subordinated Notes due 2016 (the "2016 Notes" and, together with the 2011 Notes, the 2012 Notes and the 2014 Notes, the "Senior Subordinated Notes" and, together with the Senior Notes, the "notes") are our senior subordinated, unsecured obligations, pari passu with each other and in right of payment with all of our existing and future senior subordinated indebtedness and are effectively subordinated to all of our secured indebtedness, including the indebtedness under our new senior secured credit facility, to the extent of the value of the assets that secure such indebtedness, and the liabilities of our non-guarantor subsidiaries. Each of the Senior Notes are fully and unconditionally guaranteed on a senior basis and each of the Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, in each case by our existing and future subsidiaries that guarantee our other indebtedness on a joint and several basis. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes. If we fail to make payments on the notes each of our subsidiaries that are guarantors must make them instead.

        If a change of control occurs, and unless we have exercised our right to redeem all of the notes, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

        We prepared this prospectus for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. The closing of the offerings of the notes referred to in this prospectus, which constituted delivery of the notes by us, occurred on May 10, 1999, in the case of the 2011 Notes, June 12, 2002, in the case of the 2012 Notes, November 15, 2004, in the case of the 2014 Notes, August 18, 2004, in the case of the Fixed Rate Notes and the Floating Rate Notes and January 26, 2006, in the case of the 2016 Notes.

        See "Risk Factors" beginning on page 24 for a discussion of certain risks you should consider before making an investment decision in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006.

        You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Market and Industry Information	ii
Where You Can Find More Information About Us	ii
Forward Looking Statements	ii
Summary	1
Risk Factors	24
Use of Proceeds	37
Capitalization	38
Selected Historical Financial and Operating Data	39
Unaudited Pro Forma Condensed Consolidated and Consolidating Financial Information	46
AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations	58
Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations	82
Business	92
Management	102
Principal Stockholders	112
Certain Relationships and Related Party Transactions	114
Description of Other Indebtedness	118
Description of 2016 Notes	120
Description of Senior Notes	152
Description of 2011 Notes	188
Description of 2012 Notes	213
Description of 2014 Notes	239
Plan of Distribution	265
Legal Matters	265
Experts	265
Index to Consolidated Financial Statements	F-1

i

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America ("MPAA"), the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Dodona Research, Rentrak Corporation ("Rentrak") and Screen Digest), industry analysts and our management's knowledge of our business and markets.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications, and we take no further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy reports and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for information regarding the operations of its Headquarters Office. The SEC also maintains a World Wide Web site at http:/ /www.sec.gov that contains reports and information statements and other information regarding registrants (including us) that file electronically.

FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the cost and availability of films and the performance of films licensed by us; (ii) competition, including the introduction of alternative forms of entertainment; (iii) construction delays; (iv) the ability to open or close theatres and screens as currently planned; (v) the ability to sub-lease vacant retail space; (vi) domestic and international political, social and economic conditions; (vii) demographic changes; (viii) increases in the demand for real estate; (ix) changes in real estate, zoning and tax laws; (x) unforeseen changes in operating requirements; (xi) our ability to identify suitable acquisition candidates and successfully integrate acquisitions into our operations, including the integration of Loews Cineplex Entertainment Corporation and the achievement of estimated cost savings and synergies as a result of the Mergers on a timely basis; (xii) results of significant litigation; and (xiii) our ability to enter into various financing programs. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. For a discussion of these and other risk factors, see "Risk Factors."

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this prospectus, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ii

SUMMARY

        The following summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. Before deciding to invest in our notes, you should read the entire prospectus carefully, including the section entitled "Risk Factors" and the consolidated financial statements and unaudited pro forma financial data and the related notes contained elsewhere in this prospectus.

        On January 26, 2006, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMC Entertainment"), merged with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the "Mergers").

        Unless the context otherwise requires, this prospectus reflects the consummation of the Mergers and refers to the Mergers with the related transactions and financings described under "Summary—The Transactions—The Financing Transactions," as the "Merger Transactions." As used in this prospectus, references to "AMC Entertainment" or "AMCE" refer to AMC Entertainment Inc. and its subsidiaries prior to giving effect to the Mergers and references to "Loews" refer to Loews Cineplex Entertainment Corporation and its subsidiaries prior to giving effect to the Mergers. Except as otherwise indicated or otherwise required by the context, references in this prospectus to "we," "us," "our," the "combined company" or the "company" refer to the combined business of AMC Entertainment, Loews, and their respective subsidiaries after giving effect to the Mergers.

        As used in this prospectus, unless the context otherwise requires, the term "pro forma" refers to (i) in the case of pro forma financial information given as of December 29, 2005, such information after giving pro forma effect to the Merger Transactions (which are described on page 9 of this prospectus) as if they had occurred on such date, and (ii) in the case of pro forma financial information for the fifty-two week periods ended March 31, 2005 or December 29, 2005, such information after giving pro forma effect to the Merger Transactions, AMCE's contribution of NCN assets to NCM (which is described on page 8 of this prospectus), the Loews Transactions (which are described on page 7 of this prospectus) and the Marquee Transactions (which are described on page 7 of this prospectus) as if each had occurred on April 2, 2004.

        AMC Entertainment's fiscal year ends on the Thursday closest to the last day of March and is either 52 or 53 weeks long, depending on the year. References to a fiscal year of AMC Entertainment or to a pro forma fiscal year are to the 52 or 53 week period ending in that year. For example, AMC Entertainment's fiscal 2005 ended on March 31, 2005. Loews' fiscal year was based on the calendar year, the last one of which ended on December 31, 2005.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on total revenues. As of December 29, 2005, on a pro forma basis, we owned, operated or held interests in 425 theatres with a total of 5,739 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. We believe that we have one of the most modern theatre circuits among the world's major theatre exhibitors. Our circuit of high-performing theatres is primarily located in large, urban markets where we have a strong market position which allows us to maximize revenues and manage our costs effectively. For the 52 weeks ended March 31, 2005, on a pro forma basis, we had revenues of $2.5 billion and a loss from continuing operations of $116.0 million. For the 39 weeks ended December 29, 2005, on a pro forma basis, we had revenues of $1.8 billion and a loss from continuing operations of $109.4 million.

        In the United States, on a pro forma basis, we operate 324 theatres with 4,498 screens in 29 states and the District of Columbia. We have a significant presence in major urban "Designated Market Areas," or "DMAs" (television market areas as defined by Nielsen Media Research) and for the 52 weeks ended December 29, 2005, on a pro forma basis, we had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and

Boston. As of December 29, 2005, on a pro forma basis, we had an average of 14.1 screens per theatre, which we believe to be the highest among the major U.S. and Canadian theatre exhibitors. Our U.S. and Canadian theatre circuit represented 90% of our pro forma revenues for the 52 weeks ended March 31, 2005.

        The following table provides detail with respect to the geographic location of our pro forma U.S. and Canadian theatre circuit as of December 29, 2005:

United States and Canada	Theatres(1)	Screens(1)
California	36	556
Texas	27	489
Florida	29	440
New York	30	292
Illinois	22	291
New Jersey	24	287
Michigan	13	214
Georgia	11	177
Arizona	9	169
Maryland	16	167
Pennsylvania	14	158
Massachusetts	12	151
Washington	15	149
Ohio	10	139
Virginia	9	131
Missouri	7	103
Minnesota	6	75
Colorado	4	72
Louisiana	5	68
North Carolina	3	60
Kansas	3	55
Indiana	4	49
Oklahoma	2	44
Connecticut	2	36
South Carolina	3	28
District of Columbia	4	27
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Utah	1	9

Total United States	324	4,498

Canada	7	160

Total United States and Canada	331	4,658

(1)
Included in the above table are six theatres and 64 screens that the combined company manages or in which it has a partial interest.

        Our international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, we own and operate theatres primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V., or Cinemex. We believe that we have the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2005. We participate in 50% joint ventures in South America (Hoyts General Cinema South America, or HGCSA) and Spain (Yelmo Cineplex, S.L. or Yelmo). In addition, we have eight wholly-owned theatres in Europe. Our wholly-owned international circuit represented 10% of our pro forma revenues for the 52 weeks ended March 31, 2005.

        Revenues from our international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of our international subsidiaries and joint ventures is non-recourse to our domestic business. Although we do not consolidate our joint ventures, these ventures can be a source of cash for us. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. We hold the proceeds of the sale in cash on our balance sheet and may use it to reduce outstanding debt in the future.

        The following table provides detail with respect to the geographic location of our pro forma international theatre circuit as of December 29, 2005:

International	Theatres(1)	Screens(1)
Mexico	40	443
Argentina(2)	10	95
Brazil(2)	1	15
Chile(2)	6	50
Uruguay(2)	1	8
China (Hong Kong)	1	11
France	1	14
Portugal	1	20
Spain(3)	31	397
United Kingdom	2	28

Total International	94	1,081

(1)
Included in the above table are 45 theatres and 479 screens that the combined company manages or in which it has a partial interest.

(2)
Operated through HGCSA.

(3)
Includes 27 theatres with 311 screens operated through Yelmo.

Our Competitive Strengths

        Key characteristics of our business that we believe make us a particularly effective competitor against other theatrical exhibition companies and position us well for future growth include:

  •
  our leading market position;

  •
  our modern theatre circuit;

  •
  our highly productive theatres;

  •
  our broad major market coverage with prime theatre locations;

  •
  our leading position in attractive international markets;

  •
  our strong free cash flow generation; and

  •
  our proven management team.

        Market Leader.    The Mergers combined two leading theatrical exhibition companies, each with a long history of operating in the industry. We are now one of the world's leading theatrical exhibition companies based on total revenues, enjoying geographic market diversification and leadership in major markets worldwide. As of December 29, 2005, on a pro forma basis, we owned, operated or held interests in a geographically diverse theatre circuit consisting of 425 theatres and 5,739 screens. We believe the scale of our operations provides a competitive advantage and allows us to achieve economies of scale.

        Modern Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. We believe that our introduction of the megaplex in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. From April 1995 through December 29, 2005, on a combined basis, AMCE and Loews built 188 theatres with 3,437 new screens, acquired 431 theatres with 3,007 screens and disposed of 649 theatres with 3,826 screens. As of December 29, 2005, 3,154 or approximately 68% of our pro forma screens in the United States and Canada were located in megaplex theatres. The average number of screens per theatre of AMCE and Loews, on a combined basis, in the United States and Canada increased from 11.2 at the end of 2001 to 14.1 as of December 29, 2005, which was well above the NATO average of 6.5 and indicative of the extent to which we have upgraded our theatre circuit.

        Highly Productive Theatres.    Our theatres are generally among the most productive in the markets in which they operate. As measured by Rentrak, we operated 26 of the top 50 theatres in the United States and Canada in terms of box office revenues for the 52 weeks ended December 29, 2005 on a pro forma basis. Our next closest competitor operated six of the top 50. In addition, for the 52 weeks ended December 29, 2005, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 38% higher than the industry average, as measured by Rentrak.

        Broad Major Market Coverage in the United States with Prime Theatre Locations.    Our theatres are generally located in large, urban markets, giving us a breadth of market coverage that places us in most major markets in the United States. As of December 29, 2005, on a pro forma basis, we operate in 92% of the Top 25 DMAs. Our theatres are usually located near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience.

        Leading Positions in Attractive International Markets.    We have a significant presence in our principal international markets. Cinemex has the number one market share in the MCMA with an estimated 48% of box office revenues in 2005. Our HGCSA joint venture is one of the leading exhibitors in Argentina and Chile, with leading market shares in Buenos Aires (Argentina) and Santiago (Chile). Our joint venture in Spain operates one of Spain's largest film exhibitors based on attendance, with theatres located in large urban markets, including Madrid and Barcelona. Our international circuit is comprised of modern theatres with an average of 11.5 screens per theatre. Our international markets tend to have a significantly higher population per screen and lower attendance frequency than the U.S. markets, and we believe that we are well-positioned to benefit from the potential growth in these markets.

        Strong Free Cash Flow Generation.    In future years, after anticipated cash obligations for interest, taxes and capital expenditures, we expect to generate enough free cash flow to repay debt and to invest in our business.

        Proven Management Team.    Our highly experienced senior management team has an average of 24 years of experience in the theatrical exhibition industry. Management has successfully integrated a number of acquisitions and has demonstrated the ability to successfully manage our business through all industry and economic cycles, including the years from 1999 to 2001 when all but one of our peer competitors declared bankruptcy.

Our Strategy

        Our strategic plan has three principal elements:

  •
  maximizing operating efficiencies by focusing on the fundamentals of our business;

  •
  optimizing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres; and

  •
  enhancing and extending our business and brands and in doing so, growing our ancillary revenues.

        Maximizing Operating Efficiencies.    We believe the fundamentals of our business include maximizing revenues, managing our costs and improving our margins. For example, since fiscal 2001, AMCE has implemented key initiatives in each of these areas, which have resulted in the following:

  •
  theatre revenues per patron for AMCE have increased by a 5.2% compound annual growth rate, or CAGR, over the last five years, which resulted in a per patron increase of greater than $2.00 over this period; and

  •
  general and administrative expenses: other for AMCE declined from 5.1% of revenues in fiscal 1999 to 2.8% in fiscal 2005.

        Optimizing Our Theatre Portfolio.    Asset quality is a function of our selective new build, acquisition and theatre disposition strategies.

        As a recognized leader in the development and operation of megaplex theatres and based upon our financial resources, we believe that we will continue to have attractive new build opportunities presented to us by real estate developers and others. We intend to selectively pursue new build opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of December 29, 2005, on a pro forma basis, AMCE and Loews combined had 3 theatres with 38 screens under construction and scheduled to open in fiscal 2006 in the United States and Mexico.

        There are approximately 590 theatrical exhibitors in the United States and Canada, and the top five exhibitors account for approximately 52% of the industry's screens. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. AMCE and Loews each played a key role in this consolidation process from 2002 through 2004, with AMCE acquiring three domestic theatre operators with a total of 737 screens and Loews acquiring two domestic theatre operators with a total of 185 screens. We intend to continue to assess strategic acquisition opportunities as they present themselves.

        We believe that a major factor that further differentiates us from our competitors and has contributed to our overall theatre portfolio quality has been our proactive effort to close or dispose of older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first megaplex theatre opened, we have closed or disposed of 3,826 screens on a combined basis, 1,368 of which were owned by AMCE at the time of disposal, 2,338 of which were owned by Loews and 120 of which will be disposed of to comply with the U.S. Department of Justice requirements for approval of the Mergers. We have identified 35 multiplex theatres with 278 screens that we may close over the next one to three years due to the expiration of leases or early lease terminations. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        The following table sets forth historical and pro forma information of AMCE and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including disposals to comply with the U.S. Department of Justice requirements for approval of the Mergers) and end of period theatres and screens owned or operated through December 29, 2005:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,575
1997	20	368	—	—	30	133	361	2,810
1998	28	674	—	—	33	151	356	3,333
1999	33	547	314	1,736	73	278	630	5,338
2000	33	650	—	—	96	490	567	5,498
2001	16	262	—	—	144	837	439	4,923
2002	15	255	5	68	54	338	405	4,908
2003	7	123	109	1,155	106	829	415	5,357
2004	9	133	3	48	27	190	400	5,348
2005	7	89	—	—	16	102	391	5,335
2006(2)	11	159	—	—	28	298	374	5,196

	188	3,437	431	3,007	649	3,826

(1)
Excludes 51 theatres and 543 screens that the combined company manages or in which it has a partial interest.

(2)
Through December 29, 2005.

        Enhancing and Extending Our Business and Brands.    We believe there are opportunities to increase our core and ancillary revenues and build brand equity through enhancements of our business, new product offerings and strategic marketing initiatives. We have also explored numerous ways to grow our ancillary revenues, which are traditionally high growth, high margin prospects. For example:

  •
  AMC Entertainment was a founding member and currently owns approximately 29% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,500 U.S. and Canadian theatre screens (of which 11,000 will be equipped with digital projection capabilities by the end of fiscal 2006) and reaching more than 560 million movie guests annually;

  •
  AMC Entertainment was a founding partner and currently owns approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,300 screens; Loews is a shareholder of Fandango, an on-line movie ticketing company that Loews founded with several other exhibitors and which represents approximately 12,500 screens;

  •
  AMC Entertainment's MovieWatcher frequent moviegoer loyalty program has been the largest program in the industry with approximately 1.8 million active members; and

  •
  AMC Entertainment introduced the AMC Entertainment Card in October 2002, the first stored valued gift card sold circuit wide in the industry. AMC Entertainment sells the card through several marketing alliances at approximately 38,000 retail outlets throughout the United States and Canada.

The Industry

        Motion picture theatres are the primary distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD/videocassette, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canada box office revenues increased by a 4.5% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 3% CAGR.

Historically, the industry has experienced swings in attendance from time to time. Since 1970, the industry in the United States and Canada has experienced seven distinct attendance cycles, with attendance downturns ranging from one to two years at an average decline of 8%. Most recently, attendance peaked at 1.639 billion in 2002, marking a 45-year high. However, attendance has since declined in 2003, 2004 and 2005. Ultimately, however, attendance has trended upward from 1970 to present, growing at a 1.2% CAGR. In 2005, box office revenues declined approximately 5.7% as compared to the prior year, which in our view is principally the result of the popularity of film product.

        We believe the movie-going experience continues to provide an attractive value for consumers because it is a convenient and affordable option when compared to other forms of out-of-home entertainment. The average ticket price in the United States and Canada was $6.41 in 2005, which is considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        Since 1995, when megaplex theatres were introduced, U.S. and Canada screen count has grown from 27,000 to approximately 37,000 at the end of 2005. According to NATO and the Motion Picture Association 2004 MPAA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.5 in 2005, which we believe is indicative of the industry's development of megaplex theatres.

Recent Developments

        In July 2004, LCE Holdings, a company formed by investment funds affiliated with Bain Capital Partners, LLC, or Bain Capital Partners, The Carlyle Group, and Spectrum Equity Investors acquired 100% of the capital stock of Loews and, indirectly, Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under its senior secured credit facility, the issuance of the Tendered Loews Notes (as defined below) and cash equity investments by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. Prior to the closing of the acquisition, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. In this prospectus, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto, along with the South Korea Transaction (as defined and described below), as the "Loews Transactions."

        In December 2004, AMC Entertainment completed a merger in which it was acquired by Holdings, a newly created investment vehicle owned by J.P. Morgan Partners (BHCA) L.P. and certain other affiliated funds managed by J.P. Morgan Partners, LLC (collectively, "JPMP") and Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo") and certain other co-investors. Marquee Inc. ("Marquee"), a wholly-owned subsidiary of Holdings, merged with and into AMC Entertainment, with AMC Entertainment as the surviving entity. Pursuant to the terms of the merger, each issued and outstanding share of AMC Entertainment's common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of AMC Entertainment's preferred stock was converted into the right to receive $2,727.27 in cash. The total value of the merger and related transactions was approximately $2.0 billion (approximately $1.67 billion in equity and the assumption of $750 million in debt less $397 million in cash and equivalents). Following consummation of the merger, AMC Entertainment became a privately held company, wholly-owned by Holdings. Holdings was owned by JPMP, Apollo, other co-investors and by certain members of management at that time. The consideration paid in the merger was funded with the proceeds from the issuance of AMC Entertainment's 8 5/8% senior fixed rate notes due 2012 and senior floating rate notes due 2010, the proceeds from the issuance of Holdings' 12% senior discount notes due 2014, equity contributions by JPMP, Apollo and the other co-investors and cash on hand. Concurrently with the consummation of the merger, AMC Entertainment entered into an amendment to its existing $175.0 million revolving credit facility. In this prospectus, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto as the "Marquee Transactions."

        In March 2005, AMC Entertainment contributed certain assets consisting of fixed assets and exhibitor agreements of National Cinema Network, Inc. ("NCN") to a new joint venture with Regal Entertainment Group called National CineMedia, LLC ("NCM"). The new company engages in the marketing and sale of cinema screen advertising and promotions products, business communications and training services, and the distribution of digital alternative content. AMC Entertainment paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM issued a 37% interest in its Class A units to NCN. Since that date, AMC Entertainment's interest in NCM has declined to 29% due to the entry of new investors.

        In March 2005, AMC Entertainment commenced an organizational restructuring related to functions at its home office in Kansas City, Missouri and its film office in Los Angeles, California. AMC Entertainment's new organizational system flattened management structure and aligned systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring was to create a simplified organizational structure to enable AMC Entertainment to position itself in a manner it believes will best serve its existing guests while setting the stage to handle growth with improved infrastructure.

        AMC Entertainment recorded $4.9 million and $3.9 million of expenses related to one-time termination benefits and other costs related to the displacement of approximately 200 associates as part of the organizational restructuring and the contribution of assets by NCN to NCM during fiscal 2005 and fiscal 2006, respectively.

        In June 2005, AMC Entertainment sold four of its five theatres in Japan for a sales price of approximately $44.8 million and, on September 1, 2005, sold its remaining Japanese theatre for a sales price of approximately $8.6 million. These operations met the criteria for reporting as discontinued operations. Under GAAP, AMC Entertainment was required to reclassify previously reported prior period financial statements to reflect the discontinued operations. On October 7, 2005, AMC Entertainment filed a Current Report on Form 8-K that provided certain financial information that would have been required to be included in its Annual Report on Form 10-K for fiscal 2006. The historical financial information included in this prospectus, as well as the historical financial data of AMC Entertainment included in this prospectus, has been revised and updated from its original presentation to incorporate the following:

  •
  The reclassification of the results of operations for certain assets that AMC Entertainment sold on June 30, 2005 and September 1, 2005 that meet the criteria for discontinued operations to be presented as such in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and the addition to Note 3 to the notes to AMC Entertainment's consolidated financial statements;

  •
  Reclassifications and footnote disclosure updates to conform to the presentation in AMC Entertainment's Quarterly Report on Form 10-Q for the period ended June 30, 2005; and

  •
  Reclassifications in "Management's Discussion and Analysis of Financial Condition and Results of Operations" to conform to the presentation in AMC Entertainment's Quarterly Report on Form 10-Q for the period ended June 30, 2005.

        In December 2005, Loews sold its 50% interest in Megabox (the "South Korea Transaction"), Loews' joint venture in South Korea, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. In this prospectus, we refer to the South Korea Transaction as part of the Loews Transactions. We hold the proceeds of the sale in cash on our balance sheet and may use it to reduce outstanding debt in the future.

        In January, 2006 AMC Entertainment agreed to sell its interests in AMC Entertainment España S.A., which owns and operates 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owns and operates 1 theatre with 20 screens in Portugal. Sales of the two entities are part of one pending transaction, which is expected to close in the first fiscal quarter of 2007 and is subject to customary closing conditions for transactions of this type, including approval from relevant anti-trust authorities.

The Mergers

        On January 26, 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. The previous stockholders of Holdings, including affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., currently hold approximately 60% of its outstanding capital stock, and the previous stockholders of LCE Holdings, including affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors (collectively with J.P. Morgan Partners, LLC and Apollo Management, L.P., the "Sponsors"), currently hold approximately 40% of the outstanding capital stock. We financed the Mergers and the refinancing of AMC Entertainment's and Loews' existing indebtedness as described below.

        The Mergers were subject to antitrust approvals that have resulted in agreements with the Department of Justice and Attorney Generals of California, Washington and the District of Columbia to divest ten theatres and 120 screens in seven U.S. markets. For the 52 weeks ended March 31, 2005, on a pro forma basis, these theatres in the aggregate comprised $82.1 million of total revenues.

        After completion of the Mergers, we have continued to be one of the world's leading theatrical exhibition companies based on total revenues. We expect to achieve corporate overhead savings as a result of actions that we expect to take during the first six months following completion of the Mergers, including the elimination of duplicative facilities and services, enhancing operating efficiencies in areas such as advertising and field support and theatre-level staffing, and realizing economies of scale in several areas, most notably in purchasing and contracting for services and supplies.

The Financing Transactions

        Concurrently with the closing of the Mergers, we entered into the following financing transactions:

  •
  our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility;

  •
  our offering of $325.0 million in aggregate principal amount of 11% Senior Subordinated Notes due 2016, which we refer to in this prospectus as the "original notes";

  •
  the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and

  •
  the completion of the tender offer and consent solicitation, which we refer to in this prospectus as the "Tender Offer," for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014, or the Tendered Loews Notes.

        We refer collectively to the Mergers, the Tender Offer, the issuance of the original notes, the repayment of all outstanding amounts under AMC Entertainment's existing senior secured credit facility and Loews' existing senior secured credit facility, the consummation of the other financing transactions described above, and the divestitures described above throughout this prospectus as the "Merger Transactions."

Risk Factors

        You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the notes.

Additional Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105-1977. Our telephone number is (816) 221-4000 and our website address is www.amctheatres.com. The information contained on our website is not a part of this prospectus.

Summary of the Terms of the Notes

Issuer	AMC Entertainment, Inc.
The Notes
$325,000,000 in aggregate principal amount of 11% Series B Senior Subordinated Notes due 2016.
$250,000,000 8 5/8% in aggregate principal amount of Series B Senior Notes due 2012.
$205,000,000 in aggregate principal amount of Series B Senior Floating Rate Notes due 2010.
$212,811,000 in aggregate principal amount of 9 1/2% Series B Senior Subordinated Notes due 2011.
$175,000,000 in aggregate principal amount of Series B Senior Subordinated Rate Notes due 2012.
$300,000,000 in aggregate principal amount of 8% Series B Senior Subordinated Notes due 2014.
Maturity Date
February 1, 2016, for the 2016 Notes.
August 15, 2012, for the Fixed Rate Notes.
August 15, 2010, for the Floating Rate Notes.
February 1, 2011 for the 2011 Notes.
February 1, 2012 for the 2012 Notes.
March 1, 2014 for the 2014 Notes.
Interest Payment Dates
February 1 and August 1 of each year for the 2016 Notes. February 15 and August 15 of each year for the Fixed Rate Notes.
February 15, May 15, August 15 and November 15 of each year for the Floating Rate Notes.
February 1 and August 1 of each year for the 2011 Notes. February 1 and August 1 of each year, for the 2012 Notes.
March 1 and September 1 of each year for the 2014 Notes.
Guarantees
The notes are fully and unconditionally guaranteed jointly and severally on a senior unsecured basis, in the case of the Senior Notes, and on a senior subordinated unsecured basis, in the case of the Senior Subordinated Notes, by each of our existing and future subsidiaries that guarantee our other indebtedness.
Optional Redemption
We may redeem some or all of the 2016 Notes after February 1, 2011, some or all of the Fixed Rate Notes after August 15, 2008, some or all of the Floating Rate Notes after August 15, 2006, some or all of the 2011 Notes as of February 1, 2004, some or all of the 2012 Notes after February 1, 2005 and some or all of the 2014 Notes after March 1, 2009 at the redemption prices set forth herein. In addition, prior to February 1, 2009 for the 2016 Notes, August 15, 2007 for the Fixed Rate Notes and August 15, 2006 for the Floating Rate Notes, we may redeem up to 35% of each series of notes using the proceeds of certain equity offerings. See "Description of 2016 Notes—Optional Redemption," "Description of Senior Notes—Optional Redemption," "Description of 2011 Notes—Optional Redemption," "Description of 2012 Notes—Optional Redemption" and "Description of 2014 Notes—Optional Redemption."

Change of Control
Upon a change of control, you as a holder of the notes will have the right to require us to repurchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of 2016 Notes—Change of Control," "Description of Senior Notes—Change of Control," "Description of 2011 Notes—Change of Control," "Description of 2012 Notes—Change of Control," and "Description of 2014 Notes—Change of Control."
Ranking	The Senior Notes are our general unsecured obligations and:
	•	rank senior in right of payment to any existing and future subordinated indebtedness of the Company, including the Senior Subordinated Notes;
	•	rank equally to each other and in right of payment with any existing and future senior indebtedness of the Company; and
•
are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the Senior Notes.
Similarly, the subsidiary guarantees are general unsecured obligations of the guarantors and:
	•	rank senior in right of payment to any existing and future subordinated indebtedness of the guarantors, including their guarantees of the Senior Subordinated Notes;
	•	rank equally in right of payment with any existing and future senior indebtedness of the applicable guarantor; and
• The Senior Subordinated Notes are our general unsecured obligations and:
	•	rank junior in right of payment with any existing and future senior indebtedness of the Company, including the Senior Notes;
	•	rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the Company; and
•
are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the notes.

Similarly, the subsidiary guarantees relating to the Senior Subordinated Notes are general unsecured obligations of the guarantors and:
	•	rank junior in right of payment with any existing and future senior indebtedness of the applicable guarantor, including their guarantees of the Senior Notes;
	•	rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the applicable guarantor; and
•
are effectively subordinated in right of payment to any secured debt of such guarantor, including guarantees of indebtedness under the new senior secured credit facility, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary that is not a guarantor.
As of December 29, 2005, on a pro forma basis, we had:
•
$1,169.7 million of outstanding senior indebtedness, consisting of the Senior Notes and related Guarantees, borrowings under our new senior secured credit facility, capital lease obligations and 10% mortgage payable due 2007.
	•	$1,030.2 million of outstanding senior subordinated indebtedness, consisting of the Senior Subordinated Notes and related Guarantees.

On a pro forma basis, our subsidiaries that are not guarantors (including Cinemex) would have accounted for approximately $223.7 million, or 8.8%, of our total revenues for the 52 weeks ended March 31, 2005 and approximately $418.9 million, or 9.4%, of our total assets and approximately $245.8 million, or 7.6%, of our total liabilities (including the Cinemex indebtedness referred to above) as of December 29, 2005.
Certain Covenants	The indentures governing the notes contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries (other than unrestricted subsidiaries) to:
	•	incur additional indebtedness;
	•	pay dividends or make distributions in respect of capital stock;
	•	purchase or redeem capital stock;
	•	incur liens;
	•	enter into transactions with affiliates; or
	•	consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly-owned subsidiaries and us.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities). See "Risk Factors—The indentures governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise," "Description of 2016 Notes—Certain Covenants" and "—Merger and Sales of Substantially All Assets," "Description of Senior Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets," "Description of 2011 Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets," "Description of 2012 Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets" and "Description of 2014 Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets."
Risk Factors
You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with investments in the notes.

        The following chart sets forth the organization of AMCE and its subsidiaries:

(a)	Sponsors:	Apollo Management, L.P. J.P. Morgan Partners, LLC Bain Capital Partners, LLC The Carlyle Group Spectrum Equity Investors Certain additional co-investors

Summary Unaudited Pro Forma Combined Financial and Operating Data

        The following summary unaudited pro forma financial data sets forth our unaudited pro forma combined balance sheet as of December 29, 2005 and unaudited pro forma combined statement of operations for the 39 weeks ended December 29, 2005 and the 52 weeks ended March 31, 2005. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included elsewhere in this prospectus and has been prepared based on AMC Entertainment's audited and unaudited consolidated financial statements and Loews' audited and unaudited combined consolidated financial statements, each included in this prospectus. The unaudited pro forma combined balance sheet data gives pro forma effect to the Merger Transactions as if they had occurred on December 29, 2005. The unaudited pro forma combined statement of operations data gives pro forma effect to (i) the Merger Transactions, (ii) AMCE's contribution of NCN assets to NCM, (iii) the Loews Transactions and (iv) the Marquee Transactions as if each had occurred at April 2, 2004. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Merger Transactions (or other transactions given pro forma effect in the case of the pro forma combined statement of operations data) and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," the unaudited pro forma condensed consolidated financial statements, the historical consolidated financial statements, including the notes thereto, "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations," "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data of AMC Entertainment and Loews presented elsewhere in this prospectus.

	Pro Forma
	39 Weeks Ended December 29, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars, except operating data)
Statement of Operations Data:
Total revenues	$1,835,680	$2,531,990
Cost of operations	1,173,597	1,606,952
Rent	322,420	421,873
General and administrative expense:
Merger and acquisition costs	7,923	8,098
Management fee	4,497	4,540
Other	61,915	89,935
Preopening expense	8,714	2,553
Theatre and other closure expense	1,390	12,025
Restructuring charge	3,935	5,053
Depreciation and amortization	212,283	294,645
Disposition of assets and other (gains)/losses	(233)	(5,274)

Total costs and expenses	1,796,441	2,440,400
Other income	(11,966)	(6,778)
Interest expense	152,333	208,760
Investment expense (income)	3,077	(5,880)

Total other expense	143,444	196,102

Loss from continuing operations before income taxes	(104,205)	(104,512)
Income tax provision	5,196	11,461

Loss from continuing operations	$(109,401)	$(115,973)

Balance Sheet Data (at period end):
Cash and equivalents	$247,915
Corporate borrowings	2,244,047
Other long-term liabilities	410,007
Capital and financing lease obligations	62,451
Stockholders' equity (deficit)	1,221,645
Total assets	4,461,383
Operating Data (at period end):
Average screens—continuing operations(2)	5,145	5,134
Number of screens operated	425
Number of theatres operated	5,739
Screens per theatre	13.5
Attendance (in thousands)—continuing operations(1)	186,696	273,947

Summary Historical Financial and Operating Data

AMC Entertainment Inc.

        The following tables set forth certain of AMC Entertainment's historical financial and operating data. The summary historical financial data for the interim periods ended December 30, 2004 and December 29, 2005 and for the three fiscal years ended March 31, 2005 have been derived from AMC Entertainment's audited and unaudited consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The historical financial data set forth below is qualified in its entirety by reference to AMC Entertainment's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the "Predecessor") with AMC Entertainment as the surviving entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated summary historical financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through December 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

        The summary historical financial and operating data presented below should be read in conjunction with "AMCE's Management's Discussion and Analysis of Financial Condition and Result of Operations," the historical consolidated financial statements, including the notes thereto, and the unaudited interim financial statements, including the notes thereto, of AMC Entertainment, each included in this prospectus.

	Thirty-Nine Week Periods			Fiscal Years Ended(1)(3)(5)
	April 1, 2005 through December 29, 2005 (Successor)	From Inception July 16, 2004 through December 30, 2004 (Successor)	April 2, 2004 through December 23, 2004(6) (Predecessor)	From Inception July 16, 2004 through March 31, 2005(6) (Successor)	April 2, 2004 through December 23, 2004(6) (Predecessor)	52 Weeks Ended April 1, 2004 (Predecessor)	53 Weeks Ended April 3, 2003 (Predecessor)
	(thousands of dollars)		(thousands of dollars)		(thousands of dollars)
Statement of Operations Data:
Total revenues	$1,222,539	$59,873	$1,293,968	$452,900	$1,293,968	$1,722,439	$1,733,599
Film exhibition costs	440,075	21,815	465,086	157,339	465,086	621,848	637,606
Concession costs	35,867	1,903	39,725	13,348	39,725	49,212	51,976
Operating expense	320,326	9,454	333,279	119,070	333,279	454,190	480,749
Rent	237,504	6,049	232,208	83,904	232,208	298,945	286,107
General and administrative expense:
Merger and acquisition costs	2,909	20,000	42,732	22,268	42,732	5,508	1,128
Management fee	1,500	—	—	500	—	—	—
Other(7)	28,237	1,365	33,908	14,716	33,908	56,500	66,215
Preopening expense	4,251	66	1,292	39	1,292	3,858	3,227
Theatre and other closure expense	1,390	132	10,758	1,267	10,758	4,068	5,416
Restructuring charge	3,935	—	—	4,926	—	—	—
Depreciation and amortization	112,122	3,158	90,259	45,263	90,259	120,867	123,808
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564
Disposition of assets and other gains	(1,067)	—	(2,715)	(302)	(2,715)	(2,590)	(1,385)

Total costs and expenses	1,187,049	63,942	1,246,532	462,338	1,246,532	1,628,678	1,669,411

Other expense (income)(4)	(11,966)	—	—	(6,778)	—	13,947	—
Interest expense:
Corporate borrowings	73,938	14,686	66,851	39,668	66,851	66,963	65,585
Capital and financing lease obligations	4,379	90	7,408	2,047	7,408	10,754	12,215
Investment (income) expense	2,251	(2,247)	(6,476)	(2,511)	(6,476)	(2,861)	(3,502)

Earnings (loss) from continuing operations before income taxes	(33,112)	(16,598)	(20,347)	(41,864)	(20,347)	4,958	(10,110)
Income tax provision (benefit)	(12,800)	1,500	15,000	(6,800)	15,000	11,000	10,000

Loss from continuing operations	(20,312)	(18,098)	(35,347)	(35,064)	(35,347)	(6,042)	(20,110)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	(22,437)	195	(531)	301	(531)	(4,672)	(9,436)

Net loss	$(42,749)	$(17,903)	$(35,878)	$(34,763)	$(35,878)	$(10,714)	$(29,546)
Preferred dividends	—	—	104,300	—	104,300	40,277	27,165

Net loss for shares of common stock	$(42,749)	$(17,903)	$(140,178)	$(34,763)	$(140,178)	$(50,991)	$(56,711)

	Thirty-Nine Week Periods			Fiscal Years Ended(1)(3)(5)
	April 1, 2005 through December 29, 2005 (Successor)	From Inception July 16, 2004 through December 30, 2004 (Successor)	April 2, 2004 through December 23, 2004 (Predecessor)	From Inception July 16, 2004 through March 31, 2005(4)(7) (Successor)	April 2, 2004 through December 23, 2004(4)(7) (Predecessor)	52 Weeks Ended April 1, 2004(4) (Predecessor)	53 Weeks Ended April 3, 2003 (Predecessor)
	(thousands of dollars, except operating data)		(thousands of dollars, except operating data)		(thousands of dollars, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$134,522			$70,949		$333,248	$244,412
Corporate borrowings	1,160,208			1,161,970		686,431	668,661
Other long-term liabilities	293,905			350,490		182,467	177,555
Capital and financing lease obligations	36,352			65,470		61,281	59,101
Stockholders' equity	857,396			900,966		280,604	279,719
Total assets	2,701,659			2,789,948		1,506,534	1,480,698
Cash Flow Data:
Net cash provided by (used in) operating activities	$115,988	$8,327	$141,654	$(58,560)	$141,654	$183,278	$128,747
Net cash used in investing activities	(27,447)	(1,269,873)	(692,395)	(1,259,794)	(692,395)	(69,378)	(137,201)
Net cash provided by (used in) financing activities	(25,569)	1,401,155	614,744	1,387,456	614,744	(24,613)	33,437
Other Data:
Capital expenditures	(77,336)	(1,490)	(66,155)	(18,622)	(66,155)	(95,011)	(100,932)
Proceeds from sale/leasebacks	6,661	—	—	50,910	—	63,911	43,665
Ratio of earnings to fixed charges(6)(8)	—	—	—	—	—	1.0x	—
Operating Data (at period end):
Screen additions	92	—	44	—	44	114	95
Screen acquisitions	—	—	—	3,728	—	48	809
Screen dispositions	116	—	28	14	28	142	111
Average screens—continuing operations(9)	3,456	3,456	3,456	3,461	3,456	3,415	3,419
Number of screens operated	3,690	3,728	3,728	3,714	3,728	3,712	3,692
Number of theatres operated	244	249	249	247	249	250	257
Screens per theatre	15.1	15.0	15.0	15.0	15.0	14.8	14.4
Attendance—continuing operations (in thousands)(9)	119,858	6,114	131,026	45,953	131,026	182,467	193,194

(1)
There were no cash dividends declared on common stock during the last three fiscal years.

(2)
Fiscal 2004 and 2003 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2005, 2004 and 2003 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006. During the 39 weeks ended December 29, 2005, the Successor includes a loss from discontinued operations of $22,437 (net of income tax provision of $20,100) and during the 39 weeks ended December 23, 2004, the Predecessor includes earnings from discontinued operations of $531 (net of income tax provision of $0). During fiscal 2005 the Successor includes earnings from discontinued operations of $301 (net of income tax benefit of $0) and the Predecessor includes a loss from discontinued operations of $531 (net of income tax benefit of $0). Fiscal 2004 includes a $4,672 loss from discontinued operations (net of income tax benefit of $2,600) and fiscal 2003 includes a $9,436 loss from discontinued operations including a charge for impairment of long-lived assets of $4,999 (net of income tax benefit of $700).

(3)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(4)
During the 39 weeks ended December 29, 2005, other expense (income) is composed of $7,312 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346 and $1,968 of business interruption insurance recoveries related to Hurricane Katrina. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment's 9 1/2% Senior Subordinated

  Notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment's 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011.

(5)
As a result of the Marquee Transactions, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(6)
In connection with the Marquee Transactions, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until the consummation of the Marquee Transactions. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and the Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during the 38 weeks ended December 23, 2004 and both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during fiscal 2005 related to Marquee.

(7)
Includes stock-based compensation of $1,392, $0 and $0 for the 39 week periods ended December 29, 2005, (Successor), December 30, 2004 (Successor) and December 23, 2004 (Predecessor) respectively. Includes stock-based compensation of $1,201, $0, $8,727 and $2,011 during fiscal 2005 (Successor), fiscal 2005 (Predecessor), fiscal 2004 and fiscal 2003, respectively.

(8)
AMCE had a deficiency of earnings to fixed charges for the 39 weeks ended December 29, 2005 (Successor) and from inception on July 16, 2004 through December 30, 2004 of $31.0 million and $16.7 million, respectively. AMCE had a deficiency of earnings to fixed charges for the Successor period from inception on July 16, 2004 through March 31, 2005 of $41.9 million. AMCE had a deficiency of earnings to fixed charges for the Predecessor Period from April 2, 2004 through December 23, 2004 of $20.0 million. AMCE had a deficiency of earnings to fixed charges for fiscal 2003 of $13.0 million. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense. AMC Entertainment's pro forma unaudited deficiency of earnings to fixed charges for the 52 weeks ended March 31, 2005 was $104.2 million. AMC Entertainment's pro forma unaudited deficiency of earnings to fixed charges for the 39 weeks ended December 29, 2005 was $101.2 million.

(9)
Includes consolidated theatres only.

Loews Cineplex Entertainment Corporation

        The following tables set forth certain of Loews' historical financial and operating data. The summary historical financial data for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from Loews' audited combined consolidated financial statements and related notes for such periods included in this prospectus. Loews' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has reflected the financial position and results of operations of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        On July 30, 2004, Loews completed certain of the Loews Transactions, whereby LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of the Loews Transactions. As a result, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the "Predecessor Company" and for all periods from and after August 1, 2004 as those of the "Successor Company." The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The summary historical financial and operating data presented below should be read in conjunction with "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined consolidated financial statements, including the notes thereto, of Loews, included elsewhere in this prospectus.

	Years Ended
	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Statement of Operations Data:
Total operating revenues	$874,716	$356,038	$567,280	$928,238
Expenses
Theatre operations and other expenses	649,290	264,608	404,674	681,493
Cost of concessions	36,648	13,948	23,365	35,460
General and administrative	53,771	20,934	43,334	60,099
Depreciation and amortization	114,063	45,771	49,623	80,940
(Gain)/loss on sale/disposal of theatres(1)	834	1,430	(3,734)	(4,508)

Total operating expenses	854,606	346,691	517,262	853,484
Income (loss) from operations	20,110	9,347	50,018	74,754
Interest expense, net	80,668	36,005	16,663	35,262
Loss on early extinguishment of debt	—	882	6,856	—
Equity (income)/loss in long-term investments	(23,134)	(1,438)	(933)	1,485

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)	27,432	38,007
Income tax expense/(benefit)	7,548	(3,244)	12,886	15,339

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)	14,546	22,668
Discontinued operations, net of tax(2)	—	—	7,417	56,183

Net income (loss)	$(44,972)	$(22,858)	$21,963	$78,851

Balance Sheet Data (at period end):
Cash and cash equivalents	$145,324	$71,015		$139,425
Corporate borrowings	1,044,264	1,037,907		429,865
Other long-term liabilities	104,553	113,290		247,221
Capital and financing lease obligations	29,351	28,033		22,249
Stockholders' equity	364,839	405,390		683,384
Total assets	1,713,140	1,751,958		1,597,319

	Years Ended
	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Cash Flow Data:
Net cash provided by (used in) operating activities(3)	$67,441	$38,097	$75,226	$88,959
Net cash provided by (used in) investing activities	5,613	(1,323,877)	174,302	(31,226)
Net cash provided by (used in) financing activities	963	1,187,060	(217,984)	(12,114)
Other Data:
Capital expenditures	(67,326)	(17,205)	(36,638)	(40,895)
Operating Data (at period end):
Screen additions	67	51	12	59
Screen acquisitions	—	—	12	—
Screen dispositions	62	26	50	48
Average screens—continuing operations(4)	1,806	1,798	1,806	1,834
Number of screens operated	2,169	2,218	2,193	2,219
Number of theatres operated	191	201	200	207
Screens per theatre	11.4	11.0	11.0	10.7
Attendance—continuing operations (in thousands)(4)	94,953	39,850	65,967	106,797

(1)
With respect to Loews' (gain)/loss on sale/disposal of theatres costs, see the notes to its combined consolidated financial statements, which are incorporated by reference into this prospectus.

(2)
The balances reported for discontinued operations for the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(3)
Cash provided by/(used in) operating activities includes the payment of restructuring charges and reorganization costs, as follows:

	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year Ended December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Restructuring charges paid during the period	$—	$17	$13	$3,065
Reorganization claims paid during the period	—	352	522	3,210

Total	$—	$369	$535	$6,275

(4)
Includes consolidated theatres only.

RISK FACTORS

        An investment in our notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in our notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Relating to the Notes

Our substantial debt could adversely affect our operations and your investment in the notes.

        We have a significant amount of debt. As of December 29, 2005, on a pro forma basis, we would have had outstanding $1,169.7 million of senior indebtedness, including the Senior Notes, all of which is senior in right of payment with the Senior Subordinated Notes and $1,030.2 million of senior subordinated indebtedness, consisting of the Senior Subordinated Notes. In addition, $178.9 million would have been committed for borrowing as additional senior debt under our new senior secured credit facility, all of which would also be senior to the notes. The Senior Notes and the Senior Subordinated Notes are also ranked junior to $106.5 million of indebtedness of Cinemex, a non-guarantor subsidiary, pursuant to its senior secured credit facility. Our subsidiaries that do not guarantee the notes (including Cinemex) would have had $245.8 million of liabilities, which would be structurally senior to the notes. See "—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the Senior Notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings." As of March 31, 2005, on a pro forma basis, we would also have had approximately $5.7 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you, as a holder of the notes. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations, payment of dividends and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our new senior secured credit facility or to comply with any of the financial and operating covenants included in the new senior secured credit facility, we would be in default. Lenders under our new senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the new senior secured credit facility and foreclose upon the stock of our subsidiaries, if pledged to secure the new senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the new senior secured credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the new senior secured credit facility or our other indebtedness, including the notes.

        Our indebtedness under the new senior secured credit facility and our Floating Rate Notes bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our new senior secured credit facility, our Floating Rate Notes and other indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes, our new senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from doing so. On December 29, 2005, on a pro forma basis, our new senior secured credit facility provided commitments of up to $178.9 million and all of those borrowings would rank senior to the notes and the guarantees. Moreover, none of our indentures impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our new $200.0 million senior secured credit agreement. If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness—Our New Senior Secured Credit Facility."

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. For the 52 weeks ended December 29, 2005, on a pro forma basis, we would have had a deficiency of earnings to fixed charges of $104.2 million. If our cash flows were to prove inadequate to meet our debt service, rental, dividend and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, will be parties to our new senior secured credit facility, which will be secured by liens on substantially all of our assets and the assets of the guarantors. The notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        The Senior Subordinated Notes are subordinated in right of payment to our existing and future senior indebtedness, including the Senior Notes, and our obligations under our new senior secured credit facility, to the extent set forth in the indentures governing the Senior Subordinated Notes. The effect of the subordination of the Senior Subordinated Notes is that if we were to undergo insolvency, liquidation, a bankruptcy proceeding or other reorganization, our assets would be available to pay our obligations on the Senior Subordinated Notes only after all senior indebtedness, including the Senior Notes and our new senior secured credit facility, and all interest and other amounts due in respect of the senior indebtedness, is paid in full. We cannot assure you that there will be sufficient assets remaining to pay amounts due on all or any of the Senior Subordinated Notes or the Notes due 2016.

        As of December 29, 2005, on a pro forma basis, the aggregate amount of our and our subsidiaries' secured indebtedness was approximately $821.3 million, and $178.9 million would have been committed for borrowing as additional senior debt under our new senior secured credit facility. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our new $200.0 million senior secured credit agreement. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of our indentures.

Our subsidiaries are required to guarantee the notes if they guarantee our other indebtedness, including our new senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries are required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our new senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by a subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

        Some of our subsidiaries (including all of our foreign subsidiaries) are not guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        On a pro forma basis as of December 29, 2005, these notes were effectively junior to $245.8 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. On a pro forma basis, our non-guarantor subsidiaries generated approximately 8.8% of our consolidated revenues for the 52 weeks ended March 31, 2005 and held approximately 9.4% of our consolidated assets as of December 29, 2005.

The indentures governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

        The indentures governing the notes contains various covenants that limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations and asset sales.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for the notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and your investment in the notes," "Description of 2016 Notes—Certain Covenants—Limitation on Consolidated Indebtedness," "Description of Senior Notes—Certain Covenants—Limitation on Consolidated Indebtedness," "Description of 2011 Notes—Certain Covenants—Limitation on Consolidated Indebtedness," "Description of 2012 Notes—Certain Covenants—Limitation on Consolidated Indebtedness," and "Description of 2014 Notes—Certain Covenants—Limitation on Consolidated Indebtedness." Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could result in an event of default under our new senior secured credit facility or under the indentures governing the notes.

        The indentures governing the notes require that, upon the occurrence of a "change of control," as such term is defined in each of these indentures, we must make an offer to repurchase the notes governed thereby at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our new senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our new senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of 2016 Notes—Change of Control," "Description of Senior Notes—Change of Control," "Description of 2011 Notes—Change of Control," "Description of 2012 Notes—Change of Control" and "Description of 2014 Notes—Change of Control." We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our new senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indentures governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

  •
  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

You cannot be sure that an active trading market will develop for the notes.

        You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by each of Credit Suisse Securities (USA) LLC (formerly known as Credit Suisse First Boston LLC) and J.P. Morgan Securities Inc. that as of the date of this prospectus, each intends to make a market in the notes. Neither is obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate (and Credit Suisse Securities (USA) LLC may be an affiliate), J.P. Morgan Securities Inc. is (and Credit Suisse Securities (USA) LLC may be) required to deliver a current "market making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of each of

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus.

        In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Related to Our Industry

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject to sometimes intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures. We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry. We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

An industry-wide oversupply of screens has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there is an oversupply of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 26% of AMCE's revenues in fiscal 2005, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. Should the conversion process rapidly accelerate, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

Risks Related to Our Business

The integration of our operations after the Mergers may not benefit the combined business and may lead to higher operating costs.

        We have recently begun to integrate Loews' operations with AMC Entertainment's existing operations. Successful integration of the two companies will depend upon our management's ability to manage the combined operations effectively and to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs.

        Other risks that may result from the Mergers include:

  •
  the difficulty of integrating the operations and personnel of AMC Entertainment and Loews;

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  the potential disruption of both companies' business;

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  the diversion of management's attention and other resources;

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  the process of integrating may be more complex and require a longer time frame to achieve a successful integration;

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  the possible inability of the companies to maintain uniform standards, controls, procedures and policies; and

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  the possibility that the combined liabilities of AMC Entertainment and Loews may prove to be more burdensome than anticipated.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        On a pro forma basis, our gross capital expenditures aggregated to $127.0 million in fiscal 2005. We estimate that, on a pro forma basis, our net capital expenditures will aggregate to approximately $151.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $35 million) in fiscal 2006 and to approximately $140.0 million in fiscal 2007. Actual capital expenditures in fiscal 2006 and fiscal 2007 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We face significant competition when trying to acquire theatres, and we may not be able to acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share after the Mergers, as well as our recent experiences in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada, and at least 32 months elsewhere, from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

We have had significant financial losses in recent years.

        AMC Entertainment has reported net losses in each of the last seven fiscal years. AMC Entertainment's cumulative net losses for the period were approximately $300.8 million. In addition, Loews' subsidiary, Loews Cineplex Theatres, Inc., emerged from bankruptcy in March 2002 after filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in February 2001. On a pro forma basis, our loss from continuing operations for the 52 weeks ended March 31, 2005 was $116.0 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $166.4 million. Loews' impairment losses aggregated $4 million in the period since it has emerged from bankruptcy. Beginning fiscal 1999 through December 29, 2005, AMC Entertainment also incurred lease termination charges aggregating $68.6 million and Loews incurred lease termination charges aggregating $0 million on older theatres that we disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to fluctuating currency values.

        We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France, Portugal, Spain and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. During the 52 weeks ended December 29, 2005, on a pro forma basis, revenues from our theatre operations outside the United States accounted for 10.1% of our total revenues. As a result of our international operations, we have risks from fluctuating currency values. As of December 29, 2005, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $1.1 million and $11.9 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably. For example, AMC Entertainment opened its first theatre in Japan during fiscal 1997 and since that time it has incurred pre-tax losses of $38.7 million, including a $5.0 million impairment charge in fiscal 2003. On June 30, 2005, AMC Entertainment sold one of its wholly-owned subsidiaries, Japan AMC Theatres Inc., including four of its five theatres in Japan. AMC Entertainment sold its remaining Japan theatre on September 1, 2005.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

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  unexpected changes in tariffs and other trade barriers;

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  changes in foreign government regulations;

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  inflation;

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  price, wage and exchange controls;

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  reduced protection for intellectual property rights in some countries;

  •
  licensing requirements;

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  potential adverse tax consequences; and

  •
  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

We will not be required to evaluate our internal controls over financial reporting under the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008.

        We will not be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company's internal controls over financial reporting and to provide an attestation by independent auditors, which addresses such assessments. Although we have been voluntarily disclosing certain information related to our internal controls in our filings with the SEC, we will not be subject to the formal requirements of Section 404 until our fiscal year ending in March 2008. Nevertheless, as a result of our disclosures in the past, we would undertake to notify investors of any changes to our internals controls, including any identification of a material weakness in those internal controls.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot assure you that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see "Business—Legal Proceedings."

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. The loss of their services could materially adversely affect our business, financial condition, results of operations or prospects. We do not currently maintain key person life insurance on any of our key management. In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets Loews no longer owns as a result of the Loews Transactions, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of the Loews Transactions. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews Transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly-owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Moreover, the value of the assets required to be so held will be reduced significantly as of December 14, 2006. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM, in which we currently hold a 29% interest. As such, although we currently retain three board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We are controlled by the Sponsors, whose interests may not be aligned with yours.

        The Sponsors have the power to control our affairs and policies and will control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The interests of the Sponsors could conflict with your interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. In addition, because the taking of certain significant actions requires a majority vote of our Sponsors, a deadlock (i.e., equal votes for and against a matter) may occur. A deadlock would only occur if the former sponsors of AMC Entertainment, JPMP and Apollo, were to vote differently than both Bain Capital Partners and The Carlyle Group. If a deadlock occurs, the matter will be deemed not to have been approved, subject to applicable law, which may be harmful to us and conflict with your interests. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment and Loews as of December 29, 2005 and December 31, 2005, respectively, on an actual basis and of AMC Entertainment on a pro forma basis as of December 29, 2005 after giving effect to the Merger Transactions as if they had occurred on that date. The information in this table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Business," the unaudited pro forma condensed consolidated financial statements and the historical financial statements of AMC Entertainment and Loews and the respective accompanying notes thereto appearing elsewhere in this prospectus.

	As of December 29, 2005
	Historical AMCE	Historical Loews(1)	Pro Forma
	(in thousands)
Cash and cash equivalents	$134,522	$145,324	$247,915

Short term debt (current maturities of long-term debt and capital and financing lease obligations)	2,560	7,542	10,302
Long-term debt:
New senior secured credit facility:
Revolving loan facility(2)	—	—	—
Term loan	—	—	643,500
Existing AMCE senior secured credit facility	—	—	—
Existing Loews senior secured credit facility	—	614,125	—
10% mortgage payable due 2007	—	2,207	2,207
Senior floating rate notes due 2010	205,000	—	205,000
8 5/8% senior fixed rate notes due 2012	250,000	—	250,000
9 1/2% senior subordinated notes due 2011	218,358	—	218,358
9 7/8% senior subordinated notes due 2012	188,234	—	188,234
8% senior subordinated notes due 2014	298,616	—	298,616
Tendered Loews Notes	—	315,000	—
11% senior subordinated notes due 2016	—	—	325,000
Existing Cinemex term loan facility	—	106,520	106,520
Capital and financing lease obligations, interest ranging from 8% to 10 3/4%	33,792	28,221	58,761

Total debt	$1,196,560	$1,073,615	$2,306,498

Stockholder's equity
Common stock ($0.01 par value, 1 share issued, AMCE, and $0.01 par value, 1,000 shares issued, Loews)	—	—	—
Additional paid-in capital	936,577	422,774	1,445,647
Accumulated other comprehensive earnings (losses)	(1,669)	9,895	(1,669)
Accumulated deficit	(77,512)	(67,830)	(222,333)

Total stockholders' equity	857,396	364,839	1,221,645

Total capitalization	$2,053,956	$1,438,454	$3,528,143

(1)
As of December 31, 2005.

(2)
The aggregate revolving loan commitment under our new senior secured credit facility is $200.0 million. As of December 29, 2005, this availability was reduced by approximately $21.1 million of standby letters of credit that were outstanding on December 29, 2005 on a pro forma basis. Such letters of credit are deemed issued under our new senior secured credit facility. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our new $200.0 million senior secured credit agreement.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

AMC Entertainment Inc.

        The following table sets forth certain of AMC Entertainment's selected historical financial and operating data. AMC Entertaiment's selected financial data for the interim periods ended December 29, 2005 and December 30, 2004 have been derived from the unaudited consolidated financial statements for such periods included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. AMC Entertainment's selected financial data for the five fiscal years ended March 31, 2005 have been derived from the audited consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the "Predecessor") with AMC Entertainment as the surviving entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through December 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

        The selected financial data presented herein should be read in conjunction with "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and other historical financial information of AMC Entertainment, including the notes thereto, included elsewhere in this prospectus.

	Thirty-Nine Week Periods(7)			Years Ended(1)(4)(7)
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004(8)	April 2, 2004 through December 23, 2004(8)	From Inception July 16, 2004 through March 31, 2005(5)(8)	April 2, 2004 through December 23, 2004(5)(8)	52 Weeks Ended April 1, 2004(5)	53 Weeks Ended April 3, 2003	52 Weeks Ended March 28, 2002	52 Weeks Ended March 29, 2001
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$823,531	$40,487	$872,199	$306,942	$872,199	$1,171,180	$1,171,021	$853,791	$774,991
Concessions	325,577	16,142	337,603	120,566	337,603	447,244	458,877	348,438	327,101
Other revenue	73,611	3,244	84,166	25,392	84,166	104,015	103,701	81,334	70,093

Total revenues	1,222,539	59,873	1,293,968	452,900	1,293,968	1,722,439	1,733,599	1,283,563	1,172,185

Costs and Expenses:
Film exhibition costs	440,075	21,815	465,086	157,339	465,086	621,848	637,606	460,424	412,082
Concession costs	35,867	1,903	39,725	13,348	39,725	49,212	51,976	39,462	41,158
Operating expense	320,326	9,454	333,279	119,070	333,279	454,190	480,749	364,487	334,339
Rent	237,504	6,049	232,208	83,904	232,208	298,945	286,107	220,240	214,598
General and administrative:
Merger and acquisition costs	2,909	20,000	42,732	22,268	42,732	5,508	1,128	—	—
Management fee	1,500	—	—	500	—	—	—	—	—
Other(9)	28,237	1,365	33,908	14,716	33,908	56,500	66,215	36,335	31,014
Preopening expense	4,251	66	1,292	39	1,292	3,858	3,227	4,363	2,741
Theatre and other closure expense	1,390	132	10,758	1,267	10,758	4,068	5,416	2,124	24,169
Restructuring charge(10)	3,935	—	—	4,926	—	—	—	—	—
Depreciation and amortization	112,122	3,158	90,259	45,263	90,259	120,867	123,808	95,725	101,551
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564	—	68,776
Disposition of assets and other gains	(1,067)	—	(2,715)	(302)	(2,715)	(2,590)	(1,385)	(1,821)	(664)

Total costs and expenses	1,187,049	63,942	1,246,532	462,338	1,246,532	1,628,678	1,669,411	1,221,339	1,229,764

Other expense (income)(6)	(11,966)	—	—	(6,778)	—	13,947	—	3,754	(9,996)
Interest expense:
Corporate borrowings	73,938	14,686	66,851	39,668	66,851	66,963	65,585	48,015	64,347
Capital and financing lease obligations	4,379	90	7,408	2,047	7,408	10,754	12,215	12,745	12,653
Investment income	2,251	(2,247)	(6,476)	(2,511)	(6,476)	(2,861)	(3,502)	(2,073)	(1,728)

Earnings (loss) from continuing operations before income taxes	(33,112)	(16,598)	(20,347)	(41,864)	(20,347)	4,958	(10,110)	(217)	(122,855)
Income tax provision (benefit)	(12,800)	1,500	15,000	(6,800)	15,000	11,000	10,000	2,700	(46,000)

Loss from continuing operations	(20,312)	(18,098)	(35,347)	(35,064)	(35,347)	(6,042)	(20,110)	(2,917)	(76,855)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	(22,437)	195	(531)	301	(531)	(4,672)	(9,436)	(7,461)	(13,302)
Cumulative effect of accounting changes(3)	—	—	—	—	—	—	—	—	(15,760)

Net loss	$(42,749)	$(17,903)	$(35,878)	$(34,763)	$(35,878)	$(10,714)	$(29,546)	$(10,378)	$(105,917)

Preferred dividends	—	—	104,300	—	104,300	40,277	27,165	29,421	—

Net loss for shares of common stock	$(42,749)	$(17,903)	$(140,178)	$(34,763)	$(140,178)	$(50,991)	$(56,711)	$(39,799)	$(105,917)

Balance Sheet Data (at period end):
Cash and equivalents	$134,522			$70,949		$333,248	$244,412	$219,432	$34,075
Corporate borrowings	1,160,208			1,161,970		686,431	668,661	596,540	694,172
Other long-term liabilities	293,905			350,490		182,467	177,555	120,770	116,602
Capital and financing lease obligations	36,352			65,470		61,281	59,101	57,056	56,684
Stockholder's equity (deficit)	857,396			900,966		280,604	279,719	255,415	(63,076)
Total assets	2,701,659			2,789,948		1,506,534	1,480,698	1,276,970	1,043,564
Cash Flow Data:
Net cash provided by (used in) operating activities	$115,988	$8,327	$141,654	$(58,560)	$141,654	$183,278	$128,747	$101,091	$43,458
Net cash provided by (used in) investing activities	(27,447)	(1,269,873)	(692,395)	(1,259,794)	(692,395)	(69,378)	(137,201)	(144,510)	(91,933)
Net cash provided by (used in) financing activities	(25,569)	1,401,155	614,744	1,387,456	614,744	(24,613)	33,437	228,879	(35,284)
Other Data:
Capital expenditures	(77,336)	(1,490)	(66,155)	(18,622)	(66,155)	(95,011)	(100,932)	(82,762)	(101,932)
Proceeds from sale/leasebacks	6,661	—	—	50,910	—	63,911	43,665	7,486	682
Ratio of earnings to fixed charges(11)	—	—	—	—	—	1.0x	—	—	—
Operating Data (at period end):
Screen additions	92	—	44	—	44	114	95	146	115
Screen acquisitions	—	—	—	3,728	—	48	809	68	—
Screen dispositions	116	—	28	14	28	142	111	86	250
Average screens—continuing operations(12)	3,456	3,456	3,456	3,461	3,456	3,415	3,419	2,707	2,721
Number of screens operated	3,690	3,728	3,728	3,714	3,728	3,712	3,692	2,899	2,771
Number of theatres operated	244	249	249	247	249	250	257	181	180
Screens per theatre	15.1	15.0	15.0	15.0	15.0	14.8	14.4	16.0	15.4
Attendance (in thousands)—continuing operations(12)	119,858	6,114	131,026	45,953	131,026	182,467	193,194	153,749	147,966

(1)
There were no cash dividends declared on common stock during the last five fiscal years.

(2)
Fiscal 2004, 2003, 2002 and 2001 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2006, 2005, 2004, 2003, 2002, and 2001 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006. During the 39 weeks ended December 29, 2005, the Successor includes a loss from discontinued operations of $22,437 (net of income tax provision of $20,100) and during the 39 weeks ended December 23, 2004, the Predecessor includes earnings from discontinued operations of $531 (net of income tax provision of $0). During fiscal 2005 the Successor includes earnings from discontinued operations of $301 (net of income tax benefit of $0) and the Predecessor includes a loss from discontinued operations of $531 (net of income tax benefit of $0). Fiscal 2004 includes a $4,672 loss from discontinued operations (net of income tax benefit of $2,600), fiscal 2003 includes a $9,436 loss from discontinued operations including a charge for impairment of long-lived assets of $4,999 (net of income tax benefit of $700), fiscal 2002 includes a $7,461 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $3,600) and fiscal 2001 includes a $13,302 loss from discontinued operations (net of income tax benefit of $0).

(3)
Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950).

(4)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(5)
AMC Entertainment acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased its size. In the Gulf States Theatres acquisition, AMC Entertainment acquired 5 theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, it acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the Successor period ended March 31, 2005 and Predecessor periods ended December 23, 2004, April 1, 2004 and April 3, 2003 are not comparable to its results for the prior fiscal years.

(6)
During the 39 weeks ended December 29, 2005, other expense (income) is composed of $7,312 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346 and $1,968 of business interruption insurance recoveries related to Hurricane Katrina. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment's 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment's 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2002, other expense (income) is comprised of transaction expenses incurred in connection with the issuance of Preferred Stock. During fiscal 2001 other expense (income) includes non-cash income related to the extinguishment of gift certificate liabilities for multiple years of sales.

(7)
As a result of the Marquee Transactions, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(8)
In connection with the Marquee Transactions, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until the consummation of the Marquee Transactions. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and the Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during the 38 weeks ended December 23, 2004 and both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during fiscal 2005 related to Marquee.

(9)
Includes stock-based compensation of $1,392, $0 and $0 for the 39 week periods ended December 29, 2005 (Successor), December 30, 2004 (Successor) and December 23, 2004 (Predecessor), respectively. Includes stock-based compensation of $1,201, $0, $8,727, $2,011, $442 and $0 during fiscal 2005 Successor, fiscal 2005 Predecessor, fiscal 2004, 2003, 2002 and 2001, respectively.

(10)
Restructuring charges relate to one-time termination benefits and other costs related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of December 29, 2005.

(11)
AMCE had a deficiency of earnings to fixed charges for the 39 weeks ended December 29, 2005 (Successor) and from inception on July 16, 2004 through December 30, 2004 of $31.0 million and $16.7 million, respectively. AMCE had a deficiency of earnings to fixed charges for the Successor period from inception on July 16, 2004 through March 31, 2005 of $41.9 million. AMCE had a deficiency of earnings to fixed charges for the Predecessor Period from April 2, 2004 through December 23, 2004 of $20.0 million. AMCE had a deficiency of earnings to fixed charges for fiscal years 2003, 2002, and 2001 of $13.0 million, $1.6 million and $122.9 million, respectively. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capital interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense. AMC Entertainment's pro forma unaudited deficiency of earnings to fixed charges for the 52 weeks ended March 31, 2005 was $104.2 million. AMC Entertainment's pro forma unaudited deficiency of earnings to fixed charges for the 39 weeks ended December 29, 2005 was $101.2 million.

(12)
Includes consolidated theatres only.

Loews Cineplex Entertainment Corporation

        The following table sets forth Loews' selected historical and operating data. The selected financial data presented for the year ended February 28, 2002, the one month ended March 31, 2002, the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from Loews' audited combined consolidated financial statements included elsewhere in this prospectus or, with respect to the year ended February 28, 2002, included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC. Loews' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has reflected the financial position and results of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        During the period from February 15, 2001 through March 21, 2002, Loews operated under the protection of Chapter 11 of the U.S. Bankruptcy Code. For accounting purposes, it has accounted for the reorganization as of March 31, 2002. Accordingly, Loews' historical financial information for all periods through March 31, 2002 reflects the financial results of operations of its Pre-Bankruptcy Predecessor Company (prior to reorganization), and its historical financial information for the period April 1, 2002 through July 31, 2004 reflects that of its Predecessor Company (post-reorganization, pre-Loews Transactions). Loews' results of operations during the reorganization period were significantly affected by its bankruptcy proceedings and are therefore not comparable in all respects with the results of other periods presented.

        On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company period have different bases of accounting and are therefore not comparable.

        The selected financial data presented herein should be read in conjunction with "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and other historical financial information of Loews, including the notes thereto, included elsewhere in this prospectus.

	Successor		Predecessor				Pre-Bankruptcy
						Period April 1, to December 31, 2002(b)			Year Ended February 28,
			Period January 1, to July 31, 2004		Year ended December 31, 2003		March 1 to March 31, 2002
	Year ended December 31, 2005	Period August 1, to December 31, 2004
									2002
	(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues
Box office	$580,978	$237,545		$384,814	$628,643	$475,505		$52,514	$600,725
Concessions	244,625	94,884		156,646	253,406	192,353		20,869	224,289
Other	49,113	23,609		25,820	46,189	36,657		2,158	31,139

Total operating revenues	874,716	356,038		567,280	928,238	704,515		75,541	856,153

Expenses
Theatre operations and other expenses	649,290	264,608		404,674	681,493	517,017		55,187	652,944
Cost of concessions	36,648	13,948		23,365	35,460	27,574		2,609	35,080
General and administrative	53,771	20,934		43,334	60,099	55,942		3,906	42,186
Depreciation and amortization	114,063	45,771		49,623	80,940	50,746		6,010	108,823
Restructuring charges(1)	—	—		—	—	—		1,445	9,549
(Gain)/Loss on sale/disposal of theatres(1)	834	1,430		(3,734)	(4,508)	733		—	33,810

Total operating expense	854,606	346,691		517,262	853,484	652,012		69,157	882,392

Income/(loss) from operations	20,110	9,347		50,018	74,754	52,503		6,384	(26,239)
Interest expense, net	80,668	36,005		16,663	35,262	30,613		3,914	60,866
Loss on early extinguishment of debt	—	882		6,856	—	—		—	—
Equity (income)/loss in long-term investments(2)	(23,134)	(1,438)		(933)	1,485	(1,499)		(85)	1,748
Reorganization costs(1)	—	—		—	—	—		2,573	96,497

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)		27,432	38,007	23,389		(18)	(185,350)
Income tax expense/(benefit)	7,548	(3,244)		12,886	15,339	8,033		199	2,550

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)		14,546	22,668	15,356		(217)	(187,900)
Discontinued operations, net of tax(3)	—	—		7,417	56,183	10,846		—	—
Extraordinary gain, net of tax(4)	—	—		—	—	—		474,290	—
Cumulative effect of change in accounting principle, net of tax(5)	—	—		—	—	4,000		—	—

Net income/(loss)	$(44,972)	$(22,858)		$21,963	$78,851	$30,202		$474,073	$(187,900)

Balance Sheet Data (at period end):
Cash and equivalents	$145,324	$71,015	$		$139,425	$95,643	$		$61,168
Corporate borrowings	1,044,264	1,037,907			429,865	610,084			753,882
Other long-term liabilities(7)	104,553	113,290			247,221	62,392			638,817
Capital and financing lease obligations	29,351	28,033			22,249	23,126			23,709
Stockholders' equity/(deficit)	364,839	405,390			683,384	606,341			(15,547)
Total assets	$1,713,140	1,751,958			1,597,319	1,517,374			1,579,719

Cash Flow Data:
Net cash provided by (used in) operating activities(6)	67,441	38,097	75,226	88,959	64,347	(46,747)	60,631
Net cash provided by (used in) investing activities	5,613	(1,323,877)	174,302	(31,226)	(34,057)	3,416	(53,254)
Net cash provided by (used in) financing activities	963	1,187,060	(217,984)	(12,114)	10,311	73,272	6,067
Other Data:
Capital Expenditures	$(67,326)	$(17,205)	$(36,638)	$(40,895)	$(31,478)	$(1,512)	$(55,888)
Proceeds from sale/leasebacks	—	—	—	—	—	—	—
Operating Data (at period end):
Screen additions	67	51	12	59	118	20	148
Screen acquisitions	—	—	12	—	349	—	—
Screen dispositions	62	26	50	48	72	11	263
Average screens—continuing operations(8)	1,806	1,798	1,806	1,834	1,908	1,988	2,081
Number of screens operated	2,169	2,218	2,193	2,219	2,208	2,457	2,448
Number of theatres operated	191	201	200	207	211	261	262
Screens per theatre	11.4	11.0	11.0	10.7	10.5	9.4	9.3
Attendance (in thousands)—continuing operations(8)	94,953	39,850	65,967	106,797	80,711	8,846	99,251

(1)
See the notes to Loews' combined consolidated financial statements with respect to its bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and its restructuring charges, (gain)/loss on sale/disposal of theatres and reorganization costs, which are included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC.

(2)
Includes the financial results of Loeks-Star Partners for all periods prior to April 2, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis for all periods from April 2, 2002, the date Loeks-Star Partners became an entity under common control. Also includes the financial results of Magic Johnson Theatres for all periods prior to April 1, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis from April 1, 2002, as a result of its adoption of FIN 46(R).

(3)
The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(4)
Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with Loews' reorganization.

(5)
Represents a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51."

(6)
Cash provided by/(used in) operating activities includes the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows (in thousands):

						Pre-Bankruptcy
	Successor		Predecessor
							Year Ended February 28,
		Period August 1, to December 31, 2004	Period January 1, to July 31, 2004		Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002
	Year ended December 31, 2005			Year ended December 31, 2003
							2002
Restructuring charges paid during the period)	$—	$17	$13	$3,065	$9,817	$32	$1,549
Payment of bankruptcy claims	—	—	—	—	—	45,000	—
Reorganization claims paid during the period	—	352	522	3,210	20,278	6,009	21,913

Total	$—	$369	$535	$6,275	$30,095	$51,041	$23,462

(7)
Includes liabilities subject to compromise of $540,933 as of February 28, 2002.

(8)
Includes consolidated theatres only.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND
CONSOLIDATING FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Merger Transactions, the Marquee Transactions, the Loews Transactions and AMC Entertainment's contribution of NCN assets to NCM to AMC Entertainment's and Loews' historical consolidated financial statements included in this prospectus. The unaudited pro forma condensed consolidated statement of operations data for the 52 weeks ended March 31, 2005 and the 39 weeks ended December 29, 2005 give effect to the Merger Transactions, the Marquee Transactions, the Loews Transactions and AMC Entertainment's contribution of NCN assets to NCM as if they had each occurred on April 2, 2004. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Merger Transactions as if they had occurred on December 29, 2005. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The pro forma adjustments for the Merger Transactions relating to fees and expenses, debt issuance costs and interest expense are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments for the Merger Transactions described in the accompanying notes will be made as of the closing date of the Merger Transactions and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the Merger Transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations," "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma condensed consolidated financial statements and the consolidated financial statements and accompanying notes for each of AMC Entertainment and Loews appearing elsewhere in this prospectus.

AMC ENTERTAINMENT INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 29, 2005
(thousands of dollars)

	As of December 29, 2005
	AMCE Historical	LCE Historical	Purchase Price Pro Forma Adjustments(a)		Pro Forma Adjustments(b)		AMCE Pro Forma
Assets:
Cash and equivalents	$134,522	$145,324	$(14,877	)(1)	$(17,054	)(1)	$247,915
Current assets	107,627	69,156	1,019	(4)	(18,560	)(2b)	159,242
Property, net	783,121	658,744	180,713	(4)	—		1,622,578
Intangible assets, net	175,970	148,237	(70,006	)(4)	(739	)(13)	253,462
Goodwill	1,303,976	549,470	127,240	(4)	—		1,980,686
Deferred income taxes	54,463	—	(10,626	)(4)	10,626 (54,463	(2a) )(2b)	—
Other long-term assets	141,980	142,209	(27,448	)(4)	20,686 (2,034 (10,626 (67,267	(1) )(3) )(2a) )(13)	197,500

Total assets	$2,701,659	$1,713,140	$186,015		$(139,431)		$4,461,383

Liabilities and stockholder's equity:
Current liabilities	$344,354	$177,675	$29,427	(4)	$(17,921	)(1)	$533,535
Corporate borrowings:
New senior secured credit facility	—	—	—		643,500	(1)	643,500
Existing Loews senior secured credit facility	—	614,125	—		(614,125	)(1)	—
10% mortgage payable due 2007	—	2,207	—		—		2,207
Senior floating rate notes due 2010	205,000	—	—		—		205,000
8 5/8% senior fixed rate notes due 2012	250,000	—	—		—		250,000
9 1/2% senior subordinated notes due 2011	218,358	—	—		—		218,358
9 7/8% senior subordinated notes due 2012	188,234	—	—		—		188,234
8% senior subordinated notes due 2014	298,616	—	—		—		298,616
Tendered Loews Notes	—	315,000	3,938	(4)	(318,938	)(1)	—
New 11% senior subordinated notes due 2016	—	—	—		325,000	(1)	325,000
Existing Cinemex term loan facility	—	106,520	—		—		106,520
Capital and financing lease obligations	33,792	28,221	(3,252	)(4)	—		58,761
Other long-term liabilities	305,909	104,553	11,671	(4)	(12,126	)(13)	410,007

Total liabilities	1,844,263	1,348,301	41,784		5,390		3,239,738
Stockholder's equity:
Common stock	—	—	—		—		—
Additional paid-in capital	936,577	422,774	86,296	(4)	—		1,445,647
Accumulated other comprehensive loss	(1,669)	9,895	(9,895	)(4)	—		(1,669)
Accumulated deficit	(77,512)	(67,830)	67,830	(4)	(144,821	)(4)	(222,333)

Stockholder's equity (deficit)	857,396	364,839	144,231		(144,821)		1,221,645

Total liabilities and stockholder's equity	$2,701,659	$1,713,140	$186,015		$(139,431)		$4,461,383

(a)
Purchase price pro forma adjustments reflect the purchase, including the allocation of purchase price to the assets and liabilities acquired in connection with the Mergers.

(b)
Pro forma adjustments reflect all other adjustments related to the Mergers.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 31, 2005
(thousands of dollars)

	Fifty-Two Weeks Ended March 31, 2005
	AMCE From Inception July 16, 2004 through March 31, 2005 Historical	AMCE April 2, 2004 through December 23, 2004 Historical	Elimination of amounts recorded by Successor and Predecessor		Marquee Transaction Pro Forma Adjustments		NCM Pro Forma Adjustments		AMCE Pro Forma	LCE for the Five Months Ended December 31, 2004 Historical	LCE for the Seven Months Ended July 31, 2004 Historical	LCE for the Three Months Ended March 31, 2005 Historical
	(Successor)	(Predecessor)								(Successor)	(Predecessor)	(Successor)
Revenues	$452,900	$1,293,968	$—		$—		$(48,873	)(7)	$1,697,995	$356,038	$567,280	$202,500
Cost of operations	289,757	838,090	—		—		(40,261	)(7)	1,087,586	278,556	428,039	164,120
Rent	83,904	232,208	—		(4,806	)(6)	—		311,306	—	—	—
General and administrative:
M&A costs	22,268	42,732	—		(63,057	)(6)	—		1,943	—	—	—
Management fee	500	—	—		—		—		500	—	—	—
Other	14,716	33,908	—		—		—		48,624	20,934	43,334	12,082
Pre-opening expense	39	1,292	—		—		—		1,331	—	—	—
Theatre and other closure expense	1,267	10,758	—		—		—		12,025	—	—	—
Restructuring charge	4,926	—	—		—		—		4,926	—	—	—
Depreciation and amortization	45,263	90,259	—		34,381	(6)	—		169,903	45,771	49,623	26,905
Disposition of assets and other (gains)/losses	(302)	(2,715)	—		—		—		(3,017)	1,430	(3,734)	—

Total costs and expenses	462,338	1,246,532	—		(33,482)		(40,261)		1,635,127	346,691	517,262	203,107

Other expense	(6,778)	—	—		—		—		(6,778)	882	6,856	—
Interest expense	41,715	74,259	(12,811	)(12)	19,322 849 (3,541 (7,135	(9) (9) )(6) )(11)	— — — —		112,658	36,005	16,663	17,655
Investment income	(2,511)	(6,476)	2,225	(12)	831	(11)	—		(5,931)	(1,438)	(933)	(1,080)

Total other expense	32,426	67,783	(10,586)		10,326		—		99,949	35,449	22,586	16,575

Earnings (loss) from continuing operations before income taxes	(41,864)	(20,347)	10,586		23,156		(8,612)		(37,081)	(26,102)	27,432	(17,182)
Income tax provision (benefit)	(6,800)	15,000	4,500	(12)	(16,000	)(15)	(3,400)		(6,700)	(3,244)	12,886	(113)

Loss from continuing operations	$(35,064)	$(35,347)	$6,086		$39,156		$(5,212)		$(30,381)	$(22,858)	$14,546	$(17,069)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 31, 2005
(continued)
(thousands of dollars)

	Fifty-Two Weeks Ended March 31, 2005
	LCE for the Three Months Ended March 31, 2004 Historical	LCE for the Twelve Months Ended March 31, 2005 Historical	LCE Conforming Reclassifications		LCE Transaction Related Adjustments		LCE Pro Forma	AMCE Pro Forma and LCE Pro Forma Combined	Merger Transactions Pro Forma Adjustments		AMCE Pro Forma
	(Predeccessor)
Revenues	$(209,700)	$916,118	$—		$—		$916,118	$2,614,113	$(82,123	)(13)	$2,531,990
Cost of operations	(164,346)	706,369	(133,852	)(5)	—		572,517	1,660,103	(53,151	)(13)	1,606,952
Rent	—	—	130,905	(5)	—		130,905	442,211	(15,848 (4,490	)(13) )(14)	421,873
General and administrative:
M&A costs	—	—	14,774	(5)	(8,619	)(6)	6,155	8,098	—		8,098
Management fee	—	—	4,340	(5)	(300	)(6)	4,040	4,540	—		4,540
Other	(15,798)	60,552	(19,241	)(5)	—		41,311	89,935	—		89,935
Pre-opening expense	—	—	1,222	(5)	—		1,222	2,553	—		2,553
Theatre and other closure expense	—	—	—		—		—	12,025	—		12,025
Restructuring charge	—	—	127	(5)	—		127	5,053	—		5,053
Depreciation and amortization	(21,803)	100,496	1,725	(5)	6,711	(6)	108,932	278,835	(7,109 22,919	)(13) (14)	294,645
Disposition of assets and other (gains)/losses	47	(2,257)	—		—		(2,257)	(5,274)	—		(5,274)

Total costs and expenses	(201,900)	865,160	—		(2,208)		862,952	2,498,079	(57,679)		2,440,400
Other expense	—	7,738	—		(7,738	)(6)	—	(6,778)	—		(6,778)
Interest expense	(7,237)	63,086			12,846 (5,069	(9) )(9)	70,863	183,521	81,868 2,624 (54,842 (4,411	(10) (10) )(10) )(10)	208,760
Investment expense (income)	1,425	(2,026)	—		2,077	(8)	51	(5,880)	—		(5,880)

Total other expense	(5,812)	68,798	—		2,116		70,914	170,863	25,239		196,102

Earnings (loss) from continuing operations before income taxes	(1,988)	(17,840)	—		92		(17,748)	(54,829)	(49,683)		(104,512)
Income tax provision (benefit)	(2,958)	6,571	—		900	(15)	7,471	771	10,690	(16)	11,461

Loss from continuing operations	$970	$(24,411)	$—		$(808)		$(25,219)	$(55,600)	$(60,373)		$(115,973)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
THIRTY-NINE WEEKS ENDED DECEMBER 29, 2005
(thousands of dollars)

	Thirty-Nine Weeks Ended December 29, 2005
	AMCE Thirty-Nine Weeks Ended December 29, 2005 Historical	LCE for the Three Months Ended June 30, 2005 Historical	LCE for the Three Months Ended September 30, 2005 Historical	LCE for the Three Months Ended December 31, 2005 Historical	LCE Conforming Reclassifications		Merger Transactions Pro Forma Adjustments		AMCE Pro Forma
	(Successor)	(Successor)	(Successor)
Revenues	$1,222,539	$216,019	$222,089	$234,108	$—		$(59,075	)(13)	$1,835,680
Cost of operations	796,268	172,588	173,868	175,362	(105,311	)(5)	(39,178	)(13)	1,173,597
Rent	237,504	—	—	—	98,475	(5)	(11,930 (1,629	)(13) )(14)	322,420
General and administrative:
M&A costs	2,909	—			5,014	(5)	—		7,923
Management fee	1,500	—			2,997	(5)	—		4,497
Other	28,237	14,144	13,440	14,105	(8,011	)(5)	—		61,915
Pre-opening expense	4,251	—			4,463	(5)	—		8,714
Theatre and other closure expense	1,390	—	—	—	—		—		1,390
Restructuring charge	3,935	—	—	—	—		—		3,935
Depreciation and amortization	112,122	27,412	29,799	29,947	2,373	(5)	(5,330 15,960	)(13) (14)	212,283
Disposition of assets and other (gains)/losses	(1,067)	199	960	(325)	—		—		(233)

Total costs and expenses	1,187,049	214,343	218,067	219,089	—		(42,107)		1,796,441
Other expense	(11,966)	—	—	—	—		—		(11,966)
Interest expense	78,317	20,692	20,723	21,598	—		61,401 1,969 (49,134 (3,233	(10) (10) )(10) )(10)	152,333
Investment expense (income)	2,251	543	(2,482)	(20,115)	—		22,880	(8)	3,077

Total other expense	68,602	21,235	18,241	1,483	—		33,883		143,444

Earnings (loss) from continuing operations before income taxes	(33,112)	(19,559)	(14,219)	13,536	—		(50,851)		(104,205)
Income tax provision (benefit)	(12,800)	(629)	1,645	6,645	—		10,335	(16)	5,196

Loss from continuing operations	$(20,312)	$(18,930)	$(15,864)	$6,891	$—		$(61,186)		$(109,401)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION
(in thousands)

(1)
Reflects the cash sources and uses of funds in connection with the Merger Transactions as summarized below.

Sources of Funds	Amount		Uses of Funds	Amount
	(thousands of dollars)			(thousands of dollars)
Cash from term loan of new senior secured credit facility (long-term)	$643,500		Term loan of existing Loews senior secured credit facility (long-term)	$614,125
Cash from term loan of new senior secured credit facility (short-term)	6,500	(a)	Term loan of existing Loews senior secured credit facility (short-term)	6,300	(a)
11% senior subordinated notes due 2016	325,000		Tendered Loews Notes	315,000
Net cash used	31,931		Consent payment for Tendered Loews Notes	3,938
			Accrued interest on term loan of existing Loews senior secured credit facility	6,308	(a)
			Accrued interest on Tendered Loews Notes	11,813	(a)
			Transaction fees	14,877	(b)
			Transaction expenses	13,884	(c)
			Debt issuance costs	20,686	(d)

Total sources	$1,006,931		Total uses	$1,006,931

  (a)
  Included in current liabilities.

  (b)
  Represents transaction fees which are expected to be capitalized in connection with the Merger Transactions.

  (c)
  Represents transaction expenses which are expected to be expensed in connection with the Merger Transactions.

  (d)
  Represents debt issuance costs which are expected to be capitalized in connection with the refinancing portion of the Merger Transactions.

(2)
(a)    Reflects the reclassification of Loews' $10.6 million long-term deferred tax asset in Mexican tax jurisdictions to conform with AMC Entertainment's presentation.

(b)
A full valuation allowance has been established for the AMCE U.S. tax jurisdiction deferred tax asset in conjunction with the Merger Transactions. Although AMCE's operations supported the recorded value of these deferred tax assets in AMCE's historical financial statements, our analysis of the pro forma historical and projected results of the combined company make it more likely than not we will not be able to realize the value of these deferred tax assets. Accordingly, we have adjusted the unaudited pro forma condensed consolidated balance sheet to reflect the valuation allowance of $73 million. However, as this is an unusual one-time charge related to this transaction no adjustment has been reflected in the unaudited pro forma condensed consolidated statement of operations.

(3)
Reflects the write-off of deferred financing costs related to the following debt issuances:

Amount
(thousands of dollars)
Revolving loan of existing AMCE senior secured credit facility	$2,034

Total	$2,034

(4)

Purchase Price
(thousands of dollars)
Estimated fair value of AMCE shares issued for Loews	$509,070
Transaction fees	14,877

Total estimated purchase price	$523,947

Pro forma adjustments have been made to stockholder's equity as follows in connection with the Merger Transactions:

Purchase Price Pro Forma Adjustments
(thousands of dollars)
Eliminate Loews additional paid-in-capital	$(422,774)
Estimated fair value of AMCE shares issued for Loews	509,070

Additional paid-in-capital	$86,296

Eliminate Loews other comprehensive earnings	$(9,895)

Eliminate Loews accumulated deficit	$67,830

	Purchase Price Pro Forma Adjustments
	(thousands of dollars)
Divestitures	(55,880	)(a)
Merger-related transaction expenses	(13,884)
Write off deferred financing costs	(2,034)
Valuation allowance AMCE deferred tax asset	(73,023)

Accumulated deficit	$(144,821)

  (a)
  Represents the net book value of assets and liabilities expected to be disposed of to gain U.S. Department of Justice approval of the Mergers. We expect sales proceeds to approximate $67 million, but have not included them in our pro forma adjustments in our statement of operations pursuant to Article 11 of Regulation S-X. See Note 13.

The merger of AMCE and Loews is being treated as a purchase with AMCE as the accounting acquirer in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." The following is a summary of the preliminary allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the merger of AMCE and Loews. Our allocations of purchase price were based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness, bid prices from potential buyers and a preliminary valuation assessment prepared by a valuation specialist.

Amounts
(thousands of dollars)
Cash and cash equivalents	$145,324
Other current assets	70,175
Property, net	839,457
Intangible assets, net	78,231
Goodwill	676,710
Other long-term assets	69,464
Long-lived asset disposal group	34,671
Current liabilities	(199,560)
Corporate borrowings	(1,048,202)
Capital and financing lease obligations	(26,099)
Other long-term liabilities	(116,224)

Total estimated purchase price	$523,947

Our preliminary allocation of purchase price consisted primarily of:

(a)
a write up of property, net of $180.7 million to reflect estimated fair value of furniture, fixtures, equipment, leasehold improvements and real estate;

(b)
a write down of intangible assets, net of $70.0 million comprised principally of write downs of the Loews trademark/tradename of $85.4 million, write downs of the Cinemex tradename of $1.2 million offset by write ups for favorable leases of $3.2 million and Loews' advertising contract for $13.4 million;

(c)
a recognition of net deferred tax liabilities in Mexican tax jurisdictions of $10.6 million;

(d)
a write down of other long-term assets of $27.5 million comprised of write downs of deferred charges on corporate borrowings of $30.4 million offset by write ups of software of $2.2 million and write ups of U.S. joint ventures of $0.7 million;

(e)
a write up of current liabilities of $29.4 million which reflects the expected costs under a plan to involuntarily terminate or relocate approximately 230 employees of Loews in connection with the Merger Transactions;

(f)
a net write up in corporate borrowing of $3.9 million to reflect the anticipated consent payment on the Loews Notes;

(g)
a write down of capital and financing lease obligations of $3.2 million as a result of remeasuring the liabilities at AMCE's incremental borrowing rate; and

(h)
a write up of long-term liabilities of $11.7 million comprised of write ups for unfavorable leases of $19.7 million, and a write up in pension and postretirement liabilities of $0.6 million to reflect the projected benefit obligation in excess of plan assets and eliminate any previously existing unrecognized net loss, unrecognized prior service cost and unrecognized transition obligation offset by a write off of deferred rent of $9.7 million.

(5)
Reflects reclassifications to conform Loews presentation to AMCE presentation.

(6)
Reflects purchase accounting and financing pro forma adjustments for the Marquee Transactions on December 23, 2004 and the Loews Transactions on July 31, 2004:

	AMC Entertainment Inc.	Loews
	52 Weeks Ended March 31, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars)
Unfavorable lease and straight-line rent amortization	$(4,806)	$—
Non-recurring transaction costs	(63,057)	(8,619)
Non-recurring financing costs	—	(7,738)
Management fee	—	(300)
	Entertainment Inc.
	AMCE	Loews
	52 Weeks Ended March 31, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars)
Depreciation and amortization:
FF&E and leasehold improvements	$21,933	$4,200
Favorable leases	3,653	—
Software	694	—
Moviewatcher	8,101	—
Trademark	—	2,511
Goodwill	—	—

	$34,381	$6,711

AMCE
52 Weeks Ended March 31, 2005
(thousands of dollars)
Interest Expense:
Corporate Borrowings:
9 1/2% Senior subordinated notes due 2011	$(849)
9 7/8% Senior subordinated notes due 2012	(1,760)
8% Senior subordinated notes due 2014	120
Other long-term assets:
9 1/2% Senior subordinated notes due 2011	(276)
9 7/8% Senior subordinated notes due 2012	(439)
8% Senior subordinated notes due 2014	(337)

$(3,541)

(7)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for our contribution to National CineMedia, LLC. The historical revenues and expenses of National Cinema Network will be consolidated by National CineMedia, LLC as a result of our contribution to National CineMedia, LLC. The pro forma adjustments do not reflect any additional amounts of revenues or equity in earnings from National CineMedia, LLC. We expect that we should receive additional distributions from National CineMedia, LLC and equity in their earnings but have not included them in our pro forma adjustments pursuant to Article 11 of Regulation S-X.

(8)
Reflects the removal of Loews' share of the equity loss from operations of its former German joint venture as a result of the sale of its interest in that joint venture to the former investors and the removal of Loews' share of the equity earnings of its South Korean joint venture, Megabox, as a result of the sale of its equity investment in that joint venture:

	Loews	Loews
	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005
	(thousands of dollars)
Remove equity loss from German joint venture	$(1,882)	$—
Remove gain on sale from South Korean joint venture (Megabox)	—	18,761
Remove equity in earnings from South Korean joint venture (Megabox)	3,959	4,119

	$2,077	$22,880

(9)
Reflects change in interest expense for debt issued in connection with the Marquee Transactions on December 23, 2004 and the Loews Transactions on July 31, 2004:

	AMCE	Loews
	52 Weeks Ended March 31, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars)
Interest Expense:
Senior floating rate notes due 2010 (9.3575%)	$10,996	$—
8 5/8% senior fixed rate notes due 2012	8,326	—
Rolled over interest	—	504
Revolving loan of existing Loews senior secured credit facility	—	522
Term loan of existing Loews senior secured credit facility	—	2,389
Loews Notes	—	9,431

	$19,322	$12,846

	AMCE	Loews
	52 Weeks Ended March 31, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars)
Amortization Expense:
Senior floating rate notes due 2010 (9.3575%)	$451	$—
8 5/8 senior fixed rate notes due 2012	398	—
Write off costs for bridge loan	—	(5,750)
Term loan of existing Loews senior secured credit facility	—	204
Loews Notes	—	477

	$849	$(5,069)

Interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the senior floating rate notes, we have utilized a three-month LIBOR rate, as of April 24, 2006, of 5.11%. In the event the interest rate on the senior notes increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $154 thousand accordingly.

(10)
Reflects change in interest expense for debt issued in connection with the Merger Transactions:

	AMCE
	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005
	(thousands of dollars)
Interest Expense:
Debt issued in connection with the Mergers (term loan of new senior secured credit facility and 11% senior subordinated notes due 2016)	$81,868	$61,401

Amortization Expense:
Term Loan of new senior secured credit facility	$1,257	$943
Revolving loan of new senior secured credit facility	446	334
11% senior subordinated notes due 2016	921	692

	$2,624	$1,969

The interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the new senior secured term loan facility, we have utilized a one-month LIBOR rate, as of April 24, 2006, of 4.97%. In the event the interest rate on the new senior secured term loan facility increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $488 accordingly. In the event the interest rate on the new senior subordinated debt increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $244 thousand accordingly.

	Loews
	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005
	(thousands of dollars)
Interest Expense:
Term loan of terminated Loews senior secured credit facility	$(26,492)	$(27,806)
Tendered Loews Notes	(28,350)	(21,328)

	$(54,842)	$(49,134)

Amortization Expense:
Term loan of terminated Loews senior secured credit facility	$(2,983)	$(2,119)
Tendered Loews Notes	(1,428)	(1,114)

	$(4,411)	$(3,233)

(11)
Reflects the elimination of interest expense, interest income and income tax provisions of Marquee Holdings, Inc. and Marquee Inc. recorded by the Successor and also recorded by the Predecessor pursuant to FIN 46(R).

(12)
Reflects the elimination of interest expense, interest income and income tax provision of Marquee Inc. recorded by the Successor and also recorded by the Predecessor pursuant to FIN 46(R).

(13)
Exclusion of revenues and expenses and disposition of assets and liabilities for AMCE and Loews theatres expected to be disposed of in connection with the approval of the Mergers by the Department of Justice:

	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005
	(thousands of dollars)
Revenues	$82,123	$59,075
Cost of operations	53,151	39,178
Rent	15,848	11,930
Depreciation & amortization	7,109	5,330
As of December 29, 2005
(thousands of dollars)
Property, net	$67,267
Intangible assets, net	739
Other long-term liabilities	(12,126)

Net assets	$55,880

(14)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for purchase accounting to reflect the following:

	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
FF&E and leasehold improvements	$18,071	$13,553	10 years	Property, net
Favorable leases	764	(657)	11 years	Intangibles, net
Software	746	560	3 years	Other long-term assets
Advertising contract(a)	3,338	2,504	3 years	Intangibles, net
Trademark	—	—	Indefinite	Intangibles, net
Goodwill	—	—	Indefinite	Goodwill

	$22,919	$15,960

  (a)
  The amortization of the fair market value of this asset will reflect the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. Accordingly, we have calculated the consumption patter of this asset by comparing the undiscounted cash flows for each year with the sum of the undiscounted cash flows generated by this asset to develop the ratio of the fair value of the asset that would be amortized during that period.

	52 Weeks Ended March 31, 2005	39 Weeks Ended December 29, 2005
	(thousands of dollars)
Rent:
Unfavorable leases	$(4,490)	$(1,629)
(15)
Represents the income tax impact, in U.S. tax jurisdictions at our statutory tax rate of approximately 40%. General and administrative expenses incurred that were directly related to the Marquee Transactions and the removal of equity in earnings related to the South Korean and German joint ventures have been treated as permanent differences for income tax purposes.

(16)
Represents the impact to the income tax provision as a result of establishing a full valuation allowance for the AMCE U.S. tax jurisdiction deferred tax asset in conjunction with the Merger Transactions. See 2(b) for additional discussion.

AMCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meanings ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        We are one of the world's leading theatrical exhibition companies. As of December 29, 2005, we owned, operated or had interests in 244 theatres with a total of 3,690 screens, with 91%, or 3,363, of our screens in the U.S. and Canada, and 9%, or 327, of our screens in Argentina, Brazil, Chile, Uruguay, France, Portugal, Spain and the United Kingdom. We disposed of our only theatre in Hong Kong on January 5, 2006 and entered into a license agreement with the purchaser for continued use of our trademark.

        We completed the Marquee Transactions on December 23, 2004 in which Holdings acquired AMC Entertainment. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMC Entertainment (the "Predecessor"). Upon the consummation of the merger between Marquee and AMC Entertainment on December 23, 2004, Marquee merged with and into AMC Entertainment ("AMCE" or the "Company"), with AMC Entertainment as the surviving reporting entity (the "Successor"). The Merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment as of December 23, 2004, the merger date.

        We are organized as an intermediate holding company. Following the consummation of the Merger on December 23, 2004, we became a privately held company, wholly-owned by Holdings. Holdings is wholly-owned by J.P. Morgan Partners LLC, Apollo Investment Fund V, L.P. (the "Sponsors"), other co-investors and certain members of management. Our principal directly owned subsidiaries are American Multi-Cinema, Inc. ("AMC") and AMC Entertainment International, Inc. ("AMCEI"). We conduct our U.S. and Canada theatrical exhibition business through AMC and its subsidiaries and AMCEI and its subsidiaries. We are operating theatres outside the United States primarily through AMCEI and its subsidiaries.

        On March 29, 2005, the Company and another exhibitor combined their respective cinema screen advertising businesses into a new joint venture company called NCM. The new company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. We contributed fixed assets and exhibitor agreements to NCM. Additionally, we paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above NCM issued a 37% interest in its Class A units to NCN. Since that date, NCN's interest has declined to 29% due to the entry of new investors.

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, the parent of Loews, pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger. The Merger Transactions closed on January 26, 2006. Upon completion of the mergers, the existing stockholders of Holdings hold approximately 60% of its outstanding capital stock, and the existing stockholders of LCE Holdings, including affiliates of Bain Capital

Partners, LLC, The Carlyle Group and Spectrum Equity Investors, hold approximately 40% of the outstanding capital stock of Holdings.

        In connection with the merger with Loews, on January 26, 2006, AMCE entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "Notes due 2016");

  •
  a new senior secured credit facility with Citicorp North America, Inc., Banco Nacional De Mexico, S.A., Integrante del Grupo Financiero Banamex and the lenders named therein, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility (the "New Credit Facility");

  •
  the termination of AMCE's March 25, 2004 senior secured credit facility, under which no amounts are currently outstanding;

  •
  the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder (the "Loews Facility"); and

  •
  the completion of a tender offer and consent solicitation (the "Tender Offer") for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        In addition, certain subsidiaries acquired in the merger with Loews have approximately $107 million of borrowings under the Cinemex Credit Facility and $30 million in capital and financing lease obligations.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews Facility, to Fund the Tender Offer, to pay related fees and expenses, and to pay fees and expenses related to the Mergers.

        On June 30, 2005, we sold one of our wholly-owned subsidiaries Japan AMC Theatres Inc., including four of our five theatres in Japan. We sold our remaining Japan theatre on September 1, 2005. The operations and cash flows of the Japan theatres have been eliminated from our ongoing operations as a result of the disposal transactions. We do not have any significant continuing involvement in the operations of the Japan theatres. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in our International theatrical exhibition operating segment.

        For financial reporting purposes we have three segments, U.S. and Canada theatrical exhibition (formerly, North American theatrical exhibition), International theatrical exhibition and Other, with the most significant activity in Other related to on-screen advertising.

        Our U.S. and Canada and International theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift certificates and theatre tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2005, films licensed from our ten largest distributors based on revenues accounted for approximately 91% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2004, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the Motion Picture Association of America. During 2004, 475 first-run motion pictures were released by distributors in the United States.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We believe our introduction of the megaplex concept in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. From 1995 through December 29, 2005, we added 120 theatres with 2,479 new screens, acquired 98 theatres with 954 screens and disposed of 206 theatres with 1,673 screens. As of December 29, 2005, approximately 74%, or 2,723, of our screens were located in megaplex theatres.

Thirty-nine Weeks Ended December 29, 2005 compared to the Unaudited Pro Forma Thirty-nine Weeks Ended December 30, 2004

        As a result of the December 23, 2004 merger described above, our Predecessor does not have financial results for the one week period ended December 30, 2004. In order to present Management's Discussion and Analysis in a way that offers investors a meaningful period to period comparison, we have combined the prior year Predecessor Theatrical Exhibition and Other operating information (thirty-eight weeks) with prior year Successor operating information (one week), on an unaudited pro forma combined basis. The unaudited pro forma combined data consist of unaudited Predecessor information for the thirty-eight weeks ended December 23, 2004 and unaudited Successor information for the one week ended December 30, 2004. The pro forma information for the thirty-nine week period ended December 30, 2004 does not purport to represent what our consolidated results of operations would have been if the Successor had actually been formed on April 1, 2004, nor have we made any attempt to either include or exclude expenses or income that would have resulted had the acquisition actually occurred on April 1, 2004.

        Set forth in the table below is the pro forma summary of revenues, costs and expenses attributable to the Company's U.S. and Canada and International theatrical exhibition operations and Other businesses, with the most significant activity in Other related to on-screen advertising. Reference is made to Note 11 to the Notes to the Consolidated Financial Statements for additional information about our operations by operating segment.

	Thirty-nine Weeks Ended December 29, 2005	One Week Ended December 30, 2004	Thirty-eight Weeks Ended December 23, 2004	Pro Forma Thirty-nine Weeks Ended December 30, 2004	% Change
	(Successor)	(Successor)	(Predecessor)
	(thousands of dollars except operating data)
Revenues
U.S. and Canada theatrical exhibition
Admissions	$788,018	$39,006	$836,254	$875,260	(10.0)%
Concessions	313,971	15,696	326,086	341,782	(8.1)%
Other theatre	58,426	1,734	43,306	45,040	29.7%

	$1,160,415	$56,436	$1,205,646	$1,262,082	(8.1)%

International theatrical exhibition
Admissions	35,333	1,481	35,945	37,426	(5.6)%
Concessions	11,606	446	11,517	11,963	(3.0)%
Other theatre	2,161	90	2,049	2,139	1.0%

	$49,100	$2,017	$49,511	$51,528	(4.7)%

Other	13,024	1,420	38,811	40,231	(67.6)%

Total Revenues	$1,222,539	$59,873	$1,293,968	$1,353,841	(9.7)%

Cost of Operations
U.S. and Canada theatrical exhibition
Film exhibition costs	$422,886	$21,065	$447,412	$468,477	(9.7)%
Concession costs	33,604	1,842	37,161	39,003	(13.8)%
Theatre operating expense	291,462	7,997	287,283	295,280	(1.3)%
Rent	221,681	5,580	214,927	220,507	0.5%
Preopening expense	4,251	66	1,292	1,358	*
Theatre closure expense	1,317	(147)	10,758	10,611	(87.6)%

	$975,201	$36,403	$998,833	$1,035,236	(5.8)%

International theatrical exhibition
Film exhibition costs	$17,189	$750	$17,674	$18,424	(6.7)%
Concession costs	2,263	61	2,564	2,625	(13.8)%
Theatre operating expense	14,363	518	14,556	15,074	(4.7)%
Rent	15,823	469	17,281	17,750	(10.9)%
Theatre closure expense	73	—	—	—	*

	$49,711	$1,798	$52,075	$53,873	(7.7)%

Other	14,501	939	31,440	32,379	(55.2)%
Theatre and other closure expense
(included in Other)	—	279	—	279	(100)%
General and administrative expense:
Merger and acquisition costs	2,909	20,000	42,732	62,732	(95.4)%
Management Fee	1,500	—	—	—	*
Other	28,237	1,365	33,908	35,273	(19.9)%
Restructuring charge	3,935	—	—	—	*
Depreciation and amortization	112,122	3,158	90,259	93,417	20.0%
Disposition of assets and other gains	(1,067)	—	(2,715)	(2,715)	(60.7)%

Total costs and expenses	$1,187,049	$63,942	$1,246,532	$1,310,474	(9.4)%

	Thirty-nine Weeks Ended December 29, 2005	One Week Ended December 30, 2004	Thirty-eight Weeks Ended December 23, 2004	Pro Forma Thirty-nine Weeks Ended December 30, 2004
	(Successor)	(Successor)	(Predecessor)
	(thousands of dollars except operating data)
Operating Data (at period end):
Screen additions	92	—	44	44
Screen dispositions	116	—	28	28
Average screens—
continuing operations(1)	3,456	—	—	3,456
Number of screens operated	3,690	—	—	3,728
Number of theatres operated	244	—	—	249
Screens per theatre	15.1	—	—	15.0
Attendance—
continuing operations(1) (in thousands)	119,858	6,114	131,030	137,144

(1)
Includes consolidated theatres only.

*
Percentage change in excess of 100%

        Revenues.    Total revenues decreased 9.7%, or $131,302,000, during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004.

        U.S. and Canada theatrical exhibition revenues decreased 8.1% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. Admissions revenues decreased 10.0% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004, due to a 12.8% decrease in total attendance and a 13.8% decrease in attendance at comparable theatres or those opened on or before the first quarter of fiscal 2005, partially offset by a 3.3% increase in average ticket price. Industry-wide box office declined 6%, with attendance estimated to be down over 10% and average ticket prices estimated to be up approximately 5%. The year over year comparison of our U.S. and Canada admissions revenues and industry-wide box office was impacted by higher levels of new screen growth by the industry, higher average ticket price increases by the industry as a whole and a reduction in attendance at our theatres in the New Orleans market due to Hurricane Katrina. In addition, our year over year comparison was affected by a change in genre mix of pictures. We opened 6 theatres with 92 screens and closed 6 theatres with 51 screens since December 30, 2004. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket price and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues decreased 8.1% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in attendance, partially offset by a 5.4% increase in average concessions per patron related to price increases and an increase in units sold per patron. Other theatre revenues increased 28.0% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues.

        International theatrical exhibition revenues decreased 4.7% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. Admissions revenues decreased 5.6% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to an 8.2% decrease in attendance impacted by overall popularity of film product and a stronger U.S. dollar, partially offset by a 2.8%

increase in average ticket price. Concession revenues decreased 3.0% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in attendance and a stronger U.S. dollar, partially offset by a 5.6% increase in concessions per patron. International revenues were negatively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated loss from continuing operations.

        Revenues from Other decreased 67.6% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the contribution of NCN's net assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada other theatre revenues.

        Costs and expenses.    Total costs and expenses decreased 9.4%, or $123,425,000, during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004.

        U.S. and Canada theatrical exhibition costs and expenses decreased 5.8% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. Film exhibition costs decreased 9.7% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in admissions revenues, offset by an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 53.7% in the current period as compared with 53.5% in the pro forma prior period due to increased film rental terms, which were impacted by Star Wars Episode III: Revenge of the Sith, whose audience appeal led to higher than normal film rental terms during the period. Concession costs decreased 13.8% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in concessions revenues and a decrease in concessions costs as a percentage of concession revenues. As a percentage of concessions revenues concession costs were 10.7% in the current period compared with 11.4% in the pro forma prior period. As a percentage of revenues, theatre operating expense was 25.1% in the current period as compared to 23.4% in the pro forma prior period due primarily to the decline in revenues. Rent expense increased 0.5% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 primarily due to the opening of new theatres, offset by the repurchase of certain leased FF&E assets during the fourth fiscal quarter of fiscal 2005. During the thirty-nine weeks ended December 29, 2005, we recognized $1,317,000 of theatre and other closure expense due primarily to accretion of the closure liability related to theatres closed during prior periods. During the pro forma thirty-nine weeks ended December 30, 2004, we recognized $10,611,000 of theatre and other closure expense related primarily to the closure of three theatres with 22 screens.

        International theatrical exhibition costs and expenses decreased 7.7% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. Film exhibition costs decreased 6.7% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in admissions revenues and a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 48.6% in the current period as compared with 49.2% in the pro forma prior period. Concession costs decreased 13.8% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the decrease in concession revenues and a decrease in concession costs as a percentage of revenue from 21.9% in the pro forma prior period to 19.5% in the current period. Theatre operating expense decreased 4.7% and rent expense decreased 10.9% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. We continually monitor the performance of our international theatres and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space which could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements. International theatrical exhibition costs and expenses were positively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated loss from continuing operations.

        Costs and expenses from Other decreased 55.2% during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 due to the contribution of net assets by NCN to NCM.

  General and Administrative Expense:

        Merger and acquisition costs.    Merger and acquisition costs decreased $59,823,000 from $62,732,000 to $2,909,000 during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004. The prior year costs were higher primarily due to the costs associated with the Marquee Transactions consummated during the third quarter of fiscal 2005. Current year costs are primarily comprised of costs related to the Merger Transactions and other potential acquisition and divestiture activities.

        Management fees.    Management fees increased $1,500,000 during the current period. Management fees of $250,000 are paid quarterly, in advance, to two primary shareholders of our parent in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 19.9%, or $7,036,000, during the thirty-nine weeks ended December 29, 2005 compared to the pro forma thirty-nine weeks ended December 30, 2004 primarily due to a $3,764,000 decrease in incentive-based compensation, due to our decline in operating results and a $2,447,000 decrease in salaries and benefits as a result of our reorganization activities.

        Restructuring Charge.    Restructuring charges were $3,935,000 during the thirty-nine weeks ended December 29, 2005. These expenses are related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. Our organizational restructuring is substantially complete.

        Depreciation and Amortization.    Depreciation and amortization increased 20.0%, or $18,705,000, compared to the pro forma prior period, due primarily to increased asset values associated with fair value adjustments recorded as a result of the Merger and the opening of new theatres.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $1,067,000 in the current period compared to $2,715,000 in the pro forma prior period. The current and pro forma prior periods include $935,000 and $2,310,000, respectively, of settlements received related to fireproofing claims at various theatres (see Note 13—Commitments and Contingencies to Consolidated Financial Statements]). The current period also includes recoveries of deposits totaling $120,000, $22,000 for disposals of NCN equipment and miscellaneous disposal losses of $10,000. The pro forma prior period also included $320,000 of gain related to a sale of NCN equipment and a $111,000 settlement received from a construction contractor related to one Canada theatre, partially offset by miscellaneous disposal losses of $26,000.

        Other Income.    Other income includes $7,312,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, insurance recoveries of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 of business interruption insurance recoveries related to Hurricane Katrina.

        Interest Expense.    Interest expense was $78,317,000, $14,776,000 and $74,259,000 for the Successor period ended December 29, 2005, the Successor period ended December 30, 2004 and the Predecessor period ended December 23, 2004, respectively. Interest expense for the Successor period ended December 29, 2005 compared to the Predecessor period ended December 23, 2004 increased primarily due to increased borrowings related to the Marquee Transactions. Interest expense of $22,968,000, $13,521,000 and $12,811,000 related to the Fixed Notes due 2012 and the Floating Notes due 2010 was recorded for the Successor period ended December 29, 2005, the Successor period ended December 30, 2004 and the Predecessor period ended December 23, 2004, respectively. The increase in interest was partially offset by a decrease in interest related to the Holdings notes for which we recorded interest expense of $7,135,000 for the Predecessor period ended December 23, 2004. The interest on the Fixed Notes due 2012 and the Floating Notes due 2010 was required to be consolidated into the Predecessor period ended December 23, 2004 as well as the Successor period ended December 30, 2004 pursuant to FIN 46R. See Note 1—Basis of Presentation in the Consolidated Financial Statements for additional information about FIN 46R.

        On August 18, 2004, Marquee issued $250,000,000 of the Fixed Notes due 2012 and $205,000,000 of the Floating Notes due 2010, the interest rate of which is currently 8.04% per annum. We assumed Marquee's obligations under the Fixed Notes due 2012 and the Floating Notes due 2010 in the Marquee Transactions. On August 18, 2004, Holdings issued $304,000,000 aggregate principal amount at maturity of Discount Notes due 2014 for gross proceeds of $169,917,760. Interest expense associated with the Discount Notes due 2014 is only included in the Consolidated Statement of Operations of the Predecessor through December 23, 2004.

        Investment Income.    Investment loss was $2,251,000 for the Successor period ended December 29, 2005 compared to income of $2,247,000 and $6,476,000 for the Successor period ended December 30, 2004 and the Predecessor period ended December 23, 2004, respectively. Equity in losses of non-consolidated entities were $3,578,000 in the Successor period ended December 29, 2005 compared to income of $129,000 in the prior periods. Interest income for the Successor period ended December 29, 2005 was $1,128,000. Prior year periods interest income was higher primarily due to the escrow funds and increased cash available for investment during the period. The interest on these funds was required to be included in the Predecessor period ended December 23, 2004 pursuant to FIN 46R. See Note 1—Basis of Presentation in the Consolidated Financial Statements for additional information about FIN 46R. Current period losses are also partially offset by increased gains on investments of $213,000.

        Income Tax Provision (Benefit).    The benefit for income taxes from continuing operations was $12,800,000 for the Successor period ended December 29, 2005 compared to a provision of $1,500,000 for the Successor period ended December 30, 2004 and a provision of $15,000,000 for the Predecessor period ended December 23, 2004. The Successor period ended December 30, 2004 included $20,000,000 in the Marquee Transaction costs which were treated as non-deductible and the Predecessor period ended December 23, 2004 included $42,732,000 of the Marquee Transaction costs which were treated as non-deductible. See Note 9 to the Consolidated Financial Statements. The effective tax rates for income taxes from continuing operations for the current and prior periods were 38.7%, (9.1%) and (73.7%), respectively.

        Loss From Discontinued Operations, Net.    On June 30, 2005 we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens. The results of operations of these theatres have been classified as discontinued operations. Additionally, on September 1, 2005 we sold the remaining Japan theatre with 16 screens and have classified its operations as discontinued operations. The information presented for all periods reflects the new classification. See Note 3 to the Consolidated Financial Statements for the components of the loss from discontinued operations.

        Net Loss for Shares of Common Stock.    Loss for shares of common stock for the thirty-nine week periods was $42,749,000, 17,903,000 and $140,178,000 for the Successor period ended December 29, 2005, the Successor period ended December 30, 2004 and the Predecessor period ended December 23, 2004, respectively. Preferred Stock dividends of 1,023 shares of Preferred Stock valued at $2,362,000 for the period from April 1, 2004 to April 19, 2004, cash dividends of $9,349,000 for the period from April 19, 2004 through September 30, 2004, special Preferred Stock dividends and 33,408 shares of Preferred Stock valued at $91,113,000 and accretion of $1,476,000 were recorded during the Predecessor period ended December 23, 2004. In connection with the the Marquee Transaction, each outstanding share of Preferred Stock converted into the right to receive $2,727.27 in cash.

        Fiscal years 2005 and 2004 include 52 weeks. Fiscal year 2003 includes 53 weeks.

	14 Weeks Ended March 31, 2005	38 Weeks Ended Dec. 23, 2004	Pro Forma 52 Weeks Ended March 31, 2005	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)		(Predecessor)	(Predecessor)
	(Dollars in thousands)
Revenues
North American theatrical exhibition:
Admissions	$292,514	$836,254	$1,128,768	$1,125,922	$1,133,477
Concessions	115,997	326,086	442,083	434,024	448,896
Other theatre	14,052	43,306	57,358	49,241	45,767

	422,563	1,205,646	1,628,209	1,609,187	1,628,140

International theatrical exhibition:
Admissions	14,428	35,945	50,373	45,258	37,544
Concessions	4,569	11,517	16,086	13,220	9,981
Other theatre	873	2,049	2,922	2,320	2,241

	19,870	49,511	69,381	60,798	49,766
NCN and other:	10,467	38,811	49,278	52,454	55,693

Total revenues	$452,900	$1,293,968	$1,746,868	$1,722,439	$1,733,599

Costs and Expenses
North American theatrical exhibition:
Film exhibition costs	$150,557	$447,412	$597,969	$599,746	$619,949
Concession costs	12,575	37,161	49,736	46,191	49,496
Theatre operating expense	103,578	286,706	390,284	389,665	411,840
Rent	77,804	214,927	292,731	277,584	268,695
Preopening expense	39	1,292	1,331	2,921	2,430
Theatre and other closure expense	988	10,758	11,746	3,570	1,968

	345,541	998,256	1,343,797	1,319,677	1,354,378

International theatrical exhibition:
Film exhibition costs	6,782	17,674	24,456	22,102	17,657
Concession costs	773	2,564	3,337	3,021	2,480
Theatre operating expense	5,031	15,133	20,164	17,678	16,465
Rent	6,100	17,281	23,381	21,361	17,412
Preopening expense	—	—	—	937	797
Theatre and other closure expense	—	—	—	—	3,405

	18,686	52,652	71,338	65,099	58,216

NCN and other:	10,461	31,440	41,901	46,847	52,444
Theatre and other closure expense (NCN and other)	279	—	279	498	43
General and administrative expense:
Merger and acquisition costs	22,268	42,732	65,000	5,508	1,128
Management fee	500	—	500	—	—
Other	14,716	33,908	48,624	56,500	66,215
Restructuring Charge:	4,926	—	4,926	—	—
Depreciation and amortization	45,263	90,259	135,522	120,867	123,808
Impairment of long-lived assets	—	—	—	16,272	14,564
Disposition of assets and other gains	(302)	(2,715)	(3,017)	(2,590)	(1,385)

Total costs and expenses	$462,338	$1,246,532	$1,708,870	$1,628,678	$1,669,411

Pro Forma Year Ended March 31, 2005 and Year Ended April 1, 2004

        Revenues.    Total revenues increased 1.4%, or $24,429,000, on a pro forma basis, during the year ended March 31, 2005 compared to the year ended April 1, 2004.

        North American theatrical exhibition revenues increased 1.2%, on a pro forma basis, from the prior year. Admissions revenues increased 0.3%, on a pro forma basis, due to a 3.8% increase in average ticket price partially offset by a 3.4% decrease in attendance. The increase in average ticket prices was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance decreased primarily due to a 5.8% decrease in attendance at comparable theatres (theatres opened on or before April 4, 2003) related to overall popularity and mix of film product and a decrease in attendance due to theatre closures, partially offset by an increase in attendance at new theatres. We closed 6 theatres with 42 screens and opened three theatres with 44 screens since fiscal 2004. Concessions revenues increased 1.9%, on a pro forma basis, due to a 5.4% increase in average concessions per patron related to price increases partially offset by the decrease in attendance.

        International theatrical exhibition revenues increased 14.1%, on a pro forma basis. Admissions revenues increased 11.3%, on a pro forma basis, due to a 6.4% increase in average ticket price due primarily to the weaker U.S. dollar and a 4.6% increase in attendance, primarily at new theatres. Attendance at comparable theatres was approximately the same. Concession revenues, on a pro forma basis, increased 21.7% due to a 16.3% increase in concessions per patron and the increase in total attendance. Concessions per patron increased primarily due to the weaker U.S. dollar.

        Revenues from NCN and other decreased 6.1%, on a pro forma basis, from the prior year due to a decrease in advertising revenues resulting from a reduction in screens served by NCN. This decline resulted from an initiative to improve profitability by eliminating marginally profitable contracts with certain theatre circuits.

        Costs and expenses.    Total costs and expenses increased 4.9%, on a pro forma basis, or $80,192,000, during the year ended March 31, 2005 compared to the year ended April 1, 2004.

        North American theatrical exhibition costs and expenses increased 1.8%, on a pro forma basis, from the prior year. Film exhibition costs decreased 0.3%, on a pro forma basis, due to a decrease in the percentage of admissions paid to film distributors partially offset by the increase in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 53.0% in the current year as compared with 53.3% in the prior year. Concession costs increased 7.7%, on a pro forma basis, due to the increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 11.3%, on a pro forma basis, in the current year compared with 10.6% in the prior year. As a percentage of revenues, theatre operating expense was 24.0% in the current year, on a pro forma basis, as compared to 24.2% in the prior year. Rent expense increased 5.5%, on a pro forma basis, due primarily to the opening of theatres and screens since April 1, 2004 and the sale and lease back of the real estate assets associated with three theatres for proceeds of $63,911,000 on March 30, 2004. During fiscal 2005, on a pro forma basis, we recognized $11,746,000 of theatre and other closure expense related primarily to accruals for future minimum rentals on three theatres with 22 screens closed during the current period. During fiscal 2004, we incurred $3,570,000 of theatre and other closure expense related primarily to a payment to a landlord to terminate a lease on a theatre closed during the current period and due to accruals for future minimum rentals on three theatres with 20 screens closed during the year. Theatres closed prior to their lease expiration may require payments to the landlords to terminate the leases, which we estimate could approximate $250,000, in the aggregate over the next three years.

        International theatrical exhibition costs and expenses increased 9.6%, on a pro forma basis. Film exhibition costs increased 10.7%, on a pro forma basis, due to the increase in admissions revenues partially offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 48.6%, on a pro forma basis, in the current period as compared with 48.8% in the prior period. Concession costs increased 10.5%, on a pro forma basis, due to the increase in concession revenues partially offset by a decrease in concession costs as a percentage of concession revenues. As a percentage of concessions revenues, concession costs were 20.7%, on a pro forma basis, in the current year compared with 22.9% in the prior year. Theatre operating expense increased 14.1%, on a pro forma basis, primarily at new theatres, and rent expense increased 9.5%, on a pro forma basis, primarily at new theatres. We continually monitor the performance of our international theatres, and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements. International theatrical exhibition costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated loss from continuing operations.

        Costs and expenses from NCN and other decreased 10.9%, on a pro forma basis, due primarily to the reduction in overhead costs associated with the integration of NCN's administrative functions into our home office location and decreased revenues.

  General and Administrative:

        Merger and acquisition.    Merger and acquisition costs increased $59,492,000 during the current year, on a pro forma basis. The current period reflects costs associated with the Marquee Transactions of $63,057,000 and $1,943,000 for other strategic initiatives. Prior period costs were primarily for professional and consulting expenses directly related to a possible business combination with Loews that did not occur.

        Management fee.    Management fee costs increased $500,000 during the current year, on a pro forma basis. Management fees of $250,000 are paid quarterly, in advance, to two primary shareholders in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 13.9%, on a pro forma basis. Stock-based compensation decreased $7,526,000, during the current year, on a pro forma basis, compared to the prior year. The current pro forma period reflects that certain of the performance measures for fiscal 2005 have not been met and related discretionary awards under the 2003 Long-Term Incentive Plan ("LTIP") will not be made. Accordingly, we have recorded no expense or accrual for fiscal 2005 performance grants under the LTIP. The prior period reflects expense from the plan approval date, September 18, 2003 through April 1, 2004. Current year stock-based compensation expense of $1,201,000 relates to options issued by our parent, Holdings, for certain members of our management. See Note 6 to the Consolidated Financial Statements included herein.

        Restructuring Charge.    Restructuring charges were $4,926,000 during the current year. These expenses are related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure, and a contribution of assets by NCN to NCM. We expect to complete the organizational restructuring including payment of the related costs by June 30, 2005.

        Depreciation and Amortization.    Depreciation and amortization increased 12.1%, on a pro forma basis, or $14,655,000, due primarily to an increase in asset basis of approximately $130,000,000 resulting from the application of fair value accounting in connection with the Marquee Transactions and increases in depreciation resulting from new theatres.

        Impairment of Long-Lived Assets.    No impairment loss was recorded in fiscal 2005. During fiscal 2004, we recognized a non-cash impairment loss of $16,272,000 on 10 theatres with 176 screens. We recognized an impairment loss of $9,866,000 on seven U.S. theatres with 114 screens (in Texas, Maryland, California, Illinois, Wisconsin and Minnesota), $3,525,000 on one theatre in the United Kingdom with 12 screens and $2,881,000 on two Canadian theatres with 50 screens. Our impairment loss included $16,209,000 related to property and $63,000 related to intangible assets. Included in these losses is an impairment of $3,482,000 on 3 theatres with 70 screens that were included in impairment losses recognized in previous periods. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. We have identified 30 multiplex theatres with 261 screens that we may close over the next one to three years due to expiration of leases or early lease terminations. Prior to and including fiscal 2004, $10,763,000 of impairment charges have been taken on these theatre assets and the economic lives of these theatre assets have been revised to reflect management's best estimate of the economic lives of the theatre assets for purposes of recording depreciation.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains increased from a gain of $2,590,000 during the prior year to a gain of $3,017,000 during the current year, on a pro forma basis. The pro forma current period includes settlement gains of $2,610,000 related to various fireproofing claims at two theatres and a $111,000 settlement that was received from a construction contractor related to one Canadian theatre. The pro forma current period also includes a gain of $334,000 related to a sale of NCN equipment. The prior period includes a $1,298,000 gain on the disposition of three theatres and two parcels of real estate held for sale, settlements of $925,000 received related to various fireproofing claims at two theatres and $367,000 related to a settlement with a construction contractor at one theatre.

        Other Income and Expense.    During the current year, on a pro forma basis, we recognized $6,745,000 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote. In the prior year, on March 25, 2004, we redeemed $200,000,000 of our 9 1/2% Senior Subordinated Notes due 2009 for $204,750,000. A loss of $8,590,000 was recognized in connection with the redemption, including a call premium of $4,750,000, unamortized issue costs of $3,291,000 and unamortized discount of $549,000. On March 25, 2004, we redeemed $83,406,000 or our 9 1/2% Senior Subordinated Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,961,000, unamortized issue costs of $1,126,000 and unamortized discount of $270,000. The losses are included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

        Interest Expense.    Interest expense was $41,715,000, $74,259,000 and $77,717,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the Predecessor period ended April 1, 2004, respectively. The current year increase is primarily due to increased borrowing related to the Marquee Transactions. Interest expense of $12,811,000 is included in both the Successor period ended March 31, 2005 and the Predecessor period ended December 23, 2004 related to the Fixed Notes due 2012 and the Floating Notes due 2010. The interest on these notes was required to be included in the Predecessor period ended December 23, 2004 pursuant to FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R").

        On August 18, 2004, we issued $250,000,000 of our Fixed Notes due 2012 and $205,000,000 of our Floating Notes due 2010, the interest rate of which is currently 7.04% per annum. On August 18, 2004, Holdings issued $304,000,000 aggregate principal amount at maturity of the Discount Notes due 2014 for gross proceeds of $169,917,760. Interest expense associated with the Discount Notes due 2014 is included in our Consolidated Statements of Operations through December 23, 2004. See Note 1 to the Consolidated Financial Statements.

        On February 24, 2004, we sold $300,000,000 aggregate principal amount of our 8% Senior Subordinated Notes due 2014. We used the net proceeds (approximately $294,000,000) to redeem our 9 1/2% Senior Subordinated Notes due 2009 and a portion of our 9 1/2% Senior Subordinated Notes due 2011. On March 25, 2004, we redeemed $200,000,000 of our 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 of our 9 1/2% Senior Subordinated Notes due 2011.

        Investment Income.    Investment income was $2,511,000, $6,476,000 and $2,861,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the prior year ended April 1, 2004. Investment income for the Predecessor period ended December 23, 2004 compared to the Predecessor period ended April 1, 2004 increased primarily due to the interest income on funds held in escrow related to the Marquee Transactions and increased cash available for investment during the current period. Interest income of $2,225,000 is included in both the Successor period ended March 31, 2005 and the Predecessor period ended December 23, 2004 related to the escrow funds. The interest on these funds was required to be included in the Predecessor period ended December 23, 2004 pursuant to FIN 46R. See Note 1 to the Consolidated Financial Statements for additional information about the application of FIN 46R to our Consolidated Financial Statements.

        Income Tax Provision.    The benefit for income taxes from continuing operations for the Successor period ended March 31, 2005 was $6,800,000. The Successor period includes $20,000,000 in merger costs which are currently being treated as non-deductible. The provision for income taxes from continuing operations for the Predecessor period ended December 23, 2004 was $15,000,000 and includes $41,032,000 in merger costs which are currently being treated as non-deductible. The effective tax rate for the Successor period ended March 31, 2005 was 16.2% as compared to the Predecessor effective tax rates of (73.7%) and 221.9% for the periods ended December 23, 2004 and April 1, 2004, respectively. The difference in effective rate from the statutory rate of 35% during the Successor period ended March 31, 2005 and Predecessor period ended December 23, 2004 was primarily due to currently non-deductible Merger costs and increase in foreign deferred tax assets for which we provided a valuation allowance. The difference in effective rate from the statutory rate of 35% during fiscal 2004 was primarily due to foreign deferred tax assets (primarily in Spain, the United Kingdom and France) for which we provided a $6,681,000 valuation allowance.

        Loss From Discontinued Operations, Net.    On December 4, 2003, we sold one theatre in Sweden with 18 screens and incurred a loss on sale of $5,591,000. During fiscal 2006 we disposed of five theatres in Japan. The results of operations of the Sweden theatre and Japan theatres have been classified as discontinued operations and information presented for all periods reflects the new classification. See Note 3 to the Consolidated Financial Statements included herein for the components of the loss from discontinued operations.

        Loss for Shares of Common Stock.    Loss for shares of common stock for the year was $34,763,000, $140,178,000 and $50,991,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the Predecessor period ended April 1, 2004. Preferred stock dividends of 1,023 shares of Preferred Stock valued at $2,362,000 for the period from April 1, 2004 to April 19, 2004, cash dividends of $9,349,000 for the period from April 19, 2004 through September 30, 2004, special Preferred Stock dividends and 33,408 shares of Preferred Stock valued at $91,113,000 and accretion of $1,476,000 were recorded during the Predecessor period ended December 23, 2004. Preferred Stock dividends of 19,697 shares of Preferred Stock valued at $40,277,000 were recorded in fiscal 2004.

  Years Ended April 1, 2004 and April 3, 2003

        Revenues.    Total revenues decreased 0.6%, or $11,160,000, during the year ended April 1, 2004 compared to the year ended April 3, 2003.

        North American theatrical exhibition revenues decreased 1.2% from the prior year. Admissions revenues decreased 0.7% due to a 5.9% decrease in attendance partially offset by a 5.6% increase in average ticket price. Attendance decreased primarily due to a 7.2% decrease in attendance at comparable theatres (theatres opened on or before March 29, 2002) related to overall popularity and mix of film product and a decrease in attendance due to theatre closures, partially offset by an increase in attendance at new theatres. We closed 16 theatres with 124 screens, opened six theatres with 102 screens and acquired three theatres with 48 screens since fiscal 2003. The increase in average ticket prices was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues decreased 3.3% due to the decrease in attendance partially offset by a 2.7% increase in average concessions per patron.

        International theatrical exhibition revenues increased 22.2%. Admissions revenues increased 20.5% due to an 18.1% increase in average ticket price and a 2.1% increase in attendance. Attendance at comparable theatres decreased 7.4%, primarily in Europe due to a decline in the popularity of local language film product. We opened one theatre with 12 screens in the United Kingdom since fiscal 2003. Concession revenues increased 32.5% due to a 29.8% increase in concessions per patron resulting from a weaker U.S. dollar and in part from a local currency price increase and the increase in total attendance. International revenues increased by approximately $11,000,000 due to a weaker U.S. dollar.

        Revenues from NCN and other decreased 5.8% from the prior year due to a decrease in advertising revenues resulting from a reduction in screens served by NCN. This resulted from an initiative to improve profitability by eliminating marginally profitable contracts with certain theatre circuits.

        Costs and expenses.    Total costs and expenses decreased 2.4%, or $40,733,000, during the year ended April 1, 2004 compared to the year ended April 3, 2003.

        North American theatrical exhibition costs and expenses decreased 2.6% from the prior year. Film exhibition costs decreased 3.3% due to the decrease in admissions revenues and a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 53.3% in the current year as compared with 54.7% in the prior year. Film exhibition costs for the fifty-three weeks ended April 3, 2003 were impacted by Star Wars Episode II: Attack of the Clones and Spider-man, films whose audience appeal led to higher than normal film rental terms during the period. Concession costs decreased 6.7% due to the decrease in concession revenues and a decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.6% in the current year compared with 11.0% in the prior year. As a percentage of revenues, theatre operating expense was 24.2% in the current year as compared to 25.3% in the prior year. Rent expense increased 3.3% due primarily to the opening of theatres and screens since April 3, 2003 due primarily to the successful implementation of cost savings initiatives. During fiscal 2004, we recognized $3,570,000 of theatre and other closure expense related primarily to a payment to a landlord to terminate a lease on a theatre closed during the current period and due to accruals for future minimum rentals on three theatres with 20 screens closed during the current period. During fiscal 2003, we incurred $1,968,000 of theatre and other closure expense related primarily to the closure of seven theatres with 50 screens. We have currently identified 19 multiplex theatres with 162 screens that we may close over the next one to three years due to expiration of leases or early lease terminations.

        International theatrical exhibition costs and expenses increased 11.8%. Film exhibition costs increased 25.2% due to the increase in admissions revenues and the increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 48.8% in the current period as compared with 47.0% in the prior period. Concession costs increased 21.8% due primarily to the increase in concession revenues. Theatre operating expense increased 7.4%

and rent expense increased 22.7%. We continually monitor the performance of our international theatres, and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements. International theatrical exhibition costs and expenses were negatively impacted by a weaker U.S. dollar and together with the positive impact on revenues had the effect of reducing earnings from continuing operations by approximately $2,000,000.

        Costs and expenses from NCN and other decreased 10.7% due primarily to the reduction in overhead costs associated with the integration of NCN's administrative functions into our home office location.

  General and Administrative

        General and Administrative expenses decreased 7.9%, or $5,335,000, due primarily to decreased special compensation expense of $19,250,000 which was partially offset by increased professional and consulting expenses of $4,380,000 directly related to a possible business combination that was terminated, increased pension expense of $2,503,000, increased deferred cash awards under the 2003 LTIP of $1,605,000 and increased stock-based compensation expense. Stock-based compensation expense increased $6,716,000, during the current year compared to the prior year. The increase is primarily due to $8,021,000 of expense related to deferred stock units granted during the year under the 2003 Long Term Incentive Plan ("LTIP"), partially offset by decreased expense following the vesting of certain restricted stock awards during the first quarter of fiscal 2004.

        Depreciation and Amortization.    Depreciation and amortization decreased 2.4%, or $2,941,000, due primarily to decreases at theatres where certain assets have become fully depreciated partially offset by increased depreciation at new theatres.

        Impairment of Long-Lived Assets.    During fiscal 2004, we recognized a non-cash impairment loss of $16,272,000 on 10 theatres with 176 screens. We recognized an impairment loss of $9,866,000 on seven U.S. theatres with 114 screens (in Texas, Maryland, California, Illinois, Wisconsin and Minnesota), $3,525,000 on one theatre in the United Kingdom with 12 screens and $2,881,000 on two Canadian theatres with 50 screens. Our impairment loss included $16,209,000 related to property and $63,000 related to intangible assets. Included in these losses is an impairment of $3,482,000 on 3 theatres with 70 screens that were included in impairment losses recognized in previous periods. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We are evaluating the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. We have identified 19 multiplex theatres with 162 screens that we may close over the next one to three years due to expiration of leases or early lease terminations. Prior to and including fiscal 2004, $6,302,000 of impairment charges have been taken on these theatre assets and the economic lives of these theatre assets have been revised to reflect management's best estimate of the economic lives of the theatre assets for purposes of recording depreciation. During fiscal 2003, we recognized a non-cash impairment loss of $14,564,000 on four theatres with 61 screens including vacant retail space adjacent to one of the theatres. We recognized an impairment loss of $5,522,000 on one theatre in China (Hong Kong) with 11 screens, $4,960,000 on one theatre in the United Kingdom with 16 screens including vacant retail space adjacent to the theatre, $3,195,000 on one Canadian theatre with 22 screens and $888,000 on one U.S. theatre with 12 screens. Our impairment loss included $14,403,000 of property and $161,000 of intangible assets. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains increased from a gain of $1,385,000 during the prior year to a gain of $2,590,000 during the current year. The current period includes a $1,298,000 gain on the disposition of three theatres and two parcels of real estate held for sale, settlements of $925,000 received related to various fireproofing claims at two theatres and $367,000 related to a settlement with a construction contractor at one theatre. Prior period results include gains on the sale of certain real estate held for investment.

        Other Expense.    On March 25, 2004, we redeemed $200,000,000 of our 9 1/2% Senior Subordinated Notes due 2009 for $204,750,000. A loss of $8,590,000 was recognized in connection with the redemption, including a call premium of $4,750,000, unamortized issue costs of $3,291,000 and unamortized discount of $549,000. On March 25, 2004, we redeemed $83,406,000 or our 9 1/2% Senior Subordinated Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,961,000, unamortized issue costs of $1,126,000 and unamortized discount of $270,000. The losses are included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

        Interest Expense.    Interest expense decreased 0.1%, or $83,000.

        Income Tax Provision.    The provision for income taxes from continuing operations was $11,000,000 in fiscal 2004 and $10,000,000 in fiscal 2003. The effective tax rate was 221.9% for fiscal 2004 compared to (98.9)% for fiscal 2003. The difference in effective rate from the statutory rate of 35% during fiscal 2004 was primarily due to foreign deferred tax assets (primarily in Spain, the United Kingdom and France) for which we provided a $6,681,000 valuation allowance. The difference in effective rate from the statutory rate of 35% during fiscal 2003 was primarily due to $19,250,000 of non-deductible special compensation expense and foreign deferred tax assets (primarily in Spain, the United Kingdom and France) for which we provided a $10,300,000 valuation allowance.

        Loss From Discontinued Operations, Net.    On December 4, 2003, we sold one theatre in Sweden with 18 screens and incurred a loss on sale of $5,591,000. During fiscal 2006 we disposed of five theatres in Japan. The results of operations of the Sweden theatre and Japan theatres have been classified as discontinued operations and information presented for all periods reflects the new classification. See Note 3 to the Consolidated Financial Statements for the components of the loss from discontinued operations.

        Net Loss for Shares of Common Stock.    Net loss for shares of common stock decreased during the year ended April 1, 2004 to a loss of $50,991,000 from a loss of $56,711,000 in the prior year. Preferred Stock dividends of 19,697 shares of Preferred Stock valued at $40,277,000 were recorded in fiscal 2004 compared to Preferred Stock dividends of 18,422 shares of Preferred Stock valued at $27,165,000 in fiscal 2003.

LIQUIDITY AND CAPITAL RESOURCES

        Our revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

Cash Flows from Operating Activities

        Cash flows from operating activities for the thirty-nine week periods, as reflected in the Consolidated Statements of Cash Flows, were $115,988,000, $8,327,000 and $141,654,000 for the Successor period ended December 29, 2005, the Successor period ended December 30, 2004 and the Predecessor period ended December 23, 2004, respectively. The decrease in operating cash flows during the thirty-nine weeks ended December 29, 2005 is primarily due to declines in attendance. We had working capital deficits as of December 29, 2005 and March 31, 2005 of $99,755,000 and $134,961,000, respectively. We had the ability to borrow against our credit facility to meet obligations as they come due and had approximately $162,000,000 and $163,000,000 available on our amended credit facility to meet these obligations as of December 29, 2005 and March 31, 2005, respectively.

        During the thirty-nine weeks ended December 29, 2005, we have opened six theatres with 92 screens and have closed four domestic theatres with 37 screens and disposed of five international theatres in Japan with 79 screens resulting in a circuit total of 244 theatres and 3,690 screens as of December 29, 2005.

        Cash flows provided by (used in) operating activities, as reflected in the Consolidated Statements of Cash Flows, were $(58,560,000), $141,654,000, $183,278,000 and $128,747,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004, the Predecessor period ended April 1, 2004 and the Predecessor period ended April 3, 2003, respectively. The cash used in operating activities for the Successor period ended March 31, 2005 was primarily due to payments of $37,061,000 in transaction costs related to the Marquee Transactions. The decrease in operating cash flows for the Predecessor period ended December 23, 2004 compared to the Predecessor period ended April 1, 2004 was also primarily due to transaction costs related to the Marquee Transactions of which $23,971,000 were paid during the Predecessor period ended December 23, 2004. The increase in operating cash flows from the fifty-three weeks ended April 3, 2003 to the fifty-two weeks ended April 1, 2004 is primarily due to increases in earnings from continuing operations before taxes which includes a $13,947,000 charge against earnings from continuing operations before taxes related to the $292,117,000 repurchase of the 9 1/2% Senior Subordinated Notes due 2009 and the 9 1/2% Senior Subordinated Notes due 2011 included in financing activities. We had a working capital deficit as of March 31, 2005 of $134,961,000 and a working capital surplus as of April 1, 2004 of $137,237,000. The working capital deficit is primarily a result of decreased cash balances resulting from the Marquee Transactions. We have the ability to borrow against our credit facility to meet obligations as they come due and had approximately $163,000,000 available on our credit facility to meet these obligations for each of the periods ended March 31, 2005 and April 1, 2004.

Cash Flows from Investing Activities

        Cash outflows from investing activities for the thirty-nine week periods, as reflected in the Consolidated Statements of Cash Flows, were $(27,447,000), $1,269,873,000 and $692,395,000 for the Successor period ended December 29, 2005, Successor period ended December 30, 2004 and the Predecessor period ended December 30, 2004, respectively. As of December 29, 2005, we had construction in progress of $7,624,000. We had 1 theatre in the U.S. with a total of 14 screens under construction as of December 29, 2005 that is scheduled to open during fiscal 2006. Cash outflows from investing activities include capital expenditures of $77,336,000, $1,490,000 and $66,155,000 during the thirty-nine week periods ended December 29, 2005 (Successor), December 30, 2004 (Successor) and December 23, 2004 (Predecessor), respectively. We expect that our gross capital expenditures in fiscal 2006 will be approximately $142,000,000 and our proceeds from sale/leasebacks will be approximately $29,000,000, from two theatres, one of which is currently under construction. Cash outflows for investing activities include a payment to common and preferred stockholders net of cash acquired of $1,268,564,000 related to the Marquee Transactions. During the Predecessor period ended December 23, 2004 our Predecessor invested $627,338,000 in proceeds related to the Marquee Transactions financing in restricted cash to be used in connection with consummating the Marquee Transactions.

        On June 30, 2005, we sold one of our wholly-owned subsidiaries, Japan AMC Theatres, Inc., including four of our five theatres in Japan for $44,861,000 and, on September 1, 2005, sold our remaining Japan theatre for a sales price of $8,595,000.

        Cash outflows from investing activities, as reflected in the Consolidated Statements of Cash Flows, were $1,259,794,000, $692,395,000, $69,378,000 and $137,201,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004, the Predecessor period ended April 1, 2004 and the Predecessor period ended April 3, 2003, respectively. Cash outflows for investing activities include a payment to common and preferred stockholders net of cash acquired of $1,268,564,000 related to the Marquee Transactions for the Successor period ended March 31, 2005 and an increase of $627,338,000 in restricted cash related to investment of the proceeds from the Fixed Notes due 2012 and the Floating Notes due 2010 issued in order to finance the Marquee Transactions during the Predecessor period ended December 23, 2004 and capital expenditures of $18,622,000, $66,155,000, $95,011,000 and $100,932,000 during the Successor period ended March 31, 2005, Predecessor periods ended December 23, 2004, April 1, 2004 and April 3, 2003, respectively. As of March 31, 2005, we had construction in progress of $29,078,000. We had nine North American theatres with a total of 148 screens under construction as of March 31, 2005. We expect that our gross capital expenditures in fiscal 2006 will be approximately $130,000,000 and our proceeds from sale/leasebacks will be approximately $30,000,000.

        We fund the costs of constructing new theatres using existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for a portion of the construction costs. However, we may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

Cash Flows from Financing Activities

        Cash (outflows) and inflows from financing activities, as reflected in the Consolidated Statement of Cash Flows, were ($25,569,000), $1,401,155,000, and $614,744,000 during the thirty-nine week period ended December 29, 2005 (Successor), from inception on July 16, 2004 through December 30, 2004 (Successor) and thirty-eight week period ended December 23, 2004 (Predecessor). The current period includes cash outflows of $23,820,000 for cash overdrafts, compared to inflows of $27,827,000 and $3,710,000 for the Successor period ended December 30, 2004 and December 23, 2004, respectively. On September 29, 2005 we received $6,661,000 additional construction allowance from our landlord Entertainment Properties Trust related to three of our Canada theatres which allowed for sale leaseback accounting at these locations and reduced our financing lease obligations by approximately $31,292,000, reduced the net book value of building assets related to these locations by approximately $15,839,000 and resulted in a deferred gain of $22,114,000. The deferred gain is amortized as a reduction of rent expense over the remaining terms of the leases. During the period from inception on July 16, 2004 through December 30, 2004 our Successor received proceeds of $455,000,000 related to the Marquee Transactions financing and a capital contribution from Holdings of $934,901,000. During the thirty-eight week period ended December 23, 2004 our Predecessor received proceeds of $624,918,000 related to the Marquee Transactions financing, which includes gross proceeds of $169,918,000 from the Holding notes.

        Concurrently with the consummation of the Marquee Transactions, we entered into an amendment to our credit facility. We refer to this amended credit facility as the "amended credit facility." The amended credit facility modifies our previous Second Amended and Restated Credit Agreement dated as of March 26, 2004 which was superseded in connection with the execution of the "amended credit facility" which was scheduled to mature on April 9, 2009. As of December 29, 2005, we had no amounts outstanding under the amended credit facility and had issued approximately $13,000,000 in letters of credit, leaving borrowing capacity under the amended credit facility of approximately $162,000,000. The amended credit facility was replaced with the New Credit Facility on January 26, 2006.

        The indentures relating to our outstanding notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event (under the indenture for the 9 1/2% Senior Subordinated Notes due 2011) and after giving effect thereto on a pro forma basis (under the indentures for the 9 1/2% Senior Subordinated Notes due 2011, 9 7/8% Senior Subordinated Notes due 2012, Fixed Notes due 2012 and Floating Notes due 2010). Under the indenture relating to the 9 7/8% Senior Subordinated Notes due 2012 and 8% Senior Subordinated Notes due 2014, the most restrictive of the indentures, we could borrow approximately $348,000,000 as of December 29, 2005 in addition to permitted indebtedness (assuming an interest rate of 11% per annum on the additional borrowings). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100.0 million of new "permitted indebtedness" under the terms of the indenture relating to the 2011, 2012 and 2014 notes.

        The indentures relating to the above-described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding 9 1/2% Senior Subordinated Notes due 2011, 9% Senior Subordinated Notes due 2012, 8% Senior Subordinated Notes due 2014, Fixed Notes due 2012 and Floating Notes due 2010 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

        As of December 29, 2005, we were in compliance with all financial covenants relating to the amended credit facility, the 9 1/2% Senior Subordinated Notes due 2011, the 9 7/8% Senior Subordinated Notes due 2012, the 8% Senior Subordinated Notes due 2014, the Fixed Notes due 2012 and the Floating Notes due 2010.

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statements of Cash Flows, were $1,387,456,000, $614,744,000, ($24,613,000) and $33,437,000 for the Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004, the Predecessor period ended April 1, 2004 and the Predecessor period ended April 3, 2003, respectively. Cash flows from financing activities for the Successor period ended March 31, 2005 include a capital contribution from Holdings related to the Marquee Transactions of $934,901,000 and proceeds of $455,000,000 related to the issuance of Fixed Notes due 2012 and the Floating Notes due 2010. Cash flows from financing activities for the Predecessor period ended December 23, 2004, include proceeds related to theissuance of notes of $624,918,000 to finalize the Marquee Transactions.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and potential acquisitions for at least the next twelve months and enable us to maintain compliance with covenants related to the credit facility and the notes.

Merger with Loews Financing Transactions

        In connection with the merger with Loews, on January 26, 2006, AMCE entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of the Notes due 2016;

  •
  the New Credit Facility, consisting of a $650.0 million term loan facility (which was fully drawn upon at closing) and a $200.0 million revolving credit facility (which was unutilized at closing);

  •
  the termination of the amended credit facility;

  •
  the repayment of all outstanding amounts under the Loews Facility; and

  •
  the completion of the Tender Offer for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        In addition, certain subsidiaries acquired in the merger with Loews have approximately $107 million of borrowings under the Cinemex Credit Facility and $30 million in capital and financing lease obligations.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews Facility, to fund the Tender Offer, to pay related fees and expenses, and to pay fees and expenses related to the merger with Loews.

  New Credit Facility

        The New Credit Facility is with a syndicate of banks and other financial institutions and will provide financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice.

        Borrowings under the New Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the initial applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.125% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to AMCE attaining certain leverage ratios. In addition to paying interest on outstanding principal under the New Credit Facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees. We may voluntarily repay outstanding loans under the New Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. We are required to repay $1,625,000 of the term loan quarterly, beginning March 31, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the New Credit Facility are guaranteed by each of the Company's wholly-owned domestic subsidiaries. All obligations under the New Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of the Company's assets as well as those of each subsidiary guarantor.

        The New Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase our capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the New Credit Facility requires that we, commencing with the fiscal quarter ended September 30, 2006, maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The New Credit Facility also contains certain customary affirmative covenants and events of default.

  Our Debt Securities

        In addition to the $325.0 million in aggregate principal amount of our 11% Senior Subordinated Notes due 2016 (the "2016 Notes"), our $205.0 million in aggregate principal amount of senior floating rate notes due 2010 (the "Floating Rate Notes"), $250.0 million in aggregate principal amount of 8 5/8% senior fixed rate notes due 2012 (the "Fixed Rate Notes"), $212.8 million in aggregate principal amount of 9 1/2% senior subordinated notes due 2011 (the "2011 Notes"), $175.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2012 (the "2012 Notes"), and $300.0 million in aggregate principal amount of 8% senior subordinated notes due 2014 (the "2014 Notes") remained in place after the consummation of the Merger Transactions.

        The indentures relating to our outstanding notes allow us, or will allow us, to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our new senior secured credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event (under the indenture for the 2011 Notes) and after giving effect thereto on a pro forma basis (under each other indenture). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100.0 million of new "permitted indebtedness" under the terms of each of the indentures relating to the 2011 Notes, the Fixed Rate Notes, the 2012 Notes, the 2014 Notes and the 2016 Notes.

        The indentures relating to all of the above-described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding 2011 Notes, the 2012 Notes, the 2014 Notes, the Floating Rate Notes, the Fixed Rate Notes and the 2016 Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase..

  Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remained in place after the consummation of the merger with Loews. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew the peso equivalent of $10.0 million in August 2005 under the delayed draw feature of its senior secured credit facility. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to Loews, and thus, are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of December 31, 2005 was 10.55%. This rate was adjusted to 8.5% on approximately $79 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining approximately $28 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5,

2005. The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

Capital and Financing Lease Obligations

        In connection with the merger with Loews, we will become the obligor on approximately $30.0 million in additional capital and financing lease obligations assumed from Loews.

Commitments and Contingencies

        Pro forma minimum annual cash payments required under existing capital and financing lease obligations, maturities of, and interest on, corporate borrowings, future minimum rental payments and under existing operating leases, FF&E and leasehold purchase provisions, capital related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2005 are as follows:

	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings	Interest Payments on Corporate Borrowings(1)	Minimum Operating Lease Payments	Capital Related Betterments(2)	Pension Funding(3)	Total Commitments(4)
	(thousands of dollars)
2006	$12,864	$6,576	$198,851	$398,189	$85,689	$1,400	$703,569
2007	13,360	6,612	198,334	429,707	39,147	—	687,160
2008	12,620	27,073	196,013	426,437	39,147	—	701,290
2009	12,232	34,047	192,742	419,475	5,260	—	663,756
2010	12,263	52,412	187,634	412,749	5,260	—	670,318
Thereafter	121,837	2,085,311	484,844	3,576,777	—	—	6,268,769

Total	$185,176	$2,212,031	$1,458,418	$5,663,334	$174,503	$1,400	$9,694,862

(1)
Interest rates on our Senior Floating Rate Notes due 2010 and term loans under our New Credit Facility are variable. We have utilized an expected rate based on the three month LIBOR rate as of April 24, 2006 of 5.11% for purposes of estimating our interest on the 2010 Notes and an expected rate based on the one month LIBOR rate as of April 24, 2006 of 4.97% for purposes of estimating our interest on the term loans under our new senior secured credit facility.

(2)
Does not include $79.9 million of planned, but non-committed, capital investment for Cinemex over the next five years or any planned, non-committed capital expenditures in the United States.

(3)
We fund our pension plan such that the plan is 90% funded. While we anticipate funding the plan after fiscal 2005, the funding amount is currently unknown. Our retiree health plan is not funded.

(4)
Does not include AMCE and Loews historical or future management fees or Loews' guarantees of certain real property leases for theatres located in Canada and Germany which Loews no longer owns following the Loews Transactions.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the amended credit facility and the notes. We are considering various options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings or payments of dividends on our common stock.

Amended and Restated Fee Agreement

        In connection with the Merger with Loews, on January 26, 2006, Holdings, AMCE and its five Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), which replaces the December 23, 2004 fee agreement among Holdings, AMCE, and its pre-existing Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement will provide for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Deferred Tax Assets

        A full valuation allowance may be established for the U.S. tax jurisdiction deferred tax asset in conjunction with the merger with Loews. Although operations supported the recorded value of these deferred tax assets in our historical financial statements, analysis of the pro forma historical and projected results of the combined company may make it more likely than not we will not be able to realize the value of our deferred tax assets. As a result, we may record a charge of approximately $73.0 million to provision for income taxes related to the valuation allowance during the fourth quarter of fiscal 2006 subsequent to the merger.

New Accounting Pronouncements

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, the Company will no longer be able to capitalize rental costs during the construction period and will begin expensing them as preopening expense prior to the theatre opening date. This FSP is effective for the first reporting period beginning after December 15, 2005. The Company will adopt this FSP during the fourth quarter of fiscal 2006 which will result in prospective recognition of preopening expense during the "rent holiday".

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154), which requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. It also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is not currently contemplating an accounting change which would be impacted by SFAS 154.

        In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF Issue 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on its financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk. We do not hold any significant derivative financial instruments.

        Market risk on variable-rate financial instruments.    As of December 29, 2005, we maintained a $175,000,000 amended credit facility, which permitted borrowings at interest rates based on either the bank's base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. Because we had no borrowings on our credit facility as of March 31, 2005 or December 29, 2005, a 100 basis point increase in market interest rates would have no effect on annual interest expense or earnings before income taxes. Included in long-term debt are $205,000,000 of our Floating Notes due 2010. A 1% fluctuation in market interest rates would have increased or decreased interest expense on the Floating Notes due 2010 by $1,264,000 during the fifty-two weeks ended March 31, 2005 and by $1,537,000 during the thirty-nine weeks ended December 29, 2005.

        Market risk on fixed-rate financial instruments.    Included in long-term debt are $212,811,000 of our Notes due 2011, $175,000,000 of our Notes due 2012, $300,000,000 of our Notes due 2014 and $250,000,000 of our Fixed Notes due 2012. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2011, Notes due 2012, Notes due 2014 and Fixed Notes due 2012 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2011, Notes due 2012, Notes due 2014, and Fixed Notes due 2012.

        Foreign currency exchange rates.    We currently operate theatres in China (Hong Kong), Japan, France, Portugal, Spain, the United Kingdom and Canada. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. Although we do not currently hedge against foreign currency exchange rate risk, we do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations. A 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive income (loss) by approximately $1.1 million and $11.9 million, respectively.

LOEWS' MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of Loews' financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meaning ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        Loews operated theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. Its significant partnership operated theatres under the Yelmo Cineplex name. As of December 31, 2005, Loews owned, or had an interest in, and operated 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in Loews'screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex de Espana, S.L. ("Yelmo Cineplex"), in which it held a 50% partnership interest. Loews' principal geographic markets included the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

Recent Developments

The Megabox Cineplex Sale

        On December 28, 2005, Loews sold its 50% interest in Megabox to Finventures (UK) Limited and Mediaplex, Inc., its joint venture partner in Megabox, for proceeds of $78.4 million and recorded a gain on sale of $18.8 million included in equity income in long-term investments.

The Loews Transactions

        On July 30, 2004, LCE Holdings, a company formed by investment funds affiliated with Loews' former sponsors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the 9% senior subordinated notes due 2014 and cash equity investments by Loews' former sponsors. Prior to the closing, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. We refer to these and other related transactions collectively as the "Loews Transactions."

Revenues

        Loews generates revenues primarily from box office receipts, concession sales and other revenue sources, including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect Loews' revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, Loews' revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film's appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. Loews generates other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of its theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of its theatre lobbies.

Expenses

        The largest expenses of operating Loews' theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon its film licensing arrangement with a distributor for a particular film. Loews purchases concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as Loews' theatre leases generally require a fixed monthly minimum rent payment. Many of Loews' theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of Loews' leases provide for percentage rent only.

        General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of Loews' business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Loews' general and administrative costs also include payroll, occupancy costs related to its corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Loews' general and administrative staffing and associated costs are maintained at a level that Loews deems appropriate to manage and support the size and nature of its theatre portfolio and its business activities.

Discontinued Operations

        In January 2004, Loews' management committed to a plan to sell Cineplex Odeon Corporation ("COC"), its wholly-owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, Loews has reported COC's results of operations for the one and seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $159.7 million and income before taxes of $12.1 million for the seven months ended July 31, 2004. COC generated total revenue of $198.5 million and income before taxes of $74.5 million for the year ended December 31, 2003.

        On July 30, 2004, as a condition to, and immediately prior to, the closing of the Loews Transactions, Loews sold 100% of its shares of capital stock of COC to affiliates of its former investors for a cash purchase price of $205.9 million. Loews used the proceeds from this sale to repay debt outstanding under its old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

        Although the Loews Transactions were consummated on July 30, 2004, for accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of the Loews Transactions. As such, Loews has reported operating results and financial position for all periods presented from January 1, 2004 through July 31, 2004 as those of the Predecessor Company and all periods from and after August 1, 2004 as those of the Successor Company. Each period has a different basis of accounting and, as a result, they are not comparable. As a result, for purposes of presenting a comparison of Loews' 2005 results to prior periods, Loews has presented the twelve months ended December 31, 2004 as the mathematical addition of its operating results for the seven months ended July 31, 2004 to the operating results for the five months ended December 31, 2004. Loews believes that this presentation provides more meaningful information about its results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results Loews would have achieved.

Year Ended December 31, 2005 Compared to the Combined Year Ended December 31, 2004

        Total operating revenues.    Total operating revenues for the year ended December 31, 2005 decreased $48.6 million, or 5.3%, to $874.7 million from $923.3 million for the combined year ended December 31, 2004.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.    Box office revenue for the year ended December 31, 2005 decreased $41.4 million, or 6.6%, to $581.0 million from $622.4 million for the combined year ended December 31, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($73.8 million) during the period and a decrease in box office revenue from closed theatres ($10.2 million). These decreases in box office revenue, which aggregated $84.0 million, were partially offset by an increase in average revenue per patron ($24.5 million) during the period, an increase in box office revenue from the operation of new theatres ($15.3 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($2.8 million). Attendance decreased approximately 10.9 million patrons, or 10.3%, for the year ended December 31, 2005 as compared to the same combined period in the prior year. For the year ended December 31, 2005, U.S. industry attendance decreased by approximately 8.7%. This decrease in attendance can be attributed to the strong performance of film shown during the combined year ended December 31, 2004, including The Passion of the Christ, The Lord of the Rings: Return of the King, Shrek 2, Harry Potter and the Prisoner of Azkaban and The Day After Tomorrow.

          Concession revenue.    Concession revenues for the year ended December 31, 2005 decreased $6.9 million, or 2.7%, to $244.6 million from $251.5 million for the combined year ended December 31, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($29.8 million) and a decrease in concession revenue from closed theatres ($3.8 million). These decreases in concession revenue, which aggregated $33.6 million, were offset by an increase in concession revenue per patron ($16.8 million) during the period, an increase in concession revenue from the operation of new theatres ($8.2 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.7 million).

          Other revenues.    Other revenues for the year ended December 31, 2005 decreased $0.3 million, or 0.6%, to $49.1 million from $49.4 million for the combined year ended December 31, 2004. This decrease in other revenue was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($0.9 million), a decrease in attendance volume ($0.7 million) during the period and a decrease in other revenue from closed theatres ($0.4 million). These decreases in other revenue, which aggregated $2.0 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.7 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.7 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the year ended December 31, 2005 decreased $20.0 million, or 3.0%, to $649.3 million from $669.3 million for the combined year ended December 31, 2004. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($41.3 million) during the period, a decrease in operating costs related to closed theatres ($11.4 million) and a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $54.0 million, were offset by increases in operating costs related to the operation of new theatres ($18.6 million), the additional film rental costs associated with ticket price increases ($11.8 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.0 million). Theatre operations and other expenses, as a percentage of total revenues, increased to 74.2% for the year ended December 31, 2005 as compared to 72.5% for the combined year ended December 31, 2004 due primarily to the aforementioned decrease in revenues without corresponding decrease in costs, primarily fixed costs.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.    Film costs decreased $20.6 million, or 6.9% for the year ended December 31, 2005 to $279.3 million from $299.9 million for the combined year ended December 31, 2004. This decrease in film costs was due primarily to a decrease in attendance ($35.5 million), a decrease in film costs associated with closed theatres ($4.9 million) and a decrease in film rental percentage primarily related to film product mix ($1.3 million). These decreases in film costs, which aggregated $41.7 million, were partially offset by increases in film rental costs resulting from ticket price increases ($11.8 million), increased film costs associated with the operation of new theatres ($8.1 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.2 million). Film costs, as a percentage of box office revenue, of 48.1% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

          Rent expense.    Rent expense increased $1.4 million, or 1.2%, for the year ended December 31, 2005 to $121.6 million from $120.2 million for the combined year ended December 31, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

        Cost of concessions.    Cost of concessions for the year ended December 31, 2005 decreased $0.7 million, or 1.8%, to $36.6 million from $37.3 million for the combined year ended December 31, 2004. This decrease in cost of concessions was due primarily to a decrease in attendance volume ($4.4 million) during the period and a decrease in the cost of concessions from closed theatres ($0.5 million). These decreases in cost of concessions, which aggregated $4.9 million, was partially offset by an increase in product costs and the timing of certain promotional programs ($2.2 million), the incremental costs associated with the operation of new theatres ($1.6 million) and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, of 15.0% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

        General and administrative costs.    General and administrative costs for the year ended December 31, 2005 decreased $10.5 million, or 16.3%, to $53.8 million from $64.3 million for the combined year ended December 31, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to the evaluation of potential merger and acquisition transactions which Loews incurred during the prior period ($13.0 million) and a decrease in the management fee charged by Loews' current sponsors compared to the fee charged by Loews' former investors ($0.6 million). This decrease in general and administrative expenses, which aggregated $13.6 million, was partially offset by an increase in costs associated with its day-to-day home office operations ($2.5 million) primarily due to inflation and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.6 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.1% for the year ended December 31, 2005 as compared to 7.0% for the combined year ended December 31, 2004.

        Depreciation and amortization.    Depreciation and amortization costs for the year ended December 31, 2005 increased $18.7 million, or 19.6%, to $114.1 million from $95.4 million for the combined year ended December 31, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds, the revaluation of Loews' depreciable assets as a result of the closing of the Loews Transactions in July 2004 ($17.7 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.0 million).

        (Gain)/loss on asset disposition.    (Gain)/loss on asset disposition for the year ended December 31, 2005 decreased $3.1 million to a loss of $0.8 million from a gain of $2.3 million for the combined year ended December 31, 2004. The loss for the year ended December 31, 2005 was comprised of several theatre dispositions in the U.S. and Mexico. The gain for the combined year ended December 31, 2004 was primarily due to a large gain on the sale of one theatre property in the State of New York.

        Income from operations.    Loews' operating income for the year ended December 31, 2005 decreased $39.3 million, or 66.1%, to $20.1 million from $59.4 million for the combined year ended December 31, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

        Interest expense.    Interest expense for the year ended December 31, 2005 increased $28.0 million, or 53.2%, to $80.7 million from $52.7 million for the combined year ended December 31, 2004. This increase in Loews' interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing Loews undertook in order to effect the Loews Transactions and an overall increase in the average interest rate paid on its outstanding debt.

        Loss on early extinguishment of debt.    Loews' loss on early extinguishment of debt decreased by $7.7 million, or 100%, to $0.0 million for the year ended December 31, 2005 from $7.7 million for the combined year ended December 31, 2004. This decrease was due to the write-off of deferred debt financing fees associated with Loews' and Cinemex's former credit facilities that were repaid at the time of the Loews Transactions.

        Equity (income)/loss in long-term investments.    Loews' equity income in long-term investments increased by $20.7 million to $23.1 million for the year ended December 31, 2005 from $2.4 million for the combined year ended December 31, 2004 primarily due to the gain realized on Loews' sale of its interest in Megabox on December 28, 2005.

        Income tax expense.    Income tax expense for the year ended December 31, 2005 decreased $2.1 million, or 21.7%, to $7.5 million from $9.6 million for the combined year ended December 31, 2004. The decrease was driven by the reduction in book income and Mexican inflationary adjustments offset by tax provisions on the dividend received from Megabox during 2005 and the gain on the sale of Loews' interest in Megabox. The effective tax rate for the year ended December 31, 2005 was approximately 20.2% as compared to approximately 12.4% for the successor period August 1, 2004 through December 31, 2004. The change in the effective rate between the periods is primarily a result of the impact of Mexican inflationary adjustments, the Megabox transaction and other permanent differences, offset by a valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

        Discontinued operations.    Income from discontinued operations for the year ended December 31, 2005 decreased $7.4 million to $0.0 million from $7.4 million for the combined year ended December 31, 2004. The decrease is attributable to the year ended December 2004 including seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of its former investors.

        Net Loss.    Net loss increased $44.1 million to a loss of $45.0 million for the year ended December 31, 2005 from a loss of $0.9 million for the combined year ended December 31, 2004. This increase in Loews' net loss was due to the aggregate effect of all the factors described above and the income from discontinued operations that had been included in the combined year ended December 31, 2004. Net loss, excluding discontinued operations, increased by $36.7 million to a loss of $45.0 million for the year ended December 31, 2005 as compared to a loss of $8.3 million for the combined year ended December 31, 2004 due to the aggregate effect of the items noted above.

Combined Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Total operating revenues.    Total operating revenues for the combined year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the year ended December 31, 2003.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.    Box office revenue for the combined year ended December 31, 2004 decreased $6.2 million, or 1.0%, to $622.4 million from $628.6 million for the year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the combined year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, Loews' decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

          Concession revenue.    Concession revenues for the combined year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

          Other revenues.    Other revenues for the combined year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million) and an increase in other revenues from the operation of new theatres ($0.2 million). These increases in other revenues, which aggregated $4.4 million, were partially offset by a decrease in other revenues from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the combined year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $21.7 million, were partially offset by increases in operating costs related to the operation of new theatres ($5.5 million) and the additional film costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenues, improved to 72.4% for the combined year ended December 31, 2004 as compared to 73.4% for the year ended December 31, 2003.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.    Film costs decreased $4.3 million, or 1.4% for the combined year ended December 31, 2004 to $299.9 million from $304.2 million for the year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in attendance ($3.9 million), a decrease in the film rental percentage ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the combined year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

          Rent expense.    Rent expense increased $0.7 million for the combined year ended December 31, 2004 to $120.2 million from $119.5 million for the year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

        Cost of concessions.    Cost of concessions for the combined year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the costs associated with the operation of new theatres ($0.9 million). These increases in cost of concessions, which aggregated $3.2 million, were partially offset by a decrease in cost of concession from closed theatres ($0.5 million), decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, increased to 14.8% for the combined year ended December 31, 2004 as compared to 14.0% for the year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

        General and administrative costs.    General and administrative costs for the combined year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Loews Transactions ($8.0 million), including the payment of success bonuses. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with Loews' day to day operations ($3.0 million), a decrease in the management fee paid to Loews' shareholders ($0.4 million) and the effect of changes in exchange rates with respect to Loews' international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, increased to

7.0% for the combined year ended December 31, 2004 as compared to 6.5% for the year ended December 31, 2003.

        Depreciation and amortization.    Depreciation and amortization costs for the combined year ended December 31, 2004 on a combined basis increased $14.5 million, or 17.9%, to $95.4 million from $80.9 million for the year ended December 31, 2003. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds and the revaluation of Loews' depreciable assets as a result of the closing of the Loews Transactions ($15.5 million). This increase was partially offset by the effect of foreign currency exchange rates with respect to Loews' international operations ($1.0 million).

        Gain on asset disposition.    The gain on asset disposition for the combined year ended December 31, 2004 decreased $2.2 million to $2.3 million from $4.5 million for the year ended December 31, 2003. The gain for the year ended December 31, 2004 was due primarily to the sale of one theatre property in the state of New York and the gain for the year ended December 31, 2003 was due primarily to the sale of two theatre properties located in Massachusetts and Minnesota.

        Income from Operations.    Loews' operating income for the combined year ended December 31, 2004 decreased $15.4 million, or 20.6%, to $59.4 million from $74.8 million for the year ended December 31, 2003. This decrease in operating income was due to the aggregate effect of all the factors described above.

        Interest expense.    Interest expense for the combined year ended December 31, 2004 increased $17.4 million, or 49.4%, to $52.7 million from $35.3 million for the year ended December 31, 2003. This increase in Loews' interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing Loews undertook in order to effect the Loews Transactions and an overall increase in the average interest rate paid on its outstanding debt.

        Loss on early extinguishment of debt.    Loss on early extinguishment of debt for the combined year ended December 31, 2004 was $7.7 million. This is due primarily to the write-off of the deferred financing fees associated with Loews' and Cinemax's former credit facilities that were repaid at the time of the Loews Transactions. Loews did not record any loss on early extinguishment of debt for the year ended December 31, 2003.

        Discontinued operations.    Income from discontinued operations for the combined year ended December 31, 2004 decreased $48.8 million to $7.4 million for the combined year ended December 31, 2004 from $56.2 million for the year ended December 31, 2003. A portion of the decrease is attributable to the year ended December 2004 including only seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of Loews' former investors. The remaining portion of the decrease in income from discontinued operations is the result of a gain that had been recorded during 2003 related to the sale of a portion of the interest in Loews' Canadian theatre operations to the Cineplex Galaxy Income Fund.

        Income tax expense.    Income tax expense for the combined year ended December 31, 2004 decreased $5.7 million to $9.6 million from $15.3 million for the year ended December 31, 2003. The decrease was driven by the reduction of book income offset by an increase in non-deductible expenses. As a result of combining the predecessor and successor periods to obtain a full year ended December 31, 2004, the effective rates of 12.4% and 47.0% for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, are not meaningful for comparison to the effective rate of 40.4% for the year ended December 31, 2003.

        Net Income.    Net income decreased $79.8 million to a loss of $0.9 million for the combined year ended December 31, 2004 from income of $78.9 million for the year ended December 31, 2003. This decrease in net income was due to the aggregate effect of all the factors described above. Net income, excluding discontinued operations, decreased by $31.0 million to a loss of $8.3 million for the year ended December 31, 2004 on a combined period basis as compared to income of $22.7 million for the year ended December 31, 2003 due to the aggregate effect of the items noted above.

Liquidity and Capital Resources

Cash Flows

        Loews generates cash flows from its theatre operations. Loews' cash flows are generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides Loews with positive working capital, which is consistent with the industry, since cash revenues are generally collected in advance of payment of Loews' operating expenses. Loews' operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

        Operating Cash Flows.    Net cash provided by operating activities was $67.4 million, $38.1 million, $75.2 million and $89.0 million for year ended December 31, 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004, and the year ended December 31, 2003, respectively. Cash provided by operating activities was a result of changes in Loews' operating activities and changes in its working capital related to the timing of payments to various vendors. Cash provided by operating activities for the seven months ended July 31, 2004 was a result of an increase in revenues from the operations of its theatres and changes in its working capital related to the timing of payments to various vendors. This increase was offset by increased operating costs related to the increase in revenues. Cash provided by operating activities for the year ended December 31, 2003 was a result of an increase in box office revenue, concession revenue and miscellaneous income from the operations of Loews' theatres.

        Investing Cash Flows.    Net cash provided by investing activities, as reflected in Loews' statement of cash flows, was $5.6 million for the year ended December 31, 2005 and was due primarily to the proceeds from the sale of Loews' interest in the Megabox joint venture ($78.4 million) and the proceeds from the sale of assets ($1.5 million). This source of cash was partially offset by capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications ($67.3 million), Loews' purchase of an additional 49.99% interest in Magic Johnson Theatres Limited Partnership ($3.7 million), payments made on pre-acquisition contingencies ($1.9 million) and investments made in marketable equity securities ($1.2 million).

        Net cash used in investing activities, as reflected in Loews' statement of cash flows, was $1,323.9 million for the five months ended December 31, 2004 and cash provided by investing activities was $174.3 million for the seven months ended July 31, 2004. Cash used in investing activities for the five months ended December 31, 2004 was due primarily to payments made to Loews' former investors at the time of the Loews Transactions ($1,305.9 million), capital expenditures related to the construction of one theatre location comprising 12 screens in the U.S. ($17.2 million) and payments made as a result of the Loews Transactions ($3.2 million). This use of cash was partially offset by the proceeds from the sale of assets, which included one theatre location with 14 screens ($2.4 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of COC ($205.9 million) and the proceeds from the sale of assets, which included one theatre location with five screens ($7.4 million). These sources of cash were partially offset by capital expenditures related to the construction of one theatre location comprising 12 screens in Mexico ($36.6 million) and investment in/advances to partnerships ($2.4 million).

        Net cash used in investing activities was $31.2 million for the year ended December 31, 2003 and was due primarily to the proceeds from asset sales, which included three theatre locations with 12 screens ($13.7 million). These sources of cash were partially offset by capital expenditures ($40.9 million) and investment in/advances to partnerships ($4.1 million).

        Financing Cash Flows.    Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1.0 million for the year ended December 31, 2005 and was due primarily to the proceeds from the delay draw portion of the Cinemex term loan ($10.0 million) and a capital contribution from LCE Holdings ($1.1 million). These sources of cash were partially offset by prepayments of debt related to Loews' senior secured credit facility in the United States ($8.0 million), the repayment of mortgages and capital leases ($1.2 million) and debt issuance costs paid related to Loews' exchange offer of their 9% senior subordinated notes due 2014 ($1.0 million).

        Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1,187.1 million for the five months ended December 31, 2004 and net cash used in financing activities was $218.0 million for the seven months ended July 31, 2004. Cash provided by financing activities for the five months ended December 31, 2004 was due primarily to the proceeds received from equity contributions from Loews' former sponsors ($421.7 million) and the proceeds from Loews' senior secured credit facility ($630.0 million), Loews' 9% senior subordinated notes due 2014 ($315.0 million), the Cinemex term loan ($90.0 million) and amounts drawn under its revolving credit facility ($7.3 million). These sources of cash were partially offset by repayment of Loews' former term loan ($92.3 million), Mexican credit facility ($87.7 million) and priority secured credit agreement ($28.7 million), payments on amounts previously drawn under its revolving credit facilities ($7.3 million), scheduled payments of amounts due under its senior secured credit facility ($1.6 million), the payment of Loews Transaction related expenses ($17.4 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to payments made on its former term loan ($215.0 million) and priority secured credit agreement ($2.4 million).

        Net cash used in financing activities for the year ended December 31, 2003 was $12.1 million and was due primarily to the repayment of debt ($174.3 million) and the payment of deferred financing fees ($1.8 million) partially offset by a return of capital from the sale of a minority interest in Cineplex Galaxy ($163.5 million) and an equity contribution ($0.5 million).

Capital Expenditures

        Loews funds the cost of its capital expenditures through internally generated cash flows, cash on hand and financing activities. Loews' capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading its theatre facilities and general management information system upgrades. During the year ended December 31, 2005, the five months ended December 31, 2004, the seven months ended July 31, 2004 and the year ended December 31, 2003 Loews had $67.3, $17.2 million, $36.6 million and $40.9 million, respectively, in capital expenditures.

	Total Capital Expenditures	New Build Capital Expenditures	Maintenance and Upgrade Capital Expenditures
	(in millions)
Year ended December 31, 2005	$67.3	$35.2	$32.1
Combined year ended December 31, 2004	$53.8	$42.1	$11.7
Year ended December 31, 2003	$40.9	$23.1	$17.8

BUSINESS

        We are one of the world's leading theatrical exhibition companies based on total revenues. As of December 29, 2005, on a pro forma basis, we owned, operated or held interests in 425 theatres with a total of 5,739 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. We believe that we have one of the most modern theatre circuits among the world's major theatre exhibitors. Our circuit of high-performing theatres is primarily located in large, urban markets where we have a strong market position which allows us to maximize revenues and manage our costs effectively. For the 52 weeks ended March 31, 2005, on a pro forma basis, we had revenues of $2.5 billion and a loss from continuing operations of $116.0 million. For the 39 weeks ended December 29, 2005, on a pro forma basis, we had revenues of $1.8 billion and a loss from continuing operations of $109.4 million.

        In the United States, on a pro forma basis, we operate 324 theatres with 4,498 screens in 29 states and the District of Columbia. We have a significant presence in major urban DMAs (television market areas as defined by Nielsen Media Research) and for the 52 weeks ended December 29, 2005, on a pro forma basis, we had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and Boston. As of December 29, 2005, on a pro forma basis, we had an average of 14.1 screens per theatre, which we believe to be the highest among the major U.S. and Canadian theatre exhibitors. Our U.S. and Canadian theatre circuit represented 90% of our pro forma revenues for the 52 weeks ended March 31, 2005.

        The following table provides detail with respect to the geographic location of our pro forma U.S. and Canadian theatre circuit as of December 29, 2005:

United States and Canada	Theatres(1)	Screens(1)
California	36	556
Texas	27	489
Florida	29	440
New York	30	292
Illinois	22	291
New Jersey	24	287
Michigan	13	214
Georgia	11	177
Arizona	9	169
Maryland	16	167
Pennsylvania	14	158
Massachusetts	12	151
Washington	15	149
Ohio	10	139
Virginia	9	131
Missouri	7	103
Minnesota	6	75
Colorado	4	72
Louisiana	5	68
North Carolina	3	60
Kansas	3	55
Indiana	4	49
Oklahoma	2	44
Connecticut	2	36
South Carolina	3	28
District of Columbia	4	27
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Utah	1	9

Total United States	324	4,498

Canada	7	160

Total United States and Canada	331	4,658

(1)
Included in the above table are six theatres and 64 screens that the combined company manages or in which it has a partial interest.

        Our international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, we own and operate theatres primarily located in the MCMA through Grupo Cinemex, S.A. de C.V., or Cinemex. We believe that we have the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2005. We participate in 50% joint ventures in South America (HGCSA) and Spain (Yelmo Cineplex, S.L. or Yelmo). In addition we have eight wholly-owned theatres in Europe. Our wholly-owned international circuit represented 10% of our pro forma revenues for the 52 weeks ended March 31, 2005.

        Revenues from our international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of our international subsidiaries and joint ventures is non-recourse to our domestic business. Although we do not consolidate our joint ventures, these ventures can be a source of cash for us. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. We hold the proceeds of the sale in cash on our balance sheet and may use it to reduce outstanding debt in the future.

        The following table provides detail with respect to the geographic location of our pro forma international theatre circuit as of December 29, 2005:

International	Theatres(1)	Screens(1)
Mexico	40	443
Argentina(2)	10	95
Brazil(2)	1	15
Chile(2)	6	50
Uruguay(2)	1	8
China (Hong Kong)	1	11
France	1	14
Portugal	1	20
Spain(3)	31	397
United Kingdom	2	28

Total International	94	1,081

(1)
Included in the above table are 45 theatres and 479 screens that the combined company manages or in which it has a partial interest.

(2)
Operated through HGCSA.

(3)
Includes 27 theatres with 311 screens operated through Yelmo.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2004, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the Motion Picture Association of America ("MPAA"). During 2004, 475 first-run motion pictures were released by distributors in the United States.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of December 29, 2005, on a pro forma basis, approximately 89% of our screens in the United States were located in non-competitive film zones.

        Licenses that we enter into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing, Miramax, MGM, Twentieth Century Fox and DreamWorks. Films licensed from these distributors accounted for approximately 91% of our U.S. and Canadian admissions revenues during fiscal 2005. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2005, no single distributor accounted for more than 6% of the motion pictures that we licensed or for more than 15% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. In addition, our megaplexes generally feature the "pass-through" concept, which enables the concessionist serving patrons to simply sell concessions items instead of also preparing them, thus providing more rapid service to customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

        We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

        We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit on a pro forma basis, excluding unconsolidated joint ventures, as of December 29, 2005:

Property Holding Classification	Theatres	Screens
Owned	15	148
Leased pursuant to ground leases	76	802
Leased pursuant to building leases	244	3,815
Build to suit and ground leases (Cinemex)	39	431

Total	374	5,196

Employees

        As of December 29, 2005, on a pro forma basis, we employed approximately 1,900 full-time and 25,000 part-time employees. Fewer than 1% of our part-time employees were minors who were paid the minimum wage.

        Approximately 2% of our domestic employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. Approximately 80% of our Mexican employees are represented by unions. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Motion picture theatres are the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD/videocassette, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 5% CAGR. In 2004, industry box office revenues were $9.5 billion, an increase of less than 1% from the prior year, and attendance was 1.54 billion, a decrease of 2.4% from the prior year but the third highest attendance level in 45 years.

        The following table represents information about the exhibition industry obtained from NATO and the Motion Picture Association 2005 MPA Market Statistics.

Calendar Year	Box Office Revenues	Attendance	Average Ticket Price	Number of Theatres	Indoor Screens
	(in millions)	(in millions)
2005	$8,991	1,403	$6.41	5,713	37,092
2004	9,539	1,536	6.21	5,629	36,012
2003	9,488	1,574	6.03	5,700	35,361
2002	9,520	1,639	5.80	5,712	35,170
2001	8,413	1,487	5.65	5,813	34,490
2000	7,661	1,421	5.39	6,550	35,567
1999	7,448	1,465	5.06	7,031	36,448
1998	6,949	1,481	4.69	6,894	33,418
1997	6,365	1,388	4.59	6,903	31,050
1996	5,911	1,339	4.42	7,215	28,905
1995	5,493	1,263	4.35	7,151	26,995

        In 2005, box office revenues declined 5.7% as compared to the prior year, which in our view is principally the result of the popularity of film product. Historically, the industry has experienced swings in attendance from time to time. Since 1970, the industry in the United States and Canada has experienced seven distinct attendance cycles, with attendance downturns ranging from one to two years at an average decline of 8%. Most recently, attendance peaked at 1.639 billion in 2002, marking a 45-year high. However, attendance has since declined from 2003 through 2005. Ultimately, however, attendance has trended upward from 1970 to present, growing at a 1.2% CAGR.

        There are approximately 590 companies competing in the North American theatrical exhibition industry, approximately 350 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the National Association of Theatre Owners 2005-06 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 63% of the indoor screens in 2005. Since 1995, when megaplex theatres were introduced, U.S. and Canadian screen count has grown from 27,000 to approximately 37,000 at the end of 2005. According to NATO and the Motion Picture Association 2005 MPA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.5 in 2005, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. On January 11, 2006, a federal judge in the United States District Court for the Central District of California ruled in favor of the Department of Justice. AMC Entertainment plans to appeal the court's order. See "—Legal Proceedings—AMC Entertainment."

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        Jose Vargas and Maria Victoria Vargas v. R.K. Butler and EPT DOWNREIT II and American Multi-Cinema, Inc. d/b/a AMC Theatres Studio 30 and Houston Police Department (No. 2003-61045 filed in the District Court of Harris County, Texas). On November 3, 2003, Jose Vargas and Maria Victoria Vargas as beneficiaries of Jose Vargas, Jr. filed a wrongful death action seeking damages related to the death of their minor son. The case arises from a shooting death that occurred approximately one and a half blocks away from the premises of the AMC Studio 30 in Houston, Texas on October 31, 2003. The Vargas youth was shot by a Houston Police officer who was working as an off-duty security officer at the AMC Studio 30. The Vargas youth had been driving around the AMC parking lot with friends in an automobile prior to the shooting. The plaintiffs are seeking unspecified damages on a variety of legal theories.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMC Entertainment's stadium-style theatres violate the ADA and related regulations. The Department alleged that AMC Entertainment had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMC Entertainment's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout.

        On January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy in the line of sight aspects of this case. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies, which covers the remaining line of sight issues at the majority of the Company's existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

        AMC Entertainment estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over the term of the court's order of 5 years. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMC Entertainment plans to appeal the court's order.

        AMC Entertainment previously recorded a liability related to estimated losses for the Department of Justice line of sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and had estimated the range of loss to be between $179,350 and $273,938. As a result of the new order the loss is estimated to be between $349,350 and $443,938. Accordingly, AMC Entertainment has increased the related liability to $349,350.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMC Entertainment has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMC Entertainment agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at 139 stadium-style theatres and at certain theatres it may open in the future. AMC Entertainment estimates that the cost of these betterments will be $42.3 million, which is expected to be incurred over the remaining term of the consent order of 3.5 years. Through December 29, 2005 AMC Entertainment has incurred approximately $5.9 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Derivative Suits.    On July 22, 2004, two lawsuits purporting to be class actions were filed in the Court of Chancery of the State of Delaware, one naming AMCE, AMCE's directors, Apollo Management L.P. and certain entities affiliated with Apollo Management L.P. as defendants and the other naming AMCE, AMCE's directors, Apollo Management L.P. and Holdings as defendants. Those actions were consolidated on August 17, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Chancery Court on October 22, 2004 and moved for expedited proceedings on October 29, 2004.

        On July 23, 2004, three more lawsuits purporting to be class actions were filed in the Circuit Court of Jackson County, Missouri, each naming AMCE and AMCE's directors as defendants. These lawsuits were consolidated on September 27, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Circuit Court of Jackson County on October 29, 2004. AMCE filed a motion to stay the case in deference to the prior-filed Delaware action and a separate motion to dismiss the case in the alternative on November 1, 2004.

        In both the Delaware action and the Missouri action, the plaintiffs generally allege that the individual defendants breached their fiduciary duties by agreeing to the Marquee Transactions, that the Marquee Transactions were unfair to the minority stockholders of AMCE, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the stockholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the Marquee Transactions.

        On November 23, 2004, the parties in this litigation entered into a Memorandum of Understanding providing for the settlement of both the Missouri action and the Delaware action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed, among other things, that: (i) Holdings would waive Section 6.4(a)(C) of the related merger agreement to permit AMCE to provide non-public information to potential interested parties in response to any bona fide unsolicited written acquisition proposals by such parties (which it did), (ii) AMCE would make certain disclosures requested by the plaintiff in the proxy statement and the related Schedule 13E-3 in connection with the special meeting to approve the Marquee Transactions (which it did) and (iii) AMCE would pay (which it did), on behalf of the defendants, fees and expenses of plaintiffs' counsel in the amount of $1.7 million (which $825,000 of such amounts were covered by its existing directors and officers insurance policy). In reaching this settlement, AMCE confirmed to the plaintiffs that Lazard and Goldman Sachs had each been provided with the financial information included in AMCE's earnings press release, issued on the same date as the announcement of the merger agreement. The Memorandum of Understanding also provides for the dismissal of the Missouri action and the Delaware action with prejudice and release of all related claims against AMCE, the other defendants and their respective affiliates. Both the Delaware and Missouri courts approved the settlements and both cases were dismissed with prejudice in December 2005.

        American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. etal. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). AMC Entertainment is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, the architect, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 21 theatres. AMC Entertainment currently estimates its claim for repair costs at these theatres will aggregate approximately $33.6 million of which it has expended approximately $27.4 million through December 29, 2005. The remainder is for projected costs of repairs yet to be performed. AMC Entertainment also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        Certain parties to the Missouri litigation have filed counterclaims against AMC Entertainment, including Ammon Painting Company, Inc. which asserts claims to recover monies for services provided in an amount not specified in the pleadings but which it has expressed in discovery to aggregate to approximately $950,000. AMC Entertainment currently estimates that its claim against Ammon is for approximately $8,000,000. Based on presently available information, AMC Entertainment does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity.

        AMC Entertainment has received settlement payments from various parties in connection with this matter of $935,000, $2,610,000 and $925,000 during fiscal 2006, 2005 and 2004, respectively. Gain contingencies are recognized upon receipt.

        Metreon Arbitration.    In May 1997, Loews entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, Loews has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Loews' responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that Loews occupies at least 48.5% of the center. Loews asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to Loews were improper. In the Chapter 11 proceeding Loews assumed the Metreon lease without prejudice to any of Loews' or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by Loews and directing Metreon to pay Loews' legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon's motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon's motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceeded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease. The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, Loews filed a petition for review of this decision with the Supreme Court of California. The petition was recently denied. Therefore, the arbitration award previously entered by the trial court will be formally vacated by that court and a new arbitration hearing will be scheduled.

MANAGEMENT

        Our business and affairs are managed by the board of directors of Holdings. The board of directors of Holdings consists of nine members. Pursuant to a stockholders agreement to be entered into by Holdings, the Sponsors, the other co-investors party thereto and any additional investor that becomes a party thereto, two members of the board of directors of Holdings are designated by each of JPMP and Apollo, one member of the board of directors of Holdings is designated by each of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors and one member of the board of directors of Holdings is designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. See "Related Party Transactions." In addition, Peter C. Brown, our chief executive officer, is a director of Holdings. The composition of the board of directors of the Company is the same as Holdings.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of April 25, 2006:

Name	Age	Position(s) Held
Peter C. Brown	47	Chairman of the Board, Chief Executive Officer and Director (AMCE and American Multi-Cinema, Inc.); President (AMCE)
Michael R. Hannon	45	Director (AMCE)
Stephen P. Murray	43	Director (AMCE)
Stan Parker	30	Director (AMCE)
Aaron J. Stone	33	Director (AMCE)
John Connaughton	40	Director (AMCE)
Michael Connelly	54	Director (AMCE)
Benjamin Coughlin	33	Director (AMCE)
Travis Reid	51	Director (AMCE)
Philip M. Singleton	59	Executive Vice President (AMCE); President, Chief Operating Officer and Director (American Multi-Cinema, Inc.)
Craig R. Ramsey	55	Executive Vice President and Chief Financial Officer (AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Richard T. Walsh	52	Executive Vice President (AMCE); Chairman (AMC Film Programming, a division of American Multi-Cinema, Inc.)
John D. McDonald	48	Executive Vice President, U.S. and Canada Operations (American Multi-Cinema, Inc.)
Kevin M. Connor	43	Senior Vice President, General Counsel and Secretary (AMCE and American Multi-Cinema, Inc.)
Mark A. McDonald	47	Executive Vice President, International Operations (AMC Entertainment International, Inc.)
Chris A. Cox	40	Vice President and Chief Accounting Officer (AMCE and American Multi-Cinema,Inc.)
Terry W. Crawford	49	Vice President and Treasurer (AMCE and American Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Peter C. Brown has served as a Director of AMCE and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 12, 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a Director of American Multi-Cinema, Inc. Mr. Brown is on the Board of Directors for Midway Games, Inc., a leading developer and publisher of interactive entertainment software. Mr. Brown is a graduate of the University of Kansas.

        Mr. Michael R. Hannon has served as a Director of AMCE since December 23, 2004. Mr. Hannon serves as Partner of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners in 1988, Mr. Hannon worked at Morgan Stanley & Co. Mr. Hannon is also a Director of NuVox Communications, Hanley-Wood, Ascend Media and Olympus Media. Mr. Hannon holds a B.A. degree from Yale University and an M.B.A. degree from Columbia Business School.

        Mr. Stephen P. Murray has served as a Director of AMCE since December 23, 2004. Mr. Murray serves as Partner of J.P. Morgan Partners, LLC and is the head of J.P. Morgan Partners' buyout and growth equity investment activity and a member of its investment committee. In addition, Mr. Murray focuses on investments in consumer, retail and services; financial services; and healthcare infrastructure. Prior to joining J.P. Morgan Partners, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, Mr. Murray serves on the board of directors of AMC Entertainment, Inc., Cabela's Incorporated, Jetro JMDH Holdings, Inc., La Petite Academy, MedQuest Associates, Inc., National Surgical Care, Inc., Pinnacle Foods Corporation, Strongwood Insurance Holdings Company, USA.NET, Warner Chilcott and Zoots. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

        Mr. Stan Parker has served as a Director of AMCE since December 23, 2004. Mr. Parker is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Prior to joining Apollo Management in 2000, Mr. Parker worked in the Financial Entrepreneurs Group at Salomon Smith Barney. Mr. Parker is also a Director of Affinion Group Holdings and United Agri Products. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

        Mr. Aaron J. Stone has served as a Director of AMCE since December 23, 2004. Mr. Stone is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Stone is also a Director of Educate Inc., Hughes Communications, Inc., Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

        Mr. John Connaughton became a Director of AMCE upon the closing of the Mergers. Mr. Connaughton joined Bain Capital in 1989. Prior to joining Bain Capital, Mr. Connaughton was a strategy consultant at Bain & Company where he advised Fortune 500 companies. Mr. Connaughton currently serves as a director of ProSiebenSat1.Media AG, M/C Communications, Sungard Data Systems, Warner Music Group, Warner Chilcott, CRC Health Group, Cumulus Media Partners, The Boston Celtics and Epoch Senior Living. Mr. Connaughton received a B.S. from the University of Virginia, and an M.B.A. from Harvard Graduate School of Business.

        Mr. Michael Connelly became a Director of AMCE upon the closing of the Mergers. Mr. Connelly is a Managing Director of The Carlyle Group focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining The Carlyle Group, Mr. Connelly spent more than 25 years in the investment banking and banking industries in the communications sectors. Most recently he was a Managing Director at Credit Suisse First Boston and prior to that a Managing Director at Donaldson, Lufkin & Jenrette in the Media and Telecommunications Group. Before DLJ, he was in the Mergers and Acquisitions Group at The First Boston Corporation. He began his career at The Bank of Boston where he focused on media credits and financial restructurings. Mr. Connelly is also a Director of Insight Communications Company. Mr. Connelly received his M.B.A. from The Wharton School at the University of Pennsylvania and his undergraduate degree at Georgetown University, where he is a member of the Board of Regents. Mr. Connelly is also a member of the Board of Directors of Pan Am Sat.

        Mr. Benjamin Coughlin became a Director of AMCE upon the closing of the Mergers. Mr. Coughlin joined Spectrum Equity Investors in 1997 and has been a Managing Director since 2005. Prior to Spectrum Equity Investors, Mr. Coughlin worked as an Associate at Apax Partners in Munich, Germany, where he was involved with later-stage and buyout opportunities in the technology and information services industries. At Spectrum Equity Investors, Mr. Coughlin focuses on buyout investments in the media, information services and communications industries. Mr. Coughlin graduated from Harvard College with a bachelor's degree, cum laude, in Economics, where he was also a John Harvard Scholar. He is also a member of the Boards of Directors of Apprise Media, Canon Communications and CBD Media LLC.

        Mr. Travis Reid became a Director of AMCE following the closing of the Mergers. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid was President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. He began his career at age 20 at a drive-in movie theatre in California. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward. Mr. Reid is also a director of Fandango.

        Mr. Philip M. Singleton was elected President of American Multi-Cinema, Inc. on January 10, 1997 and has served as Chief Operating Officer of American Multi-Cinema, Inc. since November 14, 1991. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994. Mr. Singleton has served as a Director of American Multi-Cinema, Inc. since November 12, 1992.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. effective April 19, 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 20, 1998 until May 13, 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. effective October 15, 1999. Mr. Ramsey served as Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. on February 1, 1995.

        Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman, AMC Film Programming, a division of American Multi-Cinema, Inc., since November 9, 2001. Prior thereto, Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, from September 29, 1999 to November 9, 2001 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

        Mr. John D. McDonald has served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 6, 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1, 1995.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

        Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 13, 2002. Prior thereto, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

        Mr. Terry W. Crawford has served as Vice President and Treasurer of AMCE and American Multi-Cinema, Inc. since April 1, 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of AMCE and American Multi-Cinema, Inc. from December 23, 2004 until April 1, 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 13, 2002 until December 23, 2004 and American Multi-Cinema, Inc. from January 24, 2000 until December 23, 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 14, 2001 until May 13, 2002 and AMC from November 11, 1999 until January 24, 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 27, 1997 until September 14, 2001 and American Multi-Cinema, Inc. from March 21, 1997 until November 11, 1999.

        Audit Committee Members.    We have a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934 as amended. Since January 26, 2006, the members of the Audit Committee have been Mr. Coughlin, Mr. Hannon, Mr. Parker and Mr. Reid. We do not have an Audit Committee Financial Expert. We believe that our Audit Committee, taken as a whole, has the financial, accounting and other relevant education and experience necessary to effectively and competently discharge such director's responsibilities and duties as a member of the Audit Committee.

Compensation of Management

        The following table provides certain summary information concerning compensation that the Company paid to or accrued on behalf of AMCE's Chief Executive Officer and each of AMCE's four other most highly compensated executive officers (determined as of the end of fiscal 2005 and hereafter referred to collectively as the "Named Executive Officers") for the last three fiscal years ended March 31, 2005, April 1, 2004 and April 3, 2003, respectively.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards(2)
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)(4)		Restricted Stock Awards	Securities Underlying Options/ SARs	All Other Compensation(3)
Peter C. Brown Chairman of the Board, Chief Executive Officer and President	2005 2004 2003	$742,000 728,000 700,000	$392,000 464,100 614,250	$	N/A N/A 12,643,851	— 1,080,100 455,700	— — 106,990	$8,332 7,052 8,351
Philip M. Singleton Executive Vice President and Chief Operating Officer	2005 2004 2003	484,000 475,000 450,000	249,600 301,716 390,488		N/A N/A 6,606,502	— 602,400 239,394	— — 42,980	6,585 7,557 9,100
Craig R. Ramsey Executive Vice President and Chief Financial Officer	2005 2004 2003	331,000 325,000 300,000	176,800 215,526 222,750		N/A N/A N/A	— 250,667 97,976	— — 14,330	5,702 132,893 10,115
Richard T. Walsh Executive Vice President, Film Operations, Chairman AMC Film	2005 2004 2003	342,000 335,000 325,000	176,800 215,526 222,750		N/A N/A 161,646	— 250,667 97,976	— — 14,330	5,720 133,100 10,454
John D. McDonald Executive Vice President, North American Operations	2005 2004 2003	319,000 312,500 300,000	136,800 168,300 222,750		N/A N/A N/A	— 125,333 97,976	— — 14,330	8,113 70,261 10,391

(1)
For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus with the exception of Mr. Richard T. Walsh who received $143,303 related to relocation during fiscal 2003 and Mr. Peter C. Brown and Mr. Philip M. Singleton who received compensation related to loan forgiveness as discussed in note (4) below.

(2)
On September 18, 2003, the Predecessor made deferred stock unit awards under the 2003 AMC Entertainment Inc. Long-Term and Incentive Plan to the Named Executive Officers having a value as follows: Mr. Peter C. Brown—71,435 units ($1,080,100); Mr. Philip M. Singleton—39,841 units ($602,400); Mr. Craig R. Ramsey—16,579 units ($250,667); Mr. Richard T. Walsh—16,579 units ($250,667); and Mr. John D. McDonald—8,289 units ($125,333). The deferred stock units awarded were calculated based on the value of the award divided by a 10 day average stock price at April 1, 2004.

  All of the deferred stock unit awards granted in 2004 were scheduled to vest three years from the date of award subject to, with certain exceptions such as death or disability, continued employment with the Company. No dividends were payable with respect to deferred stock awards prior to vesting. All deferred stock units vested as a result of the Marquee Transaction and the holder thereof received an amount equal to the excess of (i) $19.50 over (ii) any income tax or employment tax required under the Internal Revenue Code of 1986, as amended with respect to the amounts referred to in clause (i).

  On May 13, 2002, the Predecessor made restricted stock awards under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan to the Named Executive Officers with respect to that number of shares and having a value (based on the market value of the shares of stock covered by the awards on the date of grant) as of the award date, as follows: Mr. Peter C. Bown-30,000 shares ($455,700); Mr. Philip M. Singleton-15,760 shares (239,394); Mr. Richard T.

  Walsh—6,450 shares ($97,976); Mr. Craig R. Ramsey—6,450 shares ($97,976); and Mr. John D. McDonald—6,450 shares ($97,976). Additionally, on May 13, 2002, the Predecessor granted options under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan as follows: Mr. Peter C. Brown—106,990 shares; Mr. Philip M. Singleton—42,980 shares; Mr. Craig R. Ramsey—14,330 shares; Mr. Richard T. Walsh—14,330 shares; and Mr. John D. McDonald—14,330 shares. The exercise price of these options is $15.19 per share.

  One half of the restricted stock awards and non-qualified stock options granted in fiscal 2003 were scheduled to vest one year from date of grant with the balance vesting two years from date of grant, subject to, with certain exceptions such as death or disability, continued employment with the Company. No dividends were payable with respect to restricted stock awards prior to vesting. All restricted stock awards and non-qualified stock options vested and were terminated as a result of the Merger, and the holder thereof received $19.50 per share (less the exercise price of options) for each share of restricted stock or in-the-money options less applicable income and employment taxes.

(3)
For 2005 and 2003, All Other Compensation is comprised of AMCE's contributions under its 401(k) savings plan which is a defined contribution plan. For fiscal 2004, All Other Compensation is comprised of AMCE's contributions under its 401(k) savings plan which is a defined contribution plan and deferred cash awards under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan as follows: Mr. Peter C. Brown—$0; Mr. Philip M. Singleton—$0; Mr. Craig R. Ramsey—$125,333; Mr. Richard T. Walsh—$125,333; and Mr. John D. McDonald—$62,667.

(4)
Pursuant to a program recommended by the Compensation Committee and approved by the Predecessor's Board of Directors in 1998, the Predecessor loaned Mr. Peter C. Brown $5,625,000 to purchase 375,000 shares of its Common Stock. Mr. Brown purchased such shares on August 11, 1998. Under the program the Predecessor also loaned Mr. Philip M. Singleton $3,765,000 to purchase 250,000 shares of its Common Stock. Mr. Singleton purchased such shares from September 11 to September 15, 1998. Mr. Singleton repaid unused proceeds of $811,710, leaving a remaining unpaid principal balance of $2,953,290. Such loans were unsecured and bore interest at a rate at least equal to the applicable federal rate prescribed by Section 1274(d) of the Internal Revenue Code in effect on the date of such loan (6% per annum for the loans to Messrs. Brown and Singleton). Interest on these loans accrued and was added to principal annually on the anniversary date of such loan, and the full principal amount and all accrued interest was due and payable on the fifth anniversary of such loan. Based on the recommendation of the Compensation Committee, on May 13, 2002 the Predecessor's Board of Directors approved the forgiveness of $6,921,244 of principal and accrued interest on the loan made to Mr. Peter C. Brown, together with the payment of $5,722,607 of Federal, state and payroll related taxes on his behalf, and the forgiveness of $3,616,399 of principal and accrued interest on the loan made to Mr. Philip M. Singleton, together with the payment of $2,990,103 of Federal, state and payroll related taxes on his behalf. Such loan forgiveness was effective as of June 6, 2002. Mr. Brown and Mr. Singleton agreed not to sell the shares acquired with proceeds of the loans prior to March 6, 2004.

Option Grants Related to Marquee Holdings' Shares

        We have made no grants of stock options, however our parent, Holdings, has granted stock options on Holdings' stock to certain employees of our company during fiscal 2005 under the 2004 Stock Option Plan of Marquee Holdings Inc. Holdings adopted the 2004 Stock Option Plan, which provides for the grant of incentive stock options (within the meaning of Section 421 of the Internal Revenue Code) and non-qualified stock options to eligible employees and consultants of Holdings and its subsidiaries and non-employee directors of Holdings. The aggregate number of shares reserved for issuance under the option plan is 49,107.44681. The exercise price of outstanding options is equal to the fair market value of Holdings shares on the date of grant. For each optionee, options for 500 shares are incentive stock options; the balance are non-qualified stock options. These options vest in equal installments over 5 years from grant date, subject to the employee's continued service with Holdings or one of its subsidiaries. In addition, upon the occurrence of a "change of control" of Holdings (as defined in the option plan), the options held by Messrs. Brown and Singleton will become fully vested. Messrs. Brown's and Singleton's options are also subject to employment agreements, which, under certain circumstances, allow the holder to require Holdings to repurchase options and shares then held by such holder. As such, the obligation for their options is recorded within Other Long-Term Liabilities in our Consolidated Balance Sheets. The options and all shares acquired pursuant to the exercise of options are subject to the management stockholders agreement. See "Employment Contracts, Termination of Employment and Change of Control Arrangements" for certain terms applicable to the options and shares held by Messrs. Brown and Singleton.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		% of Total Options/SARs Granted to Employees in Fiscal Year
	Number of Securities Underlying Options/SARs Granted(1)
Name			Exercise or Base Price ($/share)	Expiration Date
					5%	10%
Peter C. Brown	16,369.14894	42.11%	$1,000.00	12/23/14	$10,294,470	$26,088,208
Philip M. Singleton	8,184.57447	21.05%	1,000.00	12/23/14	5,147,235	13,044,104
Craig R. Ramsey	4,092.28723	10.53%	1,000.00	12/23/14	2,573,617	6,522,052
Richard T. Walsh	4,092.28723	10.53%	1,000.00	12/23/14	2,573,617	6,522,052
John D. McDonald	2,046.14362	5.26%	1,000.00	12/23/14	1,286,809	3,261,026

(1)
The stock options granted under the 2004 Stop Option Plan of Marquee Holdings Inc. step-vest over five years from their grant date. The options will be fully vested on December 24, 2009.

(2)
These columns show the hypothetical gains or "Option Spreads" of the outstanding options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the options' terms. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent Holdings' estimate of projections of the future value per share of its stock.

Option Exercises and Holdings related to Marquee Holdings' Shares

        The following table provides information with respect to the Named Executive Officers concerning the exercise of options subsequent to the Marquee Transactions and unexercised options held as of March 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY End		Value of Unexercised In-The-Money Options/SARs at FY-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Brown	—	—	—	16,369.14894	—	—
Philip M. Singleton	—	—	—	8,184.57447	—	—
Craig R. Ramsey	—	—	—	4,092.28723	—	—
Richard T. Walsh	—	—	—	4,092.28723	—	—
John D. McDonald	—	—	—	2,046.14362	—	—

Option Exercises and Holdings related to AMCE Shares

        The following table provides information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2005 through the date of the Marquee Transactions.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY End		Value of Unexercised In-The-Money Options/SARs at FY-End
Name	Shares Acquired on Exercise(1)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Brown	343,480	2,021,292	—	—	—	—
Philip M. Singleton	190,460	876,753	—	—	—	—
Craig R. Ramsey	56,490	214,843	—	—	—	—
Richard T. Walsh	39,240	190,749	—	—	—	—
John D. McDonald	81,410	343,955	—	—	—	—

(1)
In connection with the Merger, each stock option which was outstanding immediately prior to the effective time of the Merger, whether or not then exercisable, was canceled as of the effective time of the Merger and the holder thereof received an amount in cash in lieu of such canceled stock option equal to the excess of (i) the product of (a) the excess, if any, of (x) $19.50 over (y) the per share exercise price of such stock option multiplied by (B) the number of shares of common stock subject to such stock option over (ii) any income tax or employment tax withholding required under the Internal Revenue Code of 1986, as amended with respect to the amounts referred to in clause (i).

Defined Benefit Retirement and Supplemental Executive Retirement Plans

        We sponsor a defined benefit retirement plan which provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a) (17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. A participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        We also sponsor a supplemental executive retirement plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan from $235,840 (in 1993), the old limit, to $205,000 (in 2004).

        The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a covered participant under our retirement plan and the supplemental executive retirement plan, assuming retirement in calendar 2004 at age 65, payable in the form of a single life annuity. The benefits are not subject to any deduction for social security or other offset amounts. The following table assumes the old limit would have been increased to $310,000 in 2005.

	Years of Credited Service
Highest Consecutive Five Year Average Annual Compensation
	15	20	25	30	35
$125,000	$17,012	$22,683	$28,354	$34,024	$39,695
150,000	20,762	27,683	34,604	41,524	48,445
175,000	24,512	32,683	40,854	49,024	57,195
200,000	28,262	37,683	47,104	56,524	65,945
225,000	32,012	42,683	53,354	64,024	74,695
250,000	35,762	47,683	59,604	71,524	83,445
275,000	39,512	52,683	65,854	79,024	92,195
295,000	42,512	56,683	70,854	85,024	99,195
300,000	43,262	57,683	72,104	86,524	100,945

        As of March 31, 2005, the years of credited service under the retirement plan for each of the Named Executive Officers were: Mr. Peter C. Brown, 14 years; Mr. Philip M. Singleton—31 years; Mr. Craig R. Ramsey—10 years; Mr. Richard T. Walsh—30 years; and Mr. John D. McDonald—30 years.

        We have established a retirement enhancement plan for the benefit of officers who from time to time may be designated as eligible participants therein by the board of directors. The retirement enhancement plan is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and the participant's primary social security benefit at age 65, or if later, at the date of normal retirement, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to our contributions under the supplemental executive retirement plan, the 401(k) savings plan and the non-qualified deferred compensation plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The retirement enhancement plan benefit vests upon the participant's attainment of age 55 or completion of 15 years of service, whichever is later, and payment may commence to a vested participant retiring on or after age 55 (who has participated in the plan for at least five years) on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by us. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. Participants become fully vested in their rights under the retirement enhancement plan if their employment is terminated without cause or as a result of a change of control, as defined in the retirement enhancement plan. No death, disability or retirement benefit is payable prior to a participant's early retirement date or prior to the date any severance payments to which the participant is entitled cease.

        Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the retirement enhancement plan. The estimated monthly amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the retirement enhancement plan at age 65 are $87,839 and $31,784, respectively. These amounts are based on certain assumptions respecting their future compensation amounts and the amounts of our contributions under other plans. Actual amounts received by such individuals under the retirement enhancement plan may be different than those estimated.

Compensation of Directors

        Each non-employee director is paid $50,000 annually for service on the board of directors of the Company and Holdings and, in addition, $1,500 for each board meeting and $1,000 for each board committee meeting which he attends.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        We maintain employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh, John D. McDonald and other less senior officers. The terms of such employment agreements have not changed in any material respect from the employment agreements that existed prior to the Mergers.

        Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh and John D. McDonald receive the following annual salaries pursuant to their employment contracts: Mr. Brown—$750,100; Mr. Singleton—$482,200; Mr. Ramsey—$341,400; Mr. Walsh—$348,300; and Mr. McDonald—$321,600. The employment agreements provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. Ramsey, Mr. Walsh and Mr. McDonald have terms of two years. On the anniversary date of each employment agreement, one year will be added to its term, so that each employment agreement always has a five-year, three-year or two-year term, as the case may be, as of each anniversary date. Each employment agreement generally terminates without severance if such employee is terminated for cause or upon such employee's retirement or resignation without good reason, each as defined in his respective employment agreement. We will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive upon termination by reason of the employee's retirement after reaching age 65. If any of Messrs. Ramsey, Walsh or McDonald dies or is terminated without cause or following his disability or terminates his agreement subsequent to specified changes in his responsibilities, annual base salary or benefits, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies or is terminated without cause or following his disability or terminates his agreement for good reason or following a change of control, each as defined in the employee's respective agreement, he will be entitled to receive a lump sum cash payment equal to five times for Mr. Brown and three times for Mr. Singleton, of the sum of such employee's then annual base salary and annual bonus such employee would be entitled to receive as if the target level had been obtained, and he will have the right to require Holdings to purchase from him all or any portion of his vested options and shares of Holdings common stock (the "put right"), in exchange for payment for shares equal to the fair market value of Holdings stock and payment for options equal to the excess of such fair market value over the option exercise price, in each case less applicable withholding. The amounts payable by us under these employment agreements, assuming termination by reason of a change of control (and in the case of Messrs. Ramsey, Walsh and McDonald, assuming specified changes in their employment terms) (and excluding amounts payable by Holdings in connection with the put right) as of December 29, 2005, were as follows: Mr. Brown—$6,376,000; Mr. Singleton—$2,459,000; Mr. Ramsey—$682,800; Mr. Walsh—$696,600; and Mr. McDonald—$643,200.

        We maintain a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act overtime pay requirements, referred to as a "nonexempt eligible employee," the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two week's basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the overtime pay requirements, severance pay is discretionary (at the department head/supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of Holdings capital stock as of April 25, 2006, with respect to:

  •
  each person or group of affiliated persons known by Holdings to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

  •
  each of Holdings' directors;

  •
  each of our Named Executive Officers; and

  •
  all directors and nominees and executive officers as a group.

Name and Address	Shares of Class A-1 Common Stock		Shares of Class A-2 Common Stock		Shares of Class N Common Stock	Shares of Class L-1 Common Stock	Shares of Class L-1 Common Stock	Percentage of Ownership
J.P. Morgan Partners Global Investors, L.P. and Related Funds(1)(2)	249,225.00	(2)	249,225.00	(2)	—	—	—	20.78%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	249,225.00	(4)	249,225.00	(4)	—	—	—	20.78%
Bain Capital Holdings (Loews) I, LLC and Related Funds(5)	—		—		—	96,743.45	96,743.45	15.09%
The Carlyle Group Partners III Loews, L.P. and Related Funds(6)	—		—		—	96,743.45	96,743.45	15.09%
Spectrum Equity Investors IV, L.P. and Related Funds(7)	—		—		—	62,598.71	62,598.71	9.76%
Peter C. Brown	—		—		2,542.00	—	—	*
Phillip M. Singleton	—		—		1,272.00	—	—	*
Craig R. Ramsey	—		—		153.00	—	—	*
Richard T. Walsh	—		—		153.00	—	—	*
John D. McDonald	—		—		127.00	—	—	*
Mark A. McDonald	—		—		102.00	—	—	*
Kevin M. Connor	—		—		51.00	—	—	*
Travis Reid (14)	—		—		728.77	—	—	*
All directors and officers as a group	—		—		5,128.77	—	—	0.39%

*
less than 1%

(1)
Represents shares owned by the following group of investment funds affiliated with J.P. Morgan Partners funds: (i) 18,012.61 shares of Class A-1 common stock and 18,012.61 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors, L.P., whose general partner is JPMP Global Investors, L.P., whose general partner is JPMP Capital Corp.; (ii) 7,712.95 shares of Class A-1 common stock and 7,712.95 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp., (iii) 1,011.31 shares of Class A-1 common stock and 1,011.31 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (iv) 2,767.70 shares of Class A-1 common stock and 2,767.70 shares of Class A-2 common stock owned by AMCE (Ginger), L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (v) 1,330.19 shares of Class A-1 common stock and 1,330.19 shares of Class A-2 common stock owned by AMCE (Luke), L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (vi) 2,881.66 shares of Class A-1 common stock and 2,881.66 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (vii) 3,217.09 shares of Class A-1 common stock and 3,217.09 shares of Class A-2 common stock owned by AMCE (Scarlett), L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (viii) 75,141.71 shares of Class A-1 common stock and 75,141.71 shares of Class A-2 common stock owned by J.P. Morgan Partners (BHCA), L.P., whose general partner is

  JPMP Master Fund Manager, L.P., whose general partner is JPMP Capital Corp.; (ix) 12,661.15 shares of Class A-1 common stock and 12,661.15 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; (x) 1,253.55 shares of Class A-1 common stock and 1,253.55 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Fund/AMC/Selldown II, L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp.; and (xi) 7,260.06 shares of Class A-1 common stock and 7,260.06 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., whose general partner is JPMP Global Investors, L.P., whose general investor is JPMP Capital Corp. The address is c/o JPMP Capital Corp., 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

(2)
Includes 115,975.00 shares of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees to Marquee's board of directors.

(3)
Represents shares owned by the following group of investment funds affiliated with Apollo funds: (i) 114,328.50 shares of Class A-1 common stock and 114,328.50 shares of Class A-2 common stock owned by Apollo Investment Fund V, L.P.., whose general partner is Apollo Advisors V, L.P., whose general partner is Apollo Capital Management V, Inc.; (ii) 14,997.29 shares of Class A-1 common stock and 14,997.29 shares of Class A-2 common stock owned by Apollo Overseas Partners V, L.P., whose general partner is Apollo Advisors V, L.P., whose general partner is Apollo Capital Management V, Inc., (iii) 1,572.35 shares of Class A-1 common stock and 1,572.35 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(A), L.P., whose general partner is Apollo Advisors V, L.P., whose general partner is Apollo Capital Management V, Inc.; (iv) 1,108.64 shares of Class A-1 common stock and 1,108.64 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(B), L.P., whose general partner is Apollo Advisors V, L.P., whose general partner is Apollo Capital Management V, Inc. and (v) 1,243.22 shares of Class A-1 common stock and 1,243.22 shares of Class A-2 common stock owned by Apollo German Partners V GmbH & Co. KG, whose general partner is Apollo Advisors V, L.P., whose general partner is Apollo Capital Management V, Inc. The address is c/o Apollo Capital Management V, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(4)
Includes 115,975.00 shares of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Marquee's board of directors.

(5)
Represents shares owned by the following group of investment funds affiliated with Bain Capital funds: (i) 64,255.29 shares of Class L-1 common stock and 64,255.29 shares of Class L-2 common stock owned by Bain Capital Holdings (Loews) I, LLC and (ii) 32,488.16 shares of Class L-1 common stock and 32,488.16 shares of Class L-2 common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is Bain Capital Investors, LLC. The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)
Represents shares owned by the following group of investment funds affiliated with The Carlyle Group: (i) 91,610.59 shares of Class L-1 common stock and 91,610.59 shares of Class L-2 common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 5,132.86 shares of Class L-1 common stock and 5,132.86 shares of Class L-2 common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TC Holdings, L.L.C. The address is c/o The Carlyle Group, 520 Madison Avenue, 42nd Floor, New York, NY 10022.

(7)
Represents shares owned by the following group of investment funds affiliated with Spectrum Equity Investors funds: (i) 61,503.23 shares of Class L-1 common stock and 61,503.23 shares of Class L-2 common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 363.07 shares of Class L-1 common stock and 363.07 shares of Class L-2 common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 732.40 shares of Class L-1 common stock and 732.40 shares of Class L-2 common stock owned by Spectrum IV Investment Managers' Fund, L.P. The address is Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We seek to ensure that all transactions with related parties are fair, reasonable and in our best interest. In this regard, generally our board of directors or one of our committees reviews material transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard. We believe that each of these transactions was on terms at least as favorable to us as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since April 1, 2004 or which involve obligations that remain outstanding as of April 25, 2006.

        Holdings is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.784%); Apollo (20.784%);Bain Capital Partners (15.090%); The Carlyle Group (15.090%); Spectrum Equity Investors (9.764%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.899%); Co-Investment Partners, L.P. (3.899%); Caisse de Depot et Placement du Quebec (3.120%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.730%); SSB Capital Partners (Master Fund) I, L.P. (1.950%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (1.560%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.780%); Screen Investors 2004, LLC (0.152%); and members of management (0.400%).(1)

(1)
All percentage ownerships are approximate.

        For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Richard T. Walsh and Craig R. Ramsey, see "Management—Compensation of Management—Employment Contracts, Termination of Employment and Change of Control Arrangements."

Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings, including a Second Amended and Restated Certificate of Incorporation of Holdings, a Second Amended and Restated Stockholders Agreement, a Voting Agreement among Holdings and the former continuing stockholders of Holdings, a Voting Agreement among Holdings and the former stockholders of LCE Holdings and an Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Holdings and our company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

        The Voting Agreement among Holdings and the former continuing stockholders of Holdings provides that, until fifth anniversary of the Merger ("Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Holdings in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Holdings and the former stockholders of LCE Holdings will further provide that during the Blockout Period, the former LCE Holdings stockholders will generally vote their voting shares of capital stock of Holdings on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10.0 million, the settlement of claims or litigation in excess of $2.5 million, an initial public offering of Holdings, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5.0 million or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the "Requisite Stockholder Majority") if at such time they hold at least a majority of Holdings' voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Holdings or AMCE (an "IPO"), the Governance Agreements will prohibit the Sponsors and the other former stockholders of Holdings from transferring any of their interests in Holdings, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Holdings, including the following:

        Right of first offer.    After the Blockout Date and prior to an IPO, Holdings and, in the event Holdings does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Holdings that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Holdings to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Holdings or us, such Sponsors may elect to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Holdings held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Holdings or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements will also provide for certain registration rights in the event of an initial public offering of Holdings, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Holdings' expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Holdings as a group shall have the right at any time following an IPO to make one written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, we will pay Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, a lump sum payment of $1,575,000, and will provide outplacement assistance and automobile benefits through December 31, 2006. In addition, in order to facilitate integration following the Mergers, we have entered into an agreement with Mr. Reid, whereby Mr. Reid will provide certain transitional consulting services to our company and report to Mr. Peter C. Brown, our Chief Executive Officer. Pursuant to the continuing service agreement, which may be terminated by Mr. Reid at any time or by us after December 31, 2006, we will pay Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for any month thereafter. Under certain circumstances, Mr. Reid will have the right to require Holdings to purchase, and Holdings will have the right to require Mr. Reid to sell, on one occasion, all shares of common stock of Holdings that Mr. Reid receives in the Mergers in exchange for payment to him of his original purchase price for his shares of Loews common stock. The continuing service agreement is not intended to create an employment relationship between Mr. Reid and our company and his services will be provided on an independent contractor basis.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, Holdings has granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of Holdings options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Holdings or AMCE.

Cinemex

        Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the board of Cinemex, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex's new theatres opened in December 2004. Mr. Kurián's father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald's restaurant owned by Mr. Kurián's wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre's concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex's subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice. We believe that these and other such arrangements have been entered into on arms-length terms or are immaterial to our results of operations.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our other indebtedness after giving effect to the Merger Transactions.

Our New Senior Secured Credit Facility

        The new senior secured credit facility is being provided by a syndicate of banks and other financial institutions and provides financing of up to $850.0 million, consisting of a

  •
  $650.0 million term loan facility with a maturity of seven years; and

  •
  $200.0 million revolving credit facility with a maturity of six years.

        The revolving credit facility includes borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        The borrowings under the new senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the initial applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the new senior secured credit facility, we were required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). We also paid customary letter of credit fees.

Prepayments

        The new senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after our first full fiscal year after the closing, 50% of our excess cash flow if our net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the new senior secured credit facility.

        We may voluntarily repay outstanding loans under the new senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the new senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the new senior secured credit facility.

Guarantee and Security

        All obligations under the new senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

        All obligations under the new senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of our domestic subsidiaries and 65% of the equity interests of our "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of our tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The new senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing our subordinated indebtedness, including the notes;

  •
  change the business conducted by us and our subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the new senior secured credit facility requires us, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The new senior secured credit facility also contains certain customary affirmative covenants and events of default.

Holdings' Holdco Notes

        On August 18, 2004, Holdings issued senior unsecured discount notes, the Holdco Notes, resulting in gross proceeds of $169.9 million of which $166.6 million was contributed by Holdings as equity to AMCE. The indenture governing the Holdco Notes contains covenants substantially similar to those governing the notes. Neither AMCE nor any of its subsidiaries have guaranteed the indebtedness of Holdings nor have AMCE or any of its subsidiaries pledged any of AMCE assets as collateral.

DESCRIPTION OF 2016 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company" and "we" refer only to AMC Entertainment Inc. and not to any of its subsidiaries.

        The proceeds from the sale of the notes were used to fund the purchase of the 9% Senior Subordinated Notes due 2014 of Loews Cineplex Entertainment Corporation ("Loews") validly tendered pursuant to a tender offer (the "Tender Offer") made in connection with the merger of the Company and Loews and to pay related fees and expenses.

        The Company issued the notes under an indenture dated as of January 26, 2006 (the "Indenture"), between itself, the guarantors party thereto and the trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        We urge you to read the Indenture because it, not this description, defines your rights as a holder of these notes. A copy of the Indenture is available upon request to the Company at the address indicated under "Where You Can Find More Information About Us."

Brief Description of the Notes and the Guarantees

        The notes:

  •
  were initially issued in the aggregate principal amount of $325.0 million;

  •
  are general unsecured senior subordinated obligations of the Company;

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company.

        The Guarantees:

  •
  are general unsecured senior subordinated obligations of each Guarantor;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of each Guarantor.

Principal, Maturity and Interest

        The notes will mature on February 1, 2016. We issued $325.0 million of Series A notes on January 26, 2006 (the "Original Notes") in a private placement and intend to issue up to $325.0 million of Series B notes in connection with a registered exchange offer for the Original Notes. Subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the Offered Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2006. We will pay interest to those persons who were holders of record at the close of business on January 15 or July 15 next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

        The payment of all Obligations in respect of the notes and the Subsidiary Guarantees will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company and the Guarantors, as applicable.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company or any Guarantor;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, any Guarantor or to their respective assets;

  •
  any liquidation, dissolution or other winding-up of the Company or any Guarantor, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company or any Guarantor;

the holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of Permitted Junior Securities) on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the original notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $1,169.7 million approximate outstanding Senior Indebtedness of the Company (and the Company had commitments of $178.9 million under the New Credit Facility, which would have constituted Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $1,030.2 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the Company would have had $714.7 million of Secured Indebtedness, consisting of borrowings under the New Credit Facility, a mortgage payable and capital and financing lease obligations. The notes are also structurally subordinated to $106.5 million of indebtedness of Cinemex, a non-guarantor subsidiary, pursuant to its senior secured credit facility.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        The Subsidiary Guarantee of each of the Guarantors will be subordinated to Senior Indebtedness of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company. Payments under the Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the New Credit Facility and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company.

        All of the Company's operations are conducted through subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the New Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of out non-guarantors subsidiaries. After giving pro forma effect to the Merger Transactions, our non-guarantor subsidiaries would have accounted for approximately $223.7 million or 8.8% of our total revenues for the 52 weeks ended March 31, 2005, and approximately $418.9 million, or 9.4%, of our total assets, and approximately $245.8 million, or 7.6%, of our total liabilities (including the Cinemex indebtedness referred to above) as of December 29, 2005.

        See "Risk Factors—Risks related to our notes," "—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings," "—Our substantial debt could adversely affect our operations and your investment in the notes," and "Risks related to our business—We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness" and "Description of Other Indebtedness."

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture.

The Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with all Senior Indebtedness of such Guarantor and equally in right of payment with other Senior Subordinated Indebtedness of such Guarantor.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and may be Senior Indebtedness and/or may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the New Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to February 1, 2011 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on February 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2011	105.500%
2012	103.667%
2013	101.833%
2014 and thereafter	100.000%

        Prior to February 1, 2009, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity

Offerings at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

        Limitation on Restricted Payments.    The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

            (a)   no Default or Event of Default shall have occurred and be continuing;

            (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness;" and

            (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (4) of the next succeeding paragraph) declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of:

              (i)    (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on the Issue Date); plus

              (ii)   the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than (i) Redeemable Capital Stock and (ii) Capital Stock issued to the stockholders of Loews in connection with the Transactions) or warrants, options or rights to purchase such shares of Capital Stock; plus

              (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis; and

          (4)   make cash dividends or loans to Holdings in amounts equal to:

            (a)   the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit Holdings to pay its corporate overhead expense Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company; and

          (5)   make other Restricted Payments in an aggregate amount not to exceed $200.0 million.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this offering circular under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the New Credit Facility, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the New Credit Facility and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company shall be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness;" and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The New Credit Facility will provide that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this offering circular may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such rights is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" shall mean Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that corporate overhead expenses payable by Holdings described in clause 4(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the New Credit Facility; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company or any Guarantor, as applicable; and

            (c)   as to which the Trustee has been given written notice of such designation.

        "Equity Offering" means a public or private sale for cash by the Company of its common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to its common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to the Company's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing Senior Notes and the Existing Senior Subordinated Notes.

        "Existing Senior Notes" shall mean the Company's 8 5/8% Senior Notes due 2012 and Senior Floating Rate Notes due 2010.

        "Existing Senior Subordinated Notes" shall mean the Company's 9 1/2% Senior Subordinated Notes due 2011, 9 7/8% Senior Subordinated Notes due 2012 and 8% Senior Subordinated Notes due 2014 and any Loews Notes that remain outstanding following the completion of the tender offer.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Grupo Cinemex" means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its Subsidiaries.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Holdings" means Marquee Holdings Inc., the direct parent company of the Company.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the Original Notes were initially issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Loews Notes" means the 9% Senior Subordinated Notes due 2014 of Loews Cineplex Entertainment Corporation.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Merger Transactions" means the merger of Holdings and LCE Holdings, Inc., the merger of the Company and Loews, the Tender Offer, the offering of the notes and the use of proceeds therefrom, the refinancing of the existing AMC credit agreement and the existing Loews credit agreement with the proceeds of the New Credit Facility, and the payment of fees and expenses in connection with any of the foregoing.

        "Mexican Credit Agreements" mean that certain loan agreement and that certain revolving loan agreement, each dated as of August 16, 2004, among Cadena Mexicana de Exhibicion, S.A. de C.V. as Borrower, Grupo Cinemex, S.A. de C.V. and the Subsidiaries listed therein, as Guarantors, Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as Syndication Agent, and Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as Administrative Agent, Documentation Agent, Collateral Agent, Bookrunner and Lead Arranger, and the Banks listed therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or agreements extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "New Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor;" provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder.

    "Permitted Indebtedness" shall mean the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements and the Guarantees by the Guarantors of the Existing Notes;

          (2)   Indebtedness of the Company or any Guarantor under the New Credit Facility together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $975.0 million; provided that Grupo Cinemex may Incur Indebtedness under this clause (2) in an aggregate principal amount not to exceed $25.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Senior Notes or the Existing Senior Subordinated Notes;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than Indebtedness outstanding under the New Credit Facility or the Mexican Credit Agreements);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness;"

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Indebtedness Incurred by Grupo Cinemex under the Mexican Credit Agreements together with the Incurrence of Guarantees thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $125.0 million at any time outstanding;

          (16) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (17) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (16) above which, together with any other Indebtedness pursuant to this clause (17), has an aggregate principal amount that does not exceed $100.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means:

          (1)   all Obligations of the Company now or hereafter existing, under or in respect of the New Credit Facility;

          (2)   Indebtedness of the Company under the Existing Senior Notes; and

          (3)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the notes and the Existing Senior Subordinated Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the notes;

          (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Indebtedness evidenced by the Existing Senior Subordinated Notes;

          (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company;

          (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture;

          (5)   any liability for federal, state or local taxes or other taxes, owed or owing by the Company;

          (6)   trade account payables owed or owing by the Company;

          (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company;

          (8)   Indebtedness of the Company to any Subsidiary of the Company; and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Senior Indebtedness" of any Guarantor has the above meaning, mutatis mutandis.

        "Senior Subordinated Indebtedness" means (i) with respect to the Company, the notes, the Existing Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantees, the Guarantees of the Existing Senior Subordinated Notes and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" shall mean, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights

Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable; provided, however, that so long as the New Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

            (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the New Credit Facility; and

            (b)   the acceleration of any amounts under the New Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this offering circular, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons pursuant to this prospectus. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        HSBC Bank USA, National Association is the Trustee under the Indenture.

        HSBC Bank USA, National Association is the indenture trustee under the indenture relating to the Existing Notes.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SENIOR NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," the "issuer," "AMC Entertainment," "AMCE" or "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries.

        The notes were originally issued on August 18, 2004 to the initial purchasers by Marquee Inc., a corporation owned by Apollo Management V, L.P. and J.P. Morgan Partners LLC and formed for the purpose of merging with and into AMC Entertainment. The notes were each issued under an indenture, dated as of August 18, 2004, between Marquee Inc. and HSBC Bank USA, National Association, as trustee (the "Original Indentures"), each as supplemented by a First Supplemental Indenture, dated December 23, 2004, among AMC Entertainment, each of our subsidiaries (the "Guarantors") that guarantees our other indebtedness and the Trustee (the "First Supplemental Indentures" and, together with the Original Indentures, the "Indentures"). As of December 23, 2004, the guarantors of the notes included AMC Card Processing Services, Inc., AMC Entertainment International, Inc., AMC-GCT, Inc., AMC Realty, Inc., American Multi-Cinema, Inc., Centertainment, Inc., Club Cinema of Mazza, Inc., GCT Pacific Beverage Services, Inc., National Cinema Network, Inc., Premium Cinema of Yorktown, Inc., Premium Theater of Framingham, Inc. and Premium Theatre of Mayfair, Inc.

        For purposes of this summary, the term notes refers to both the 8 5/8% Series B Senior Notes due 2012 (the "Fixed Rate Notes") and the Series B Senior Floating Rate Notes due 2010 (the "Floating Rate Notes").

        The following description is a summary of the material provisions of the Indentures and the registration rights agreements. It does not restate those agreements in their entirety. We urge you to read the Indentures and the registration rights agreements because they, and not this description, define your rights as holders of the notes. Copies of the Indentures and the registration rights agreements are available upon request to the Company at the address indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indentures.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indentures.

Brief Description of Notes and Subsidiary Guarantees

The Notes

        The Fixed Rate Notes:

  •
  were initially issued in the aggregate principal amount of $250.0 million;

  •
  are general unsecured obligations of the Company;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Existing Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness; and

  •
  are fully and unconditionally guaranteed by the Guarantors.

The Floating Rate Notes

        The Floating Rate Notes:

  •
  were initially issued in the aggregate principal amount of $205.0 million;

  •
  are general unsecured obligations of the Company;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Existing Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are effectively subordinated to any secured Indebtedness of the Company as to the assets securing such Indebtedness; and

  •
  are fully and unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

        The Subsidiary Guarantees:

  •
  are full and unconditional general unsecured obligations, on a joint and several basis, of the Guarantors;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Guarantors, including their Guarantees of the Existing Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Guarantors, without giving effect to collateral arrangements; and

  •
  are effectively subordinated to any secured Indebtedness of the Guarantors, including Guarantees of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

Principal, Maturity and Interest

        The notes were initially issued in $455.0 million aggregate principal amount ($250.0 million of which was the 8 5/8% Senior Notes due 2012 and $205.0 million of which was the Senior Floating Rate Notes due 2010).

        We may from time to time, without notice to or the consent of the holders of notes, create and issue further notes ranking equally with the notes in all respects, subject to the limitations described under the caption " —Certain Covenants—Limitation on Consolidated Indebtedness" as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the Fixed Rate Exchange Notes or Floating Rate Exchange Notes, as the case may be, that we are issuing now, except that such notes issued in the future will have different issuance prices and issuance dates. Any additional Fixed Rate Notes of the same series as the Fixed Rate Exchange Notes will be part of the same issue as the Fixed Rate ExchangeNotes and will vote on all matters with the Fixed Rate Notes. Any additional Floating Rate Notes of the same series as the Floating Rate Exchange Notes will be part of the same issue as the Floating Rate Exchange Notes and will vote on all matters with the Floating Rate Notes. References to Fixed Rate Notes or Floating Rate Notes in this "Description of Exchange Notes" include these additional notes, as the case may be, if they are in the same series, unless the context requires otherwise. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Fixed Rate Notes.    The Fixed Rate Notes will mature on August 15, 2012. Interest on the Fixed Rate Notes accrues at a rate of 8 5/8% per annum and is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2005. We will pay interest to those persons who were holders of record at the close of business on February 1 or August 1 next preceding the interest payment date.

        Interest on the Fixed Rate Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Floating Rate Notes.    The Floating Rate Notes will mature on August 15, 2010. Interest on the Floating Rate Notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 4.25%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee, and is payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on November 15, 2004. We will pay interest to those persons who were holders of record at the close of business on February 1, May 1, August 1 and November 1 next preceding the interest payment date.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m. London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 10:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law on general application.

        The Calculation Agent will, upon the request of any holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors of the Floating Rate Notes and the holders of the Floating Rate Notes.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Ranking

        The notes are our general unsecured obligations and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes, including the Existing Notes. The notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our secured Indebtedness, including the Indebtedness under the Credit Facility, to the extent of the value of the assets that secure such Indebtedness, and the liabilities of our non-guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Facility or other secured Indebtedness, the assets of the Company and the Guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Facility and other secured Indebtedness has been repaid in full from such assets.

        All of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes offered hereby, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $1,169.7 million approximate outstanding Senior Indebtedness of the Company (and the Company had commitments of $178.9 million under the New Credit Facility, which would have constituted Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $1,030.2 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees any of our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. On a pro forma basis after giving effect to the Merger Transactions, our non-guarantor Subsidiaries, including Cinemex, would have accounted for approximately $223.7 million, or 8.8%, of our total revenues for the 52 weeks ended March 31, 2005, and approximately $418.9 million, or 9.4%, of our total assets, and approximately $245.8 million, or 7.6%, of our total liabilities, in each case, as of December 29, 2005.

        As of December 29, 2005, the Company's non-guarantor Subsidiaries, including Cinemex, had $106.5 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indentures. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantees rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indentures limit the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indentures governing the notes provide that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indentures, its Subsidiary Guarantees and the Registration Rights Agreements if:

        (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

        (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

        (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the applicable Indenture.

        In addition, a Guarantor will be released from its obligations under the applicable Indenture, its applicable Subsidiary Guarantee and the applicable Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the

Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the applicable Indenture.

Optional Redemption

        Fixed Rate Notes.    The Fixed Rate Notes are not be redeemable at the option of the Company prior to August 15, 2008. Starting on that date, we may redeem all or any portion of the Fixed Rate Notes, at once or over time, after giving the required notice under the Indenture for the Fixed Rate Notes. The Fixed Rate Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Fixed Rate Notes redeemed during the 12-month period commencing on August 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2008	104.313%
2009	102.156%
2010 and thereafter	100.000%

        Prior to August 15, 2007, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Fixed Rate Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

        (1)   at least 65% of the original aggregate principal amount of the Fixed Rate Notes remains outstanding after each such redemption; and

        (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the Fixed Rate Notes are to be redeemed at any time, selection of Fixed Rate Notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Fixed Rate Notes will not be redeemed in amounts less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of such Fixed Rate Notes to be redeemed at its registered address. If any Fixed Rate Note is to be redeemed in part only, the notice of redemption that relates to such Fixed Rate Note shall state the portion of the principal amount thereof to be redeemed. A new Fixed Rate Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Fixed Rate Note. On and after the redemption date, interest will cease to accrue on Fixed Rate Notes or portions thereof called for redemption.

        Floating Rate Notes.    The Floating Rate Notes are not be redeemable at the option of the Company prior to August 15, 2006. Starting on that date, we may redeem all or any portion of the Floating Rate Notes, at once or over time, after giving the required notice under the Indenture for the Floating Rate Notes. The Floating Rate Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The following prices are for Floating Rate Notes redeemed during the 12-month period commencing on August 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2006	103.000%
2007	102.000%
2008	101.000%
2009	100.000%

        Prior to August 15, 2006, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Floating Rate Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 100% of the principal amount of the Floating Rate Notes, plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

        (1)   at least 65% of the original aggregate principal amount of the Floating Rate Notes remains outstanding after each such redemption; and

        (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the Floating Rate Notes are to be redeemed at any time, selection of Floating Rate Notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Floating Rate Notes will not be redeemed in amounts less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of such Floating Rate Notes to be redeemed at its registered address. If any Floating Rate Note is to be redeemed in part only, the notice of redemption that relates to such Floating Rate Note shall state the portion of the principal amount thereof to be redeemed. New Floating Rate Notes in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Floating Rate Notes. On and after the redemption date, interest will cease to accrue on Floating Rate Notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, each of the following conditions are satisfied: (1) the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1 (such condition not being applicable to the Incurrence of Permitted Indebtedness); and (2) with respect to the Incurrence of Senior Indebtedness, the Company's Senior Leverage Ratio is less than or equal to 3.25 to 1.0 (such condition not being applicable to the Incurrence of Permitted Senior Indebtedness).

        Limitation on Restricted Payments.    The Company shall not directly or indirectly:

        (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

        (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

        (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); (such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clauses (5) and (7) of the next succeeding paragraph) declared or made after January 27, 1999 (including Restricted Payments made in connection with the Transactions) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

            (iv)  $100.0 million.

        Notwithstanding the foregoing limitation, the Company may:

        (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

        (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

        (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

        (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness;

        (5)   make cash dividends or loans to Holdings in amounts equal to:

          (a)   the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

          (b)   an amount not to exceed $3.5 million in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company;

        (6)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer; or

        (7)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the 2011 Notes at a purchase price not greater than 101% of the principal amount thereof plus accrued and unpaid interest as a consequence of the holders of the 2011 Notes exercising put rights resulting from the Transactions.

        As of April 1, 2004, on a pro forma basis after giving effect to the Transactions and taking into account the calculation required under clause (c) above, the Company would have used all or substantially all of its capacity to dividend funds. The Company expects to be able to dividend funds from its earnings subsequent to April 1, 2004, and such amounts may be material, subject to the other limitations set forth in the "—Limitation on Restricted Payments" covenant and limitations in the Company's other debt instruments and under applicable law.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

        (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's length dealing with an unaffiliated third party;

        (2)   such transaction or series of transactions is in the best interests of the Company; and

        (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

        (1)   any transaction pursuant to any contract in existence on the Issue Date;

        (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

        (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

        (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

        (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this prospectus under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the date of the consummation of the Transactions.

        Limitation on Liens.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indentures or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indentures and the notes or, in respect of Liens on any Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        SEC Reports.    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act following the consummation of the Transactions, the Company shall file with the SEC and provide the Trustee and holders of notes with such annual reports and such information by the Company, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of notes.

        Payments for Consent.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

        (1)   either:

          (a)   the Company shall be the continuing corporation; or

          (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indentures;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the applicable outstanding notes and the applicable Indenture and its obligations under the applicable Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indentures, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

        Notwithstanding the foregoing, the merger of Marquee Inc. with and into AMC Entertainment Inc. pursuant to the Merger Agreement was permitted without compliance with this "—Merger and Sale of Substantially All Assets" covenant.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in each of the Indentures) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of outstanding notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Company's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indentures. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under the amended and restated credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "Modification and Waiver."

        The provisions of the Indentures do not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives the prospectus may obtain a copy of the Indentures and the Registration Rights Agreements without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for the definition of any other capitalized term used in this section for which no definition is provided.

        "2011 Notes" means the 9 1/2% Series B Senior Subordinated Notes due 2011 issued by AMC Entertainment Inc.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

        (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

        (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means Apollo Investment Fund V, L.P. ("AIF V)," Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B, or Apollo German Partners assigns any of their respective interests in Marquee Inc.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under each of the Indentures.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

        (1)   United States dollars;

        (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

        (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

        (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

        (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indentures, any of the following events:

        (1)   any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of Holdings or the Company (for purposes of calculating the total voting power of the Voting Stock held by a group solely in the context of a merger, consolidation or other business combination with a Person engaged in a line of business similar to that of the Company on the Issue Date, the voting power beneficially owned by the Permitted Holders or by Permitted Co-Investors, to the extent such voting power of the Voting Stock was acquired by such Permitted Co-Investors on or before January 31, 2005 in transactions that satisfy the definition of Permitted Co-Investor, shall be excluded in an amount equal to the lesser of the total voting power of the Voting Stock beneficially owned by such Permitted Co-Investors on (x) January 31, 2005 or (y) the date of such merger, consolidation or other business combination);

        (2)   the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

        (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

        (4)   a change of control under the indentures relating to the Existing Notes (other than a change of control under the 2011 Notes resulting from the Transactions).

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

        (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

        (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

        (3)   depreciation expense of such Person and its Subsidiaries for such period;

        (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

        (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that corporate overhead expenses payable by Holdings described in clause 5(b) of the second paragraph of the covenant described under "—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio and the Senior Leverage Ratio:

        (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

        (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

        (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        Notwithstanding the foregoing, for the purpose of calculating Consolidated EBITDA as used in the definition of Senior Leverage Ratio and clause (1) of the definition of Permitted Liens, Consolidated Net Income shall be increased, to the extent deducted therefrom and in the appropriate period, by the expenses and charges relating to the Transactions and associated financings.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

        (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

        (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

        (1)   the sum of:

          (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)  amortization of debt discount;

             (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

            (iii)  the interest portion of any deferred payment obligation; and

            (iv)  accrued interest; plus

          (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

        (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among AMC Entertainment Inc., The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extension, revisions, increases, refinancing or replacement thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Equity Offering" means a public or private sale for cash by the Company or Holdings, as the case may be, of its common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to its common stock, preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to the Company's or Holdings' common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Notes" shall mean the 9 1/2% Series B Senior Subordinated Notes due 2011, the 9 7/8% Series B Senior Subordinated Notes due 2012 and the 8% Series B Senior Subordinated Notes due 2014 issued by AMC Entertainment Inc.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

        (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the applicable Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the applicable Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Holdings" shall mean Marquee Holdings Inc.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

         (1)  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

         (2)  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

         (3)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

         (4)  every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

         (5)  all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

         (6)  all Guaranteed Indebtedness of such Person;

         (7)  all obligations under Interest Rate Protection Agreements of such Person;

         (8)  all Currency Hedging Obligations of such Person;

         (9)  all Capital Lease Obligations of such Person; and

       (10)  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes were initially issued under the Indentures.

        "J.P. Morgan Partners Group" means (1) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the applicable Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Merger Agreement" means the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMC Entertainment Inc. dated as of July 22, 2004.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "New Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

        (1)   none of the Company or any of its Subsidiaries:

          (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

          (b)   is directly or indirectly liable; and

        (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Offering Memorandum" means the Offering Memorandum dated August 6, 2004 relating to the notes.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Co-Investor" means any one or more institutional investors and their respective Affiliates to which any Permitted Holder transfers in the aggregate up to, but no more than, 35% of (a) its equity commitments to the Transactions or (b) its equity securities of Holdings or the Company, in each case on or before January 31, 2005 (all transfers to any Affiliates of such institutional investor shall be included in such percentage calculation).

        "Permitted Holder" means:

        (1)   any member of the Apollo Group;

        (2)   any member of the J.P. Morgan Partners Group; and

        (3)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or Holdings or any Subsidiary or any Person holding securities of the Company or Holdings for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company or Holdings held by any Person listed in this clause (3), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

         (1)  Indebtedness of the Company in respect of the notes and indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements and the Guarantees by the Guarantors of the Existing Notes;

         (2)  Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $175.0 million and the related Guarantees by the Guarantors;

         (3)  Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date;

         (4)  Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

         (5)  Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

         (6)  Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

         (7)  Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or

Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

         (8)  Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

         (9)  Capital Lease Obligations of the Company or any of its Subsidiaries;

       (10)  Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

       (11)  Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

       (12)  Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness;"

       (13)  Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes; and

       (14)  Indebtedness not otherwise permitted to be Incurred pursuant to clauses (1) through (13) above which, together with any other Indebtedness pursuant to this clause (14), has an aggregate principal amount that does not exceed $350.0 million at any one time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

         (1)  Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be Incurred under the Indentures (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the product of (x) 200% and (y) Consolidated EBITDA for the four full fiscal quarters immediately preceding the Incurrence of such Lien;

         (2)  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

         (3)  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

         (4)  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

         (5)  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

         (6)  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

         (7)  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

         (8)  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

         (9)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

       (10)  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

          (a)   the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness does not exceed $85.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that financing lease obligations reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect shall not be subject to this clause (10)(a)); and

          (b)   such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

       (11)  Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

       (12)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

       (13)  Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facility and Liens of the kind referred to in clause (10) above);

       (14)  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with,

or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

       (15)  Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

       (16)  Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

       (17)  Liens securing the notes and the Subsidiary Guarantees;

       (18)  Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (21) or (22)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

       (19)  any interest or title of a lessor under any Capital Lease Obligation or operating lease;

       (20)  Liens relating to the escrow agreement in effect on the Issue Date and future escrow arrangements securing Indebtedness Incurred in accordance with the Indentures;

       (21)  Liens securing Construction Indebtedness not to exceed $100.0 million; and

       (22)  Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time.

        "Permitted Senior Indebtedness" shall mean the following:

         (1)  Senior Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $175.0 million and any related Guarantees by the Guarantors;

         (2)  Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

         (3)  Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Senior Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

         (4)  Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or Guarantors in accordance with the provisions of the Indenture;

         (5)  Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

         (6)  Capital Lease Obligations of the Company or any of its Subsidiaries;

         (7)  Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

         (8)  Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

         (9)  Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding. and

       (10)  Letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Subordinated Obligation or Guarantor Subordinated Obligation (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

  (2)
  the Refinancing Indebtedness has a Weighted Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

  (4)
  such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee of a Guarantor, as the case may be, on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Registration Rights Agreements" shall mean the registration rights agreement among the Company, the Guarantors, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., UBS Securities LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and various other parties dated August 18, 2004 regarding the Fixed Rate Notes and the registration rights agreement among the Company, the Guarantors, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., UBS Securities LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and various other parties dated August 18, 2004 regarding the Floating Rate Notes, and any similar registration rights agreements executed in connection with an offering of any additional notes.

        "Restricted Payments" shall have the meaning set forth in the "—Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

        (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

        (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

        (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

        (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

        (5)   any Capital Stock; or

        (6)   the Existing Notes.

        "Senior Leverage Ratio," as of any date of determination, means the ratio of:

        (1)   the sum of the aggregate outstanding Senior Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

        (2)   Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters immediately preceding the date of such determination; provided, however, that:

        (3)   if the Company or any Subsidiary:

          (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

             (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person shall mean:

        (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

        (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted

Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" shall mean, individually, any Guarantee of payment of the Fixed Rate Notes or Floating Rate Notes, as the case may be, and exchange notes issued in a registered exchange offer for such Fixed Rate Notes or Floating Rate Notes, as the case may be, pursuant to the applicable Registration Rights Agreement and the applicable Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the applicable Indenture.

        "Surviving Entity" shall have the meaning set forth under "—Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Total Tangible Assets" shall mean the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company, less goodwill, patents, trademarks and other intangible assets as determined in accordance with GAAP.

        "Transactions" means the transactions set forth in the Merger Agreement and the transactions related thereto.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

        (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

        (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

        (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under each of the Indentures:

        (1)   default in the payment of any interest (including Additional Interest) on the applicable note when it becomes due and payable and continuance of such default for a period of 30 days;

        (2)   default in the payment of the principal of or premium, if any, on the applicable note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

        (3)   failure to comply with the covenants described under "—Merger and Sale of Substantially All Assets;"

        (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the applicable Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

        (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

        (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

        (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

        (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

        (9)   during the period from the Issue Date to the closing of the Transactions, any violation of the covenants in the indentures relating to the Existing Notes.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, as the case may be, then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all such applicable notes due and payable.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the Fixed Rate Notes or Floating Rate Notes, as the case may be, shall become due and payable without any declaration or other act on the part of the Trustee or any holder of such applicable notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the applicable outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

        (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

          (A)  all sums paid or advanced by the Trustee under the applicable Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

          (B)  all overdue interest (including Additional Interest) on all applicable notes;

          (C)  the principal of and premium, if any, on all applicable notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such applicable notes; and

          (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the applicable notes; and

        (2)   all Events of Default, other than the non-payment of principal of the applicable notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of the applicable notes before proceeding to exercise any right or power under the applicable Indenture at the request of such holders. Each Indenture provides that the holders of a majority in aggregate principal amount of the applicable notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under each of the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under each of the Indentures.

Defeasance and Covenant Defeasance of the Indentures

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Fixed Rate Notes and/or Floating Rate Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding notes and to have satisfied its other obligations under the applicable Indentures, except for the following which shall survive until otherwise terminated or discharged:

        (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Additional Interest) on such notes when such payments are due;

        (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

        (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

        (4)   the defeasance provisions of the applicable Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under each of the Indentures ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the applicable notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable notes, cash in U.S. dollars, certain U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Additional Interest) on the applicable outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

        (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of the Offering Memorandum, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the applicable outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

        (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the applicable outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

        (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

        (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

        (1)   either:

          (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

          (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

        (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (3)   the Company has paid or caused to be paid all sums payable by it under the applicable Indenture; and

        (4)   the Company has delivered irrevocable instructions to the Trustee under the applicable Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of each of the Indentures may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the applicable outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder of the outstanding Fixed Rate Note or Floating Rate Notes, as the case may be, affected thereby:

        (1)   change the Stated Maturity of the principal of, or any installment of interest (including Additional Interest) on, the applicable note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the applicable note or any premium or the interest (including Additional Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

        (3)   reduce the percentage in principal amount of the applicable outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults; or

        (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the applicable notes, relating to the rights of holders to receive payment of principal and interest on the applicable notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the applicable notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of applicable outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holder of each applicable note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the applicable Indenture.

        Without the consent of any holder of the Fixed Rate Notes or Floating Rate Notes, as the case may be, the Company and the Trustee may amend the Indentures to cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indentures; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the SEC in connection with the qualification of the Indentures under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The notes were deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee is initially the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cede. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indentures. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indentures and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indentures. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Concerning the Trustee

        HSBC Bank USA, National Association, is the Trustee under the Indentures.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Existing Notes, the 11% Senior Subordinated Notes due 2016 and the 12% Senior Discount Notes due 2014 issued by Marquee Holdings Inc.

Governing Law

        The Indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF 2011 NOTES

        The Initial Notes were issued under an indenture dated as of January 27, 1999 (the "Original Indenture"), between AMC Entertainment Inc. and HSBC Bank USA, National Association, as successor trustee (the "Trustee") as supplemented by the First Supplemental Indenture dated March 29, 2002 between the Company and the Trustee (the "First Supplemental Indenture") and the Second Supplemental Indenture, dated December 23, 2004, among the Company, the Trustee and each of our subsidiaries that guarantees our other indebtedness (the "Second Supplemental Indenture," and, together with the Original Indenture and the First Supplemental Indenture, the "Indenture"). As of December 23, 2004, the guarantors of the notes included AMC Card Processing Services, Inc., AMC Entertainment International, Inc., AMC-GCT, Inc., AMC Realty, Inc., American Multi-Cinema, Inc., Centertainment, Inc., Club Cinema of Mazza, Inc., GCT Pacific Beverage Services, Inc., National Cinema Network, Inc., Premium Cinema of Yorktown, Inc., Premium Theater of Framingham, Inc. and Premium Theatre of Mayfair, Inc. For purposes of this Description of 2011 Notes, the terms "we," "us," "our," the "issuer," "AMC Entertainment," "AMCE" or "Company" refers to AMC Entertainment Inc. and not to any of its subsidiaries. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions".

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the Indenture is available upon request to us at the address indicated under "Where You Can Find More Information About Us."

Principal, Maturity and Interest

        The Notes mature on February 1, 2011 and are limited to $325 million aggregate principal amount. The Initial Notes were issued in a principal amount of $225 million pursuant to the Original Indenture. On March 29, 2002, an additional $72,880,000 aggregate principal amount of the Notes were issued pursuant to the First Supplemental Indenture. Such Notes were identical to the Notes in all respects except issue date and issue price. On March 25, 2004, the Company redeemed $83,406,000 aggregate principal amount of the Notes. In connection with the Merger, we were required to make an offer to purchase the Notes. (See "Summary—Recent Developments"). Pursuant to such offer, $1,663,000 aggregate principal amount of the Notes were tendered and purchased. There are currently $212,811,000 aggregate principal amount of the Notes outstanding. Each Note bears interest at the rate set forth on the cover page hereof from January 27, 1999 or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1999, to the person in whose name the Note is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest is computed on the basis of a 360-day year of twelve, 30-day months.

        Principal of and premium, if any, and interest on the Notes is payable in immediately available funds, and the Notes are exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee, HSBC Bank USA, National Association, 425 Fifth Avenue, New York, NY 10018); provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Note Register. No service charge will be made for any registration of transfer or exchange or redemption of Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

        The Notes are not entitled to the benefit of any sinking fund.

Fall-away Event

        In the event that the Notes achieve Investment Grade Status and no Event of Default or Default shall have occurred and be continuing at such time (the occurrence of the foregoing events, being collectively referred to as the "Fall-away Event"), upon the request of the Company the covenants described under "—Certain Covenants" will no longer be applicable to the Company and its Subsidiaries. See "—Certain Covenants". As a result, upon the occurrence of the Fall-away Event the Notes will be entitled to substantially no covenant protection.

Ranking

        The notes are:

  •
  senior subordinated, unsecured obligations of the Company;

  •
  junior in right of payment with the Senior Notes and all existing and future Senior Indebtedness of the Company;

  •
  equal in ranking ("pari passu") in right of payment with the Company's 2011 notes, 2012 notes and all existing and future senior subordinated Indebtedness of the Company; and

  •
  are effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness.

        The Subsidiary Guarantees are:

  •
  junior in right of payment with the guarantees of the Senior Notes and any existing and future Senior Indebtedness of the Guarantors, without giving effect to collateral agreements;

  •
  equal in ranking in right of payment with any existing and future subordinated Indebtedness of the Guarantors, without giving effect to collateral agreements; and

  •
  are effectively subordinated to any Secured Indebtedness of the Guarantors, including Guarantors of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

        In addition, all of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes offered hereby, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $1,169.7 million approximate outstanding Senior Indebtedness of the Company (and the Company had commitments of $178.9 million under the New Credit Facility, which would have constituted Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $1,030.2 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us.

The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. On a pro forma basis after giving effect to the Merger Transactions, our non-guarantor Subsidiaries would have accounted for approximately $223.7 million, or 8.8%, of our total revenues for the 52 weeks ended March 31, 2005, and approximately $418.9 million, or 9.4%, of our total assets, and approximately $245.8 million, or 7.6%, of our total liabilities, in each case, as of December 29, 2005.

        As of December 29, 2005, the Company's non-guarantor Subsidiaries had $106.5 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

Subordination

        The payment of all Obligations in respect of the notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all of our Senior Indebtedness.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the Notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of Notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of

          (1)   179 days thereafter (PROVIDED any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply),

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents,

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period,

after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, Holders will have the right to require repayment of the Notes in full. See "—Events of Default".

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

        "Senior Indebtedness" means:

          (1)   all obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under the Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other payments thereunder and

          (2)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes, the 2012 Notes and 2014 Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular

  Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the Notes,

          (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, the Notes or the Indebtedness evidenced by the 2012 Notes and the 2014 Notes,

          (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company,

          (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture,

          (5)   any liability for Federal, state or local taxes or other taxes, owed or owing by the Company,

          (6)   trade account payables owed or owing by the Company,

          (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company,

          (8)   Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Facility and

          (2)   any other Senior Indebtedness

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount,

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company and

            (c)   as to which the Trustee has been given written notice of such designation.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantees rank junior in right of payment with other senior unsecured indebtedness of such Guarantor and rank equally in right of payment with other senior subordinated unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provide that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

          (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

          (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the applicable Indenture.

        In addition, a Guarantor will be released from its obligations under the Indenture, its applicable Subsidiary Guarantee and the Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the applicable Indenture.

Optional Redemption

        The Notes are redeemable, at the option of the Company, as a whole or in part, at any time on or after February 1, 2004, at the Redemption Prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period beginning on February 1 of the years indicated:

YEAR	REDEMPTION PRICE
2004	104.750%
2005	103.167%
2006	101.583%
2007 and thereafter	100.000%

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date by such method as the Trustee shall deem fair and appropriate; provided, however, that Notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

Certain Covenants

        The Indenture will provide that all of the following restrictive covenants will be applicable to the Company unless and until the Fall-away Event occurs. In such event, the Company will be released from its obligations to comply with the restrictive covenants described below as well as certain other obligations. The covenants that will be released upon the Fall-away Event are "Limitation on Consolidated Indebtedness", "Limitation on Restricted Payments", "Limitation on Transactions with Affiliates", "Limitation on Senior Subordinated Indebtedness" and clause (3) under the "Merger and Sale of Assets" covenant.

        Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or guarantee, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (excluding Permitted Indebtedness) unless, at the time of such event and after giving effect thereto on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 1.75:1. The definition of EBITDA used for this purpose differs in significant respects from that presented under "Summary Financial Data." See "—Certain Definitions."

        Limitation on Restricted Payments.    The Company shall not directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

  (a)
  no Default or Event of Default shall have occurred and be continuing,

  (b)
  the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness" and

  (c)
  the aggregate amount of all Restricted Payments declared or made after the Closing Date (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period minus (y) 1.75 times Consolidated Interest Expense for the Restricted Payments Computation Period;

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from the issuance or sale (other than to any of its

    Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

            (iv)  $100 million.

Notwithstanding the foregoing limitation, the Company may

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation or

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock).

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5 million unless

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party,

          (2)   such transaction or series of transactions is in the best interests of the Company and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Closing Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary) and

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

        Limitation on Senior Subordinated Indebtedness.    The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

Merger and Sale of Substantially all Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto

          (1)   either

            (a)   the Company shall be the continuing corporation or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of the Company under the Notes and the Indenture,

          (2)   immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, and

          (3)   immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness".

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all Outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the Initial Purchasers.

        The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the Holders of the Notes. Finally, the Company's ability to pay cash to the Holders of the Notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

        The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders.

        If an offer is made to repurchase the Notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14(e) thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's Office is located are authorized or required to be closed, or, if no Note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars,

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality,

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better,

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition and

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events:

          (1)   any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B Stock, par value 66 2/3 CENTS per share, currently has ten votes per share and the Company's Common Stock, par value 66 2/3 CENTS per share, currently has one vote per share) or

          (2)   any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

        "Closing Date" shall mean the date on which the Offered Notes are originally issued under the Indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio,

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period, and

          (3)   All preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation,

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount,

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts),

              (iii)  the interest portion of any deferred payment obligation and

              (iv)  accrued interest, plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among the Company, The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the Notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

           (1)  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding,

           (2)  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

           (3)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

           (4)  every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party,

           (5)  all Indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

           (6)  all Guaranteed Indebtedness of such Person,

           (7)  all obligations under Interest Rate Protection Agreements of such Person,

           (8)  all Currency Hedging Obligations of such Person,

           (9)  all Capital Lease Obligations of such Person, and

         (10)  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Investment Grade Status" exists as of a date and thereafter if at such date either:

          (1)   the Debt Rating of Moody's is at least Baa3 (or the equivalent) or higher or

          (2)   the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in such Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "New Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA)

LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or

            (b)   is directly or indirectly liable and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   Mr. Stanley H. Durwood, his spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family,

          (2)   Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below,

          (3)   any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations and

          (4)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (4), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

           (1)  Indebtedness of the Company under the Offered Notes;

           (2)  Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425 million;

           (3)  Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

           (4)  Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

           (5)  Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

           (6)  Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

           (7)  Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

           (8)  Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

           (9)  Capital Lease Obligations of the Company or any of its Subsidiaries;

         (10)  Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

         (11)  Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

         (12)  Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness";

         (13)  Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the Notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the Notes;

         (14)  Construction Indebtedness in an aggregate principal amount that does not exceed $100 million; and

         (15)  Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (14), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted

Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Stated Maturity", when used with respect to any Note or any installment of interest thereof, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets".

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness,

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness and

          (3)   that has no Subsidiaries.

        "Voting Stock" shall mean stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1) or (2) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (4)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or AMC aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (5)   any holder of any Indebtedness in excess of $5 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

          (6)   one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (7)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

        If an Event of Default (other than an Event of Default specified in clause (7) above) shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all Notes due and payable; PROVIDED, HOWEVER, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (7)), any such acceleration shall not become effective until the earlier of

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility and

          (b)   the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (7) above occurs and is continuing, then the principal of all the Notes shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances to the Trustee, its agents and counsel,

            (B)  all overdue interest on all Notes,

            (C)  the principal of and premium, if any, on any Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and

          (2)   all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all Outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

          (2)   the Company's obligations with respect to the Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture,

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the Outstanding Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest,

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

            (b)   since the date of this Prospectus, there has been a change in the applicable United States Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date),

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price,

          (3)   reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults,

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to any Holder.

        The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        Except as set forth in the following paragraph, the Notes were initially represented by one or more global Notes (each a "Global Note"). The Global Note was deposited with or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Investors may hold their beneficial interests in the Global Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

        Notes that are issued as described below under "—Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.
        Payment of principal, premium, if any, and interest on Notes represented by any such Global Note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee or any agent of the Company will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Note representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note, as shown on the records of DTC. The Company expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as DTC or its nominee is the registered owner or holder of such Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in the Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered the holders of such Global Note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or any agent of the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Note are exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Note shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as DTC or its nominee holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Concerning the Trustee

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is the Trustee, as successor trustee under the Indenture.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the 2012 Notes, the 2014 Notes, the Senior Notes, the 11% Senior Subordinated Notes due 2016 and the 12% Senior Discount Notes issued by Marquee Holdings, Inc.

Governing Law

        The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF 2012 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," the "issuer," "AMC Entertainment," "AMCE" or the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. When we refer to the term "notes" in this section, we are referring to only the 9 7/8% Senior Subordinated Notes due 2012 or the "2012 Notes." When we refer to "holders," we are referring to those persons who are registered holders of the notes on the books of the registrar appointed under the indenture.

        The initial notes were issued under the indenture dated as of January 16, 2002 between us and HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee (the "Original Indenture"), as supplemented by the First Supplemental Indenture dated December 23, 2004, between the Company, the Trustee, and each of our subsidiaries that guarantees our other indebtedness (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"). As of December 23, 2004, the guarantors of the notes included AMC Card Processing Services, Inc., AMC Entertainment International, Inc., AMC-GCT, Inc., AMC Realty, Inc., American Multi-Cinema, Inc., Centertainment, Inc., Club Cinema of Mazza, Inc., GCT Pacific Beverage Services, Inc., National Cinema Network, Inc., Premium Cinema of Yorktown, Inc., Premium Theater of Framingham, Inc. and Premium Theatre of Mayfair, Inc. The notes rank pari passu with our 2011 Notes and 2014 Notes.

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the Indenture is available upon request to us at the address indicated under "Where You Can Find More Information About Us."

Principal, Maturity and Interest

        The notes will mature on February 1, 2012. There are $175 million of initial notes issued under the Indenture and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes except that notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes accrues at a rate of 9 7/8% per annum and is payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2002. We will pay interest to those persons who were holders of record of the notes (or any predecessor initial note) at the close of business on January 15 or July 15 next preceding the interest payment date.

        Interest on the notes accrues from the date of original issuance of the initial notes or, if interest has already been paid on the initial notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes are:

  •
  senior subordinated, unsecured obligations of ours; and

  •
  junior in ranking in right of payment with the Senior Notes and any of our existing and future Senior Indebtedness;

  •
  equal in ranking in right of payment with the Company's 2011 Notes, 2014 Notes and all of our existing and future senior subordinated Indebtedness.

  •
  effectively subordinated to any secured indebtedness of the Company, including the Credit Facility, as to assets securing such Indebtedness.

        The subsidiary guarantees are:

  •
  junior in ranking in right of payment with the Guarantees of the Senior Notes and any existing and future Senior Indebtedness of the Guarantors, without giving effect to collateral agreements;

  •
  equal in ranking in right with any existing and future subordinated indebtedness of the Guarantors, without giving effect to collateral agreements.

  •
  are effectively subordinated to any secured Indebtedness of the Guarantors, including Guarantors of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

        In addition, all of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes offered hereby, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $1,169.7 million approximate outstanding Senior Indebtedness of the Company (and the Company had commitments of $178.9 million under the New Credit Facility, which would have constituted Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $1,030.2 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. On a pro forma basis after giving effect to the Merger Transactions, our non-guarantor Subsidiaries would have accounted for approximately $223.7 million, or 8.8%, of our total revenues for the 52 weeks ended March 31, 2005, and approximately $418.9 million, or 9.4%, of our total assets, and approximately $245.8 million, or 7.6%, of our total liabilities, in each case, as of December 29, 2005.

        As of December 29, 2005, the Company's non-guarantor Subsidiaries had $106.5 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

Subordination

        The payment of all Obligations in respect of the notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all of our Senior Indebtedness.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to us;

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  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or to our assets;

  •
  any liquidation, dissolution or other winding-up of our business, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of our assets or liabilities;

the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of our equity securities or subordinated securities or of any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any of our assets of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any of our assets of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to us, or otherwise as a court of competent jurisdiction shall direct.

        Our failure to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of our business, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        "Senior Indebtedness" means:

          (1)   all of our Obligations, now or hereafter existing, under or in respect of the Credit Facility; and

          (2)   the principal of, premium, if any, and interest on all other of our Indebtedness (other than the notes, the Senior Notes, the 2011 Notes and the 2014 Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the notes;

          (2)   our Indebtedness that is expressly subordinated in right of payment to any of our Senior Indebtedness, the notes or the Indebtedness evidenced by the 2011 Notes and the 2014 Notes;

          (3)   our Indebtedness that by operation of law is subordinate to any of our general unsecured obligations;

          (4)   our Indebtedness to the extent incurred in violation of any covenant of the Indenture;

          (5)   any liability for federal, state or local taxes or other taxes, owed or owing by us;

          (6)   trade account payables owed or owing by us;

          (7)   amounts owed by us for compensation to employees or for services rendered to us;

          (8)   our Indebtedness to any Subsidiary or any other of our Affiliates; and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to us or any Subsidiary.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Facility; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by us; and

            (c)   as to which the Trustee has been given written notice of such designation.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with other senior Indebtedness of such Guarantor and rank equally in right of payment with other senior subordinated unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantee.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantees and the Registration Rights Agreement if:

        (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

        (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

        (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the Indenture.

        In addition, a Guarantor will be released from its obligations under the Indenture, its applicable Subsidiary Guarantee and the Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes are not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at our option prior to February 1, 2007. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on February 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2007	104.938%
2008	103.292%
2009	101.646%
2010 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to this note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    We shall not, and shall not permit any of our Subsidiaries to, Incur any Indebtedness (excluding Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, our Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

        Limitation on Restricted Payments.    We shall not directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of our Capital Stock or any of our Subsidiaries' Capital Stock (excluding dividends or distributions payable in shares of our Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than us or any of our Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any of our Capital Stock or any of our Affiliates (other than any of our Wholly Owned Subsidiaries) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   we could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

          (c)   the aggregate amount of all Restricted Payments declared or made after January 27, 1999 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by us), received after January 27, 1999 by us from the issuance or sale (other than to any of our Subsidiaries) of shares of our Capital Stock (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by us), received after January 27, 1999 by us from debt securities that have been converted into or exchanged for our Capital Stock (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by us at the time of such conversion; and

            (iv)  $100 million.

        Notwithstanding the foregoing limitation, we may:

          (1)   pay dividends on our Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation; or

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, our Capital Stock (other than Redeemable Capital Stock).

        Limitation on Transactions with Affiliates.    We shall not, and shall not permit any of our Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any of our Affiliates (other than one of our Wholly Owned Subsidiaries) involving aggregate consideration in excess of $5 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to us or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in our best interests; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, we and our Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Closing Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between us and one or more of our Subsidiaries or between two or more of our Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any of our Affiliates other than a Subsidiary); and

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of ours or any of our Subsidiaries.

        Limitation on Senior Subordinated Indebtedness.    We will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

Merger and Sale of Substantially All Assets

        We shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   we shall be the continuing corporation; or

            (b)   the Person (if other than us) formed by such consolidation or into which we are merged or the Person which acquires by conveyance, transfer, lease or disposition our properties and assets substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all of our Obligations under the notes and the Indenture;

          (2)   immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into us, we (or the Surviving Entity if we are not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, we shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such a consolidation or into which we are merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise all of our rights and powers under the notes and the Indenture, with the same effect as if such successor corporation had been named as us therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which we are not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise all of our rights and powers, and we shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, we will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, we must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of us and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the our knowledge of any specific effort to accumulate our stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between us and the initial purchasers. We are not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future.

        The Credit Facility provides that certain change of control events with respect to us would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require us to repurchase such notes could cause a default under our existing or future debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

Finally, our ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, we will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" mean (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; (iii) any Affiliate of Apollo (including the Apollo Holders); and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV)", and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the Preferred Stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, referred to as the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the Preferred Stock.

        "Board of Directors" shall mean our Board of Directors or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by our Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by us or our Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events:

          (1)   any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of our Capital Stock entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that our Class B Stock currently has ten votes per share and our common stock currently has one vote per share); or

          (2)   any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to our Board of Directors such that such nominees when added to any existing director remaining on our Board of Directors after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of our Board of Directors.

        "Closing Date" shall mean the date on which the notes are originally issued under the Indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions we reasonably believe in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by us or our Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among us, The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "GC Companies Acquisition Date" shall mean the date, if any, on which we complete the acquisition of GC Companies and certain of its subsidiaries.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect us or any of our Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "New Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of us or any of our Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of us or our Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean each of our Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to us or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   Mr. Stanley H. Durwood's surviving spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family;

          (2)   Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below;

          (3)   any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations;

          (4)   any member of the Apollo Group; and

          (5)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of ours or any Subsidiary or any Person holding securities of ours for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of ours held by any Person listed in this clause (5), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)   our Indebtedness under the notes;

          (2)   our Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425 million;

          (3)   our Indebtedness or any Indebtedness of our Subsidiaries outstanding on the Closing Date;

          (4)   our Indebtedness or any Indebtedness of our Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5)   our Indebtedness or any Indebtedness of our Subsidiaries to any one or the other of them;

          (6)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus our expenses incurred in connection with such refinancing;

          (7)   Indebtedness of any of our Subsidiaries incurred in connection with the Guarantee of our Indebtedness;

          (8)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect us or any of our Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9)   Capital Lease Obligations of us or any of our Subsidiaries;

          (10) our Indebtedness or any Indebtedness of any of our Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by us, would be in compliance with "Limitation on Consolidated Indebtedness;"

          (13) our Indebtedness or the Indebtedness of any of our Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100 million at any time outstanding; and

          (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (15), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean our equity securities or subordinated securities or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, collectively, our Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of our fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to our Subsidiaries.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed our Subsidiary other than for purposes of the definition of "Unrestricted Subsidiary" unless we shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by us or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of ours designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SEC Reports

        Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall file with the Securities and Exchange Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we shall not be so obligated to file such information, documents and reports with the Securities and Exchange Commission if the Securities and Exchange Commission does not permit such filings.

Payments for Consent

        We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenants described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of ours contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on our Indebtedness, the Indebtedness of AMC or, from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours, aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) our Indebtedness, or from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours, aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5 million in the aggregate of ours shall notify the Trustee of the intended sale or disposition of any of our assets or assets of AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of ours pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of ours in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against us for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or, from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility; and

          (b)   the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   we have paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by us or our Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        We may, at our option, and at any time, elect to have our obligations discharged with respect to all outstanding notes ("defeasance"). Such defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   our obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   our obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition we may, at our option and at any time, elect to be released from our obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, we shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   we have received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, we shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   we shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   we must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which we are a party or by which we are bound.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, we and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of our obligations under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The Global Securities was deposited with the Trustee as custodian for the Depository, and the Depository or its nominee will initially be the sole registered holder of the Global Securities for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        We expect that pursuant to procedures established by the Depository, (a) upon the issuance of a Global Security in exchange for the initial notes pursuant to the exchange offer, the Depository or its nominee will credit, on its internal system, portions of the Global Security to the respective accounts of persons who have accounts with the Depository and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through records maintained by the Depository or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of us, the Trustee, any agent of ours or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        We expect that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. We expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We understand that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee, any agent of ours or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised us that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies us that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days, (ii) we execute and deliver to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at our office or agency maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Concerning the Trustee

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is the Trustee under the Indenture.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Senior Notes, the 2011 Notes, the 2014 Notes, the 11% Senior Subordinated Notes due 2016 and the 12% Senior Discount Notes due 2014 issued by Marquee Holdings Inc.

Governing Law

        The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF 2014 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," "the Issuer," "AMC Entertainment," "AMCE," or "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. References to the "notes" refer to the 8% Series B Senior Subordinated Notes due 2014, or the "2014 Notes."

        The Company issued the notes under an indenture, dated as of February 24, 2004, among itself and HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee (the "Original Indenture"), as supplemented by the First Supplemental Indenture, dated December 23, 2004, among the Company, the Trustee, and each of our subsidiaries that guarantees our other indebtedness (the "First Supplemental Indenture," and together with the Original Indenture the "Indenture"). As of December 23, 2004, the guarantors of the notes included AMC Card Processing Services, Inc., AMC Entertainment International, Inc., AMC-GCT, Inc., AMC Realty, Inc., American Multi-Cinema, Inc., Centertainment, Inc., Club Cinema of Mazza, Inc., GCT Pacific Beverage Services, Inc., National Cinema Network, Inc., Premium Cinema of Yorktown, Inc., Premium Theater of Framingham, Inc. and Premium Theatre of Mayfair, Inc.

        The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are available upon request to the Company at the address indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Principal, Maturity and Interest

        The notes will mature on March 1, 2014. We initially issued $300.0 million in aggregate principal amount of notes. We issued notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes accrues at a rate of 8% per annum and is payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2004. We will pay interest to those persons who were holders of record at the close of business on February 15 or August 15 next preceding the interest payment date.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes are:

  •
  senior subordinated unsecured obligations of the Company;

  •
  junior in ranking in right of payment with the Senior Notes and any of our existing and future Senior Indebtedness;

  •
  equal in ranking ("pari passu") in right of payment with the Company's 2011 notes, 2012 notes and all existing and future senior subordinated Indebtedness of the Company; and

  •
  effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness.

        In addition, all of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of December 29, 2005, after giving pro forma effect to the Merger Transactions, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes offered hereby, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $1,169.7 million approximate outstanding Senior Indebtedness of the Company (and the Company had commitments of $178.9 million under the New Credit Facility, which would have constituted Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $1,030.2 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. On a pro forma basis after giving effect to the Merger Transactions, our non-guarantor Subsidiaries would have accounted for approximately $223.7 million, or 8.8%, of our total revenues for the 52 weeks ended March 31, 2005, and approximately $418.0 million, or 9.4%, of our total assets, and approximately $245.8 million, or 7.6%, of our total liabilities, in each case, as of December 29, 2005.

        As of December 29, 2005, the Company's non-guarantor Subsidiaries had $106.5 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

Subordination

        The payment of all Obligations in respect of the notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets;

  •
  any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company;

the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

        (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

        (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

        (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

        (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        "Senior Indebtedness" means:

        (1)   all Obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility; and

        (2)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the notes, the 2011 notes and the 2012 notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

        (1)   Indebtedness evidenced by the notes;

        (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, the notes or the Indebtedness evidenced by the 2011 notes and 2012 notes;

        (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company;

        (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture;

        (5)   any liability for federal, state or local taxes or other taxes, owed or owing by the Company;

        (6)   trade account payables owed or owing by the Company;

        (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company;

        (8)   Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company; and

        (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Designated Senior Indebtedness" means:

        (1)   all Senior Indebtedness under the Credit Facility; and

        (2)   any other Senior Indebtedness:

          (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

          (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company; and

          (c)   as to which the Trustee has been given written notice of such designation.

See "Risk Factors—Risks related to our notes and this offering—The notes are subordinated to senior indebtedness," "—We are a holding company with no operations of our own," "—Our substantial debt could adversely affect our operations and your investment in the notes," and "—We will require significant cash flow to service our debt and provide for our other obligations" and "Description of Other Indebtedness and Preferred Stock".

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantee.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

        (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

        (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

        (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the Indenture.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or

(2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes are not entitled to the benefit of any sinking fund.

Optional Redemption

        The notes are not redeemable at the option of the Company prior to March 1, 2009. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (excluding Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

        Limitation on Restricted Payments.    The Company shall not directly or indirectly:

        (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

        (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

          (c)   the aggregate amount of all Restricted Payments declared or made after January 27, 1999 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

            (iv)  $100.0 million.

        Notwithstanding the foregoing limitation, the Company may:

        (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation; or

        (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock).

        As of July 1, 2004, taking into account the calculation required under clause (c) above, the Company could have made Restricted Payments of $708.4 million, subject to the other limitations set forth in the "Limitation on Restricted Payments" covenant and limitations in the Company's other debt instruments and under applicable law.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

        (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

        (2)   such transaction or series of transactions is in the best interests of the Company; and

        (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

        (1)   any transaction pursuant to any contract in existence on the Closing Date;

        (2)   any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

        (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary); and

        (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

        (1)   either:

          (a)   the Company shall be the continuing corporation; or

          (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

        (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

        (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives the prospectus may obtain a copy of the Indentures and the Registration Rights Agreements without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

        (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

        (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" mean (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; (iii) any Affiliate of Apollo (including the Apollo Holders); and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV)", and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the preferred stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, referred to as the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the preferred stock.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

        (1)   United States dollars;

        (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

        (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

        (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

        (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events:

        (1)   any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B stock currently has ten votes per share and the Company's common stock currently has one vote per share); or

        (2)   any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

        "Closing Date" shall mean the date on which the notes are originally issued under the Indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

        (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

        (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

        (3)   depreciation expense of such Person and its Subsidiaries for such period;

        (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

        (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests"

basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

        (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

        (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

        (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

        (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

        (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

        (1)   the sum of:

          (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

    (i)
    amortization of debt discount;

    (ii)
    the net cost under Interest Rate Protection Agreements (including amortization of discounts);

    (iii)
    the interest portion of any deferred payment obligation; and

    (iv)
    accrued interest; plus

          (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

        (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement dated as of April 10, 1997, as amended, among the Company, The Bank of Nova Scotia as administrative agent, Bank of America National Trust and Savings Association as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

        (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and

"Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

        (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

        (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

        (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

        (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

        (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

        (6)   all Guaranteed Indebtedness of such Person;

        (7)   all obligations under Interest Rate Protection Agreements of such Person;

        (8)   all Currency Hedging Obligations of such Person;

        (9)   all Capital Lease Obligations of such Person; and

        (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "New Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

        (1)   none of the Company or any of its Subsidiaries:

          (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

          (b)   is directly or indirectly liable; and

        (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

        (1)   Mr. Stanley H. Durwood's surviving spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family;

        (2)   Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below;

        (3)   any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations;

        (4)   any member of the Apollo Group; and

        (5)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (5), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

        (1)   Indebtedness of the Company under the notes;

        (2)   Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425.0 million;

        (3)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

        (4)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

        (5)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

        (6)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

        (7)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

        (8)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

        (9)   Capital Lease Obligations of the Company or any of its Subsidiaries;

        (10) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

        (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

        (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness;"

        (13) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

        (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

        (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (15), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, collectively, the Company's Series A convertible preferred stock and Series B exchangeable preferred stock.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

        (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

        (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

        (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

        (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

        (3)   that has no Subsidiaries.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

        The following will be "Events of Default" under the Indenture:

        (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

        (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

        (3)   failure to comply with the covenants described under "Merger and Sale of Substantially All Assets;"

        (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

        (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or AMC, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

        (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

        (7)   one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

        (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility; and

          (b)   the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

        (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

          (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

          (B)  all overdue interest (including Special Interest) on all notes;

          (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

          (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

        (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

        (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

        (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

        (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

        (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest)

on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

        (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

        (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

        (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

        (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

        (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

        (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

        (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

        (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The notes were deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is the Trustee under the Indenture.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Senior Notes, the 2011 Notes, the 2012 Notes, the 11% Senior Subordinated Notes due 2016 and the 12% Senior Discount Notes due 2014 issued by Marquee Holdings Inc.

Governing Law

        The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions effected from time to time. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. might be required to make in respect thereof.

        Credit Suisse Securities (USA) LLC is an affiliate of CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P., which own in the aggregate approximately 2.6% of Marquee Holdings Inc.

        J.P. Morgan Securities Inc. is an affiliate of JPMP, which owns approximately 34.6% of Marquee Holdings Inc. Certain of our directors are employed by JPMP. See "Management" and "Certain Relationships and Related Transactions" for a summary of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

        We have been advised by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, neither Credit Suisse Securities (USA) LLC nor J.P. Morgan Securities Inc. is not obligated to do so and each may discontinue its market making activities at any time without notice. In addition, such market making activities will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors—You cannot be sure that an active trading market will develop for the notes."

LEGAL MATTERS

        The validity of the notes and guarantees will be passed upon for us by Latham & Watkins LLP, New York, New York. The due authorization by certain guarantors of their guarantees under the laws of their respective states of organization will be passed upon for us by Quarles & Brady Streich Lang LLP, Cohn Birnbaum & Shea P.C., Hackman Hulett & Cracraft, LLP, Ballard Spahr Andrews & Ingersoll, LLP, Ropes & Gray LLP, Warner Norcross & Judd LLP, Lathrop & Gage L.C., Porter, Wright, Morris & Arthur LLP, and Fulbright & Jaworski LLP.

EXPERTS

        The consolidated financial statements of AMC Entertainment Inc. as of March 31, 2005 and for the period from July 16, 2004 (date of inception) through March 31, 2005 and the consolidated financial statements as of April 1, 2004 and for the period from April 2, 2004 through December 23, 2004 and for each of the two fiscal years ended April 1, 2004, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Loews Cineplex Entertainment Corporation as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and the five-month period ended December 31, 2004 and the combined consolidated financial statements for the seven-month period ended July 31, 2004, and the year ended December 31, 2003 included this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Loews Cineplex Theatres, Inc. as of December 31, 2005 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
AMC ENTERTAINMENT INC.
UNAUDITED FINANCIAL STATEMENTS:
Consolidated Statements of Operations for the thirty-nine weeks ended December 29, 2005 and December 30, 2004	F-2
Consolidated Balance Sheets as of December 29, 2005 and March 31, 2005	F-3
Consolidated Statements of Cash Flows for the thirty-nine weeks ended December 29, 2005 and December 30, 2004	F-4
Notes to Consolidated Financial Statements	F-6
AUDITED FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firm	F-39
Consolidated Statements of Operations for the 52/53 weeks ended March 31, 2005, April 1, 2004 and April 3, 2003	F-40
Consolidated Balance Sheets as of March 31, 2005 and April 1, 2004	F-41
Consolidated Statement of Cash Flows for the 52/53 weeks ended March 31, 2005, April 1, 2004 and April 3, 2003	F-42
Consolidated Statements of Stockholders' Equity (Deficit)	F-44
Notes to Consolidated Financial Statements for the 52/53 weeks ended March 31, 2005, April 1, 2004 and April 3, 2003	F-46
Consolidated Statements of Operations by Quarter (Unaudited)	F-94
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
AUDITED FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firm	F-107
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2005	F-109
Combined Consolidated Statement of Operations for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)	F-110
Combined Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and the year ended December 31, 2005 (Successor Company) Company) and the year ended December 31, 2005 (Successor Company)	F-111
Combined Consolidated Statement of Cash Flows for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)	F-113
Notes to Combined Consolidated Financial Statements	F-114
LOEWS CINEPLEX THEATRES, INC.
AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-152
Consolidated Balance Sheet as of December 31, 2005	F-153
Consolidated Statement of Operations for the year ended December 31, 2005	F-154
Consolidated Statement of Changes in Stockholder's Equity for the year ended December 31, 2005	F-155
Consolidated Statement of Cash Flows for the year ended December 31, 2005	F-156
Notes to Condensed Consolidated Financial Statements	F-157

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Revenues
Admissions	$823,351	$40,487	$872,199
Concessions	325,577	16,142	337,603
Other revenue	73,611	3,244	84,166

Total revenues	1,222,539	59,873	1,293,968

Costs and Expenses
Film exhibition costs	440,075	21,815	465,086
Concession costs	35,867	1,903	39,725
Operating expense	320,326	9,454	333,279
Rent	237,504	6,049	232,208
General and administrative:
Merger and acquisition costs	2,909	20,000	42,732
Management fee	1,500	—	—
Other	28,237	1,365	33,908
Preopening expense	4,251	66	1,292
Theatre and other closure expense	1,390	132	10,758
Restructuring charge	3,935	—	—
Depreciation and amortization	112,122	3,158	90,259
Disposition of assets and other gains	(1,067)	—	(2,715)

Total costs and expenses	1,187,049	63,942	1,246,532

Other expense (income)
Other income	(11,966)	—	—
Interest expense
Corporate borrowings	73,938	14,686	66,851
Capital and financing lease obligations	4,379	90	7,408
Investment loss (income)	2,251	(2,247)	(6,476)

Total other expense	68,602	12,529	67,783

Loss from continuing operations before income taxes	(33,112)	(16,598)	(20,347)
Income tax provision (benefit)	(12,800)	1,500	15,000

Loss from continuing operations	(20,312)	(18,098)	(35,347)
Earnings (loss) from discontinued operations, net of income tax	(22,437)	195	(531)

Net loss	$(42,749)	$(17,903)	$(35,878)

Preferred dividends and allocation of undistributed earnings	—	—	104,300

Loss for shares of common stock	$(42,749)	$(17,903)	$(140,178)

See Notes to Unaudited Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 29, 2005	March 31, 2005
	(Successor)	(Successor)
ASSETS
Current assets:
Cash and equivalents	$134,522	$70,949
Receivables, net of allowance for doubtful accounts of $1,439 as of December 29, 2005 and $862 as of March 31, 2005	65,812	42,615
Other current assets	40,865	65,972
Current assets held for sale	950	—

Total current assets	242,149	179,536
Property, net	783,121	854,463
Intangible assets, net	175,970	189,544
Goodwill	1,303,976	1,401,740
Deferred income taxes	54,463	50,619
Other long-term assets	108,259	114,046
Noncurrent assets held for sale	33,721	—

Total assets	$2,701,659	$2,789,948

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$119,958	$121,146
Accrued expenses and other liabilities	129,914	119,622
Deferred revenues and income	87,921	70,284
Current maturities of capital and financing lease obligations	2,560	3,445
Current liabilities held for sale	4,001	—

Total current liabilities	344,354	314,497
Corporate borrowings	1,160,208	1,161,970
Capital and financing lease obligations	33,792	62,025
Other long-term liabilities	293,905	350,490
Noncurrent liabilities held for sale	12,004	—

Total liabilities	1,844,263	1,888,982

Stockholder's equity:
Common Stock, 1¢ par value; 1 share issued as of December 29, 2005 and March 31, 2005	—	—
Additional paid-in capital	936,577	935,344
Accumulated other comprehensive income (loss)	(1,669)	385
Accumulated deficit	(77,512)	(34,763)

Total stockholder's equity	857,396	900,966

Total liabilities and stockholder's equity	$2,701,659	$2,789,948

See Notes to Unaudited Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
INCREASE IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net Loss	$(42,749)	$(17,903)	$(35,878)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,828	3,272	92,091
Non-cash portion of stock-based compensation	1,392	—	—
Non-cash portion of pension and postretirement expense	3,565	139	5,273
Deferred income taxes	6,183	1,090	10,578
Change in assets and liabilities, net of effects from acquisition:
Receivables	(19,997)	2,023	(24,219)
Other assets	21,553	(13,823)	20,438
Accounts payable	16,560	1,096	1,540
Accrued expenses and other liabilities	11,845	34,335	60,098
Other, net	4,808	(1,902)	11,733

Net cash provided by operating activities	115,988	8,327	141,654

Cash flows from investing activities:
Capital expenditures	(77,336)	(1,490)	(66,155)
Net change in reimbursable construction advance	(3,090)	—	6,518
Proceeds on disposal-discontinued operations of Japan theatres	53,456	—	—
Increase in restricted cash	—	(456,762)	(627,338)
Release of restricted cash	—	456,762	—
Acquisition of AMCE, net of cash acquired	—	(1,268,564)	—
Proceeds from disposition of long-term assets	3,032	—	277
Other, net	(3,509)	181	(5,697)

Net cash used in investing activities	(27,447)	(1,269,873)	(692,395)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	—	250,000	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	—	205,000	205,000
Proceeds from issuance of 12% Senior Discount Notes due 2014	—	—	169,918
Proceeds from sale/leasebacks	6,661	—	—
Principal payments under capital and financing lease obligations	(2,369)	(27)	(2,020)
Change in cash overdrafts	(23,820)	27,827	3,710
Change in construction payables	(5,103)	—	(2,234)
Cash portion of preferred dividends	—	—	(9,349)
Capital contribution from Marquee Holdings	—	934,901	—
Deferred financing costs	(938)	(16,546)	—

Treasury stock purchases and other	—	—	(281)
Net cash (used in) provided by financing activities	(25,569)	1,401,155	614,744

Effect of exchange rate changes on cash and equivalents	601	402	(615)

Net increase in cash and equivalents	63,573	140,011	63,388
Cash and equivalents at beginning of period	70,949	—	333,248

Cash and equivalents at end of period	$134,522	$140,011	$396,636

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest (including amounts capitalized of $2,306, $0 and $658)	$58,460	$—	$42,629
Income taxes paid, net of refunds	1,247	—	2,364
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$—	$4,941	$—
Issuance of Common Stock related to purchase of GC Companies, Inc.	—	—	2,021
Preferred dividends	—	—	93,475

See Notes to Unaudited Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 29, 2005

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries, AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States and Canada ("U.S. and Canada" formerly, North American theatrical exhibition) and in Argentina, Brazil, Chile, Uruguay, France, Portugal, Spain and the United Kingdom. The Company discontinued its operations in Japan during the first quarter of fiscal 2006. The Company's U.S. and Canada theatrical exhibition business is conducted through AMC and AMCEI. The Company's International theatrical exhibition business is conducted primarily through AMCEI.

        The Company completed a merger on December 23, 2004 in which Marquee Holdings Inc. ("Holdings") acquired the Company (the "Merger"). See Note 2—Acquisitions for additional information regarding the Merger. Marquee Inc. ("Marquee") was a company formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMCE (the "Predecessor"). Upon the consummation of the Merger between Marquee and AMCE on December 23, 2004, Marquee merged with and into AMCE, with AMCE as the surviving reporting entity (the "Successor"). The Merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004, the merger date. The consolidated balance sheets presented herein are those of the Successor and the consolidated statements of operations and cash flows presented herein are those of the Successor for the thirteen and thirty-nine weeks ended December 29, 2005 and the period from inception July 16, 2004 through December 30, 2004 and those of its Predecessor, AMCE for the period October 1, 2004 through December 23, 2004 and April 2, 2004 through December 23, 2004.

        In association with the merger transaction discussed above, two merger entities were formed on July 16, 2004, Marquee and Holdings. To finance the merger and related transactions, on August 18, 2004, (i) Marquee issued $250,000,000 aggregate principal amount of 8 5/8% senior unsecured fixed rate Notes due 2012 ("Fixed Notes due 2012") and $205,000,000 aggregate principal amount of senior unsecured floating rate Notes due 2010 ("Floating Notes due 2010") and (ii) Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% senior discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The only operations of Marquee and Holdings prior to the Merger were related to these financings. Because the Company was the primary beneficiary of the two merger entities, which were considered variable interest entities as defined in FIN 46 (R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Company was required to consolidate the merger entities' operations and financial position into the Company's financial statements as of and through the period ended December 23, 2004. Upon consummation of the merger, Marquee was merged with and into AMCE and the letters of credit which gave rise to consolidation of the entities under FIN 46 were cancelled. As such, Marquee's operations and financial position are included within the Company's Consolidated Financial Statements and Holding's results of operations are included within the Predecessor Company's Consolidated Financial Statements from its inception on July 16, 2004 through December 23, 2004. Subsequent to December 23, 2004 AMCE deconsolidated Holding's assets and liabilities.

        The results of operations of Holdings included within the Predecessor Company's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the Company. The Company is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010 and the Existing Subordinated Notes and the amended credit facility. The Company has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Company's report on Form 8-K filed on October 7, 2005 for the year (52 weeks) ended March 31, 2005. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the thirty-nine weeks ended December 29, 2005 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending March 30, 2006.

        The March 31, 2005 consolidated balance sheet data was derived from the audited balance sheet, but does not include all disclosures required by generally accepted accounting principles.

        Checks issued but not presented to banks are classified within accounts payable in the balance sheets. The amount of these checks included in accounts payable as of December 29, 2005 and March 31, 2005 was $11,500,000 and $35,320,000, respectively.

        Amounts previously reported in Form 10-Q for fiscal year 2005 have been retroactively reclassified to reflect as discontinued operations the results of operations for Japan AMC Theatres, Inc., which the Company sold on June 30, 2005, and for all remaining assets related to the Company's Japan operations sold September 1, 2005. Amounts previously reported in Form 10-K for fiscal year 2005 have been retroactively reclassified in the Company's Form 8-K filed on October 7, 2005 to reflect the results of the Japanese operations as discontinued operations.

        In conjunction with the merger with Loews (see Note 15), the Company entered into a Final Judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees require the Company to hold separate and divest itself of certain theatres. As a result, the Company has classified the assets and liabilities of these theatres as held for sale. The Company expects to divest certain of these theatres late in its fourth fiscal quarter of 2006 or first fiscal quarter of 2007.

        Additionally, the Company entered into an agreement to sell its operations in Hong Kong and as a result, the Company has classified the assets and liabilities of this theatre as held for sale. The Hong Kong sale was subsequently consummated on January 5, 2006.

        Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current period presentation.

NOTE 2—ACQUISITIONS

        On December 23, 2004, the Company completed a merger in which Holdings acquired the Company pursuant to an Agreement and Plan of Merger, dated as of July 22, 2004 (the "Merger Agreement"), by and among the Company, Holdings and Marquee. Marquee, a wholly-owned subsidiary of Holdings, merged with and into the Company, with the Company remaining as the surviving entity and becoming a wholly-owned subsidiary of Holdings.

        The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the Merger. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and a valuation assessment prepared by a valuation specialist (in thousands):

Cash and equivalents	$396,636
Other current assets	99,794
Property, net	894,293
Intangible assets	205,148
Goodwill	1,385,336
Deferred income taxes	55,906
Other long-term assets	61,006
Current liabilities	(344,848)
Corporate borrowings	(709,283)
Capital and financing lease obligations	(66,525)
Other long-term liabilities	(312,263)

Total estimated purchase price	$1,665,200

        Amounts recorded for goodwill are not subject to amortization, are not expected to be deductible for tax purposes and have been allocated to the Company's U.S. and Canada theatrical exhibition operating segment, Other operating segment, Japan AMC Theatres Inc., the Company's Japan branch, the Company's Hong Kong branch and the Company's Iberia operations conducted through AMC Entertainment España S.A. and Actividades Multi-Cinemas E Espectáculos, LDA (the reporting units). The Company has performed its annual impairment test for goodwill and recorded no impairment as of March 31, 2005. The goodwill of $29,973,000, allocated to the Other operating segment, was contributed to a cinema screen advertising joint venture between the Company and Regal Entertainment Group, National CineMedia, LLC ("NCM"), and is included in the Company's investment in NCM together with certain of NCN's other contributed assets. Goodwill of $44,419,000 was allocated to Japan AMC Theatres Inc., which was disposed of in connection with the consummation of the sale of that entity on June 30, 2005, and goodwill of $6,599,000 was allocated to the remaining Japan location, which was disposed of in connection with the consummation of the sale of that entity on September 1, 2005. Goodwill of $369 was allocated to the Hong Kong branch and is included in noncurrent assets held for sale.

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods. Because the pro forma financial information gives effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods, all pro forma information is for the Successor. Such information is presented for comparative purposes to the Consolidated Statements of Operations only and does not purport to represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

Thirty-nine Week Period
(In thousands)	Pro Forma April 2, 2004 through December 30, 2004
Revenues
Admissions	$912,686
Concessions	353,745
Other revenue	87,410

Total revenues	1,353,841

Expenses
Film exhibition costs	486,901
Concession costs	41,628
Operating expense	342,733
Rent	233,451
General and administrative:
Merger and acquisition costs*	62,732
Management fee	1,500
Other	35,273
Preopening expense	1,358
Theatre and other closure expense	10,890
Depreciation and amortization	127,425
Disposition of assets and other gains	(2,715)

Total costs and expenses	1,341,176

Other expense (income)
Interest expense
Corporate borrowings	81,513
Capital and financing lease obligations	7,498
Investment income	(5,667)

Total other expense	83,344

Loss from continuing operations before income taxes	(70,679)
Income tax provision	6,100

Loss from continuing operations	(76,779)
Loss from discontinued operations, net of income tax benefit	(336)

Net loss	$(77,115)

*
Primarily represents non-recurring transaction costs for the Merger and related transactions.

NOTE 3—DISCONTINUED OPERATIONS

        On June 30, 2005, the Company sold one of its wholly-owned subsidiaries, Japan AMC Theatres Inc., including four of its five theatres in Japan. The Company sold its remaining Japan theatre on September 1, 2005. The Company opened its first theatre in Japan during fiscal 1997 and since that time the Company has incurred pre-tax losses of $38,689,000, including a $4,998,000 impairment charge in fiscal 2003.

        The operations and cash flows of the Japan theatres have been eliminated from the Company's ongoing operations as a result of the disposal transaction. The Company will not have any significant continuing involvement in the operations of the Japan theatres after the disposal transactions. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in the Company's International theatrical exhibition operating segment. Components of amounts reflected as earnings (loss) from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

	Thirty-nine Week Periods
(Unaudited) (In thousands)	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Revenues
Admissions	$11,293	$1,445	$35,310
Concessions	2,134	303	7,082
Other revenue	345	(7)	1,485

Total revenue	13,772	1,741	43,877

Costs and Expense
Film exhibition costs	6,076	879	19,932
Concession costs	323	56	1,519
Operating expense	3,244	188	8,976
Rent	3,918	292	11,503
General and administrative expense—other	1,842	17	646
Depreciation and amortization	706	114	1,832

Total costs and expense	16,109	1,546	44,408

Earnings (loss) before income taxes	(2,337)	195	(531)
Income tax provision (benefit)	20,100	—	—

Earnings (loss) from discontinued operations	$(22,437)	$195	$(531)

        Goodwill of $44,419,000 was allocated to Japan AMC Theatres Inc. and goodwill of $6,599,000 was allocated to the Company's Japan branch and disposed of in connection with the consummation of the sale of those entities. The goodwill is not deductible for tax purposes and is discussed in Note 9.

NOTE 4—COMPREHENSIVE EARNINGS (LOSS)

        The components of comprehensive earnings (loss) are as follows (in thousands):

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Net loss	$(42,749)	$(17,903)	$(35,878)
Foreign currency translation adjustment	(2,145)	563	3,241
Decrease in unrealized loss on marketable equity securities	91	9	147

Comprehensive loss	$(44,803)	$(17,331)	$(32,490)

NOTE 5—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates at December 29, 2005, include equity interests in NCM. The Company was a founding member and currently owns approximately 29% of NCM.

        Condensed financial information of NCM is shown below. All amounts are presented under U.S. GAAP. Financial information of immaterial non-consolidated affiliates has been omitted.

        Financial Condition (dollars in thousands):

December 29, 2005
Current assets	$37,600
Noncurrent assets	11,200

Total assets	$48,800

Current liabilities	$38,400
Noncurrent liabilities	—

Total liabilities	38,400
Members' capital	10,400

Liabilities & Members' capital	$48,800

The Company's recorded investment in NCM(1)	$38,200

(1)
The Company's recorded investment exceeds its proportional ownership of the underlying equity of NCM. The differences are being amortized to equity in earnings or losses over the estimated useful lives of the underlying assets (1-4 years) or evaluated periodically for impairment for allocated goodwill.

Thirty-nine Week Period
From inception April 1, 2005 through December 29, 2005
Revenues	$98,800
Operating costs & expenses	96,600

Net income	$2,200

The Company's recorded equity in losses in NCM	$2,100

NOTE 6—STOCKHOLDER'S EQUITY

        The Successor has no stock-based compensation arrangements of its own, but its parent, Holdings, has adopted a stock-based compensation plan that permits grants of up to 49,107.44682 options on Holdings stock and has granted options on 38,876.72873 of its shares to certain employees during the Successor period ended March 31, 2005. As of December 29, 2005, there was $10,163,000 of total unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan. Since the employees to whom the options were granted are employed by the Successor, the Successor is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and step-vest in equal amounts over five years, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). Two of the holders of stock options have put rights associated with their options whereby they can require Holdings to repurchase their options and shares underlying the options. These liability-classified options are required to be remeasured during each reporting period. The Successor has recorded $1,392,000 of stock-based compensation expense and has recognized a deferred income tax benefit of approximately $557,000 in its Consolidated Statements of Operations during the thirty-nine week Successor period ended December 29, 2005. The Successor has recorded $645,000 of stock-based compensation expense and has recognized a deferred income tax benefit of approximately $250,000 in its Consolidated Statements of Operations during the thirteen week Successor period ended December 29, 2005. Of the $2,593,000 cumulative stock-based compensation expense recorded since the inception of the Holdings plan, $917,000 is included within other long-term liabilities and $1,676,000 is included within additional paid-in capital on the Company's Consolidated Balance Sheet at December 29, 2005. The Company has recognized cumulative deferred income tax benefits in its Consolidated Statements of Operations of approximately $1,030,000 related to these options. The Successor accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) Share-Based Payment and SAB 107 Share-Based Payment and has valued the options using the Black-Scholes formula.

        The Predecessor accounted for the stock options, restricted stock awards and deferred stock units under plans that it sponsored during fiscal 2005 following the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees ("APB 25") and related interpretations. No stock-based employee compensation expense related to restricted stock awards and deferred stock units was recorded during the thirty-nine weeks ended December 30, 2004. No stock-based employee compensation expense for stock options was reflected in net earnings for that period, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net earnings as if the fair value method had been applied to all stock awards, deferred stock units and outstanding and unvested options during each period in which share-based awards, accounted for under APB 25, were outstanding:

	Thirty-nine Week Periods
(In thousands) (except per share data)	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Predecessor)
Net loss:
As reported	$(17,903)	$(35,878)
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	—	—
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	—	—

Pro forma net loss	$(17,903)	$(35,878)

NOTE 7—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        A roll forward of reserves for theatre and other closure is as follows (in thousands):

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Beginning Balance	$28,506	$25,909	$17,870
Theatre and other closure expense	1,390	132	10,758
Interest expense	—	2	1,585
General and administrative expense	—	—	73
Transfer of deferred rent	677	—	1,610
Payments	(6,859)	(549)	(5,987)

Ending Balance	$23,714	$25,494	$25,909

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance.

        Theatre closure reserves at December 29, 2005 by operating segment are as follows (in thousands):

December 29, 2005
(Successor)
U.S. and Canada Theatrical Exhibition	$22,213
International Theatrical Exhibition	1,228
Other	273

$23,714

NOTE 8—RESTRUCTURING

        The Company's restructuring activities are disclosed in Note 1 of the Notes to the Consolidated Financial Statements included in the Company's report on Form 8-K filed on October 7, 2005 for the year ended March 31, 2005. A summary of restructuring activity during the thirty-nine week period ended December 29, 2005, is set forth below (in thousands):

	Thirty-nine Week Period
	December 29, 2005
	Severance Benefits	Office Closures and Other	Total
Beginning balance	$4,926	$—	$4,926
Restructuring charge	3,139	796	3,935
Payments	(8,065)	(288)	(8,353)

Ending balance	$—	$508	$508

        The Company's reorganization activities are substantially complete as of December 29, 2005.

        Restructuring reserves at December 29, 2005 by operating segment are as follows (in thousands):

December 29, 2005
(Successor)
U.S. and Canada Theatrical Exhibition	$175
International Theatrical Exhibition	—
Other	333

$508

NOTE 9—INCOME TAXES

        The difference between the effective tax rate on earnings before income taxes and the U.S. federal income tax statutory rate is as follows:

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Federal statutory rate	35.0%	35.0%	35.0%
Non-deductible goodwill	(50.4)	1.4	(28.8)
Valuation allowance	(1.5)	(42.6)	(68.8)
State income taxes, net of federal tax benefit	(2.7)	(1.9)	(7.0)
Other, net	(1.0)	(1.0)	(2.2)

Effective tax rate	(20.6)%	(9.1)%	(71.8)%

        The Company determines income tax expense for interim periods by applying Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes and APB Opinion No. 28, Interim Financial Reporting, which prescribes the use of the full year's estimated effective tax rate in financial statements for interim periods. As a consequence, permanent differences which are not deductible for federal income tax purposes, valuation allowances primarily on deferred tax assets in foreign tax jurisdictions, and deferred tax assets for the Predecessor period on Marquee and Holdings serve to increase the effective federal income tax rate of 35%. Non-deductible goodwill relates to the goodwill disposed of in connection with the sale of the Japan theatres, which is discussed in Note 2.

        Marquee had no operations of its own as of December 23, 2004 and provided a full valuation allowance for its deferred tax assets, as it was more likely than not that the tax assets would not be realized at that time. Upon consummation of the Merger, with Marquee's operations combined with AMCE's, it was determined that a valuation allowance was no longer necessary and the Company released the valuation allowance as it was not more likely than not that the tax assets would not be realized as of December 30, 2004.

        A full valuation allowance may be established for the U.S. tax jurisdiction deferred tax asset in conjunction with the merger with Loews Cineplex Entertainment Corporation. Although operations supported the recorded value of these deferred tax assets in the Company's historical financial statements, analysis of the pro forma historical and projected results of the combined company may make it more likely than not the Company will not be able to realize the value of the Company's deferred tax assets (see Note 15). As a result, the Company may record a charge of approximately $75.0 million to provision for income taxes related to the valuation allowance during the fourth quarter of fiscal 2006 subsequent to the merger.

NOTE 10—EMPLOYEE BENEFIT PLANS

        The Company sponsors a non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40.

        The Company made a minimum annual contribution of $1,400,000 to the defined benefit pension plan during the thirty-nine weeks ended December 29, 2005 and does not anticipate making additional contributions during the remainder of fiscal 2006.

        The Company's reorganization activities commencing during fiscal 2005 resulted in a partial curtailment of the Company's postretirement plan. The Company defers curtailment gains until they are realized and, as such, a curtailment gain of $1,110,000 was recognized during the thirty-nine weeks ended December 29, 2005.

        The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made.

        Net periodic benefit cost recognized for the three plans consists of the following (in thousands):

	Thirty-nine Week Periods
	Pension Benefits			Other Benefits
(In thousands) (Unaudited)	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Predecessor)
Components of net periodic benefit cost:
Service cost	$2,877	$61	$2,318	$428	$12	$444
Interest cost	3,450	81	3,063	646	20	772
Expected return on plan assets	(2,726)	(64)	(2,426)	—	—	—
Recognized net actuarial loss	—	20	760	—	2	87
Amortization of unrecognized transition obligation	—	3	129	—	1	36
Amortization of prior service cost	—	2	70	—	1	20
Curtailment gain	—	—	—	(1,110)	—	—

Net periodic benefit cost	$3,601	$103	$3,914	$(36)	$36	$1,359

NOTE 11—OPERATING SEGMENTS

        Information about the Company's operations by operating segment is as follows (in thousands):

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Revenues
U.S. and Canada theatrical exhibition	$1,160,415	$56,436	$1,205,646
International theatrical exhibition	49,100	2,017	49,511
Other(1)	30,071	2,330	57,711
Intersegment elimination	(17,047)	(910)	(18,900)

Total revenues	$1,222,539	$59,873	$1,293,968

Segment Adjusted EBITDA
U.S. and Canada theatrical exhibition	$200,062	$19,952	$218,863
International theatrical exhibition	(538)	219	(2,564)
Other	(1,477)	481	7,371

Segment Adjusted EBITDA	$198,047	$20,652	$223,670

        A reconciliation of loss from continuing operations before income taxes to Segment Adjusted EBITDA is as follows (in thousands):

	Thirty-nine Week Periods
	April 1, 2005 through December 29, 2005	From Inception July 16, 2004 through December 30, 2004	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)
Loss from continuing operations before income taxes	$(33,112)	$(16,598)	$(20,347)
Plus:
Interest expense	78,317	14,776	74,259
Depreciation and amortization	112,122	3,158	90,259
Preopening expense	4,251	66	1,292
Theatre and other closure expense	1,390	132	10,758
Restructuring charge	3,935	—	—
Disposition of assets and other gains	(1,067)	—	(2,715)
Investment loss (income)	2,251	(2,247)	(6,476)
Other income(2)	(2,686)	—	—
General and administrative expense—unallocated:
Merger and acquisition costs	2,909	20,000	42,732
Management fee	1,500	—	—
Other(3)	28,237	1,365	33,908

Segment Adjusted EBITDA	$198,047	$20,652	$223,670

        Information about the Company's long-term assets by operating segment is as follows (in thousands):

Long-term Assets	December 29, 2005	December 30, 2004
	(Successor)	(Successor)
U.S. and Canada theatrical exhibition	$2,994,470	$3,057,029
International theatrical exhibition	103,462	173,260
Other	—	14,675

Total segment long-term assets(4)	3,097,932	3,244,964
Construction in progress	7,624	20,796
Corporate	233,187	363,408
Accumulated depreciation-property	(822,342)	(837,109)
Accumulated amortization-intangible assets	(48,488)	(36,251)
Accumulated amortization-other long-term assets	(42,124)	(38,523)
Noncurrent assets held for sale	33,721	—

Consolidated long-term assets, net	$2,459,510	$2,717,285

Long-term Assets, net of accumulated depreciation and amortization	December 29, 2005	December 30, 2004
	(Successor)	(Successor)
U.S. and Canada theatrical exhibition	$2,166,255	$903,494
International theatrical exhibition	50,817	83,182
Other	—	4,809

Total segment long-term assets(4)	2,217,072	991,485
Construction in progress	7,624	20,796
Corporate	201,093	1,705,004
Noncurrent assets held for sale	33,721	—

Consolidated long-term assets, net	$2,459,510	$2,717,285

(1)
Revenues from Other decreased due to the contribution of NCN's assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. The Company's share of advertising revenues generated by NCM are included in U.S. and Canada theatrical exhibition.

(2)
Other income is comprised of net insurance recoveries for property losses related to Hurricane Katrina.

(3)
Including stock-based compensation expense of $645,000, ($5,345,000) and $0 for the thirteen week periods ended December 29, 2005, December 30, 2004, and December 23, 2004, respectively, and $1,392,000, $0 and $0 for the thirty-nine week periods ended December 29, 2005, December 30, 2004, and December 23, 2004, respectively.

(4)
Segment long-term assets are comprised of property, intangibles and goodwill.

Consolidated Balance Sheet	December 29, 2005	December 30, 2004
	(Successor)	(Successor)
Property, net	$783,121	$963,552
Intangible assets, net	175,970	200,320
Goodwill	1,303,976	1,408,511
Deferred income taxes	54,463	64,787
Other long-term assets	108,259	80,115
Noncurrent assets held for sale	33,721	—

Consolidated long-term assets	$2,459,510	$2,717,285

NOTE 12—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's debt are full and unconditional and joint and several.

Thirty-nine Weeks Ended December 29, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Successor)
Revenues
Admissions	$—	$792,563	$30,788	$—	$823,351
Concessions	—	314,637	10,940	—	325,577
Other revenue	—	70,961	2,650	—	73,611

Total revenues	—	1,178,161	44,378	—	1,222,539

Costs and Expenses
Film exhibition costs	—	425,052	15,023	—	440,075
Concession costs	—	33,704	2,163	—	35,867
Operating expense	—	306,396	13,930	—	320,326
Rent	—	222,854	14,650	—	237,504
General and administrative:
Merger and acquisition costs	—	2,909	—	—	2,909
Management fee	—	1,500	—	—	1,500
Other	146	27,718	373	—	28,237
Preopening expense	—	4,251	—	—	4,251
Theatre and other closure expense	—	1,317	73	—	1,390
Restructuring charge	—	3,935	—	—	3,935
Depreciation and amortization	—	108,021	4,101	—	112,122
Disposition of assets and other gains	—	(1,067)	—	—	(1,067)

Total costs and expenses	146	1,136,590	50,313	—	1,187,049

Other expense (income)
Other income	—	(11,966)	—	—	(11,966)
Equity in net losses of subsidiaries	21,454	26,362	—	(47,816)	—
Interest expense
Corporate borrowings	75,285	42,725	2,132	(46,204)	73,938
Capital and financing lease obligations	—	2,964	1,415	—	4,379
Investment (income) expense	(39,936)	(2,863)	(1,154)	46,204	2,251

Total other expense	56,803	57,222	2,393	(47,816)	68,602

Loss from continuing operations before income taxes	(56,949)	(15,651)	(8,328)	47,816	(33,112)
Income tax provision (benefit)	(14,200)	1,136	264	—	(12,800)

Loss from continuing operations	(42,749)	(16,787)	(8,592)	47,816	(20,312)
Loss from discontinued operations, net of income taxes	—	(4,667)	(17,770)	—	(22,437)

Net loss	$(42,749)	$(21,454)	$(26,362)	$47,816	$(42,749)

From Inception July 16, 2004 through December 30, 2004 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Successor)
Revenues
Admissions	$—	$39,388	$1,099	$—	$40,487
Concessions	—	15,752	390	—	16,142
Other revenue	—	3,121	123	—	3,244

Total revenues	—	58,261	1,612	—	59,873

Costs and Expenses
Film exhibition costs	—	21,264	551	—	21,815
Concession costs	—	1,852	51	—	1,903
Operating expense	—	8,942	512	—	9,454
Rent	—	5,608	441	—	6,049
General and administrative:
Merger and acquisition costs	—	20,000	—	—	20,000
Management fee	—	—	—	—	—
Other	4	1,344	17	—	1,365
Preopening expense	—	66	—	—	66
Theatre and other closure expense	—	132	—	—	132
Restructuring charge	—	—	—	—	—
Depreciation and amortization	—	2,960	198	—	3,158
Disposition of assets and other gains	—	—	—	—	—

Total costs and expenses	4	62,168	1,770	—	63,942

Other expense (income)
Other income	—	—	—	—	—
Equity in net losses of subsidiaries	10,972	389	—	(11,361)	—
Interest expense
Corporate borrowings	14,657	433	852	(1,256)	14,686
Capital and financing lease obligations	—	43	47	—	90
Investment income	(2,630)	(400)	(473)	1,256	(2,247)

Total other expense	22,999	465	426	(11,361)	12,529

Loss from continuing operations before income taxes	(23,003)	(4,372)	(584)	11,361	(16,598)
Income tax provision (benefit)	(5,100)	6,600	—	—	1,500

Loss from continuing operations	(17,903)	(10,972)	(584)	11,361	(18,098)
Earnings from discontinued operations, net of income taxes	—	—	195	—	195

Net loss	$(17,903)	$(10,972)	$(389)	$11,361	$(17,903)

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Predecessor)
Revenues
Admissions	$—	$841,183	$31,016	$—	$872,199
Concessions	—	326,715	10,888	—	337,603
Other revenue	—	81,204	2,962	—	84,166

Total revenues	—	1,249,102	44,866	—	1,293,968

Costs and Expenses
Film exhibition costs	—	449,781	15,305	—	465,086
Concession costs	—	37,298	2,427	—	39,725
Operating expense	—	319,118	14,161	—	333,279
Rent	—	217,240	14,968	—	232,208
General and administrative:
Merger and acquisition costs	—	42,732	—	—	42,732
Other	143	33,093	672	—	33,908
Preopening expense	—	1,292	—	—	1,292
Theatre and other closure expense	—	10,758	—	—	10,758
Depreciation and amortization	—	85,108	5,151	—	90,259
Disposition of assets and other gains	—	(2,715)	—	—	(2,715)

Total costs and expenses	143	1,193,705	52,684		1,246,532

Other expense (income)
Equity in net losses of subsidiaries	21,531	13,816	—	(35,347)	—
Interest expense
Corporate borrowings	62,691	36,817	4,473	(37,130)	66,851
Capital and financing lease obligations	—	5,758	1,650	—	7,408
Investment income	(38,987)	(3,563)	(1,056)	37,130	(6,476)

Total other expense	45,235	52,828	5,067	(35,347)	67,783

Earnings (loss) from continuing operations before income taxes	(45,378)	2,569	(12,885)	35,347	(20,347)
Income tax provision (benefit)	(9,500)	24,100	400	—	15,000

Loss from continuing operations	(35,878)	(21,531)	(13,285)	35,347	(35,347)
Loss from discontinued operations, net of income taxes	—	—	(531)	—	(531)

Net loss	$(35,878)	$(21,531)	$(13,816)	$35,347	$(35,878)

Preferred dividends and allocation of undistributed earnings	104,300				104,300

Net loss for shares of common stock	$(140,178)				$(140,178)

December 29, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Successor)
Assets
Current assets:
Cash and equivalents	$—	$113,404	$21,118	$—	$134,522
Receivables, net	1,806	58,721	5,285	—	65,812
Other current assets	(7,680)	46,189	2,356	—	40,865
Current assets held for sale	—	950	—	—	950

Total current assets	(5,874)	219,264	28,759	—	242,149
Investment in equity (deficit) of subsidiaries	(96,505)	8,830	—	87,675	—
Property, net	—	739,743	43,378	—	783,121
Intangible assets, net	—	175,970	—	—	175,970
Intercompany advances	2,136,566	(2,105,778)	(30,788)	—	—
Goodwill	—	1,292,264	11,712	—	1,303,976
Deferred income taxes	—	54,463	—	—	54,463
Other long-term assets	17,603	72,814	17,842	—	108,259
Noncurrent assets held for sale	—	33,721	—	—	33,721

Total assets	$2,051,790	$491,291	$70,903	$87,675	$2,701,659

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$115,993	$3,965	$—	$119,958
Accrued expenses and other liabilities	34,186	93,873	1,855	—	129,914
Deferred revenues and income	—	87,318	603	—	87,921
Current maturities of capital and financing lease obligations	—	2,177	383	—	2,560
Current liabilities held for sale	—	4,001	—	—	4,001

Total current liabilities	34,186	303,362	6,806	—	344,354
Corporate borrowings	1,160,208	—	—	—	1,160,208
Capital and financing lease obligations	—	17,243	16,549	—	33,792
Other long-term liabilities	—	255,187	38,718	—	293,905
Noncurrent liabilities held for sale	—	12,004	—	—	12,004

Total liabilities	1,194,394	587,796	62,073	—	1,844,263
Stockholder's equity (deficit)	857,396	(96,505)	8,830	87,675	857,396

Total liabilities and stockholder's equity	$2,051,790	$491,291	$70,903	$87,675	$2,701,659

March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Assets
Current assets:
Cash and equivalents	$—	$42,524	$28,425	$—	$70,949
Receivables, net	1,172	33,135	8,308	—	42,615
Other current assets	(7,680)	67,212	6,440	—	65,972

Total current assets	(6,508)	142,871	43,173	—	179,536
Investment in equity (deficit) of subsidiaries	(95,746)	28,326	—	67,420	—
Property, net	—	792,754	61,709	—	854,463
Intangible assets, net	—	189,544	—	—	189,544
Intercompany advances	2,159,060	(2,182,985)	23,925	—	—
Goodwill		1,401,740	—	—	1,401,740
Deferred income taxes	—	50,619	—	—	50,619
Other long-term assets	19,057	71,608	23,381	—	114,046

Total assets	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$112,314	$8,832	$—	$121,146
Accrued expenses and other liabilities	12,927	102,787	3,908	—	119,622
Deferred revenues and income	—	68,957	1,327	—	70,284
Current maturities of corporate borrowings and capital and financing lease obligations		3,060	385	—	3,445

Total current liabilities	12,927	287,118	14,452	—	314,497
Corporate borrowings	1,161,970	—	—	—	1,161,970
Capital and financing lease obligations	—	43,659	18,366	—	62,025
Other long-term liabilities	—	259,446	91,044	—	350,490

Total liabilities	1,174,897	590,223	123,862	—	1,888,982
Stockholder's equity (deficit)	900,966	(95,746)	28,326	67,420	900,966

Total liabilities and stockholder's equity	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

Thirty-nine Weeks Ended December 29, 2005 (Successor)

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by (used) in operating activities	$35	$158,203	$(42,250)	$—	$115,988

Cash flows from investing activities:
Capital expenditures	—	(77,004)	(332)	—	(77,336)
Construction project costs:
Reimbursable by landlord	—	—
Reimbursed by landlord	—	—
Net change in reimbursable construction advance	—	(3,090)	—	—	(3,090)
Proceeds from disposal of discontinued operations	—	8,595	44,861	—	53,456
Proceeds from disposition of long-term assets	—	3,032	—	—	3,032
Other, net	(75)	(3,384)	(50)	—	(3,509)

Net cash provided by (used in) investing activities	(75)	(71,851)	44,479	—	(27,447)

Cash flows from financing activities:	—
Proceeds from sale/leasebacks	—	6,661	—	—	6,661
Principal payments under capital and financing lease obligations	—	(2,104)	(265)	—	(2,369)
Change in cash overdrafts	—	(23,820)	—	—	(23,820)
Change in construction payables	—	(5,103)	—	—	(5,103)
Change in intercompany advances	978	8,894	(9,872)	—	—
Deferred financing costs	(938)	—	—	—	(938)

Net cash provided (used in) financing activities	40	(15,472)	(10,137)	—	(25,569)

Effect of exchange rate changes on cash and equivalents	—	—	601	—	601

Net increase (decrease) in cash and equivalents	—	70,880	(7,307)	—	63,573
Cash and equivalents at beginning of period	—	42,524	28,425	—	70,949

Cash and equivalents at end of period	$—	$113,404	$21,118	$—	$134,522

From Inception July 16, 2004 through December 30, 2004 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by (used in) operating activities	$11,653	$(584)	$(2,742)	$—	$8,327

Cash flows from investing activities:
Capital expenditures	—	(1,413)	(77)	—	(1,490)
Increase in restricted cash	(456,762)	—	—	—	(456,762)
Release of restricted cash	456,762	—	—	—	456,762
Acquisition of AMCE, net of cash acquired	(1,268,564)	—	—	—	(1,268,564)
Other, net	(173)	354	—	—	181

Net cash used in investing activities	(1,268,737)	(1,059)	(77)	—	(1,269,873)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Principal payments under capital and financing lease obligations	—	(20)	(7)	—	(27)
Change in cash overdrafts	—	27,827	—	—	27,827
Change in intercompany advances	(117,170)	79,280	37,890	—	—
Capital contribution	934,901	—	—	—	934,901
Deferred financing costs	(15,647)	(899)	—	—	(16,546)

Net cash provided by financing activities	1,257,084	106,188	37,883	—	1,401,155

Effect of exchange rate changes on cash and equivalents	—	—	402	—	402

Net increase in cash and equivalents	—	104,545	35,466	—	140,011
Cash and equivalents at beginning of period	—	—	—	—	—

Cash and equivalents at end of period	$—	$104,545	$35,466	$—	$140,011

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by operating activities	$13,042	$127,205	$1,407	$—	$141,654

Cash flows from investing activities:
Capital expenditures	—	(63,857)	(2,298)	—	(66,155)
Net change in reimbursable construction advance	—	6,518	—	—	6,518
Increase in restricted cash	(627,338)	—	—	—	(627,338)
Proceeds from disposal of discontinued operations	—	307	(30)	—	277
Other, net	—	(9,088)	3,391	—	(5,697)

Net cash provided by (used in) investing activities	(627,338)	(66,120)	1,063	—	(692,395)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Proceeds from issuance of 12% Senior Discount Notes due 2014	169,918	—	—	—	169,918
Principal payments under capital and financing lease obligations	—	(1,807)	(213)	—	(2,020)
Change in cash overdrafts	—	3,710	—	—	3,710
Change in construction payables	—	(2,234)	—	—	(2,234)
Cash portion of preferred dividends	(9,349)	—	—	—	(9,349)
Change in intercompany advances	(992)	(6,379)	7,371	—	—
Treasury stock purchases and other	(281)	—	—	—	(281)

Net cash provided by (used in) financing activities	614,296	(6,710)	7,158	—	614,744

Effect of exchange rate changes on cash and equivalents	—	—	(615)	—	(615)

Net increase in cash and equivalents	—	54,375	9,013	—	63,388

Cash and equivalents at beginning of period	—	304,409	28,839	—	333,248

Cash and equivalents at end of period	$—	$358,784	$37,852	$—	$396,636

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The hurricane events of September 2005 in the Gulf States region of the United States impacted five of the Company's theatres totaling 68 screens located in the New Orleans, Louisiana area. All have reopened. The Company carries substantial all risk property insurance coverage, including windstorm coverage, for which all loss or damage arising out of any one occurrence shall be adjusted as one loss, net of any applicable deductible. The Company also carries business interruption insurance. The Company has received, insurance proceeds of $5,000,000 through December 29, 2005 for casualty losses and business interruption and has classified them as other income, net of amounts recorded for asset loss. As of December 29, 2005, the claim is not final.

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium-style theatres violate the ADA and related regulations. The Department alleged that the Company had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of the Company's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. The Company filed a request for interlocutory appeal on January 23, 2003. The trial court denied its request but postponed any further line of sight proceedings pending the Ninth Circuit's and eventually the United States Supreme Court's ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. In Regal, the Oregon District Court held that the exhibitor had provided comparable lines of sight to its wheelchair-bound patrons. On August 13, 2003, the Ninth Circuit Court of Appeals reversed the decision of the Oregon District Court. On June 28, 2004, the Supreme Court denied certiorari in the Regal case. The parties briefed their positions on the issue of proper remedies on November 14, 2005 and filed reply briefs on December 12, 2005.

        On January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy in the line of sight aspects of this case. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies, which covers the remaining line of sight issues at the majority of the Company's existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

        The Company estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over the term of the court's order of 5 years. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. The Company plans to appeal the court's order.

        The Company previously recorded a liability related to estimated losses for the Department of Justice line of sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and had estimated the range of loss to be between $179,350 and $273,938. As a result of the new order the loss is estimated to be between $349,350 and $443,938. Accordingly, the Company has increased the related liability to $349,350.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that the Company has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which the Company agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at 139 stadium-style theatres and at certain theatres AMCE may open in the future. The Company estimates that the cost of these betterments will be $42.3 million, which is expected to be incurred over the remaining term of the consent order of 3.5 years. Through December 29, 2005 the Company has incurred approximately $5.9 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Derivative Suits.    On July 22, 2004, two lawsuits purporting to be class actions were filed in the Court of Chancery of the State of Delaware, one naming the Company, the Company's directors, Apollo Management and certain entities affiliated with Apollo as defendants and the other naming the Company, the Company's directors, Apollo Management and Holdings as defendants. Those actions were consolidated on August 17, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Chancery Court on October 22, 2004 and moved for expedited proceedings on October 29, 2004.

        On July 23, 2004, three more lawsuits purporting to be class actions were filed in the Circuit Court of Jackson County, Missouri, each naming the Company and the Company's directors as defendants. These lawsuits were consolidated on September 27, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Circuit Court of Jackson County on October 29, 2004. The Company filed a motion to stay the case in deference to the prior-filed Delaware action and separate motion to dismiss the case in the alternative on November 1, 2004.

        In both the Delaware action and the Missouri action, the plaintiffs generally allege that the individual defendants breached their fiduciary duties by agreeing to the Merger, that the transaction is unfair to the minority stockholders of the Company, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the stockholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the Merger and related transactions.

        On November 23, 2004, the parties in this litigation entered into a Memorandum of Understanding providing for the settlement of both the Missouri action and Delaware action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed, among other things, that: (i) Holdings would waive Section 6.4(a)(C) of the merger agreement to permit the Company to provide non-public information to potential interested parties in response to any bona fide unsolicited written acquisition proposals by such parties (which it did), (ii) the Company would make certain disclosures requested by the plaintiff in the proxy statement and the related Schedule 13E-3 in connection with the special meeting to approve the Merger (which it did) and (iii) the Company would pay (which it did), on behalf of the defendants, fees and expenses of plaintiffs' counsel of approximately $1.7 million (of which the Company has recovered $825,000 through its directors and officers insurance policy). In reaching this settlement, the Company confirmed to the plaintiffs that Lazard and Goldman Sachs had each been provided with financial information included in the Company's earnings press release, issued on the same date as the announcement of the merger agreement. The Memorandum of Understanding also provided for the dismissal of the Missouri action and the Delaware action with prejudice and release of all related claims against the Company, the other defendants and their respective affiliates. Both the Delaware and Missouri courts approved the settlements and both cases were dismissed with prejudice in December 2005.

        In addition to the cases noted above, the Company, is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and suppliers and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

        American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. etal. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). The Company is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, the architect, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 21 theatres. The Company currently estimates its claim for repair costs at these theatres will aggregate approximately $33.6 million of which it has expended approximately $27.4 million through December 29, 2005. The remainder is for projected costs of repairs yet to be performed. The Company also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        Certain parties to the Missouri litigation have filed counterclaims against the Company, including Ammon Painting Company, Inc. which asserts claims to recover monies for services provided in an amount not specified in the pleadings but which it has expressed in discovery to aggregate to approximately $950,000. The Company currently estimates that its claim against Ammon is for approximately $8,000,000. Based on presently available information, the Company does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity.

        The Company has received settlement payments from various parties in connection with this matter of $935,000, $2,610,000 and $925,000 during fiscal 2006, 2005 and 2004, respectively. Gain contingencies are recognized upon receipt.

NOTE 14—NEW ACCOUNTING PRONOUNCEMENTS

        In February 2006, the FASB agreed to issue FASB Staff Position (FSP) No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event, which requires companies to consider the probability of the occurrence of a contingent event that is outside the employees' control (i.e., change in control, or death or disability) in determining the classification of an employee stock option or similar instrument under FASB Statement No. 123(R), Share-Based Payment, where the award requires or permits cash settlement upon the contingent event. The FSP requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards provided the contingent event that permits or requires cash settlement is not considered probable of occurring. As the Company has already adopted SFAS 123(R), it will be required to apply the guidance in the first reporting period beginning after the date the final FSP is posted to the FASB website and would be required to apply the proposed guidance retrospectively to prior-period results to which SFAS 123(R) was applied. The Company estimates this proposal will increase losses from continuing operations, before income taxes, by $2.0 million, reduce other long-term liabilities by $1.0 million and increase additional paid-in capital by $3.0 million as of and for the thirty-nine weeks ended December 29, 2005.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, the Company will no longer be able to capitalize rental costs during the construction period and will begin expensing them as preopening expense prior to the theatre opening date. This FSP is effective for the first reporting period beginning after December 15, 2005. The Company will adopt this FSP during the fourth quarter of fiscal 2006 which will result in prospective recognition of preopening expense during the "rent holiday".

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154), which requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. It also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is not currently contemplating an accounting change which would be impacted by SFAS 154.

        In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF Issue 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on its financial condition or results of operations.

NOTE 15—SUBSEQUENT EVENTS

Merger with Loews

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into the Company, with the Company continuing after the merger. The transaction closed on January 26, 2006. Upon completion of the mergers, the existing stockholders of Holdings hold approximately 60% of its outstanding capital stock, and the existing stockholders of LCE Holdings, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, hold approximately 40% of the outstanding capital stock of Holdings. The Company expects to pay costs and incur expenses related to this transaction, including one-time termination benefits, of approximately $80,000,000.

Financing Transactions

        In connection with the merger with Loews, on January 26, 2006, AMCE entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "Notes");

  •
  a new senior secured credit facility with Citicorp North America, Inc., Banco Nacional De Mexico, S.A., Integrante del Grupo Financiero Banamex and the lenders named therein, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility;

  •
  the termination of the Company's March 25, 2004 senior secured credit facility, under which no amounts are currently outstanding;

  •
  the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder (the "Loews Facility"); and

  •
  the completion of a tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        In addition, certain subsidiaries acquired in the merger with Loews have approximately $107 million of borrowings under the Cinemex Credit Facility and $30 million in capital and financing lease obligations.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews facility, to fund the tender offer, to pay related fees and expenses, and to pay fees and expenses related to the merger.

New Credit Facility

        The new senior secured credit facility is with a syndicate of banks and other financial institutions and will provide financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice.

        Borrowings under the new senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the initial applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.125% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to the Company attaining certain leverage ratios. In addition to paying interest on outstanding principal under the new senior secured credit facility, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). The Company will also pay customary letter of credit fees. The Company may voluntarily repay outstanding loans under the new senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. The Company is required to repay $1,625,000 of the term loan quarterly, beginning March 31, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the new senior secured credit facility are guaranteed by each of the Company's wholly-owned domestic subsidiaries. All obligations under the new senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of the Company's assets as well as those of each subsidiary guarantor.

        The new senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company's ability, and the ability of the Company's subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the new senior secured credit facility requires the Company, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The new senior secured credit facility also contains certain customary affirmative covenants and events of default.

Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remains in place after the consummation of the merger with Loews. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew the peso equivalent of $10.0 million in August 2005 under the delayed draw feature of its senior secured credit facility. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to Loews, and thus, are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of December 31, 2005 was 10.55%. This rate was adjusted to 8.5% on approximately $79 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining approximately $28 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5, 2005. The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

Capital and Financing Lease Obligations

        In connection with the merger with Loews, we will become the obligor on approximately $30.0 million in additional capital and financing lease obligations assumed from Loews.

11% Senior Subordinated Notes due 2016

        The Notes were issued under an indenture, dated January 26, 2006 (the "Indenture"), with HSBC Bank USA, National Association, as trustee, will bear interest at a rate of 11% per annum, payable on February 1 and August 1 of each year (commencing on August 1, 2006), and have a maturity date of February 1, 2016.

        The Notes are general unsecured senior subordinated obligations of the Company, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        The Company may redeem some or all of the Notes at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, the Company may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to February 1, 2009. If the Company experiences a change of control (as defined in the Indenture), AMCE will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The Indenture contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. The Indenture also contains provisions subordinating the Company's obligations under the Notes to the Company's obligations under its senior secured credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under the senior secured credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under the senior secured credit facility. If there is a payment default with respect to the senior secured credit facility or other senior indebtedness, generally no payment may be made on the Notes until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under the senior secured credit facility, or with respect to designated senior indebtedness (as defined in the Indenture), if any, that would permit the lenders to accelerate the maturity date of the Company's existing senior secured credit facility or any such designated senior indebtedness, no payment may be made on the Notes for a period (a "payment blockage period") commencing upon the receipt by the indenture trustees for the existing subordinated notes of the Company of notice of such default and ending up to 179 days thereafter. Not more than one payment blockage period may be commenced during any period of 365 consecutive days. The Company's failure to make payment on the Notes when due or within any applicable grace period, whether or not occurring under a payment blockage period, will be an event of default with respect to the Notes.

        The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Pursuant to a registration rights agreement, dated January 26, 2006 (the "Registration Rights Agreement"), among the Company, the guarantors and the initial purchasers of the Notes, the Company and the guarantors have agreed to file a registration statement with respect to an offer to exchange the Notes for a new issue of substantially identical debt securities registered under the Securities Act on or prior to 120 days after the issue date of the Notes.

Amended and Restated Fee Agreement

        In connection with the merger with Loews, on January 26, 2006, Holdings, AMCE and its five Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), which replaces the December 23, 2004 fee agreement among Holdings, AMCE, and its pre-existing Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement will provide for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Disposition of Iberia Operations

        Subsequent to December 29, 2005, the Company agreed to sell its interests in AMC Entertainment España S.A., which owns and operates 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owns and operates 1 theatre with 20 screens in Portugal. Sales of the two entities are part of one pending transaction, which is expected to close late in the Company's fourth fiscal quarter of 2006 or the first fiscal quarter of 2007 and is subject to customary closing conditions for transactions of this type, including approval from relevant anti-trust authorities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries, (the "Successor"), at March 31, 2005, and the results of their operations and their cash flows for the period from July 16, 2004 (date of inception) through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 21, 2005, except for Note 3, as to which the date is October 7, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries (the "Predecessor") at April 1, 2004, and the results of their operations and their cash flows for the period from April 2, 2004 through December 23, 2004 and for each of the two fiscal years in the period ended April 1, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 21, 2005, except for Note 3, as to which the date is October 7, 2005

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$306,942	$872,199	$1,171,180	$1,171,021
Concessions	120,566	337,603	447,244	458,877
Other revenue	25,392	84,166	104,015	103,701

Total revenues	452,900	1,293,968	1,722,439	1,733,599

Costs and Expenses
Film exhibition costs	157,339	465,086	621,848	637,606
Concession costs	13,348	39,725	49,212	51,976
Operating expense	119,070	333,279	454,190	480,749
Rent	83,904	232,208	298,945	286,107
General and administrative:
Merger and acquisition costs	22,268	42,732	5,508	1,128
Management fee	500	—	—	—
Other	14,716	33,908	56,500	66,215
Preopening expense	39	1,292	3,858	3,227
Theatre and other closure expense	1,267	10,758	4,068	5,416
Restructuring charge	4,926	—	—	—
Depreciation and amortization	45,263	90,259	120,867	123,808
Impairment of long-lived assets	—	—	16,272	14,564
Disposition of assets and other gains	(302)	(2,715)	(2,590)	(1,385)

Total costs and expenses	462,338	1,246,532	1,628,678	1,669,411

Other expense (income)
Other expense (income)	(6,778)	—	13,947	—
Interest expense
Corporate borrowings	39,668	66,851	66,963	65,585
Capital and financing lease obligations	2,047	7,408	10,754	12,215
Investment income	(2,511)	(6,476)	(2,861)	(3,502)

Total other expense	32,426	67,783	88,803	74,298

Earnings (loss) from continuing operations before income taxes	(41,864)	(20,347)	4,958	(10,110)
Income tax provision (benefit)	(6,800)	15,000	11,000	10,000

Loss from continuing operations	(35,064)	(35,347)	(6,042)	(20,110)
Earnings (loss) from discontinued operations, net of income tax benefit	301	(531)	(4,672)	(9,436)
Cumulative effect of accounting changes	—	—	—	—

Net loss	$(34,763)	$(35,878)	$(10,714)	$(29,546)
Preferred dividends	—	104,300	40,277	27,165

Loss for shares of common stock	$(34,763)	$(140,178)	$(50,991)	$(56,711)

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Assets
Current assets:
Cash and equivalents	$70,949	$333,248
Receivables, net of allowance for doubtful accounts of $862 and $1,118 as of March 31, 2005 and April 1, 2004, respectively	42,615	39,812
Other current assets	65,972	62,676

Total current assets	179,536	435,736
Property, net	854,463	777,277
Intangible assets, net	189,544	23,918
Goodwill	1,401,740	71,727
Deferred income taxes	50,619	143,944
Other long-term assets	114,046	53,932

Total assets	$2,789,948	$1,506,534

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$121,146	$107,234
Accrued expenses and other liabilities	119,622	112,386
Deferred revenues and income	70,284	76,131
Current maturities of corporate borrowings and capital and financing lease obligations	3,445	2,748

Total current liabilities	314,497	298,499
Corporate borrowings	1,161,970	686,431
Capital and financing lease obligations	62,025	58,533
Other long-term liabilities	350,490	182,467

Total liabilities	1,888,982	1,225,930

Commitments and contingencies
Stockholder's equity:
Series A Convertible Preferred Stock, 66 2/3¢ par value; 0 shares issued and outstanding as of March 31, 2005 and 299,477 shares issued and outstanding as of April 1, 2004 (aggregate liquidation preference of $0 and $304,525 as of March 31, 2005 and April 1, 2004, respectively)	—	200
Common Stock, 1 share issued as of March 31, 2005 with 1¢ par value and 33,889,753 shares issued as of April 1, 2004 with 66 2/3¢ par value	—	22,593
Convertible Class B Stock, 66 2/3¢ par value; 0 shares issued and outstanding as of March 31, 2005 and 3,051,597 shares issued and outstanding as of April 1, 2004	—	2,035
Additional paid-in capital	935,344	469,498
Accumulated other comprehensive income (loss)	385	(1,993)
Accumulated deficit	(34,763)	(210,716)
Common Stock in treasury, at cost, 0 shares as of March 31, 2005 and 77,997 shares as of April 1, 2004	—	(1,013)

Total stockholder's equity	900,966	280,604

Total liabilities and stockholder's equity	$2,789,948	$1,506,534

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(34,763)	$(35,878)	$(10,714)	$(29,546)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,084	92,091	124,572	126,994
Non-cash portion of special and stock-based compensation	1,201	—	8,727	12,549
Non-cash portion of pension and postretirement expense	1,815	5,273	6,029	3,526
Impairment of long-lived assets	—	—	16,272	19,563
Deferred income taxes	(5,182)	10,578	14,547	(1,286)
Disposition of assets and other gains	(2)	(294)	(2,590)	(1,385)
Loss on sale—discontinued operations	—	—	5,591	—
Loss on repurchase of Notes due 2009 and 2011	—	—	13,947	—
Change in assets and liabilities, net of effects from acquisitions
Receivables	11,228	(24,219)	(5,388)	(2,292)
Other assets	(21,996)	20,438	(9,525)	10,170
Accounts payable	(5,728)	1,540	13,971	(14,723)
Accrued expenses and other liabilities	(48,944)	60,098	3,565	11,889
Other, net	(2,273)	12,027	4,274	(6,712)

Net cash provided by (used in) operating activities	(58,560)	141,654	183,278	128,747

Cash flows from investing activities:
Capital expenditures	(18,622)	(66,155)	(95,011)	(100,932)
Proceeds from sale/leasebacks	50,910	—	63,911	43,665
Increase in restricted cash	(456,762)	(627,338)	—	—
Release of restricted cash	456,762	—	—	—
Acquisition of AMCE, net of cash acquired	(1,268,564)	—	—	—
Acquisition of MegaStar Cinemas, L.L.C., net of cash acquired	—	—	(13,374)	—
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	—	(2,075)	(47,314)
Acquisition of Gulf States Theatres	—	—	—	(752)
Construction project costs:
Reimbursable by landlord	—	—	—	(38,586)
Reimbursed by landlord	—	—	—	13,259
Purchase of leased furniture, fixtures and equipment	(25,292)	—	(15,812)	(7,052)
Payment on disposal—discontinued operations	—	—	(5,252)	—
Proceeds from disposition of long-term assets	173	277	9,289	5,494
Other, net	1,601	821	(11,054)	(4,983)

Net cash used in investing activities	(1,259,794)	(692,395)	(69,378)	(137,201)

Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	$—	$—	$294,000	$—
Repurchase of Notes due 2009 and 2011	(1,663)	—	(292,117)	—
Capital contribution from Marquee Holdings Inc.	934,901	—	—	—
Proceeds from issuance of 8 5/8% senior unsecured fixed rate notes due 2012	250,000	250,000	—	—
Proceeds from issuance of senior unsecured floating rate notes due 2010	205,000	205,000	—	—
Proceeds from issuance of 12% senior discount notes due 2014	—	169,918	—	—
Construction project costs reimbursed by landlord	—	—	—	29,612
Principal payments under capital and financing lease obligations	(856)	(2,020)	(2,574)	(2,580)
Deferred financing costs	(16,546)	—	(3,725)	—
Change in cash overdrafts	11,873	3,710	(19,339)	7,325
Change in construction payables	4,747	(2,234)	(4,307)	(528)
Cash portion of preferred dividends	—	(9,349)	—	—
Proceeds from exercise of stock options	—	52	3,894	—
Treasury Stock purchases and other	—	(333)	(445)	(392)

Net cash provided by (used in) financing activities	1,387,456	614,744	(24,613)	33,437
Effect of exchange rate changes on cash and equivalents	1,847	(615)	(451)	(3)

Net increase in cash and equivalents	70,949	63,388	88,836	24,980
Cash and equivalents at beginning of year	—	333,248	244,412	219,432

Cash and equivalents at end of year	$70,949	$396,636	$333,248	$244,412

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $203, $658, $2,658, and $4,095 during successor period 2005, predecessor period 2005, fiscal 2004 and 2003, respectively)	$47,788	$42,629	$78,479	$78,677
Income taxes, net	838	2,364	3,880	(9,757)
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	4,941	—	—	—
Preferred dividends	$—	$93,475	$40,277	27,165

Refer to Note 2—Acquisitions for discussion of non-cash activities related to acquisitions.

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

					Convertible Class B Stock				Retained Earnings Comprehensive (Accumulated Deficit)	Employee Notes for Common Stock Purchases
	Preferred Stock		Common Stock					Accumulated Other Income (Loss)			Common Stock in Treasury
(In thousands, except share and per share data)							Additional Paid-in Capital							Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount
Successor from Inception on July 16, 2004 through March 31, 2005
(In thousands, except share and per share data)
Balance, July 16, 2004	—	$—	—	$—	—	$—	$—	$—	$—	$—	—		$—	$—
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(34,763)	—	—		—	(34,763)
Foreign currency translation adjustment	—	—	—	—	—	—	—	430	—	—	—		—	430
Unrealized loss on marketable securities	—	—	—	—	—	—	—	(45)	—	—	—		—	(45)

Comprehensive Loss														(34,378)
Stock-based compensation—options	—	—	—	—	—	—	443	—	—	—	—		—	443
Capital Contribution Marquee Holdings Inc.	—	—	1	—	—	—	934,901	—	—	—	—		—	934,901

Balance, March 31, 2005	—	$—	1	$—	—	$—	$935,344	$385	$(34,763)	$—	—	$		$900,966

Predecessor from March 29, 2002 through December 23, 2004
Balance, March 29, 2002	261,989	$175	30,038,046	$20,025	3,801,545	$2,535	$430,902	$(16,967)	$(170,456)	$(10,430)	20,500		$(369)	$255,415
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(29,546)	—	—		—	(29,546)
Foreign currency translation adjustment	—	—	—	—	—	—	—	9,557	—	—	—		—	9,557
Additional minimum pension liability	—	—	—	—	—	—	—	(501)	—	—	—		—	(501)
Unrealized loss on marketable securities	—	—	—	—	—	—	—	(862)	—	—	—		—	(862)

Comprehensive Loss														(21,352)
Stock issued in connection with acquisition of GC	—	—	2,430,429	1,621	—	—	31,530	—	—	—	—		—	33,151
Conversion of Class B Stock	—	—	749,948	500	(749,948)	(500)	—	—	—	—	—		—	—
Preferred Stock for dividends	18,118	12	—	—	—	—	25,112	—	—	—	—		—	25,124
Preferred Stock dividends	—	—	—	—	—	—	(27,165)	—	—	—	—		—	(27,165)
Preferred Stock accretion	—	—	—	—	—	—	2,027	—	—	—	—		—	2,027
Stock awards, options exercised and other	—	—	67,750	45	—	—	152	—	—	—	—		—	197
Deferred compensation—restricted stock awards	—	—	—	—			(1,087)	—	—	—	—		—	(1,087)
Unissued restricted stock awards	—	—	—	—	—	—	3,192	—	—	—	—		—	3,192
Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(108)	—		—	(108)
Forgiveness of employee notes	—	—	—	—	—	—	—	—	—	10,538	—		—	10,538
Treasury stock purchase	—	—	—	—	—	—	—	—	—	—	14,887		(213)	(213)

Balance, April 3, 2003	280,107	187	33,286,173	22,191	3,051,597	2,035	464,663	(8,773)	(200,002)	—	35,387		(582)	279,719

Comprehensive Loss:
Net loss	—	$—	—	$—	—	$—	$—	$—	$(10,714)	$—	—	$—	$(10,714)
Foreign currency translation adjustment	—	—	—	—	—	—	—	6,877	—	—	—	—	6,877
Additional minimum pension liability	—	—	—	—	—	—	—	(622)	—	—	—	—	(622)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	525	—	—	—	—	525

Comprehensive Loss													(3,934)
Preferred Stock for dividends	19,370	13	—	—	—	—	38,237	—	—	—	—	—	38,250
Preferred Stock dividends	—	—	—	—	—	—	(40,277)	—	—	—	—	—	(40,277)
Preferred Stock accretion	—	—	—	—	—	—	2,006	—	—	—	—	—	2,006
Stock awards, options exercised and other (net of tax benefit of $664)	—	—	603,580	402	—	—	4,114	—	—	—	—	—	4,516
Deferred compensation—restricted stock awards	—	—	—	—	—	—	(68)	—	—	—	—	—	(68)
Unissued restricted stock awards	—	—	—	—	—	—	823	—	—	—	—	—	823
Treasury stock purchase	—	—	—	—	—	—	—	—	—	—	42,610	(431)	(431)

Balance, April 1, 2004	299,477	200	33,889,753	22,593	3,051,597	2,035	469,498	(1,993)	(210,716)	—	77,997	(1,013)	280,604
Comprehensive loss:					—	—	—		(35,878)	—	—	—	(35,878)
Net loss	—	—	—	—	—	—	—	3,241	—	—	—	—	3,241
Foreign currency translation adjustment	—	—	—	—	—	—	—	147	—	—	—	—	147

Unrealized gain on marketable securities	—	—	—	—
Comprehensive loss													(32,490)
Preferred Stock for dividends	39,479	26	—	—	—	—	93,449	—	—	—	—	—	93,475
Preferred Stock dividends	—	—	—	—	—	—	(104,300)	—	—	—	—	—	(104,300)
Preferred Stock accretion	—	—	—	—			1,476	—	—	—	—	—	1,476
Stock awards, options exercised and other (net of tax benefit of $20)	—	—	82,565	51	—	—	12	—	—	—	—	—	63
Deferred stock units and awards	—	—	—	—	—	—	7,949	—	—	—	—	—	7,949
Stock issued in connection with acquisition of GC	—	—	148,148	99	—	—	1,922	—	—	—	—	—	2,021
Treasury stock purchase	—	—	—	—	—	—	—	—	—	—	22,372	(333)	(333)
Elimination of Predecessor Company stockholders' equity	(338,956)	(226)	(34,120,466)	(22,743)	(3,051,597)	(2,035)	(470,006)	(1,395)	246,594	—	(100,369)	1,346	(248,465)

Balance, December 23, 2004		$—	—	$—	—	$—	$—	$—	$—	$—	—	$—	$—

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE" or "the Company") is an intermediate holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiary, AMC Entertainment International Inc. ("AMCEI") (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business throughout North America and in China (Hong Kong), France, Portugal, Spain and the United Kingdom. The Company's North American theatrical exhibition business is conducted through AMC and AMCEI. The Company's International theatrical exhibition business is conducted through AMCEI. On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture called National CineMedia LLC.

        The Company completed a merger on December 23, 2004 in which Marquee Holdings Inc. ("Holdings") acquired the Company. See Note 2—Acquisitions for additional information regarding the merger. Marquee Inc. ("Marquee") is a company formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMCE (the "Predecessor"). Upon the consummation of the merger between Marquee and AMCE on December 23, 2004, Marquee merged with and into AMCE, with AMCE as the surviving reporting entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004, the merger date. The consolidated financial statements presented herein are those of the accounting acquirer from its inception on July 16, 2004 through March 31, 2005, and those of its Predecessor, AMCE, for all prior periods through the merger date.

        In association with the merger transaction discussed above, two merger entities were formed on July 16, 2004, Marquee and Holdings. To finance the merger and related transactions, on August 18, 2004, (i) Marquee issued $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 ("Fixed Notes due 2012") and $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 ("Floating Notes due 2010") and (ii) Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The only operations of Marquee and Holdings prior to the Merger were related to these financings. Because the Company was the primary beneficiary of the two merger entities which were considered variable interest entities as defined in FIN 46 (R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Company was required to consolidate the merger entities' operations, financial position and cash flows into the Company's financial statements as of and through the period ended December 23, 2004. Upon consummation of the merger, Marquee was merged with and into AMCE and letters of credit which gave rise to consolidation of the entities under FIN 46 (R) were cancelled. As such, Marquee's operations and financial position are included within the Company's Consolidated Financial Statements and Holding's results of operations are included within the Predecessor Company's Consolidated Financial statements from its inception on July 16, 2004 through December 23, 2004. Subsequent to December 23, 2004 AMCE deconsolidated Holdings' assets and liabilities.

        The results of operations of Holdings included within the Predecessor Company's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the Company. The Company will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010, its existing subordinated notes and the amended credit facility. The Company has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        In connection with and as a result of the Merger, the Company is no longer a publicly traded company and has delisted its common stock, par value 66 2/3 ¢, from the American Stock Exchange on December 23, 2004.

        Discontinued Operations:    The results of operations for the Company's discontinued operations have been eliminated from the Company's continuing operations and classified as discontinued operations for each period presented within the Company's Consolidated Statements of Operations. See Note 3—Discontinued Operations.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries and Predecessor includes the results of operations of Holdings and Marquee from their inception on July 16, 2004 through December 23, 2004 due to consolidation under FIN 46 (R), as discussed above. All significant intercompany balances and transactions have been eliminated.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March Fiscal 2005 and 2004 reflect 52 week periods. Fiscal year 2003 reflects a 53 week period.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of stored value cards, discounted theatre tickets and gift certificates (no revenue or income recognition for non-presentment) until such time as the items are redeemed or the gift certificate liabilities are extinguished or management believes future redemption of stored value cards to be remote or the discounted theatre tickets expire. The Company recognizes revenues related to on-screen advertising over the period that the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. During the Successor period ended March 31, 2005, the Company recognized $6,745,000 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. As of March 31, 2005 and April 1, 2004, the Company recorded film payables of $53,387,000 and $57,094,000 respectively. The Successor recorded film exhibition costs of $157,339,000 for the successor period ended March 31, 2005 and the predecessor reported film exhibition costs of $465,086,000 for the predecessor period ended December 23, 2004 and $621,848,000 and $637,606,000 in fiscal 2004 and 2003, respectively.

        Concession Costs:    Generally, the Company records payments from vendors as a reduction of concession costs when earned. Revenue is recorded when it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. If the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

        NCN and Other:    The Company recognizes revenues related to on-screen advertising over the period the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. Its on-screen advertising subsidiary (NCN) operates its advertising program through agreements with other theatre circuits. These circuit agreements stipulate the amount of circuit payments a theatre will receive for running on-screen slides, on-film programs and other related in-theatre products and services. The Company's circuit agreements have terms of 1 to 5 years, with an annual cancellation provision included in select agreements. Certain circuits have agreements requiring an annual minimum exhibitor share payment. The Company recognizes the minimum exhibitor share payments as an expense on a straight-line basis over the terms of the agreements and any excess minimum exhibitor share payments are recognized when earned.

        On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The new company will engage in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company contributed fixed assets, exhibitor agreements and goodwill (recorded in connection with the Merger) of its cinema screen advertising subsidiary NCN to NCM. Additionally, the Company will pay termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM, issued a 37% interest in its Class A units to NCN.

        Loyalty Program:    The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards were earned. The estimated costs of the awards earned were $121,000 for the Successor period ended March 31, 2005, $326,000 for the Predecessor period ended December 23, 2004 and $376,000 during fiscal 2004, respectively.

        Cash and Equivalents:    Cash and equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk.

        Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of March 31, 2005 and April 1, 2004 was $35,320,000 and $19,737,000, respectively.

        Property:    Property is recorded at cost or fair value, in the case of property resulting from the acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from the acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer relationship intangible assets, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC Trademark intangible assets associated with the Merger. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC Trademark intangible asset is considered an indefinite lived intangible asset, and therefore not amortized, but rather evaluated for impairment annually. The gross carrying amount of intangible assets was $226,289,000 and $57,719,000 as of March 31, 2005 and April 1, 2004, respectively. Accumulated amortization on intangible assets was $36,745,000 and $33,801,000 as of March 31, 2005 and April 1, 2004, respectively. Amortization expense was $6,197,000 for the Successor period ended March 31, 2005, $3,013,000 for the Predecessor period ended December 23, 2004 and $6,290,000 and $7,138,000 in fiscal 2004 and 2003, respectively. The original useful lives of these assets ranged from 1 to 36 years and the remaining useful lives range from 1 to 14 years.

        Investments:    The Company accounts for its investments in non-consolidated entities using the equity method of accounting, has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings or losses of these entities within investment income in its consolidated statements of operations. As of March 31, 2005, the Company holds a 50% interest in Hoyts General Cinemas South America ("HGCSA") a partnership that operates 17 theatres in South America; a 37% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; and a 27% interest in Movietickets.com, a joint venture that provides moviegoers with a convenient way to buy Movietickets online, access local showtime information, view trailers and read reviews. The Company's recorded investments exceed its proportional ownership of the underlying equity in these entities by approximately $52,000,000. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets (1-5 years) or evaluated for impairment.

        Acquisitions:    The Company accounts for its acquisitions of theatrical exhibition business using the purchase method. The purchase method requires that the Company estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and valuation assessments prepared by a valuation specialist.

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $1,401,740,000 as of March 31, 2005. The Company evaluates goodwill for impairment as of the end of the fourth fiscal quarter and any time an event occurs or circumstances change that would reduce the fair value for a reporting unit below its carrying amount. All the Company's goodwill is recorded in its North American theatrical exhibition operating segment which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by considering multiples applied to cash flow estimates less net indebtedness which it believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value. There was no goodwill impairment as of March 31, 2005.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and investments in real estate, which are recorded at the lower of historical cost or market value.

        Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

        Theatre and Other Closure Expense:    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company's closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense for exit activities initiated after December 31, 2002 and all accretion expense subsequent to the Merger is included as a component of theatre and other closure expense. The Successor recorded theatre and other closure expense of $1,267,000 for the period ended March 31, 2005 and the Predecessor recorded theatre and other closure expense of $10,758,000 for the period ended December 23, 2004 and $4,068,000 and $5,416,000 in fiscal 2004 and 2003, respectively. Accrued theatre and other closure expense is generally classified as current based upon management's intention to negotiate termination of the related lease obligations within one year.

        Restructuring Charge:    We recognize restructuring charges based upon the nature of the costs incurred. Costs resulting from one-time termination benefits where employees are not required to render future service to receive the benefits are recognized and a liability is recorded when management commits to a plan of termination which identifies the number of employees to be terminated, their job classifications, locations, expected termination dates and when the plan is communicated to the employees and establishes the detailed terms of the benefits to be received by employees.

        If employees are required to render service until they are terminated in order to receive the termination benefits, the benefits are measured at the fair value of the costs and related liabilities at the communication date and are recognized ratably over the future service period from the communication date.

        On March 24, 2005, the Company commenced an organizational restructuring related to functions at its Home Office and its Film Office. The Company's new organizational structure flattens management structure and aligns systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring is to create a simplified organizational structure.

        The Company recorded $4,926,000 of expenses, primarily at its home office and at its NCN and other operating segment, related to one-time termination benefits and other costs for the displacement of approximately 200 associates in connection with the organizational restructuring and the contribution of assets by NCN to NCM. The Company expects to incur an additional $2,730,000 in one-time termination benefits and approximately $475,000 related to closure of offices and expects to complete the organizational restructuring including payment of all related costs by the end of its first fiscal quarter of 2006 on June 30, 2005.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years (see Note 16-Related Party Transactions), with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        During fiscal 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to the current and prior periods.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. Rent expense related to the "rent holiday" is capitalized until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges related to the "rent holiday" upon completion of the leased premises prior to the theatre opening date are expensed. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        Occasionally the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10 The Effect of Lessee Involvement in Asset Construction requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $43,372,000 and $41,164,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of March 31, 2005 and April 1, 2004, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with Statement of Financial Accounting Standards No. 98 Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

        Impairment of Long-lived Assets:    Management reviews long-lived assets, including intangibles and investments in non-consolidated entities, for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where the Company operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. Because the Christmas and New Years holiday results comprise a significant portion of the Company's operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the Company's impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. Fair value for furniture, fixtures and equipment has been determined using factors such as similar asset sales and in some instances third party valuation studies. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

        If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation.

        Impairment losses by operating segment is as follows:

Impairment of long-lived assets (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004	53 weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$—	$—	$12,747	$4,083
International theatrical exhibition	$—	$—	3,525	10,481

Total impairments of long-lived assets	$—	$—	$16,272	$14,564

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net loss and have not been material.

        Stock-based Compensation:    The Successor has no stock-based compensation arrangements of its own; however its parent, Holdings, granted options on 38,876.72872 shares to certain employees during the Successor period ended March 31, 2005. Because the employees to whom the options were granted are employed by the Successor, the Successor has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and step-vest in equal amounts over five years. The Successor has recorded $1,201,000 of stock-based compensation expense during its period ended March 31, 2005 and the Predecessor has recorded no stock compensation expense for its period ended December 23, 2004.

        The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements as prescribed by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS 123(R)") and Staff Accounting Bulletin ("SAB") No. 107, Share-Based Payment, and the Company has valued the options using the Black-Scholes formula. There is no cash impact related to the options included in the Successor's consolidated statements of cash flows.

        The Predecessor accounted for its stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees (APB No. 25) and related interpretations. Stock-based employee compensation expense related to restricted stock awards and deferred stock units of $8,727,000 and $2,011,000 was reflected in net loss for fiscal 2004 and 2003, respectively. No stock-based employee compensation expense for stock options was reflected in net loss for fiscal 2004 and 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	March 31, 2005(1)	April 2, 2004 through December 23, 2004	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Weighted average fair value on grant date	$575.48	$—	$—	$8.82
Risk-free interest rate	3.6%	—	—	2.6%
Expected life (years)	5	—	—	5
Expected volatility	65.3%	—	—	67.7%
Expected dividend yield	—	—	—	—

(1)
Represents assumptions for stock options granted to certain employees of the Company by the Company's parent, Holdings.

        The following table illustrates the effect on net loss as if the fair value method had been applied to all stock awards and outstanding and unvested options in each period:

(In thousands)	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Predecessor)	(Predecessor)	(Predecessor)
Net loss:
As reported	$(35,878)	$(10,714)	$(29,546)
Add: Stock based compensation expense included in reported net loss, net of related tax effects	—	5,236	1,263
Deduct: Total stock-based compensation expense determined under fair value method for all awards	—	(5,930)	(3,052)

Pro forma	$(35,878)	$(11,408)	$(31,335)

        Income Taxes:    The Successor joins with Holdings in filing a consolidated U.S. Corporation Income Tax return and, in certain states, consolidated state income tax returns. With respect to the consolidated federal and state income tax returns, the Successor remits income taxes to the applicable taxing jurisdiction and records income taxes payable and receivable from other members of the group as if each member filed separate federal and state income tax returns. Additionally, the Successor's provision for income taxes is computed as if it filed separate income tax returns. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109") Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        The Company entered into a tax sharing agreement with Holdings under which the Company agreed to make cash payments to Holdings to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to the Company or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Holdings' legal existence.

        Casualty Insurance:    The Company is self-insured for general liability up to $400,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of March 31, 2005 and April 1, 2004, the Company had recorded casualty insurance reserves of $22,080,000 and $20,479,000, respectively. The Successor recorded expenses related to general liability and workers compensation claims of $3,788,000 for the period ended March 31, 2005 and the Predecessor recorded $8,288,000 for the period ended December 23, 2004 and $10,581,000, and $6,752,000 in fiscal 2004 and 2003, respectively.

        New Accounting Pronouncements:    In December 2004, the FASB issued SFAS 123 (R) and in March 2005 the SEC staff issued SAB 107 providing guidance on SFAS 123 (R). SFAS 123 (R) supercedes APB Opinion No. 25 Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123 (R) is similar to the approach described in SFAS 123. AMCE historically used the Black-Scholes formula to estimate the value of stock options granted to employees and anticipates that it will continue to use the Black-Scholes formula to estimate the value of stock options granted to employees. Holdings issued its first stock options to employees in December 2004. The Company adopted SFAS 123 (R) and implemented SAB 107 during the fourth quarter of fiscal 2005. The adoption of SFAS 123 (R) and implementation of SAB 107 resulted in compensation expense for the fourth quarter of fiscal 2005 of $1,201,000.

        In December 2003, the FASB published a revision to SFAS No. 132 (R) Employers' Disclosure about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106 ("SFAS 132 (R)"). SFAS 132 (R) requires additional disclosures to those in the original SFAS 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS 132 remained in effect until the provisions of SFAS 132 (R) were adopted. SFAS 132 (R) is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by SFAS 132 (R) are effective for interim periods beginning after December 15, 2003. Adoption of SFAS 132 (R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 12, 2004, the FASB issued FASB Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, ("FSP No. 106-1") in response to a new law regarding prescription drug benefits under Medicare ("Medicare Part D") as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Currently, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106") requires that changes in relevant law be considered in current measurement of postretirement benefit costs. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor's ability to evaluate the direct effects of the new law and the ancillary effects on plan participants' behavior and healthcare costs. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. The Company sponsors a postretirement benefit plan which will benefit from the subsidy, which the Company adopted after its valuation report was issued during the fourth quarter of fiscal 2005. Adoption of FSP106-2 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF Issue 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of

EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on its financial condition or results of operations.

        In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29" ("SFAS 153"). SFAS 153 is based on the principle that nonmonetary asset exchanges should be recorded and measured at the fair value of the assets exchanged, with certain exceptions. This standard requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. In addition, the Board decided to retain the guidance in APB Opinion No. 29 for assessing whether the fair value of a nonmonetary asset is determinable within reasonable limits. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Adoption of SFAS 153 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation. As a result of the Merger, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004. The purchase method of accounting requires that the assets and liabilities be recorded at their fair values on the date of the purchase. The consolidated financial statements presented herein are those of the Successor from its inception on July 16, 2004 through March 31, 2005, and those of its Predecessor, AMCE, for all prior periods through the Merger date.

NOTE 2—ACQUISITIONS

The Merger

        On December 23, 2004, the Company completed a merger in which Holdings acquired the Company pursuant to an Agreement and Plan of Merger, dated as of July 22, 2004 (the "Merger Agreement"), by and among the Company, Holdings and Marquee. Marquee, a wholly-owned subsidiary of Holdings, merged with and into the Company, with the Company remaining as the surviving entity (the "Merger") and becoming a wholly-owned subsidiary of Holdings. The Merger was voted on and approved by the Company's shareholders on December 23, 2004.

        Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company's Common Stock and Convertible Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Company's Series A Convertible Preferred Stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration paid in the Merger was approximately $1,665,200,000. The Company made payments to holders of its Common Stock, Convertible Class B Stock and Series A Convertible Preferred Stock in the aggregate amount of $1,647,300,000 and Holdings made payments of $17,900,000 to the holders of 1,451,525 vested in-the-money options and holders of 520,350 deferred stock units that vested upon consummation of the Merger. The Company has recorded $63,057,000 ($20,325,000 Successor and $42,732,000 Predecessor) of general and administrative expenses related to the Merger all of which were paid as of March 31, 2005. Included in these amounts are $20,000,000 of Successor transaction fees paid to J.P. Morgan Partners (BHCA), L.P. and Apollo Investment Fund V, L.P. and certain related investment funds.

        The Company has accounted for the Merger as a purchase in accordance with SFAS No. 141, Business Combinations, with Marquee being the accounting acquiror and AMCE being the acquired entity. As such the financial information presented herein represents (i) the Consolidated Statements of Operations of the Successor for the period from inception on July 16, 2004 through March 31, 2005, the Consolidated Statements of Operations of the Predecessor for the thirty-eight weeks ended December 23, 2004, the fifty-two weeks ended April 1, 2004 and the fifty-three weeks ended April 3, 2003, (ii) the Consolidated Balance Sheet of the Successor as of March 31, 2005 and the Consolidated Balance Sheet of the Predecessor as of April 1, 2004, and (iii) the Consolidated Statements of Cash Flows of the Successor for the period from inception on July 16, 2004 through March 31, 2005 and the Consolidated Statements of Cash Flows of the Predecessor for the thirty-eight weeks ended December 23, 2004, the fifty-two weeks ended April 1, 2004 and the fifty-three weeks ended April 3, 2003.

        The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the Merger. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness and a valuation assessment prepared by a valuation specialist (in thousands):

Cash and equivalents	$396,636
Other current assets	98,969
Property, net	899,283
Intangible assets	205,148
Goodwill	1,431,713
Deferred income taxes	45,879
Other long-term assets	61,006
Current liabilities	(344,678)
Corporate borrowings	(709,283)
Capital and financing lease obligations	(66,525)
Other long-term liabilities	(352,948)

Total estimated purchase price	$1,665,200

        Amounts recorded for goodwill are not subject to amortization, have been preliminarily allocated to the Company's North American theatrical exhibition and NCN and other operating segments (the reporting units) and are not expected to be deductible for tax purposes. The Company has performed its annual impairment test for goodwill and recorded no impairment as of March 31, 2005. The goodwill of $29,973,000, allocated to the NCN and other operating segment was contributed to NCM and included in the Company's investment in NCM together with certain of NCN's other contributed assets.

        Intangible assets include $74,000,000 related to the AMC trademark and tradename, $54,993,000 related to favorable leases and $46,000,000 related to the Company's Moviewatcher customer loyalty program (a customer relationship intangible asset). These fair values are based on management's best estimate using available evidence including a study performed by a valuation specialist. The AMC trademark and tradename is an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. The weighted average amortization period for favorable leases is approximately fourteen years. In determining the useful life of the Moviewatcher customer relationship intangible asset, the Company utilized information tracking the behavior pattern of the customers participating in this program. The data suggests that the Moviewatcher customers exhibit a higher frequency of trips to the theater and many of the members remain active within the program for extended periods. The membership data was utilized in developing an attrition/retention rate used in the valuation analysis. The analysis indicates that an active base of members contribute incremental cash flow to the business over a period of at least 8 years. However, it should be noted that over two-thirds of the cash flow generated from this asset is derived in the first 5 years. The amortization of the fair value of this asset reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. Accordingly the Company has calculated the consumption pattern of this asset by comparing the undiscounted cash flows for each year with the sum of the undiscounted cash flows generated by this asset to develop the ratio of the fair value of the asset that would be amortized during that period.

        Amortization expense and accumulated amortization associated with the intangible assets noted above are as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005
(Successor)
Amortization expense of favorable leases	$1,449
Amortization expense of loyalty program	3,864

Total	$5,313

        Estimated amortization expense for the next fiscal years is as follows:

(In thousands)	Favorable leases	Loyalty program	Total
	(Successor)	(Successor)	(Successor)
2006	$5,372	$11,086	$16,458
2007	5,278	8,510	13,788
2008	5,179	6,486	11,665
2009	5,130	4,968	10,098
2010	5,106	3,956	9,062

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and give effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods. Because the pro forma financial information gives effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods, all pro forma information is for the Successor. Such information is presented for comparative purposes only and does not purport to represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

	Fifty-two week periods
(In thousands)	Pro Forma April 2, 2004 through March 31, 2005	Pro Forma April 4, 2003 through April 1, 2004
	(Successor)	(Successor)
Revenues
Admissions	$1,179,141	$1,171,180
Concessions	458,169	447,244
Other revenue	109,558	104,015

Total Revenues	1,746,868	1,722,439
Expenses
Film exhibition costs	622,425	621,848
Concession costs	53,073	49,212
Operating expense	452,349	454,190
Rent	308,594	288,720
General and administrative:
Merger and acquisition costs*	65,000	5,508
Management fee	2,000	2,000
Other	48,624	56,500
Preopening expense	1,331	3,858
Theatre and other closure expense	12,025	4,068
Restructuring charge	4,926	—
Depreciation and amortization	161,538	156,468
Impairment of long-lived asses	—	16,272
Disposition of assets and other gains	(3,017)	(2,590)

Total costs and expenses	1,728,868	1,656,054
Other expense (income)
Other expense (income)	(6,778)	13,947
Interest expense
Corporate borrowings	99,245	101,719
Capital and financing lease obligations	9,455	10,754
Investment income	(5,931)	(2,861)

Total other expense	95,991	123,559

Loss from continuing operations before income taxes	(77,991)	(57,174)
Income tax provision (benefit)	2,200	(13,900)

Loss from continuing operations	(80,191)	(43,274)
Loss from discontinued operations, net of income tax benefit	(230)	(4,672)

Net loss	$(80,421)	$(47,946)

*
Primarily represents non-recurring transaction costs for the Merger and related transactions.

        Marquee used the net proceeds from the sale of the Company notes (as described in Note 6), together with existing cash balances of the Company and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the Sponsors (as defined below), the co-investors and certain members of management and the net proceeds of an offering of Holdings notes), to finance the Merger.

Acquisition of MegaStar Cinemas, L.L.C.

        On December 19, 2003, the Company acquired certain of the operations and related assets of MegaStar Cinemas, L.L.C. ("MegaStar") for an estimated cash purchase price of $15,037,000. In connection with the acquisition, the Company assumed leases on three theatres with 48 screens in Minneapolis and Atlanta. All three of the theatres feature stadium seating and have been built since 2000. The results of operations are included in the Consolidated Statements of Operations from December 19, 2003. The Company believes the results of operations of the acquired theatres are not material to the Company's Consolidated Statements of Operations and pro forma information for fiscal 2004 is not included herein.

        The following is a summary of the allocation of the purchase price to the estimated fair values of assets acquired from MegaStar. The allocation of purchase price is based on management's judgment including a valuation assessment prepared by a valuation specialist.

(In thousands)
Cash and equivalents	$40
Current assets	94
Property	6,762
Other long-term assets	84
Goodwill	11,354
Other long-term liabilities	(3,297)

Total purchase price	$15,037

        Amounts recorded for goodwill are not subject to amortization, were recorded at the Company's North American theatrical exhibition operating segment (the reporting unit) and are expected to be deductible for tax purposes.

        On March 29, 2002, the Company acquired GC Companies, Inc. ("GC") pursuant to a plan of reorganization sponsored by the Company for a purchase price of $168,931,000 (net of $6,500,000 from the sale of GC's portfolio of venture capital investments on the effective date), which included cash payments of $68,472,000, the issuance of $72,880,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "Notes due 2011") with a fair value of $71,787,000 and the issuance of 2,578,581 shares of common stock, with an aggregate fair value of $35,172,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). The acquisition included 66 theatres with 621 screens in the United States, 3 managed theatres with 20 screens in the United States and a 50% interest in Hoyts General Cinemas South America with operates 17 theatres with 160 screens in Argentina, Chile, Brazil and Uruguay that is accounted for using the equity method.

        The following is a summary of the allocation of the purchase price to the assets and liabilities of GC based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities and a valuation assessment prepared by a valuation specialist:

(In thousands)
Cash and equivalents	$10,468
Current assets	12,828
Property	133,509
Intangible assets	23,318
Goodwill	34,624
Deferred income taxes	35,700
Other long-term assets	7,738
Current liabilities	(32,113)
Other long-term liabilities	(57,141)

Total purchase price	$168,931

        Amounts recorded for goodwill were not subject to amortization, were recorded at the Company's North American theatrical exhibition operating segment (the reporting unit) and were not deductible for tax purposes.

        All previously recorded goodwill was absorbed in connection with the Merger.

NOTE 3—DISCONTINUED OPERATIONS

        On June 30, 2005, the Company sold one of its wholly-owned subsidiaries Japan AMC Theatres Inc., including four of its five theatres in Japan. The Company sold its remaining Japanese theatre during the second fiscal quarter of 2006. The Company opened its first theatre in Japan during fiscal 1997 and since that time the Company has incurred cumulative pre-tax losses of $38,689,000, including a $4,999,000 impairment charge in fiscal 2003.

        The operations and cash flows of the Japan theatres have been eliminated from the Company's ongoing operations as a result of the disposal transactions. The Company will not have any significant continuing involvement in the operations of the Japan theatres after the disposal transactions. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in the Company's International theatrical exhibition operating segment. Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$13,083	$35,310	$48,213	$41,183
Concessions	2,551	7,082	9,746	9,701
Other revenue	268	1,485	2,422	592

Total revenues	15,902	43,877	60,381	51,476

Costs and Expenses
Film exhibition costs	7,534	19,932	27,532	23,376
Concession costs	352	1,519	2,047	2,936
Operating expense	2,944	8,976	12,276	10,300
Rent	3,744	11,503	15,079	14,270
General and administrative—other	206	646	583	761
Depreciation and amortization	821	1,832	3,705	3,186
Impairment of long-lived assets	—	—	—	4,999

Total costs and expenses	15,601	44,408	61,222	59,828

Earnings (Loss) before income taxes	301	(531)	(841)	(8,352)
Income tax provision	—	—	—	—

Earnings (Loss) from discontinued operations	$301	$(531)	$(841)	$(8,352)

        On December 4, 2003, the Company sold its only theatre in Sweden and incurred a loss on sale of $5,591,000 which included a $5,252,000 payment to the purchaser to release the Company from future lease obligations related to the theatre. The Company opened its theatre in Sweden during fiscal 2001 and since that time the Company has incurred cumulative pre-tax losses of $17,210,000, including a $4,668,000 impairment charge in fiscal 2002 and a $5,591,000 loss on sale in fiscal 2004.

        The operations and cash flows of the Sweden theatre have been eliminated from the Company's ongoing operations as a result of the disposal transaction and the Company does not have any significant continuing involvement in the operations of the Sweden theatre after the disposal transaction. The results of operations of the Sweden theatre have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Sweden theatre were previously reported in the Company's International operating segment. Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Predecessor)	(Predecessor)
Revenues
Admissions	$3,378	$4,879
Concessions	949	1,388
Other revenue	198	228

Total revenues	4,525	6,495

Expense
Film exhibition costs	1,698	2,434
Concession costs	321	457
Operating expense	1,572	2,707
Rent	1,678	2,512
General and administrative expense—other	54	150
Depreciation and amortization	42	26
Disposition of assets and other gains	5,591	—

Total costs and expenses	10,956	8,286

Investment income	—	(7)

Loss before income taxes	(6,431)	(1,784)
Income tax benefit	(2,600)	(700)

Loss from discontinued operations	$(3,831)	$(1,084)

NOTE 4—PROPERTY

        A summary of property is as follows:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Property owned:
Land	$8,804	$13,698
Buildings and improvements	208,888	220,340
Leasehold improvements	482,308	409,388
Furniture, fixtures and equipment	988,845	859,242

	1,688,845	1,502,668
Less-accumulated depreciation and amortization	840,587	732,338

	848,258	770,330

Property leased under capital leases:
Buildings and improvements	28,459	28,128
Less-accumulated amortization	22,254	21,181

	6,205	6,947

	$854,463	$777,277

        Included in property is $29,078,000 and $15,007,000 of construction in progress as of March 31, 2005 and April 1, 2004, respectively.

NOTE 5—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Other current assets:
Prepaid rent	$27,955	$26,591
Deferred income taxes	18,560	18,118
Income taxes receivable	6,345	5,947
Other	13,112	12,020

	$65,972	$62,676

Other long-term assets:
Investments in real estate	10,458	10,303
Deferred financing costs	18,440	18,034
Investments in joint ventures	57,862	223
Other	27,286	25,372

	$114,046	$53,932

Accrued expenses and other liabilities:
Taxes other than income	$31,598	$30,389
Interest	12,695	8,869
Payroll and vacation	10,375	10,237
Casualty claims and premiums	8,930	7,010
Accrued bonus	11,761	13,123
Theatre and other closure	26,506	16,071
Unpaid acquisition costs	—	5,910
Restructuring reserve	4,926	—
Other	12,831	20,777

	$119,622	$112,386

Other long-term liabilities:
Unfavorable lease obligations	$249,207	$34,379
Deferred rent	4,234	78,792
Casualty claims and premiums	13,150	13,469
Pension and other benefits	55,141	25,950
Deferred income	12,414	11,829
Deferred gain	—	10,006
Advance sale leaseback proceeds	6,916	—
Theatre and other closure	2,000	1,799
Other	7,428	6,243

	$350,490	$182,467

NOTE 6—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Credit Facility due 2009	$—	$—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—
Senior Floating Rate Notes due 2010 (7.05% as of March 31, 2005)	205,000
8% Senior Subordinated Notes due 2014	298,530	300,000
9 7/8% Senior Subordinated Notes due 2012	189,455	172,649
9 1/2% Senior Subordinated Notes due 2011	218,985	213,782
Capital and financing lease obligations, 10 3/4%	65,470	61,281

	1,227,440	747,712
Less: current maturities	3,445	2,748

	$1,223,995	$744,964

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 31, 2005 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2006	$10,310	$6,865	$3,445	$—	$3,445
2007	9,942	6,501	3,441	—	3,441
2008	9,202	6,138	3,064	—	3,064
2009	8,679	5,831	2,848	—	2,848
2010	8,697	5,509	3,188	—	3,188
Thereafter	84,218	34,734	49,484	1,142,811	1,192,295

Total	$131,048	$65,578	$65,470	$1,142,811	$1,208,281

Amended Credit Facility.

        Concurrently with the consummation of the Merger, the Company entered into an amendment to its credit facility. The Company refers to this amended credit facility as the "amended credit facility." As of March 31, 2005, the Company had no amounts outstanding under the amended credit facility and had issued approximately $12,000,000 in letters of credit, leaving borrowing capacity under the amended credit facility of approximately $163,000,000.

        The amended credit facility permits borrowings at interest rates based on either the bank's base rate or LIBOR, plus applicable margins ranging from 1.0% to 2.0% on base rate loans and from 2.0% to 3.0% on LIBOR loans, and requires an annual commitment fee of 0.5% on the unused portion of the commitment. The amended credit facility matures on April 9, 2009. The total commitment under the amended credit facility is $175,000,000, but the amended credit facility contains covenants that may limit the Company's ability to incur debt (whether under the amended credit facility or from other sources).

        The amended credit facility includes several financial covenants, including (i) a maximum net indebtedness to Annualized EBITDA ratio (as defined in the amended credit facility) generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) as of the last day of the most recent quarter to earnings for the most recent four quarters before interest, taxes, depreciation, amortization, any call premium (or original issue discount) expenses and other noncash charges, theatre closing or disposition costs, theatre opening costs, and gains or losses from asset sales, except that expenses incurred in connection with the Merger and related transactions are excluded, and including an adjustment for any permanently closed, disposed of or acquired theatre on a pro forma basis as if such closure, disposition or acquisition occurred on the first day of the calculation periods, of Holdings of 5.75 to 1 with certain step-downs of such ratio to 5.00 from March 31, 2006 through March 29, 2007 and to 4.50 from March 30, 2007 through April 9, 2009, (ii) a minimum cash interest coverage ratio, as defined in the amended credit facility, except that expense incurred in connection with the Merger and related transactions are excluded (generally, the ratio of Annualized EBITDA for the most recent four quarters to consolidated interest expense for such period of the Company) of 1.75 to 1, and (iii) a ratio of maximum net senior indebtedness to Annualized EBITDA of the Company, as defined in the amended credit facility except that expenses incurred in connection with the Merger and related transactions shall be excluded, for the most recent four quarters of 3.5 to 1. The amended credit facility also generally imposes limitations on investments, the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, restricted payments, dividends, repurchase of capital stock or subordinated debt, mergers, investments guarantees, asset sales and business activities.

        The amended credit facility allows the Company to incur debt that qualifies as subordinated debt thereunder, and permits $125,000,000 of new debt plus capital lease obligations, subject to meeting the Company's financial covenants. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the amended credit facility.

        Additionally, certain of the Company's domestic wholly-owned subsidiaries guarantee the amended credit facility. The amended credit facility is secured by a pledge of the Company's capital stock by Holdings and substantially all of the tangible and intangible personal property located in the United States that the Company or such guarantors own, which includes, but is not limited to, all the outstanding stock of American Multi-Cinema, Inc., AMC-GCT, Inc. and its subsidiaries, AMC Entertainment International, Inc., National Cinema Network, Inc., AMC Realty, Inc., and Centertainment, Inc. as well as accounts, deposit accounts, general intangibles (including patents, trademarks and other intellectual property), commercial tort claims, goods and instruments, among other types of personal property.

        Amounts outstanding under the amended credit facility may become payable prior to the maturity date in part upon the occurrence of certain asset sales, or in whole upon the occurrence of specified events of default. In addition to the non-payment of amounts due to lenders or non-performance of covenants, among other matters, an event of default will occur upon (i) the failure to pay other indebtedness, or the acceleration of the maturity or redemption of other indebtedness or preferred stock in either case exceeding $5,000,000, (ii) the occurrence of any default which enables holders of any preferred stock to appoint additional members to the board and the occurrence of a change in control, as defined in the amended credit facility (although the Company does not currently have any outstanding preferred stock), and (iii) any default under the terms applicable to any of the Company's leases with aggregate remaining lease payments exceeding $13,000,000 which results in the loss of use of the property subject to such lease or any default (that is not cured or waived or if cured or waived involved the payment of an amount in excess of $13,000,000) under the terms applicable to any such leases with aggregate remaining lease payments exceeding $50,000,000.

        Costs related to the establishment of the amended credit facility were capitalized and charged to interest expense over the life of the amended credit facility. Unamortized issuance costs of $4,588,000 as of March 31, 2005, are included in other long-term assets.

Notes Due 2011

        On January 27, 1999, the Company sold $225,000,000 aggregate principal amount of its Notes due 2011 and on March 29, 2002, the Company issued an additional $72,880,000 aggregate principal amount of Notes due 2011 in connection with the acquisition of GC Companies The Notes due 2011 bear interest at the rate of 9 1/2% per annum, payable in February and August. The Notes due 2011 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2011), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2011 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2011 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2012 and Notes due 2014.

        On March 25, 2004, the Company redeemed $83,406,000 of its Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,962,000, unamortized issue costs of $1,125,000 and unamortized discount of $270,000. The loss is included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

        The Merger constituted a "change of control" under the Notes due 2011 which allowed the holders of those notes to require the Company to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. Noteholders tendered $1,663,000 aggregate principal amount of the Notes due 2011, which were repurchased using existing cash.

        The indenture governing the Notes due 2011 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2011 attain "investment grade status", the covenants in the indenture governing the Notes due 2001 limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2011.

        In connection with the Merger, the carrying value of the Notes due 2011 was adjusted to fair value. As a result, a premium of $7,073,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 31, 2005 is $6,174,000. Unamortized issuance costs were $0 as of March 31, 2005.

Notes Due 2012

        On January 16, 2002, the Company sold $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "Notes due 2012"). The Notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August. The Notes due 2012 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2012), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2012 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2012 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011 and Notes due 2014.

        The indenture governing the Notes due 2012 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2012.

        In connection with the Merger, the carrying value of the Notes due 2012 was adjusted to fair value. As a result, a premium of $17,078,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 31, 2005 is $14,455,000. Unamortized issuance costs were $0 as of March 31, 2005.

Notes Due 2014

        On February 24, 2004, the Company sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). The Company applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2014), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2014 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2014 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011 and Notes due 2012.

        The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2014.

        In connection with the Merger the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized discount as of March 31, 2005 is $1,470,000. Unamortized issuance costs were $0 as of March 31, 2005.

Fixed Rate Notes and Floating Rate Notes.

        In connection with the Merger, the Company became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012") and $205,000,000 aggregate principal amount of Senior Floating Notes due 2010 (the "Floating Notes due 2010" and, together with the Fixed Notes due 2012, the "Senior Notes") that were each previously issued by Marquee on August 18, 2004. The Senior Notes (i) rank senior in right of payment to any of the Company's existing and future subordinated indebtedness, rank equally in right of payment with any of the Company's existing and future senior indebtedness and are effectively subordinated in right of payment to any of the Company's secured senior indebtedness, including the amended credit facility, and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of the Company's existing and future wholly-owned subsidiaries that is a guarantor or direct borrower under the Company's other indebtedness. The Senior Notes are structurally subordinated to all existing and future liabilities and preferred stock of the Company's subsidiaries that do not guarantee the notes.

        The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Notes due 2012 are redeemable at the Company's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010. Costs related to the issuance of the Fixed Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $7,586,000 as of March 31, 2005, are included in other long-term assets.

        The Floating Notes due 2010 bear interest at a rate per annum, reset quarterly, equal to 4 1/4% plus the three-month LIBOR interest rate. Interest on the Floating Notes due 2010 is payable quarterly on February 15, May 15, August 15, and November 15 of each year and interest payments commenced on November 15, 2004. The interest rate is currently 7.05% per annum for the quarterly period ending

May 14, 2005 and the interest rate is 7.52% per annum for the quarterly period ending August 14, 2005. The Floating Notes due 2010 are redeemable, in whole or in part, on or after August 15, 2006 at 103.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2009. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Senior Notes. Costs related to the issuance of the Fixed Notes due 2010 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $6,266,000 as of March 31, 2005, are included in other long-term assets.

Holdings Discount Notes Due 2014

        To help finance the Merger, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The only operations of Holdings prior to the Merger were related to this financing. Because the Company was the primary beneficiary of Holdings, which was considered a variable interest entity as defined in FIN 46(R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Predecessor was required to consolidate Holdings' operations and financial position into the Company's financial statements as of and through the period ended December 23, 2004. Subsequent to December 23, 2004, the Successor deconsolidated Holdings' assets and liabilities. The results of operations of Holdings included within the Predecessor's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the Company. The Company will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010, the Notes due 2011, the Notes due 2012, the Notes due 2014 and the amended credit facility. The Company has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        Prior to August 15, 2009, unless Holdings elects to pay cash interest as described below, interest on the Discount Notes due 2014 will accrete from the date of issuance of the notes until August 15, 2009, compounded semiannually.

        On any interest payment date prior to August 15, 2009, Holdings may elect to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note will be equal to the accreted value of such notes as of such interest payment date.

NOTE 7—STOCKHOLDER'S EQUITY

        In connection with the Merger, each issued and outstanding share of the Predecessor's common stock and class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Predecessor's preferred stock was converted into the right to receive $2,727.27 in cash. See Note 2—Acquisitions and the Consolidated Statements of Stockholder's Equity within this Form 10-K for additional information regarding the Merger's impact on stockholder's equity.

Stock-Based Compensation

        The Successor has no stock-based compensation arrangements of its own, but its parent, Holdings, has adopted a stock-based compensation plan that permits grants of up to 49,107.44682 options on Holdings stock and has granted options on 38,876.72872 of its shares to certain employees during the Successor period ended March 31, 2005. As of March 31, 2005, there was $21,171,000 of total unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan. Since the employees to whom the options were granted are employed by the Successor, the Successor is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and step-vest in equal amounts over five years but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). The Successor has recorded $1,201,000 of stock-based compensation expense related to these options and has recognized an income tax benefit of approximately $492,000 in its Consolidated Statements of Operations during the Successor period ended March 31, 2005. Two of the holders of stock options have put rights associated with their options whereby they can require Holdings to repurchase their options and shares underlying the options and as such $759,000 of the Stock-based Compensation obligation is recorded in other long term liabilities in our Consolidated Balance Sheets. The Successor accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) and SAB 107 and has valued the options using the Black-Scholes formula. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Holdings stock option plan.

        During the second quarter of fiscal 2004 the Predecessor's shareholders approved and the Predecessor adopted the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (the "2003 LTIP"). The 2003 LTIP provides for five basic types of awards: (i) grants of stock options which are either incentive or nonqualified stock options, (ii) grants of restricted stock awards, (iii) grants of deferred stock units, (iv) grants of deferred cash awards and (v) performance grants which may be settled in stock options, shares of common stock, restricted stock, deferred stock units, deferred cash awards, or cash, or any combination thereof. The number of shares of Common Stock which could have been sold or granted under the plan was not to exceed 6,500,000 shares. The 2003 LTIP provided that the option exercise price for stock options was not to be less than the fair market value of stock at the date of grant, options may not have been repriced and unexercised options expired no later than ten years after date of grant.

        On June 11, 2004, the Board of Directors made performance grants for fiscal 2005 with award opportunities having an aggregate value of $12,606,000. These grants were subject to the satisfaction of performance measures during fiscal 2005 and/or the exercise of discretion by the Compensation Committee of the Board of Directors. The Company did not meet the performance measures for fiscal

2005. Accordingly, the Company had no expense or accrual recorded for the fiscal 2005 performance grants.

        On June 11, 2004, the Compensation Committee of the Board of Directors awarded 527,398 deferred stock units with a fair value of $7,917,000 and deferred cash award of $1,606,000, to employees, which represented a 100% award based on achievement of all target-based grants made on September 18, 2003. Holdings made payments of $10,150,000 to the holders of 520,350 deferred stock units that vested upon closing the Merger which was considered as a part of the purchase price in connection with the Merger.

        The Predecessor accounted for the stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB No. 25, Accounting for Stock issued to Employees and related interpretations. No stock-based employee compensation expense related to restricted stock awards and deferred stock units was recorded during the Predecessor period ended December 23, 2004 and $8,727,000 and $2,011,000 was reflected in net earnings for the Predecessor periods ended April 1, 2004 and April 3, 2003, respectively. No stock-based employee compensation expense for stock options was reflected in net earnings for those periods, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Holdings made payments of $7,750,000 to the holders of 1,451,525 vested in-the-money options that vested upon closing the Merger which was considered as a part of the purchase price in connection with the Merger.

        There are currently no outstanding share-based awards under the Company's 2003 LTIP subsequent to the Merger.

        A summary of stock option activity under all plans is as follows:

	March 31, 2005		December 23, 2004		April 1, 2004		April 3, 2003
	Number of Shares(2)	Weighted Average Exercise Price Per Share(2)	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
Outstanding at beginning of year	—	—	1,500,640	$14.19	1,978,165	$12.98	1,553,570	$12.34
Granted	38,876.72872	$1,000	—	—	—	—	452,980	15.19
Canceled	—	—	(42,200)	—	(20,940)	13.09	(24,090)	14.28
Exercised(1)	—	—	(1,458,440)	—	(456,585)	8.54	(4,295)	6.98

Outstanding at end of year	38,876.72872	$1,000	—	$14.19	1,500,640	$14.32	1,978,165	$12.98

Exercisable at end of year	—	$—	—	$—	1,292,650	$14.19	1,370,773	$13.05

Available for grant at end of year	10,230.71809		—		5,969,497		49,160

(1)
The Predecessor period ended December 23, 2004, includes 1,451,525 options automatically vested and purchased as a result of the Merger, and 6,915 options exercised during the period

(2)
Represents options granted by the Company's parent, Holdings, to certain employees of the Company. The compensation expense related to the options is included in the Company's Consolidated Statements of Operations because the employees to whom the options were granted are employed by the Company.

NOTE 8—INCOME TAXES

      Income tax provision reflected in the Consolidated Statements of Operations for the three years ended March 31, 2005 consists of the following components:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
Federal	$(1,416)	$851	$(6,130)	$6,995
State	(202)	3,571	(17)	3,591

Total current	(1,618)	4,422	(6,147)	10,586

Deferred:
Federal	(5,426)	9,046	11,635	(1,556)
Foreign	80	240	1,619	787
State	164	1,292	1,293	(517)

Total deferred	(5,182)	10,578	14,547	(1,286)

Total provision	(6,800)	15,000	8,400	9,300
Tax benefit of discontinued operations	—	—	2,600	700

Total provision (benefit) from continuing operations	$(6,800)	$15,000	$11,000	$10,000

        The difference between the effective tax rate on income (loss) before income taxes and the U.S. federal income tax statutory rate is as follows:

	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 4, 2003 through April 1, 2004	March 29, 2002 through April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Merger costs	(16.8)	(68.8)	—	—
State income taxes, net of federal tax benefit	0.1	(7.0)	(35.8)	(5.5)
Valuation allowance	(1.3)	(28.8)	(358.3)	(50.4)
Deductible portion of GC Companies, Inc purchase price	—	—	—	11.8
Special compensation	—	—	—	(34.0)
Other, net	(0.6)	(2.2)	(3.9)	(2.8)

Effective tax rate	16.4%	(71.8)%	(363.0)%	(45.9)%

        The significant components of deferred income tax assets and liabilities as of March 31, 2005 and April 1, 2004 are as follows:

	March 31, 2005 Deferred Income Tax		April 1, 2004 Deferred Income Tax
(In thousands)	(Successor)		(Predecessor)
	Assets	Liabilities	Assets	Liabilities
Property	$50,416	$(169,537)	$25,817	$(7,463)
Capital lease obligations	5,176	—	3,438	—
Accrued reserves and liabilities	65,096	—	57,003	—
Deferred rents	97,877	—	36,825	—
Alternative minimum tax credit carryover	11,932	—	10,095	—
Net operating loss carryforward	40,547	—	36,945	—

Other	47,263	(6,236)	26,071	(184)

Total	$318,307	$(175,773)	$196,194	$(7,647)
Less: Valuation allowance	(73,355)	—	(26,485)	—

Net	244,952	(175,773)	169,709	(7,647)
Less: Current deferred income taxes	18,560	—	18,118	—

Total noncurrent deferred income taxes	$226,392	$(175,773)	$151,591	$(7,647)

Net noncurrent deferred income taxes	$50,619		$143,944

        Successor merger and acquisitions costs of $20,000,000 and Predecessor merger and acquisitions costs of $41,032,000 are currently being treated as non-deductible.

        The Company's federal income tax loss carryforward of $105,800,000 will begin to expire in 2019 and will completely expire in 2023 and will be limited to approximately $17,800,000 annually due to the sale of Preferred Stock and the acquisition of GC. The Company's state income tax loss carryforwards of $48,300,000 may be used over various periods ranging from 5 to 20 years.

        The Company's foreign subsidiaries had losses before income taxes of $1,565,000 during the Successor period ended March 31, 2005 and $17,189,000, $20,900,000 and $30,000,000 during Predecessor periods ended December 23, 2005, April 1, 2004 and April 3, 2003, respectively.

        As of March 31, 2005, management believed it was more likely than not that certain deferred tax assets related to certain state and other tax net operating loss carryforwards and certain deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income. The Successor has recorded a full valuation allowance against its deferred tax assets in foreign jurisdictions of $67,615,000 and a partial valuation allowance of $5,740,000 related to state and other net operating loss carryforwards as of March 31, 2005.

        Management believes it is more likely than not that the Company will generate future taxable income to realize its recorded deferred tax assets. However, the amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

        The Company recorded a valuation allowance of $73,355,000, $26,485,000, $20,592,000, $10,254,000 and $9,361,000 as of March 31, 2005, April 1, 2004, April 3, 2003, March 28, 2002 and March 29, 2001, respectively. All changes in the valuation allowance were recorded in the income tax provision except for $40,062,000 which was recorded during the Successor period ended March 31, 2005 as part of the purchase price allocation in connection with the Merger and $2,600,000 which was recorded in loss from discontinued operations in the year ended March 28, 2002.

NOTE 9—LEASES

        During fiscal 1998, the Company sold the real estate assets associated with 13 theatres to Entertainment Properties Trust ("EPT") for an aggregate purchase price of $283,800,000 (the "Sale and Lease Back Transaction"). The Company leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The Company has accounted for this transaction as a sale and leaseback in accordance with Statement of Financial Accounting Standards No. 98 Accounting for Leases. The land and building improvements have been removed from the Consolidated Balance Sheets. During fiscal 2000, the Company sold the building and improvements associated with one of the Company's theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. During fiscal 2002, the Company sold the land at this theatre to EPT for proceeds of $7,500,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%. During fiscal 2003, the Company sold the real estate assets associated with 2 theatres to EPT for proceeds of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. On March 30, 2004, the Company sold the real estate assets associated with 3 theatres to EPT for proceeds of $63,911,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 9.5% with options to extend for up to 15 additional years. On March 31, 2005, the Company sold the real estate assets associated with one theatre and adjoining retail space to EPT for proceeds of $50,910,000 and then leased the real estate assets associated with this theatre pursuant to non-cancelable operating lease with a term of 20 years at an initial lease rate of 9.2% with options to extend for up to 14 additional years.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2005:

(In thousands)	Minimum operating lease payments
2006	$316,697
2007	315,087
2008	311,664
2009	308,686
2010	304,186
Thereafter	2,559,278

Total minimum payments required	$4,115,598

        The Company has also entered into agreements to lease space for the operation of seven theatres with 105 screens not yet fully constructed. The future minimum rental payments required under the terms of these leases included above total approximately $226,000,000. The Company records rent expense on a straight-line basis over the base term of the lease commencing with the date the Company has "control and access" to the leased premises. Included in long-term liabilities as of March 31, 2005 and April 1, 2004 is $253,441,000 and $113,171,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities related to the Merger transaction.

        Rent expense is summarized as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks April 1, 2004	53 Weeks April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Minimum rentals	$73,553	$202,113	$259,775	$243,436
Common area expenses	8,513	22,843	28,365	29,406
Percentage rentals based on revenues	1,130	3,827	4,373	4,507
Furniture, fixtures and equipment rentals	708	3,425	6,432	8,758

Theatre Rent	83,904	232,208	298,945	286,107

NCN and other	38	587	1,021	1,279
G & A and other	443	954	3,084	4,963

Total	$84,385	$233,749	$303,050	$292,349

NOTE 10—EMPLOYEE BENEFIT PLANS

        The Company sponsors a non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement.

        Under the plan, benefits are integrated with Social Security and paid to participants at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employee's services to date, as well as services expected to be earned in the future. The Company expects to contribute $1,400,000 to the defined benefit pension plan during fiscal 2006. Plan assets are invested in pooled separate accounts with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees. The Company also sponsors two non-contributory nonqualified deferred compensation plans which provide additional pension benefits to certain eligible employees.

        The Company currently offers eligible retirees the opportunity to participate in a health plan (medical, dental, vision and prescription) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40 and is participating in the American Multi-Cinema, Inc. Employee Benefits Welfare Plan as of the date of termination. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan currently anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. The retiree health plan is not funded.

        In connection with the recent reorganizations a reduction in postretirement plan participants will result in a curtailment of the plan during fiscal 2006. This curtailment gain is expected to reduce net periodic postretirement expense by $1,110,000 during fiscal 2006.

        The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made. The assumptions to determine benefit obligations and net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	March 31, 2005	April 1, 2004	April 3, 2003	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Weighted-average assumptions used to determine benefit obligations at
Discount rate	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Rate of compensation increase	5.50%	5.97%	5.97%	5.00%	5.00%	6.50%

	Pension Benefits				Other Benefits
	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through Dec. 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.25%	6.25%	6.75%	7.25%	6.25%	6.25%	6.25%	6.75%
Expected long-term return on plan assets	8.25%	8.25%	8.50%	8.50%	n/a	n/a	n/a	n/a
Rate of compensation increase	5.50%	5.50%	5.97%	6.00%	5.00%	5.00%	5.00%	6.50%

        Net periodic benefit cost for the four plans consists of the following:

	Pension Benefits				Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through Dec. 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Components of net periodic benefit cost:
Service cost	$941	$2,318	$2,574	$2,027	$185	$444	$605	$406
Interest cost	1,256	3,063	3,641	3,124	325	772	1,042	887
Expected return on plan assets	(892)	(2,426)	(2,985)	(3,263)	—	—	—	—
Recognized net actuarial loss	—	760	691	23	—	87	111	—
Amortization of unrecognized transition	—	129	176	182	—	36	50	50
Amortization of prior service cost	—	70	95	90	—	20	29	—

Net periodic benefit cost	$1,305	$3,914	$4,192	$2,183	$510	$1,359	$1,837	$1,343

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets for the years ended March 31, 2005 and April 1, 2004:

	Pension Benefits			Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Change in benefit obligation:
Benefit obligation at beginning of period	$—	$67,477	$54,297	$—	$17,144	$19,187
Transferred balance from Predecessor	78,270	—	—	17,740	—	—
Service cost	941	2,318	2,574	185	444	605
Interest cost	1,256	3,063	3,641	325	772	1,042
Plan participant's contributions	—	—	—	—	165	161
Actuarial (gain) loss	(9)	7,445	9,085	313	35	(3,197)
Benefits paid	(12)	(2,033)	(2,120)	—	(820)	(654)

Benefit obligation at end of period	$80,446	$78,270	$67,477	$18,563	$17,740	$17,144

	Pension Benefits			Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Change in plan assets:
Fair value of plan assets at beginning of period	$—	$39,833	$34,251	$—	$—	$—
Transferred balance from Predecessor	43,642	—	—	—	—	—
Actual return on plan assets	159	4,006	6,750	—	—	—
Employer contribution	—	1,836	952	—	655	493
Plan participant's contributions	—	—	—	—	165	161
Benefits paid	(12)	(2,033)	(2,120)	—	(820)	(654)

Fair value of plan assets at end of period	$43,789	$43,642	$39,833	$—	$—	$—

Net liability for benefit cost:
Funded status	$(36,657)	$(34,628)	$(27,644)	$(18,563)	$(17,740)	$(17,144)
Unrecognized net actuarial (gain) loss	(113)	20,125	16,331	313	289	2,768
Unrecognized transition obligation	—	—	176	—	197	3437
Unrecognized prior service cost	—	685	842	—	2,252	231

Net liability recognized	$(36,770)	$(13,818)	$(10,295)	$(18,250)	$(15,002)	$(13,789)

	Pension Benefits		Other Benefits
(In thousands)	March 31, 2005	April 1, 2004	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Amounts recognized in the balance sheet:
Accrued benefit liability	$(36,770)	$(12,122)	$(18,250)	$(13,798)
Accumulated other comprehensive income		1,123		—
Intangible asset	—	704	—	—

Net liability recognized	$(36,770)	$(10,295)	$(18,250)	$(13,798)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $80,446,000, $61,288,000 and $43,789,000 respectively, as of March 31, 2005; and, $67,477,000, $51,421,000 and $39,833,000 respectively, as of April 1, 2004 for the one qualified and two nonqualified pension plans with accumulated benefit obligations in excess of plan assets.

        For its Defined Benefit Pension Plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, and real estate exposures that are customized to the Plan's cash flow benefit needs with a current target asset allocation of 60% equity securities, 32% debt securities and 8% real estate investments. The percentage of plan assets by category for fiscal 2005 and 2004 are as follows:

	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Equity Securities	60%	62%
Debt Securities	32%	30%
Real Estate Investments	8%	8%

	100%	100%

        The expected rate of return on plan assets was 8.25% for fiscal 2005 and 8.50% for fiscal 2004. The rate used is based upon analysis of actual returns on plan assets in prior years including analysis provided by the Plan Administrator.

        The following table provides investments of the defined benefit pension plan by security type:

	Pension Assets
(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Plan asset information:
Government Securities	$—	$1,369
Bond and Mortgage	12,543	9,448
Real Estate	3,520	3,069
Large Company Equity	19,531	18,631
Small Company Equity	2,426	2,096
International Equity	4,460	4,044
Preferred Securities	1,309	1,176

Fair value of plan assets	$43,789	$39,833

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2005 was 10.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2009 and 3.0% for dental in 2013 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2005 by $3,034,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2005 by $353,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2005 by $2,504,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2005 by $286,000.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

	Pension Benefits	Other Benefits
2006	$836	$740
2007	865	710
2008	1,151	760
2009	1,260	830
2010	1,383	860
Years 2001-2015	8,871	4,440

        The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D"). Since the Company's plan is more generous than Medicare Part D, it is considered at least actuarially equivalent to Medicare Part D and the government provides a federal subsidy to the plan. The Company made no adjustment to its participation rates due to Medicare Part D and estimated a $400 per year subsidy at age 75 for the initial year of 2006, with the amount of the subsidy moving in direct relation to the participant's age. As a result of adopting the provisions of FSP No. 106-1 and FSP 106-2 during the fourth quarter of fiscal 2005, the Successor's accumulated plan benefit obligation was reduced by $1,760,000 for the subsidy related to benefits attributed to past service and there was no significant change in the benefit obligation or plan assets. The Successor recognized no reduction in net periodic postretirement benefit cost during the period ended March 31, 2005 and the subsidy will reduce net periodic postretirement benefit cost by adjusting the interest cost, service cost and actuarial gain or loss to reflect the effects of the subsidy. The Company estimates that it will receive annual subsidies of $50,000 during fiscal 2006 increasing to $70,000 during fiscal 2009 and an additional $450,000 through fiscal 2014.

        The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. The Company matches 100% of each eligible employee's elective contributions up to 3% of the employee's compensation and 50% of each eligible employee's elective contributions on the next 2% of the employee's pay. The Successor's expense under the 401(k) savings plan was $633,000 for the period ended March 31, 2005 and the Predecessor's expense under the plan was $1,490,000, $2,175,000, and $2,007,000 for the periods ended December 23, 2004, April 1, 2004 and April 3, 2003, respectively.

NOTE 11—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium-style theatres violate the ADA and related regulations. The Department alleges that the Company has failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleges various non-line of sight violations as well. The Department seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000. On November 20, 2002, the trial court entered summary judgment in favor of the Department on the line of sight aspects of the case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of site comparable to the general public. The trial court did not address specific changes that might be required of the Company's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. The Company filed a request for interlocutory appeal, and the trial court denied the Company's request but postponed any further line of sight proceedings pending the Ninth Circuit Court of Appeals' ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. On June 28, 2004, the Supreme Court denied certiorari in the Regal case. Accordingly, the Company is preparing for the remedies phase of the litigation and has renewed settlement discussions with the Department. The trial court has scheduled a status conference for July 18, 2005.

        The Company has recorded a liability related to estimated losses for the Department of Justice line-of-sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and estimates the range of loss to be between $179,350 and $273,938 at this time.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involves such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that the Company has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003 the U.S. District Court for the Central District of California entered a consent order and final judgment on non-line of sight issues under which the Company agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for our patrons with disabilities at 101 stadium-style theatres and at certain theatres the Company may open or acquire in the future. The Company estimates that the cost of these betterments will be $26.3 million, which is expected to be incurred over the term of the consent order of five years. The estimate is based on the improvements at the twelve theatres surveyed by the Department. The actual cost of betterments may vary based on the results of surveys of the remaining theatres.

        Derivative Suits.    On July 22, 2004, two lawsuits purporting to be class actions were filed in the Court of Chancery of the State of Delaware, one naming the Company, the Company's directors, Apollo Management and certain entities affiliated with Apollo as defendants and the other naming the Company, the Company's directors, Apollo Management and Holdings as defendants. Those actions were consolidated on August 17, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Chancery Court on October 22, 2004 and moved for expedited proceedings on October 29, 2004.

        On July 23, 2004, three more lawsuits purporting to be class actions were filed in the Circuit Court of Jackson County, Missouri, each naming the Company and the Company's directors as defendants. These lawsuits were consolidated on September 27, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Circuit Court of Jackson County on October 29, 2004. The Company filed a motion to stay the case in deference to the prior-filed Delaware action and separate motion to dismiss the case in the alternative on November 1, 2004.

        In both the Delaware action and the Missouri action, the plaintiffs generally allege that the individual defendants breached their fiduciary duties by agreeing to the Merger, that the transaction is unfair to the minority stockholders of the Company, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the stockholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind Merger and related transactions.

        On November 23, 2004, the parties in this litigation entered into a Memorandum of Understanding providing for the settlement of both the Missouri action and Delaware action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed, among other things, that: (i) Holdings would waive Section 6.4(a)(C) of the merger agreement to permit the Company to provide non-public information to potential interested parties in response to any bona fide unsolicited written acquisition proposals by such parties (which it did), (ii) the Company would make certain disclosures requested by the plaintiff in the proxy statement and the related Schedule 13E-3 in connection with the special meeting to approve the Merger (which it did) and (iii) the Company would pay, on behalf of the defendants, fees and expenses of plaintiffs' counsel of approximately $1.7 million (which such amounts the Company has accrued but believes are covered by its existing directors and officers insurance policy). In reaching this settlement, the Company confirmed to the plaintiffs that Lazard and Goldman Sachs had each been provided with financial information included in the Company's earnings press release, issued on the same date as the announcement of the merger agreement. The Memorandum of Understanding also provided for the dismissal of the Missouri action and the Delaware action with prejudice and release of all related claims against the Company, the other defendants and their respective affiliates. The settlement as provided for in the Memorandum of Understanding is contingent upon, among other things, approval by the court.

        Conrad Grant v. American Multi-Cinema, Inc. and DOES 1 to 100; Orange County California Superior Court (Case No: 03CC00429). On September 26, 2003, plaintiff filed this suit as a purported class action on behalf of himself and other current and former "senior managers", "salary operations managers" and persons holding similar positions who claim that they were improperly classified by the Company as exempt employees over the prior four years. On April 28, 2004 William Baer and additional plaintiffs filed a related case titled William Baer and Anlsnara Hamlzonek v. American Multi-Cinema, Inc. DOES 1 to 100; Orange County California Superior Court, Case No. 04CC00507. On December 9, 2004, the Baer Court denied plaintiffs' motion for class certification, and on January 7, 2005 the Grant Court granted defendants' motion to strike the class allegations. In the Baer proceeding, the Company has reached a settlement on the individual wage and hour claims against the Company but the settlement agreement is still being negotiated. In the Grant case, the individual wage and hour claims against the Company remain to be resolved.

        Ernest Galindo v. American Multi-Cinema, Inc. et al.    (Case No. BC328770, Los Angeles County Superior Court). On February 15, 2005, Ernest Galindo, a former employee, filed this suit on behalf of all current and former non-exempt hourly workers in the State of California who allegedly did not receive statutory meal or rest breaks. Plaintiffs seek back wages, penalties and other unspecified damages.

        In addition to the cases noted above, the Company, is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and suppliers and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

        American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. et al. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). The Company is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, the architect, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 23 theatres. The Company currently estimates its claim for repair costs at these theatres will aggregate approximately $34,600,000 of which it has expended approximately $25,300,000 through March 31, 2005. The remainder is for projected costs of repairs yet to be performed. The Company also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        Certain parties to the Missouri litigation have filed counterclaims against the Company, including Ammon Painting Company, Inc. which asserts claims to recover monies for services provided in an amount not specified in the pleadings but which it has expressed in discovery to aggregate to approximately $950,000. The Company currently estimates that its claim against Ammon is for approximately $6,000,000. Based on presently available information, the Company does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity. During fiscal 2005, the Company received settlement payments of $2,610,000 from various parties in connection with this matter and subsequent to March 31, 2005, the Company received additional settlement payments of $675,000, bringing the aggregate amount received in settlements to $4,210,000. The Company has also agreed to additional settlements totaling $560,000 for which payments have not been received. During fiscal 2004, the Company received $925,000 related to two theatres in connection with this matter. Gain contingencies are recognized upon receipt.

NOTE 12—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed and from terminating the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres. As of March 31, 2005, the Company has reserved $28,506,000 for lease terminations which have either not been consummated or paid, related primarily to 12 North American theatres with 93 screens and vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 15 years for theatres which have been closed. As of March 31, 2005, base rents aggregated approximately $7,572,000 annually and $31,507,000 over the remaining terms of the leases. In connection with the Merger, the carrying value of the theatre closure liability was remeasured by using the Company's estimated borrowing rate on the date of the Merger of 7.55%. As a result the Successor recorded a $2,806,000 increase to its theatre closure liability during the period ended March 31, 2005.

        A rollforward of reserves for theatre and other closure is as follows (in thousands):

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Beginning Balance	$—	$17,870	$22,499	$24,140
Transferred balance from Predecessor	25,909	—	—	—
Theatre and other closure expense	1,267	10,758	4,068	5,416
Interest expense	—	1,585	2,736	3,656
General and administrative expense	—	73	50	99
Transfer of deferred rent and capital lease obligations	2,112	1,610	6,014	758
Acquisition adjustments	2,806	—	—	—
Payments	(3,588)	(5,987)	(17,497)	(11,570)

Ending balance	$28,506	$25,909	$17,870	$22,499

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. Theatre closure reserves at March 31, 2005 and 2004 by operating segment are as follows (in thousands):

From Inception July 16, 2004 through March 31, 2005
(Successor)
North American Theatrical Exhibition	$26,827
International Theatrical Exhibition	1,384
NCN and Other	295

$28,506

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

        The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices.

        The estimated fair values of the Company's financial instruments are as follows:

	March 31, 2005		April 1, 2004
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Successor)		(Predecessor)
Financial assets:
Cash and equivalents	$70,949	$70,949	$333,248	$333,248
Financial liabilities:
Cash overdrafts	$35,320	$35,320	$19,737	$19,737
Corporate borrowings	1,161,970	1,168,831	686,431	711,339

NOTE 14—OPERATING SEGMENTS

        The Company has identified three reportable segments around differences in products and services and geographical areas. North American and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from North America. NCN and other is identified as a separate segment due to differences in products and services offered.

        The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest expense, income taxes and depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, disposition of assets and other gains, investment income, other expense, stock-based compensation expense, merger and acquisition costs, management fees, impairment of long-lived assets and special compensation expense. The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property, intangibles and goodwill.

        The Company's segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

        Information about the Company's operations by operating segment is as follows:

Revenues (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$422,563	$1,205,646	$1,609,187	$1,628,140
International theatrical exhibition	19,870	49,511	60,798	49,766
NCN and other	16,108	57,711	71,476	70,602
Intersegment elimination	(5,641)	(18,900)	(19,022)	(14,909)

Total revenues	$452,900	$1,293,968	$1,722,439	$1,733,599

Segment Adjusted EBITDA (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$78,049	$219,440	$296,001	$278,160
International theatrical exhibition	1,184	(3,141)	(3,364)	(4,248)
NCN and other	6	7,371	5,607	3,249

Total segment Adjusted EBITDA	$79,239	$223,670	$298,244	$277,161

        A reconciliation of earnings (loss) from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Earnings (loss) from continuing operations before income taxes	$(41,864)	$(20,347)	$4,958	$(10,110)
Plus:
Interest expense	41,715	74,259	77,717	77,800
Depreciation and amortization	45,263	90,259	120,867	123,808
Impairment of long-lived assets	—	—	16,272	14,564
Preopening expense	39	1,292	3,858	3,227
Theatre and other closure expense	1,267	10,758	4,068	5,416
Restructuring charge	4,926	—	—	—
Disposition of assets and other gains	(302)	(2,715)	(2,590)	(1,385)
Investment income	(2,511)	(6,476)	(2,861)	(3,502)
Other	(6,778)	—	13,947	—
General and administrative expense—unallocated:
Management fee	500	—	—	—
Merger and acquisition costs	22,268	42,732	5,508	1,128
Other(1)	14,716	33,908	56,500	66,215

Total Segment Adjusted EBITDA	$79,239	$223,670	$298,244	$277,161

Long-term Assets (In thousands)	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$3,136,730	$1,431,036	$1,372,974
International theatrical exhibition	151,401	147,009	132,834
NCN and other	—	14,869	22,148

Total segment long-term assets	3,288,131	1,592,914	1,527,956
Construction in progress	29,078	15,007	69,968
Corporate	225,449	283,647	286,782
Accumulated depreciation—property	(856,392)	(753,523)	(662,142)
Accumulated amortization—intangible assets	(39,999)	(33,801)	(34,180)
Accumulated amortization—other long-term assets	(35,855)	(33,446)	(30,375)

Consolidated long-term assets, net(2)	$2,610,412	$1,070,798	$1,158,009

Long-term Assets, net of accumulated depreciation and amortization (In thousands)	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$2,360,480	$766,929	$781,150
International theatrical exhibition	61,303	68,232	68,123
NCN and other	—	2,868	11,244

Total segment long-term assets	2,421,783	838,029	860,517
Construction in progress	29,078	15,007	69,968
Corporate	159,551	217,762	227,524

Consolidated long-term assets, net(2)	$2,610,412	$1,070,798	$1,158,009

        A reconciliation of the reportable segments' long-term assets to long-term assets presented in the Consolidated Balance Sheet are as follows:

Consolidated Balance Sheet (In thousands)	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
Property, net	$854,463	$777,277	$856,463
Intangible assets, net	189,544	23,918	30,050
Goodwill	1,401,740	71,727	60,698
Deferred income taxes	50,619	143,944	160,152
Other long-term assets	114,046	53,932	50,646

Consolidated long-term assets, net(2)	$2,610,412	$1,070,798	$1,158,009

Additions to long-term assets, net of acquisitions (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$40,271	$55,980	$96,467	$63,473
International theatrical exhibition	366	2,999	1,524	23,029
NCN and other	4	26	7,510	8,423

Total segment capital expenditures	40,641	59,005	105,501	94,925
Construction in progress	1,468	5,782	5,312	44,752
Corporate	1,805	1,368	10	6,893

Total additions to long-term assets, net of acquisitions(3)	$43,914	$66,155	$110,823	$146,570

        A reconciliation of the reportable segments' additions to net assets to the Consolidated Statements of Cash Flow is as follows:

Consolidated Statements of Cash Flows (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks through April 1, 2004	52 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Cash Flows from investing activities:
Capital expenditures	$18,622	$66,155	$95,011	$100,932
Construction project costs:
Reimbursable by landlord	—	—	—	38,586
Purchase of leased furniture, fixtures and equipment	25,292	—	15,812	7,052

Total additions to long-term assets, net of acquisitions	$43,914	$66,155	$110,823	$146,570

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	52 Weeks Ended April 3, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
United States	$418,977	$1,206,690	$1,612,663	$1,640,278
Canada	14,054	37,766	48,964	43,555
China (Hong Kong)	2,522	5,632	8,166	8,868
France	1,338	3,270	3,813	3,681
Portugal	3,184	7,203	10,475	9,744
Spain	10,256	27,492	33,733	25,063
United Kingdom	2,569	5,915	4,625	2,410

Total revenues	$452,900	$1,293,968	$1,722,439	$1,733,599

Long-term assets (In thousands). Gross	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
United States	$3,282,442	$1,651,506	$1,668,389
Canada	100,909	91,900	69,535
China (Hong Kong)	11,863	11,282	11,269
Japan	46,393	40,158	35,015
France	9,797	7,825	7,143
Portugal	17,315	14,729	13,183
Spain	60,899	61,738	53,940
United Kingdom	13,040	12,430	19,636
Sweden	—	—	6,596

Total long-term assets(2)	$3,542,658	$1,891,568	$1,884,706

(1)
Including stock-based compensation expense of $1,201,000, $0, $8,727,000 and $2,011,000 in fiscal years 2005 (Successor / Predecessor), 2004 and 2003, respectively. Fiscal 2003 includes $19,250,000 of special compensation expense.

(2)
Long-term assets are comprised of property, intangible assets, deferred income taxes, goodwill and other long-term assets.

(3)
See Note 2 Acquisitions for additions to property, intangible, assets, deferred income taxes, goodwill, and other long-term assets resulting from acquisitions.

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's debts are full and unconditional and joint and several.

From Inception July 16, 2004 through March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Revenues
Admissions	$—	$294,692	$12,250	$—	$306,942
Concessions	—	116,302	4,264	—	120,566
Other revenue	—	24,196	1,196	—	25,392

Total revenues	—	435,190	17,710	—	452,900

Costs and Expenses:
Film exhibition costs	—	151,606	5,733	—	157,339
Concession costs	—	12,621	727	—	13,348
Operating expense	—	113,533	5,537	—	119,070
Rent	—	78,301	5,603	—	83,904
General and administrative:
Merger and acquisition costs	—	22,268	—	—	22,268
Management fee	—	500	—	—	500
Other	52	14,468	196	—	14,716
Preopening expense	—	39	—	—	39
Theatre and other closure expense	—	1,267	—	—	1,267
Restructuring Charge	—	4,926	—	—	4,926
Depreciation and amortization	—	43,476	1,787	—	45,263
Disposition of assets and other gains	—	(302)	—	—	(302)

Total costs and expenses	52	442,703	19,583	—	462,338

Other expense (income)
Equity in net losses of subsidiaries	13,936	3,691	—	(17,627)	—
Other income	—	(6,778)	—	—	(6,778)
Interest expense
Corporate borrowings	38,480	6,038	2,625	(7,475)	39,668
Capital and financing lease obligations	—	1,446	601	—	2,047
Investment income	(7,805)	(774)	(1,407)	7,475	(2,511)

Total other expense	44,611	3,623	1,819	(17,627)	32,426

Loss from continuing operations before income taxes	(44,663)	(11,136)	(3,692)	17,627	(41,864)
Income tax provision (benefits)	(9,900)	2,800	300	—	(6,800)

Loss from continuing operations	$(34,763)	$(13,936)	$(3,992)	$17,627	$(35,064)
Earnings (loss) from discontinued operations, net of income tax benefit	—	—	301	—	301

Net loss	$(34,763)	$(13,936)	$(3,691)	$(17,627)	$(34,763)

Preferred dividends and allocation of undistributed earnings	—				—

Loss for shares of common stock	$(34,763)				$(34,763)

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$841,183	$31,016	$—	$872,199
Concessions	—	326,715	10,888	—	337,603
Other revenue	—	81,204	2,962	—	84,166

Total revenues	—	1,249,102	44,866	—	1,293,968

Costs and Expenses:
Film exhibition costs	—	449,781	15,305	—	465,086
Concession costs	—	37,298	2,427	—	39,725
Operating expense	—	319,118	14,161	—	333,279
Rent	—	217,240	14,968	—	232,208
General and administrative expense
Merger and acquisition costs	—	42,732	—	—	42,732
Other	143	33,093	672	—	33,908
Preopening expense	—	1,292	—	—	1,292
Theatre and other closure expense	—	10,758	—	—	10,758
Depreciation and amortization	—	85,108	5,151	—	90,259
Disposition of assets and other gains	—	(2,715)	—	—	(2,715)

Total costs and expenses	143	1,193,705	52,684	—	1,246,532

Other expense (income)
Equity in net losses of subsidiaries	21,531	13,816	—	(35,347)	—
Interest expense
Corporate borrowings	62,691	36,817	4,473	(37,130)	66,851
Capital and financing lease obligations	—	5,758	1,650	—	7,408
Investment income	(38,987)	(3,563)	(1,056)	37,130	(6,476)

Total other expense	45,235	52,828	5,067	(35,347)	67,783

Loss from continuing operations before income taxes	(45,378)	2,569	(12,885)	35,347	(20,347)
Income tax provision (benefit)	(9,500)	24,100	400	—	15,000

Loss from continuing operations	$(35,878)	$(21,531)	$(13,285)	$35,347	$(35,347)
Loss from discontinued operations, net of income tax benefit	—	—	(531)	—	(531)

Net Loss	$(35,878)	$(21,531)	$(13,816)	$35,347	$(35,878)

Preferred dividends	104,300				104,300

Net loss for shares of common stock	$(140,178)				$(140,178)

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$1,133,170	$38,010	$—	$1,171,180
Concessions	—	434,857	12,387	—	447,244
Other revenues	—	100,745	3,270	—	104,015

Total revenues	—	1,668,772	53,667	—	1,722,439

Costs and Expenses:
Film exhibition costs	—	603,129	18,719	—	621,848
Concession costs	—	46,380	2,832	—	49,212
Operating expense	—	437,468	16,722	—	454,190
Rent	—	280,621	18,324	—	298,945
General and administrative expense
Merger and acquisition costs	—	5,508	—	—	5,508
Other	195	56,117	188	—	56,500
Preopening expense	—	2,921	937	—	3,858
Theatre and other closure expense	—	4,068	—	—	4,068
Depreciation and amortization	—	113,683	7,184	—	120,867
Impairment of long-lived assets	—	12,747	3,525	—	16,272
Disposition of assets and other gains	—	(2,223)	(367)	—	(2,590)

Total costs and expenses	195	1,560,419	68,064	—	1,628,678

Other expense (income)
Equity in net losses of subsidiaries	2,621	19,277	—	(21,898)	—
Other expense	—	13,947	—	—	13,947
Interest expense
Corporate borrowings	67,928	53,633	3,488	(58,086)	66,963
Capital and financing lease obligations	—	8,579	2,175	—	10,754
Investment income	(54,630)	(3,993)	(2,324)	58,086	(2,861)

Total other expense	15,919	91,443	3,339	(21,898)	88,803

Earnings (loss) from continuing operations before income taxes	(16,114)	16,910	(17,736)	21,898	4,958
Income Tax provision (benefit)	(5,400)	15,700	700	—	11,000

Earnings (loss) from continuing operations	(10,714)	1,210	(18,436)	21,898	(6,042)
Loss from discontinued operations, net of income tax benefit	—	(3,831)	(841)	—	(4,672)

Net loss	$(10,714)	$(2,621)	$(19,277)	$21,898	$(10,714)

Preferred dividends	40,277				40,277

Net loss for shares of common stock	$(50,991)				$(50,991)

53 weeks ended through April 3, 2003 (Predecessor)

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$1,141,274	$29,747	$—	$1,171,021
Concessions	—	449,826	9,051	—	458,877
Other revenue	—	100,710	2,991	—	103,701

Total revenues	—	1,691,810	41,789	—	1,733,599

Costs and Expenses:
Film exhibition costs	—	623,640	13,966	—	637,606
Concession costs	—	49,708	2,268	—	51,976
Theatre operating expense	—	465,653	15,096	—	480,749
Rent	—	271,971	14,136	—	286,107
General and administrative:
Merger and acquisition costs	—	1,128	—	—	1,128
Other	20,229	45,096	890	—	66,215
Preopening expense	—	2,430	797	—	3,227
Theatre and other closure expense	—	2,011	3,405	—	5,416
Depreciation and amortization	—	119,043	4,765	—	123,808
Impairment of long-lived assets	—	9,604	4,960	—	14,564
Disposition of assets and other gains	—	(1,385)	—	—	(1,385)

Total costs and expenses	20,229	1,588,899	60,283	—	1,669,411

Other expense (income)
Equity in net losses of subsidiaries	8,275	28,172	—	(36,447)	—
Interest expense
Corporate borrowings	67,636	63,333	220	(65,604)	65,585
Capital and financing lease obligations	—	11,248	967	—	12,215
Investment income	(65,194)	(3,251)	(661)	65,604	(3,502)

Total other expense	10,717	99,502	526	(36,447)	74,298

Earnings (loss) from continuing operations before income taxes	(30,946)	3,409	(19,020)	36,447	(10,110)
Income tax provision (benefit)	(1,400)	10,600	800	—	10,000

Loss from continuing operations	(29,546)	(7,191)	(19,820)	36,447	(20,110)
Loss from discontinued operations, net of income tax benefit	—	(1,084)	(8,352)	—	(9,436)

Net loss	$(29,546)	$(8,275)	$(28,172)	$36,447	$(29,546)

Preferred dividends	27,165				27,165

Net loss for shares of common stock	$(56,711)				$(56,711)

March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Assets
Current assets:
Cash and equivalents	$—	$42,524	$28,425	$—	$70,949
Receivables, net	1,172	33,135	8,308	—	42,615
Other current assets	(7,680)	67,212	6,440	—	65,972

Total current assets	(6,508)	142,871	43,173	—	179,536
Investment in equity of subsidiaries	(95,746)	28,326	—	67,420	—
Property, net	—	792,754	61,709	—	854,463
Intangible assets, net	—	189,544	—	—	189,544
Intercompany advances	2,159,060	(2,182,985)	23,925	—	—
Goodwill	—	1,401,740	—	—	1,401,740
Deferred income taxes	—	50,619	—	—	50,619
Other long-term assets	19,057	71,608	23,381	—	114,046

Total assets	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$112,314	$8,832	$—	$121,146
Accrued expenses and other liabilities	12,927	102,787	3,908	—	119,622
Deferred revenues and income	—	68,957	1,327	—	70,284
Current maturities of corporate borrowings and capital and financing lease obligations	—	3,060	385	—	3,445

Total current liabilities	12,927	287,118	14,452	—	314,497
Corporate borrowings	1,161,970	—	—	—	1,161,970
Capital and financing lease obligations	—	43,659	18,366	—	62,025
Other long-term liabilities	—	259,446	91,044	—	350,490

Total liabilities	1,174,897	590,223	123,862	—	1,888,982
Stockholder's equity	900,966	(95,746)	28,326	67,420	900,966

Total liabilities and stockholder's equity	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Assets
Current assets:
Cash and equivalents	$—	$304,409	$28,839	$—	$333,248
Receivables, net	6	31,490	8,316	—	39,812
Other current assets	122	56,898	5,656	—	62,676

Total current assets	128	392,797	42,811	—	435,736
Investment in equity of subsidiaries	(140,233)	(114,281)	—	254,514	—
Property, net	—	708,574	68,703	—	777,277
Intangible assets, net	—	23,918	—	—	23,918
Intercompany advances	1,116,140	(914,633)	(201,507)	—	—
Goodwill	—	71,727	—	—	71,727
Deferred income taxes	—	143,944	—	—	143,944
Other long-term assets	2	35,081	18,849	—	53,932

Total assets	$976,037	$347,127	$(71,144)	$254,514	$1,506,534

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$—	$98,721	$8,513	$—	$107,234
Accrued expenses and other liabilities	9,002	99,539	3,845	—	112,386
Deferred revenues and income	—	74,870	1,261	—	76,131
Current maturities of corporate borrowings and capital and financing lease obligations	—	2,482	266	—	2,748

Total current liabilities	9,002	275,612	13,885	—	298,499
Corporate borrowings	686,431	—	—	—	686,431
Capital and financing lease obligations	—	41,435	17,098	—	58,533
Other long-term liabilities	—	170,313	12,154	—	182,467

Total liabilities	695,433	487,360	43,137	—	1,225,930
Stockholders' equity (deficit)	280,604	(140,233)	(114,281)	254,514	280,604

Total liabilities and stockholders' equity (deficit)	$976,037	$347,127	$(71,144)	$254,514	$1,506,534

From Inception July 16, 2004 through March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Net cash (used in) provided by operating activities	$(12,429)	$(67,966)	$21,835	$—	$(58,560)

Cash flows from investing activities:
Capital expenditures	—	(19,137)	515	—	(18,622)
Proceeds from sale/leasebacks	—	50,910	—	—	50,910
Increase in restricted cash	(456,762)	—	—	—	(456,762)
Release of restricted cash	456,762	—	—	—	456,762
Acquisition of AMCE, net of cash acquired	(1,268,564)	—	—	—	(1,268,564)
Purchase of leased furniture, fixtures and equipment	—	(25,292)	—	—	(25,292)
Proceeds from disposition of long-term assets	—	143	30		173
Other, net	(173)	2,259	(485)	—	1,601

Net cash (used in) provided by investing activities	(1,268,737)	8,883	60	—	(1,259,794)

Cash flows from financing activities:
Repurchase of Notes due 2011	(1,663)	—	—	—	(1,663)
Capital contribution from Marquee Holdings Inc.	934,901	—	—	—	934,901
Proceeds from issuance of 8 5/8%
Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Principal payments under capital and financing lease obligations	—	(772)	(84)	—	(856)
Deferred financing costs	(16,546)	—	—	—	(16,546)
Change in cash overdrafts	—	11,873	—	—	11,873
Change in intercompany advances	(90,526)	85,759	4,767	—	—
Change in construction payables	—	4,747	—	—	4,747

Net cash provided by financing activities	1,281,166	101,607	4,683	—	1,387,456
Effect of exchange rate changes on cash and equivalents	—	—	1,847	—	1,847

Net increase (decrease) in cash and equivalents	—	42,524	28,425	—	70,949
Cash and equivalents at beginning of period	—	—	—	—	—

Cash and equivalents at end of period	$—	$42,524	$28,425	$—	$70,949

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
Net cash provided by (used in) operating activities	$13,042	$127,205	$1,407	$—	$141,654

Cash flows from investing activities:
Capital expenditures	—	(63,857)	(2,298)	—	(66,155)
Increase in restricted cash	(627,338)	—	—	—	(627,338)
Proceeds from disposition of long-term assets	—	307	(30)	—	277
Other, net	—	(2,570)	3,391	—	821

Net cash (used in) provided by investing activities	(627,338)	(66,120)	1,063	—	(692,395)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Proceeds from issuance of 12% Senior Discount Notes due 2014	169,918	—	—	—	169,918
Principal payments under capital and financing lease obligations	—	(1,807)	(213)	—	(2,020)
Change in cash overdrafts	—	3,710	—	—	3,710
Change in intercompany advances	(992)	(6,379)	7,371	—	—
Change in construction payables	—	(2,234)	—	—	(2,234)
Cash portion of preferred dividends	(9,349)	—	—	—	(9,349)
Proceeds from exercise of stock options	52	—	—	—	52
Treasury stock purchases and other	(333)	—	—	—	(333)

Net cash provided by (used in) financing activities	614,296	(6,710)	7,158	—	614,744

Effect of exchange rate changes on cash and equivalents	—	—	(615)	—	(615)

Net increase (decrease) in cash and equivalents	—	54,375	9,013	—	63,388
Cash and equivalents at beginning of period	—	304,409	28,839	—	333,248

Cash and equivalents at end of period	$—	$358,784	$37,852	$—	$396,636

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by operating activities	$2,456	$180,062	$760	$—	$183,278

Cash flows from investing activities:
Capital expenditures	—	(93,957)	(1,054)	—	(95,011)
Proceeds from sale/leasebacks	—	63,911	—	—	63,911
Acquisition of Megastar Cinemas L.L.C., net of cash acquired	—	(13,374)	—	—	(13,374)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	(2,075)	—	—	(2,075)
Purchase of leased furniture, fixtures and equipment	—	(15,812)	—	—	(15,812)
Payment on disposal-discontinued operations	—	(5,252)	—	—	(5,252)
Proceeds from disposition of long-term assets	—	9,289	—	—	9,289
Other, net	—	(7,557)	(3,497)	—	(11,054)

Net cash used in investing activities	—	(64,827)	(4,551)	—	(69,378)

Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	300,000	(6,000)	—	—	294,000
Repurchase of Notes due 2009 and 2011	(292,117)	—	—	—	(292,117)
Principal payments under capital and financing lease obligations	—	(2,339)	(235)	—	(2,574)
Deferred financing costs on credit facility due 2009	—	(3,725)	—	—	(3,725)
Change in cash overdrafts	—	(19,339)	—	—	(19,339)
Change in intercompany advances	(13,788)	(2,864)	16,652	—	—
Change in construction payables	—	(4,307)	—	—	(4,307)
Proceeds from exercise of stock options	3,894	—	—	—	3,894
Treasury stock purchases and other	(445)	—	—	—	(445)

Net cash (used in) provided by financing activities	(2,456)	(38,574)	16,417	—	(24,613)

Effect of exchange rate changes on cash and equivalents	—	—	(451)	—	(451)

Net increase in cash and equivalents	—	76,661	12,175	—	88,836
Cash and equivalents at beginning of year	—	227,748	16,664	—	244,412

Cash and equivalents at end of year	$—	$304,409	$28,839	$—	$333,248

52 weeks ended April 3, 2003 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by (used in) operating activities	$(5,961)	$147,466	$(12,758)	$—	$128,747
Cash flows from investing activities:
Capital expenditures	—	(92,670)	(8,262)	—	(100,932)
Proceeds from sale/leasebacks	—	43,665	—	—	43,665
Construction project costs:
Reimbursable by landlord	—	(12,768)	(25,818)	—	(38,586)
Reimbursed by landlord	—	4,682	8,577	—	13,259
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	(47,314)	—	—	(47,314)
Acquisition of Gulf States Theatres	—	(752)	—	—	(752)
Purchase of leased furniture, fixtures and equipment	—	(7,052)	—	—	(7,052)
Proceeds from disposition of long-term assets	—	5,494	—	—	5,494
Other, net	—	(4,584)	(399)	—	(4,983)

Net cash used in investing activities	—	(111,299)	(25,902)	—	(137,201)

Cash flows from financing activities:
Construction project costs reimbursed by landlord	—	15,315	14,297	—	29,612
Principal payments under capital and financing lease obligations	—	(2,486)	(94)	—	(2,580)
Change in cash overdrafts	—	7,325	—	—	7,325
Change in intercompany advances	6,156	(25,123)	18,967	—	—
Change in construction payables	—	(528)	—	—	(528)
Treasury stock purchases and other	(195)	(197)	—	—	(392)

Net cash (used in) provided by financing activities	5,961	(5,694)	33,170	—	33,437

Effect of exchange rate changes on cash and equivalents	—	—	(3)	—	(3)

Net increase (decrease) in cash and equivalents	—	30,473	(5,493)	—	24,980
Cash and equivalents at beginning of year	—	197,275	22,157	—	219,432

Cash and equivalents at end of year	$—	$227,748	$16,664	$—	$244,412

NOTE 16—RELATED PARTY TRANSACTIONS

      Prior to his resignation on October 30, 2002, as successor co-trustee with shared voting powers over shares held in the Durwood Voting Trust (the "Voting Trust"), Mr. Raymond F. Beagle, Jr. may be deemed to have been a related party to the Company. He became successor co-trustee on July 14, 1999 as a result of the death of Stanley H. Durwood.

        Mr. Beagle provided legal services to the Company for more than 30 years and served as general counsel under a series of retainer agreements dating back to 1986. In these agreements, the Company agreed to pay Mr. Beagle an annual retainer and to make deferred compensation payments to him over a period of years. In 1997, Mr. Beagle's retainer agreement was amended to provide for the deferral of any annual bonus paid to him, which amount was added to his deferred compensation account. The Company also agreed to annually credit Mr. Beagle's deferred compensation account with interest in an amount equal to the prime rate plus 1%. In 1997, the Company also determined to fund its deferred payment obligations to Mr. Beagle through the creation of a rabbi trust, the assets of which remain subject to the claims of the Company's creditors in the event of its insolvency. When Mr. Beagle became a voting trustee of the Durwood Voting Trust in 1999, the amount of his deferred compensation account was approximately $2,400,000. Mr. Beagle retired as General Counsel on March 31, 2003, at which time the amount of his deferred compensation account was approximately $3,800,000. Mr. Beagle began receiving payments from his compensation account of approximately $41,255 per month (for a period of twelve years) upon retirement as general counsel on March 31, 2003. The monthly payments are based on estimates of the prime interest rate over twelve years and could increase or decrease depending on changes in that rate.

        Amounts paid by the Company to Mr. Beagle as a retainer for serving as General Counsel were $0 in fiscal 2005, $0 in fiscal 2004 and $450,000 in fiscal 2003. Deferred bonuses awarded to Mr. Beagle, which awards were made in the first quarter of each fiscal year, were $0 in fiscal 2005, $0 in fiscal 2004 and, $350,000 in fiscal 2003.

        Lathrop & Gage L.C., a law firm of which Mr. Beagle is a member, renders legal services to the Company and its subsidiaries. The Company paid Lathrop & Gage L.C. $6,872,000 for its services in fiscal 2003.

        During fiscal 2003, the Company reimbursed the initial purchasers of our preferred stock approximately $650,000 for expenses related to the acquisitions of GC Companies, Inc. and Gulf States Theatres, the issuance of the Notes due 2012 and the issuance of Common Stock and other business matters related to the Company.

        On December 23, 2003 the Company's Board of Directors approved payment by the Company of legal fees in the amount of $590,000 and reimbursement of other out-of-pocket expenses in the amount of $170,000 on behalf of the initial purchasers of our preferred stock. On November 18, 2003 and December 23, 2003 the Company's Board of Directors approved payment by the Company of legal fees in the amount of $190,000 on behalf of the Company's Class B Stockholder. The costs were incurred in connection with the consideration of a possible business combination between the Company and Loews Cineplex Entertainment Corporation.

        The Company leases certain of its theatres from Entertainment Properties Trust ("EPT"). The Chairman of the Board, Chief Executive Officer and President of AMCE was also the Chairman of the Board of Trustees of EPT until May of 2003 at which time his term expired and he did not stand for reelection to the Board of Trustees of EPT. Payments to EPT for rent were approximately $72,000,000, $65,000,000 and $61,000,000 in fiscal 2005, 2004 and 2003, respectively.

        In connection with the acquisition of GST, the Company entered into leases with EPT for the real estate assets associated with five theatres, for a term of 20 years. Of the $45,772,000 purchase price, approximately $5,800,000 was paid to EPT for specified non-real estate assets which EPT acquired from GST and resold to the Company at cost.

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (collectively, the "Senior Notes"). J.P.Morgan Securities Inc., an affiliate of JPMP which owns approximately 34.6% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        In connection with the Merger, Apollo received an aggregate amount of cash proceeds for its shares of approximately (i) $869.8 million, including $91.1 million attributable to the special change in control distribution payable to Apollo pursuant to the terms of the Series A convertible preferred stock. The Company will pay the Sponsors an annual management fee of up to $2.0 million in the aggregate, payable quarterly, under the Management Fee Agreement. In connection with the Merger, Holdings, Marquee and the Sponsors entered into a management fee agreement pursuant to which AMCE, as the surviving corporation in the Merger, paid to each of JPMP and Apollo a one-time sponsorship fee of $10.0 million in consideration of the completion of the Merger and the capitalization of Holdings. The management fee agreement also provides for an annual management fee of $2.0 million, payable quarterly and in advance to each Sponsor for the duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the management fee agreement provides for reimbursements of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. AMCE made cash payments of $1.0 million to the Sponsors for the annual management fee during the fourth quarter of fiscal 2005. Also in connection with the Merger, the Company paid legal fees on behalf of JPMP and Apollo of $6.0 million each and paid legal fees on behalf of the Company's Class B Stockholder of $170,000. Following consummation of the Merger, the Company became a privately-held company, wholly-owned by Holdings. Holdings is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (34.6%); Apollo (34.6%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (6.5%); Co-Investment Partners, L.P. (6.5%); Caisse de Depot et Placement du Quebec (5.2%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and alpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (4.5%); SSB Capital Partners (Master Fund) I, L.P. (3.2%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (2.6%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (1.3%); Screen Investors 2004, LLC (0.3%); and members of management (0.7%).

NOTE 17—SUBSEQUENT EVENTS

        On June 21, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc., the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings will merge with Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews will merge with the Company, with the Company continuing after the merger. The transactions are expected to close during the Company's fourth fiscal quarter of 2006 and are subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and completion of financing to refinance our amended credit facility and Loews' senior secured credit facility. Upon completion of the mergers, the existing stockholders of Holdings would hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, would hold approximately 40% of the outstanding capital stock.

        Subsequent to March 31, 2005, the Company agreed to sell four of its five theatres in Japan, which are included in the Company's international theatrical exhibition operating segment, for a sales price of approximately $46,000,000. This pending transaction is expected to close during the Company's second fiscal quarter of 2006.

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Loews Cineplex Entertainment Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the "Successor Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 7, 2006

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Loews Cineplex Entertainment Corporation:

        In our opinion, the accompanying combined consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Loews Cineplex Entertainment Corporation and its subsidiaries and Grupo Cinemex, S.A. de C.V. and its subsidiaries (collectively, the "Predecessor Company") for the seven months ended July 31, 2004 and the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 15, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	December 31, 2004	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,015	$145,324
Accounts and other receivables	34,284	43,159
Prepaid rent	9,924	10,052
Inventories	3,981	3,887
Prepaid expenses and other current assets	11,316	12,058

TOTAL CURRENT ASSETS	130,520	214,480
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	732,156	658,744
OTHER ASSETS
Investments in and advances to partnerships	115,577	48,697
Goodwill	550,536	549,470
Other intangible assets, net	164,483	148,237
Assets held for sale	2,408	36,822
Deferred charges and other assets	56,278	56,690

TOTAL ASSETS	$1,751,958	$1,713,140

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$133,800	$134,028
Deferred revenue	33,538	36,105
Current maturities of long-term debt	6,401	6,412
Current portion of capital lease and financing lease obligations	1,044	1,130

TOTAL CURRENT LIABILITIES	174,783	177,675
LONG-TERM DEBT	1,031,506	1,037,852
LONG-TERM CAPITAL LEASE AND FINANCING LEASE OBLIGATIONS	26,989	28,221
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	12,125	14,385
OTHER LIABILITIES	101,165	90,168

TOTAL LIABILITIES	1,346,568	1,348,301

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock voting ($0.01 par value, 3,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2004 and 2005)	—	—
Additional paid-in capital	421,671	422,774
Accumulated other comprehensive income	6,577	9,895
Retained deficit	(22,858)	(67,830)

TOTAL STOCKHOLDERS' EQUITY	405,390	364,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,751,958	$1,713,140

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
REVENUES
Box office	$628,643	$384,814	$237,545	$580,978
Concession	253,406	156,646	94,884	244,625
Other	46,189	25,820	23,609	49,113

Total operating revenues	928,238	567,280	356,038	874,716
EXPENSES
Theatre operations and other expenses	681,493	404,674	264,608	649,290
Cost of concessions	35,460	23,365	13,948	36,648
General and administrative	60,099	43,334	20,934	53,771
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834

Total operating expenses	853,484	517,262	346,691	854,606

INCOME FROM OPERATIONS	74,754	50,018	9,347	20,110
Interest expense, net	35,262	16,663	36,005	80,668
Loss on early extinguishment of debt	—	6,856	882	—
Equity (income)/loss in long-term investments	1,485	(933)	(1,438)	(23,134)

INCOME/(LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	38,007	27,432	(26,102)	(37,424)
Income tax expense/(benefit)	15,339	12,886	(3,244)	7,548

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS	22,668	14,546	(22,858)	(44,972)
Discontinued operations, net of tax of $26,592 and $4,720, respectively	56,183	7,417	—	—

NET INCOME/(LOSS)	$78,851	$21,963	$(22,858)	$(44,972)

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Accumulated Other Comprehensive Loss	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Predecessor Company
Balance as of December 31, 2002	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(22,643)	$539,693	$30,202	$606,341
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,391	—	—	1,391
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(2,396)	—	—	(2,396)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(1,279)	—	—	(1,279)
Net income for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	—	78,851	78,851

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	76,567
Purchase of additional 1% interest in Loeks-Star Theatres	—	—	—	—	—	—	—	—	—	476	—	476

Balance as of December 31, 2003	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(24,927)	$540,169	$109,053	$683,384
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(9,949)	—	—	(9,949)
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(257)	—	—	(257)
Net income for the seven months ended July 31, 2004	—	—	—	—	—	—	—	—	—	—	21,963	21,963

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	11,757
Sale of Canada and Germany to former investors	—	—	—	—	—	—	—	—	(7,288)	172,057	—	164,769

Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(42,421)	$712,226	$131,016	$859,910

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Common Stock	Amount	Accumulated Other Comprehensive Income/(Loss)	Additional Paid-In Capital	Retained Earnings/ (Deficit)	Total Stockholders' Equity
Successor Company
Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	—	$—	$(42,421)	$712,226	$131,016	$859,910
Merger with Loews Acquisition Corp.:
Cancellation of Loews Cineplex Entertainment common stock	—	—	—	—	(48,000)	—	(70,295)	(1)	—	—	1,280	(570,136)	(127,056)	(695,913)
Reissuance of Loews Cineplex Entertainment common stock	—	—	—	—	—	—	—	—	1,000	—	—	421,671	—	421,671
Impact of acquisition of Grupo Cinemex	(3,165,555)	(58,064)	(209,773)	(1,024)	—	—	—	—	—	—	41,141	(142,090)	(3,960)	(163,997)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	3,705	—	—	3,705
Unrealized income on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	2,872	—	—	2,872
Net loss for the five months ended December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	—	(22,858)	(22,858)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,281)

Balance as of December 31, 2004	—	$—	—	$—	—	$—	—	$—	1,000	$—	$6,577	$421,671	$(22,858)	$405,390
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	7,739	—	—	7,739
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	(3,776)	—	—	(3,776)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	—	(1,474)	—	—	(1,474)
Unrealized gain on marketable equity securities	—	—	—	—	—	—	—	—	—	—	829	—	—	829
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	—	(44,972)	(44,972)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(41,654)
Capital contribution from LCE Holdings, Inc.	—	—	—	—	—	—	—	—	—	—	—	1,103	—	1,103

Balance as of December 31, 2005	—	$—	—	$—	—	$—	—	$—	1,000	$—	$9,895	$422,774	$(67,830)	$364,839

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
OPERATING ACTIVITIES
Net income/(loss)	$78,851	$21,963	$(22,858)	$(44,972)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gain from discontinued operations	(56,183)	(7,417)	—	—
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834
Loss on early extinguishment of debt	—	6,856	882	—
Amortization of debt issuance costs	1,908	1,862	7,916	4,461
Equity (income)/loss from long-term investments	1,485	(933)	(1,438)	(23,134)
Deferred income taxes	10,027	7,503	381	4,199
Reorganization costs paid during the period	(3,210)	(522)	(352)	—
Restructuring costs paid during the period	(3,065)	(13)	(17)	—
Change in restricted cash	11,630	—	—	—
Dividends paid to redeemable preferred stockholders	(11,630)	—	—	—
Dividend received from Megabox Cineplex partnership	—	—	—	13,426
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,156)	(1,621)	(1,640)	(8,875)
(Decrease)/increase in accounts payable and accrued expenses	(6,131)	8,724	5,425	(450)
Changes in other operating assets and liabilities, net	(2,999)	(7,065)	2,597	7,889

Net Cash Provided by Operating Activities	88,959	75,226	38,097	67,441

INVESTING ACTIVITIES
Payment of purchase price to former shareholders	—	—	(1,305,861)	—
Proceeds from sale of Cineplex Odeon Canada	—	205,861	—	—
Proceeds from sale of Megabox Cineplex partnership	—	—	—	78,362
Proceeds from sale of assets	13,738	7,449	2,350	1,438
Investment in/advances to partnerships, net	(4,069)	(2,370)	—	—
Investment in marketable equity securities	—	—	—	(1,225)
Payments made related to preacquisition contingencies	—	—	(3,161)	(1,905)
Payment of purchase price for Magic Johnson Theatres	—	—	—	(3,731)
Capital expenditures	(40,895)	(36,638)	(17,205)	(67,326)

Net Cash Provided by/(Used in) Investing Activities	(31,226)	174,302	(1,323,877)	5,613

FINANCING ACTIVITIES
Equity contributions	476	—	421,671	—
Capital contribution from LCE Holdings, Inc.	—	—	—	1,103
Return of capital from Cineplex Galaxy	163,462	—	—	—
Proceeds from revolving credit facility	15,000	—	7,250	—
Repayments of revolving credit facilities	(15,000)	—	(7,250)	—
Proceeds from U.S. Term B Facility	—	—	630,000	—
Repayments of U.S. Term B facility	—	—	(1,575)	(8,000)
Proceeds from issuance of senior subordinated notes	—	—	315,000	—
Proceeds from Grupo Cinemex Term Loan	—	—	90,000	10,000
Repayments under Grupo Cinemex Credit Facilities	—	—	(87,682)	—
Repayments on Term Loan Agreement	(118,868)	(214,979)	(92,335)	—
Repayments under Priority Secured Credit Agreement	(3,688)	(2,400)	(28,650)	—
Repayment of Loeks-Star Theatres revolving credit line	(50,778)	—	—	—
Payment of Transaction related expenses	—	—	(17,365)	—
Debt issuance costs	(1,757)	—	(41,556)	(975)
Repayment of mortgage and capital leases	(961)	(605)	(448)	(1,165)

Net Cash Provided by/(Used in) Financing Activities	(12,114)	(217,984)	1,187,060	963

Effect of exchange rate changes on cash and cash equivalents	(1,837)	(544)	(690)	292
Increase/(decrease) in cash and cash equivalents	43,782	31,000	(99,410)	74,309
Cash and cash equivalents at beginning of period	95,643	139,425	170,425	71,015

Cash and cash equivalents at end of period	$139,425	$170,425	$71,015	$145,324

Supplemental cash flow information:
Income taxes paid	$12,235	$12,277	$5,765	$8,910
Interest paid	$34,189	$17,600	$11,947	$74,080
New capital lease and financing lease obligations	$—	$—	$6,748	$2,351
Assets capitalized under EITF 97-10	$1,450	$5,268	$21,366	$7,966
Sale/leaseback of assets capitalized under EITF 97-10	$—	$—	$—	$21,366

The accompanying notes are an integral part of these combined consolidated financial statements

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS

        Loews Cineplex Entertainment Corporation ("LCE" or the "Company") is a major film exhibition company with operations and/or investments in the United States, Mexico and Spain. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. The Company's significant partnership operates theatres under the Yelmo Cineplex name. As of December 31, 2005, the Company owns, or has an interest in, and operates 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in the Company's screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex de Espana, S.L. ("Yelmo Cineplex"), in which the Company holds a 50% partnership interest. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

        On July 30, 2004, LCE Holdings, Inc. ("Holdings"), a company formed by Bain Capital Partners, LLC ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively, the Company's "Sponsors"), acquired 100% of the capital stock of the Company and, indirectly, Grupo Cinemex S.A. de C.V. ("Grupo Cinemex") for an aggregate purchase price of approximately $1.5 billion (the "Acquisition") pursuant to an agreement between LCE Holdings, Inc. and the Company's former investors, Onex Corporation ("Onex") and OCM Cinema Holdings, LLC ("OCM Cinema") (see Note 3).

        On June 20, 2005, LCE's parent company, Holdings, entered into a definitive merger agreement with Marquee Holdings Inc. ("Marquee"), the holding company of AMC Entertainment Inc. ("AMC"), one of the world's leading film exhibition companies. On January 26, 2006, AMC completed its merger with the Company. In accordance with the terms of the merger agreement governing the transaction, the Company has been merged into AMC, with AMC continuing as the surviving corporation. LCE's parent company, Holdings, has similarly been merged into Marquee, the holding company of AMC, with Marquee continuing as the holding company of the merged businesses.

        Upon consummation of the merger, the Company's Sponsors and a member of the Company's management received approximately 40% of the outstanding common stock of Marquee, the surviving holding company, in exchange for their equity in Holdings. The shareholders of Marquee, the surviving holding company, entered into a stockholders agreement that provided for the governance of Marquee. The previous owners of Marquee are entitled to appoint five directors with a majority of the votes of the board of directors. The previous owners of Holdings are entitled to appoint four directors. The terms of the stockholders agreement also require the consent of a specified majority of the stockholders in order to approve many types of transactions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation/Combination

        The combined consolidated financial statements include the accounts of LCE and its consolidated subsidiaries, and, for the period from June 20, 2002 through July 31, 2004, Grupo Cinemex and its consolidated subsidiaries, on a combined basis, as LCE and Grupo Cinemex were entities under common control. As a result of the Acquisition the consolidated financial statements include the accounts of Grupo Cinemex on a consolidated basis from August 1, 2004. Majority-owned companies are consolidated and, except where consolidation is required in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable

Interest Entities, an interpretation of ARB 51 (revised December 2003)" (see Note 3), 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

        The date of the Acquisition was July 30, 2004, but for accounting purposes and to coincide with its normal financial closing, the Company has utilized July 31, 2004 as the effective date of the Acquisition. As a result, the Company has reported operating results for all periods presented prior to July 31, 2004 as Predecessor Company and the period from August 1, 2004 through December 31, 2004 and the year ended December 31, 2005 as Successor Company due to the resulting change in the basis of accounting (see Note 3).

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues, Film Rental and Advertising Costs

        Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenues from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

        Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settled with the distributors.

        The cost of advertising and marketing programs are charged to operations in the period incurred. Total advertising expenses were $22.0 million, $11.2 million, $8.8 million and $18.1 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

Cash and Cash Equivalents

        The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

        Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Deferred Charges and Other Assets

        Deferred charges and other assets consist principally of deferred debt issuance costs, prepaid property taxes, deferred income taxes, prepaid rent and security deposits. The deferred debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the respective debt and recorded as a component of interest expense.

Long-term Investments in/Advances to Partnerships

        Except where consolidation is required in accordance with FIN 46(R) investments in partnerships are recorded under the equity method of accounting. Under the equity method, the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partnerships represent advances to the respective partnerships in which the Company has an interest for working capital and other capital requirements.

Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at carrying value, which approximates fair value. Variable rate long-term debt principally consists of obligations which carry floating interest rates and which approximate current market rates. The Company's senior subordinated notes carry a fixed rate of 9%. As of December 31, 2004 and 2005 the face amount of the senior subordinated notes was $315 million and the fair market value was $341.0 million and $318.9 million, respectively.

Derivatives

        From time to time, the Company utilizes derivative financial instruments to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", the interest rate swaps held by the Company (see Note 11) have been designated as cash flow hedges and qualify for hedge accounting. Under hedge accounting, changes in the fair value of the interest rate swaps are reported as a component of Accumulated other comprehensive income/(loss) in the Company's consolidated balance sheet.

Property, Equipment and Leaseholds

        Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. Costs include major expenditures for new build theatres, renovations, expansions, improvements and replacements that extend useful lives or increase capacity and interest costs associated with significant capital additions. Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings(a)	30-40 years
Equipment	5-10 years
Leasehold Improvements	The shorter of the initial fixed term of the lease and useful life of the related asset

(a)
For owned buildings constructed on leased property the useful life does not exceed the fixed term of the land lease.

Capitalized Software Costs

        The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occur only after the preliminary project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. The capitalized costs are amortized on a straight-line basis over the three year estimated useful life of the software.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangible assets primarily represent management agreements, non-compete agreements, screen advertising contracts, tradenames and beneficial leases. The following criteria are considered in determining the recognition of intangible assets: (1) the intangible asset arises from contractual or other rights, or (2) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. Intangible assets with finite lives are amortized over their respective useful lives.

        Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31 and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company determines the fair value of each reporting unit using discounted cash flow analysis and compares such values to the respective reporting unit's carrying amount. While the Company believes its estimates of future cash flows and discount rates are reasonable, different assumptions regarding such cash flows and discount rates could materially affect the evaluation.

Long-Lived Assets

        The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.)

the Company's estimate of fair value is based on discounted future cash flows. While the Company believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Income Taxes

        Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

Foreign Currency Translation

        The Company's foreign entities utilize the local currency as their functional currency. Accordingly, the Company's foreign entities' financial statements have been translated from their respective functional currencies into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting period for revenues and expenses. The effects of translating foreign currency financial statements into U.S. dollars are included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

        For the period that Grupo Cinemex has been combined and consolidated, Mexico was not considered a highly or hyper inflationary economy. If Mexico becomes a highly or hyper inflationary economy, the Company may need to record translation gains and losses in its income statement.

Leases

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from five to 40 years, with certain leases containing options to extend the leases, generally in intervals of five to ten years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases, on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        During 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to the current and prior periods presented.

        Commencing in 2005, the Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

Financing Lease Obligations

        The Company considers the provisions of EITF No. 97-10, "The Effect of Lessee Involvement in Asset Construction" ("EITF 97-10"), when it is involved in the construction of an asset that will be leased when the construction is completed, to determine if it is, pursuant to EITF 97-10, the owner of such assets during the construction period. If the Company is considered the owner, the Company capitalizes the costs of the property with which the Company is involved during the construction period. A corresponding financing lease obligation is recorded in other long-term liabilities. Once construction is completed, the Company considers the requirements of SFAS No. 98, "Accounting for Leases", for sale/leaseback treatment, and, if the arrangement meets the requirements for sale treatment, the asset and obligation are removed. If the Company fails to meet the requirements for sale treatment, the liability is reclassified to capital lease and financing lease obligations on the Company's consolidated balance sheet. The asset and financing lease obligation are amortized over the initial fixed lease term.

Stock Based Compensation

        As permitted under SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock options were issued or outstanding prior to November 2004. No stock-based compensation expense was recorded in the five months ended December 31, 2004 or the year ended December 31, 2005, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant.

        For purposes of the disclosure below, compensation costs for the stock based compensation plans have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

	2004	2005
Expected life (years)	7.0	7.0
Expected volatility	37.0%	39.0%
Expected dividend yield	—	—
Risk free interest rate	3.92%	3.80%-4.39%

        If the fair value method had been applied to stock option grants, the Company's net loss for the five months ended December 31, 2004 and the year ended December 31, 2005 would have changed as follows:

	2004	2005
Net loss
As reported	$(22,858)	$(44,972)
Deduct: total stock-based compensation expense determined under fair value method	(6)	(939)

Pro forma	$(22,864)	$(45,911)

Reclassification

        Certain prior period amounts in these financial statements have been reclassified to conform to current year presentation.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment", which replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and supercedes Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        In April 2005, the SEC delayed the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The adoption of FASB 123(R) will not have a material impact on the results of operations or financial position of the Company, as all outstanding stock options were cancelled in connection with the AMC merger.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 is an interpretation of SFAS 143, "Asset Retirement Obligations", which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 have been adopted by the Company and did not have a material impact on the results of operations or financial position of the Company.

        In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" ("SFAS 154"), a replacement of APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is not expected to have a material impact on the results of operations or financial position of the Company.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, companies will no longer be able to capitalize rental costs during the construction period and will be required to expense these costs as incurred. This FSP is effective for the first reporting period beginning after December 15, 2005. The provisions of FSP 13-1 are consistent with the Company's accounting policies.

NOTE 3—ACQUISITIONS

Acquisition of the Company

        On June 18, 2004, the Company's former stockholders, including Onex and OCM Cinema, entered into a Stock Purchase Agreement with Holdings, a company controlled by investment funds affiliated with the Company's Sponsors, pursuant to which LCE Holdings, Inc. agreed to acquire 100% of the capital stock of LCE and, indirectly, 100% of the capital stock of Grupo Cinemex for an aggregate purchase price of approximately $1.5 billion. On July 30, 2004, LCE Holdings, Inc. completed the Acquisition.

        Prior to the Acquisition, the Company also had operations in Canada and Germany. As a condition to, and immediately prior to, the closing of the Acquisition, the Company sold 100% of the shares of capital stock of Cineplex Odeon Corporation ("COC"), its Canadian subsidiary, and its interest in Neue Filmpalast GmbH & Co. KG, a German partnership, to affiliates of Onex and OCM Cinema for a cash purchase price of $205.9 million (see Note 4). The proceeds from this sale were utilized by the Company to repay debt outstanding under its old credit facilities.

        The aggregate purchase price of approximately $1.5 billion includes assumed debt facilities and was financed with new borrowings by the Company, including a new senior secured credit facility ($630.0 million), the issuance of senior subordinated notes ($315.0 million), a borrowing under a new revolving credit facility ($2.0 million), cash equity investments by the new investor group ($421.7 million) and cash from LCE's operations ($112.0 million). A portion of these proceeds was used to pay fees related to the closing of the Acquisition. Concurrent with the Acquisition, the Successor Company's remaining term loan ($92.3 million) and the priority secured credit facility ($28.7 million) were repaid.

        The purchase price under the Stock Purchase Agreement was fixed and there were no adjustments that would result in a change in the overall purchase price.

        The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Under purchase accounting, the acquisition consideration was allocated to the Company's assets and liabilities based upon their relative fair values. The consideration remaining was allocated to identifiable intangibles with a finite life and is being amortized over that life, as well as to goodwill and identifiable intangibles with infinite lives, which will be evaluated, at least, on an annual basis to determine impairment and adjusted accordingly. The final allocation of the acquisition consideration was based on management's analysis with the assistance of a valuation completed during the fourth quarter of 2004.

        The following is a summary of the opening balance sheet of the Successor Company:

	Balances at July 31, 2004
Cash and cash equivalents	$58,632
Other current assets	53,064
Property and equipment	739,776
Goodwill	545,135
Intangible assets	168,739
Other non-current assets	166,962
Current liabilities	158,664
Long-term debt	1,032,821
Other long-term liabilities	119,152

Net assets	$421,671	(a)

(a)
Reflects the net assets of the Successor Company of $421.7 million (purchase price of $1,480.8 million less the new debt issued as part of the Transactions ($947.2 million) and cash on hand utilized to pay various fees and expenses ($111.9 million)).

        The Company incurred a total of $59.2 million of fees and expenses as a result of the Acquisition. These fees and expenses were primarily comprised of accounting, legal and professional fees, financial advisory and investment banking fees and fees paid to other service providers including $20.0 million paid to related parties (see Note 15). Of the $59.2 million of fees and expenses incurred $41.6 million was related to debt issuance costs and was capitalized and $17.6 million was Acquisition related costs of which $16.9 million was capitalized as part of the purchase price and $700 was expensed.

        The amount recorded for goodwill is not subject to amortization, is reported at the reporting unit level and is not deductible for tax purposes. Refer to Note 8 for additional information regarding the goodwill and intangibles recorded.

Pro Forma Information

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the Acquisition of the Company as if it took place at the beginning of each period presented below. Such information is presented for comparative purposes only and is not intended to represent what the Company's results of operations would actually have been had these transactions occurred at the beginning of each period presented.

	Pro forma for the year ended December 31, 2003	Pro forma for the Year ended December 31, 2004
	(unaudited)	(unaudited)
Total operating revenues	$928,238	$923,318
Income from operations	$54,620	$47,620
Net loss	$(7,511)	$(19,781)

Acquisition of additional interest in Magic Johnson Theatres

        In August of 2005, the Company acquired an additional 49.99% interest in Magic Johnson Theatres ("MJT") from its partner in the MJT partnership, Johnson Development Corporation, for total consideration of $3.7 million, including professional fees paid by the Company and, on the same day, the partnership was converted from a general partnership to a limited partnership. Johnson Development Corporation retained a .01% interest in the limited partnership. The Company had previously consolidated the operating results and financial position of the MJT partnership as a result of the Company's adoption of FIN 46(R), therefore, this transaction has not had any significant effect on the results of operations or financial position of the Company. The $3.7 million purchase price has been allocated to goodwill, as all MJT assets were stated at fair value as estimated by management. The amount recorded for Goodwill is not subject to amortization and is not deductible for tax purposes.

NOTE 4—DISCONTINUED OPERATIONS

        In January 2004, Company management committed to a plan to sell COC, the Company's wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, the Company has reported COC's results of operations for the year ended

December 31, 2003 and the seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $198.5 million and $159.7 million and income before taxes of $74.5 million and $12.1 million for the year ended December 31, 2003 and the seven months ended July 31, 2004, respectively. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

NOTE 5—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables consists of:

	December 31, 2004	December 31, 2005
Trade receivables	$16,114	$20,131
Taxes receivable	15,903	18,120
Other	2,267	4,908

Total accounts and other receivables	$34,284	$43,159

        No single customer accounts for more than 10% of total trade receivables or total revenues as of and for all periods presented.

NOTE 6—PROPERTY, EQUIPMENT AND LEASEHOLDS

        Property, equipment and leaseholds consists of:

	December 31, 2004	December 31, 2005
Land	$31,754	$26,861
Buildings and leasehold improvements	520,394	539,185
Equipment	178,438	206,649
Software	988	1,230
Construction in progress	41,442	19,991

Total property, equipment and leaseholds	773,016	793,916
Less: accumulated depreciation and amortization	40,860	135,172

	$732,156	$658,744

        Depreciation expense was $77.2 million, $45.0 million, $39.7 million and $103.0 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively. Amortization expense for capitalized software costs was $404, $257, $207 and $474 for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

        The cost of property and equipment under capital lease and financing lease obligations is classified as buildings and leasehold improvements and amounted to $21.3 million and $24.0 million as of December 31, 2004 and December 31, 2005, respectively, with accumulated depreciation of $401 and $1.5 million as of December 31, 2004 and 2005, respectively.

        Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 was $42, $107, $137 and $196, respectively.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed-upon amount to be reimbursed from the developer. EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction", requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $21.4 million and $8.0 million of construction project costs and corresponding obligations on its combined consolidated balance sheet related to these types of projects as of December 31, 2004 and 2005, respectively.

        The Company has recognized a provision for impairment of $1.8 million and $2.2 million for the seven months ended July 31, 2004 and for the year ended December 31, 2005, respectively, related to certain theatre leasehold improvements and equipment. These charges are included in Depreciation and amortization line in the combined consolidated statement of operations. There were no such charges recognized for the year ended December 31, 2003 and the five months ended December 31, 2004.

NOTE 7—ASSETS HELD FOR SALE

        On December 2, 2004, the Company entered into an agreement to sell one of its theatre properties located in Arizona. As a result of this transaction, the Company has classified $2.4 million on its December 31, 2004 and 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On August 31, 2005, the Company entered into an agreement to sell a theatre property located in New Jersey. As a result of this transaction, the Company has classified $5.0 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On December 21, 2005, in connection with the pending AMC merger, (see Note 1) LCE's parent company, Holdings, and Marquee, the parent company of AMC, entered into final judgments with the Antitrust Division of the United States Department of Justice, the States of California, Illinois, Massachusetts, New York and Washington and the District of Columbia, pursuant to which the combined companies will sell 10 theatres. As a result of this settlement the Company is required to sell five of its theatres and has classified $29.4 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflects the net book value of the theatre properties to be sold. The Company has determined that there was no impairment write-down deemed necessary for these properties as proceeds of the sales are expected to be in excess of their carrying values.

        The sales of these assets are expected to close during 2006 and the Company does not expect to record a loss on these sales. Additionally, the results associated with the theatres held for sale are not material to the company as a whole and accordingly have not been presented as discontinued operations within the combined consolidated statement of operations.

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill and other intangibles for the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are as follows:

Seven Months Ended July 31, 2004 (Predecessor)

	Balance Dec. 31, 2003	Foreign Exchange	Other		Amortization	Balance July 31, 2004	Useful Life
Goodwill	$200,043	$(1,238)	$(6,184)	(a)	$—	$192,621	Indefinite
Tradenames	98,299	(214)	—		—	98,085	Indefinite
Non-compete agreements	5,361	(116)	—		(850)	4,395	5 years
Screen advertising contracts	3,182	(78)	—		(708)	2,396	4 years
Management contracts	7,667	—	—		(196)	7,471	20-29 years

	$314,552	$(1,646)	$(6,184)		$(1,754)	$304,968

(a)
Realization of deferred tax assets causing the release of valuation allowance to goodwill.

Five Months Ended December 31, 2004 (Successor)

	Balance July 31, 2004(a)	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2004		Useful Life
Goodwill	$545,135	$2,304	$3,097	(b)	$—	$550,536	(c)	Indefinite
Tradenames	94,153	203	—		—	94,356		Indefinite
Non-compete agreements	4,395	176	—		(1,079)	3,492		2 years
Screen advertising contracts	27,425	93	—		(3,491)	24,027		3 to 5 years
Beneficial lease rights	34,068	—	—		—	34,068		1 to 19 years
Management contracts	8,700	—	—		(160)	8,540		18 to 26 years

	$713,876	$2,776	$3,097		$(4,730)	$715,019

(a)
Revaluation of the Company's goodwill and other intangible assets as of July 31, 2004 performed as a result of the Acquisition (see Note 3).

(b)
Change in deferred tax assets causing an increase in the valuation allowance and goodwill.

(c)
At December 31, 2004, goodwill by segment and reporting unit is as follows: U.S.—$465.1 million and International—$85.4 million

Year Ended December 31, 2005 (Successor)

	Balance Dec. 31, 2004	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2005		Useful Life
Goodwill	$550,536	$4,176	$(5,242)	(a)	$—	$549,470	(c)	Indefinite
Tradenames	94,356	434	—		—	94,790		Indefinite
Non-compete agreements	3,492	66	—		(1,151)	2,407		2 years
Screen advertising contracts	24,027	111	—		(8,407)	15,731		3 to 5 years
Beneficial lease rights	34,068	—	(653)	(b)	(6,263)	27,152		1 to 19 years
Management contracts	8,540	—	—		(383)	8,157		18 to 26 years

	$715,019	$4,787	$(5,895)		$(16,204)	$697,707

(a)
Additional goodwill associated with the purchase of MJT ($3.7 million) (see Note 3) offset by a change in deferred tax assets and resulting decrease in the valuation allowance ($4.5 million) and adjustments in tax reserves for ongoing audits related to periods prior to the merger ($4.3 million).

(b)
Decrease associated with closed theatres written off to gain/loss on asset disposition.

(c)
At December 31, 2005, goodwill by segment and reporting unit is as follows: U.S.—$459.9 million and International—$89.6 million

        Accumulated amortization was $4.7 million and $20.9 million at December 31, 2004 and 2005, respectively. The estimated aggregate amortization expense for the next five years is as follows: $13.0 million in 2006; $11.2 million in 2007; $5.1 million in 2008; $3.0 million in 2009 and $3.0 million in 2010.

NOTE 9—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

        The Company's domestic long-term investments consist of a 50% interest in certain U.S. partnerships, which together operate three theatres with 31 screens and are accounted for using the equity method.

        The Company's international long-term investments consist of a 50% interest in Yelmo Cineplex, which operates 27 theatres with 311 screens at December 31, 2005. As of December 31, 2004, long-term investments also included a 50% interest in Megabox Cineplex, Inc. ("Megabox"), which operated seven theatres with 66 screens. The Company has accounted for these investments following the equity method of accounting.

        On December 28, 2005, the Company sold its 50% interest in Megabox to Finventures (UK) Limited ("Finventures"), and Mediaplex, Inc. ("Mediaplex"), the Company's joint venture partner in Megabox, for proceeds of $78.4 million. The Company recognized a gain on asset disposition of $18.8 million in connection with the sale. The gain is reported as a component of Equity (income)/loss in long-term investments. As a result of this transaction the financial information reported below includes the results of operations for Megabox through the date of sale but does not include the financial position of Megabox as of December 31, 2005.

        On June 5, 2003, the Company (through its subsidiary Onex Kinos GmbH) acquired a 50% interest in Neue Filmpalast GmbH & Co. KG ("Neue Filmpalast"), a German partnership formed to hold 30 theatres with 192 screens acquired from UFA Theatre GmbH & Co. KG. During 2004, the Company and its partner in the venture each funded approximately $1.6 million to Neue Filmpalast. The Company accounted for this investment following the equity method of accounting. Substantially all of the Company's investment in Neue Filmpalast was offset by its pro rata share of the operating losses of that entity. On July 30, 2004, as a condition to the closing of the Acquisition, the Company sold its interest in Neue Filmpalast to affiliates of Onex and OCM Cinema for nominal consideration.

        The Company's carrying value of its investment in Yelmo Cineplex was $39.4 million and $37.7 million and its investment in Megabox Cineplex was $64.4 million and nil at December 31, 2004 and 2005, respectively.

        The Company's carrying value of its investment in its U.S. partnerships was $11.8 million and $11.0 million as of December 31, 2004 and 2005, respectively.

        The difference between the Company's carrying value of its long-term investments and advances to partnerships of $115.6 million and $48.7 million as of December 31, 2004 and 2005, respectively, and the proportional underlying net equity of those partnerships of $78.1 million and $46.8 million as of December 31, 2004 and 2005, respectively, is accounted for as goodwill.

        Undistributed earnings of the Company's partnership investments accounted for under the equity method of $2.3 million are included in retained earnings on the Company's consolidated balance sheet as of December 31, 2005.

        The following table presents condensed financial information for the Company's partnerships on a combined basis, excluding Megabox balance sheet information as of December 31, 2005 as it was sold on December 28, 2005:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
Box office	$158,649	$114,211	$64,928	$153,229
Concession/other	67,256	45,601	27,871	65,482

Total revenues	225,905	159,812	92,799	218,711
Total operating costs	187,378	131,181	72,416	170,426
General and administrative costs	9,514	7,511	4,147	7,999
(Gain)/loss on sale/disposal of theatres	—	(813)	72	—
Depreciation and amortization	25,048	14,366	10,943	23,665

Income from operations	$3,965	$7,567	$5,221	$16,621

Net income/(loss)	$(2,970)	$1,866	$2,875	$8,746

Company's share of income/(loss)	$(1,485)	$933	$1,438	$4,373	(a)

Current assets	$34,418	N/A	$26,795	$9,459
Non-current assets	$241,946	N/A	$242,432	$157,485
Current liabilities	$74,080	N/A	$72,647	$50,833
Non-current liabilities	$70,893	N/A	$54,128	$34,928

(a)
Excludes gain on sale of Megabox of $18.8 million.

NOTE 10—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of:

	December 31, 2004	December 31, 2005
Accounts payable—trade	$58,730	$51,430
Accrued occupancy	21,817	19,423
Accrued interest	16,321	18,472
Other accrued expenses	36,932	44,703

	$133,800	$134,028

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS

        Long-term debt and other obligations consist of:

	December 31, 2004	December 31, 2005
U.S. Term Loan	$628,425	$620,425
Senior Subordinated Notes	315,000	315,000
Grupo Cinemex Term Loan	92,061	106,520
Mortgage Payable—non-recourse, 10% due 2007	2,421	2,319

	1,037,907	1,044,264
Less: Current maturities	6,401	6,412

	$1,031,506	$1,037,852

U.S. Term Loan

        On July 30, 2004, the Company entered into a $730 million Credit Agreement (the "Credit Agreement") with Citicorp North America, Inc., as administrative agent. The Credit Agreement is composed of two tranches: (i) a $630 million term loan ("U.S. Term Loan") and (ii) a $100 million revolving credit facility, including a letter of credit sub-facility. The proceeds of the U.S. Term Loan have been used to fund the payment of a portion of the purchase price to the Company's former stockholders. These facilities are guaranteed by the Company's parent, Holdings, and all of the Company's existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (there are no unrestricted subsidiaries as of December 31, 2004 and 2005), and are collateralized by a perfected security interest in substantially all of the Company's and its subsidiaries' assets, including a pledge of 100% of the Company's capital stock, the capital stock of each of its restricted subsidiaries and a portion of the capital stock of certain of its foreign subsidiaries that are directly owned by the Company or its restricted domestic subsidiaries. The U.S. Term Loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The U.S. Term Loan bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company's Adjusted Leverage Ratio (as defined in the Credit Agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company's Adjusted Leverage Ratio (as defined in the Credit Agreement). At December 31, 2005 the Company had not drawn against the revolving credit facility. The U.S. Term Loan bears interest at a weighted average rate of 5.60% at December 31, 2005 and interest is payable on the earlier of: the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

        The Credit Agreement also had a $100 million delayed draw term loan, which could have been used to refinance the Grupo Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the Grupo Cinemex credit facility in August 2004.

        Additionally, as of December 31, 2005, the Company had $5.7 million in stand-by letters of credit issued under its revolving credit facility to support its commitment with respect to certain contractual obligations. As of December 31, 2005, the Company had additional availability of $94.3 million under the revolving credit facility.

        On January 26, 2006, all amounts outstanding on the Company's U.S. Term Loan, including $620.4 million of principal and $2.2 million of accrued interest were repaid and all related unamortized deferred debt issuance costs ($16.1 million at December 31, 2005) were written off in conjunction with the closing of the merger with AMC.

Senior Subordinated Notes

        On July 30, 2004, the Company issued $315 million of 9% Senior Subordinated Notes due 2014 (the "Notes") in a private placement offering. The Notes are unsecured obligations and are subordinated in right of payment to all of the Company's existing and future senior debt (as defined in the Notes indenture). The Notes are pari passu in right of payment with any of the Company's future senior subordinated indebtedness. The Notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st. The Notes mature on August 1, 2014. The Company used the proceeds of the Notes to fund the payment of a portion of the purchase price to its former stockholders. The Notes are guaranteed by all of the Company's existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Note indenture (there are no unrestricted subsidiaries as of December 31, 2004 and 2005).

        On August 12, 2005, the Company commenced an offer to exchange all of its $315 million outstanding senior subordinated notes due 2014 (the "Old Notes") for an equal amount of its new senior subordinated notes due 2014 (the "New Notes"). On September 12, 2005, the exchange offer closed, with 100% of the Old Notes accepting the Company's offer to exchange. The terms and conditions of the New Notes are identical to those of the Old Notes (i.e., interest rate, maturity date, payment schedule, etc.). The exchange offer did not have a material impact on the Company's results of operations or financial position.

        Under the terms of the indenture governing the Company's Notes, the merger with AMC (see Note 1) constituted a change of control and because the Company did not meet certain conditions in the indenture it would have been required to allow the holders of its Notes to tender the Notes at a price of 101% of the principal amount, plus accrued and unpaid interest and additional interest (as defined in the indenture). As a result, the Company commenced a voluntary tender offer for the New Notes in December 2005. On January 26, 2006, in conjunction with the closing of the merger with AMC (See Note 1), the tender offer and consent solicitation of the New Notes was completed. The Company repaid the $315.0 million in principal outstanding, and paid $3.9 million in tender premiums and $13.8 million of accrued interest and wrote off all related unamortized deferred debt issuance costs ($13.2 million at December 31, 2005).

U.S. Term Loan and Senior Subordinated Note Covenants

        The Credit Agreement and the Note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, the Credit Agreement includes financial performance covenants, including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). The Company was in compliance with all required covenants as of December 31, 2005.

Former Grupo Cinemex Credit Facility

        On December 26, 2002, Cadena Mexicana de Exhibicion, S.A. de C.V. ("Cadena Mexicana"), a subsidiary of Grupo Cinemex, entered into a senior secured credit facility consisting of one billion Mexican pesos (approximately $95.8 million at December 26, 2002) of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other Mexican financial institutions. In connection with the change of control of Grupo Cinemex as a result of the Acquisition, Grupo Cinemex was required to obtain, and obtained, a waiver from its lenders from a covenant that would have treated such ownership change as a default. As a result, its existing term loans remained outstanding immediately following the Acquisition. The remaining balance of these term loans ($87.7 million) was repaid on August 16, 2004 utilizing the proceeds from the new Grupo Cinemex Term Loan described below.

New Grupo Cinemex Credit Facility

        On August 16, 2004, Cadena Mexicana entered into a new senior secured credit facility. The initial amount drawn under the new senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The senior secured credit facility also includes a term loan ("Grupo Cinemex Term Loan") with a one-year delay draw option of the peso equivalent of $10 million. The Grupo Cinemex Term Loan was issued by Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under this senior secured credit facility are guaranteed by Grupo Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

        On August 16, 2005, Grupo Cinemex borrowed an additional $10.0 million (106.3 million pesos) under the Grupo Cinemex Term Loan under terms and conditions similar to those of the Cadena Mexicana senior secured credit facility (maturity date, repayment schedule, etc.).

        The Grupo Cinemex borrowings are non-recourse to LCE. Interest on the Grupo Cinemex Term Loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Grupo Cinemex Term Loan as of December 31, 2005 was 11.12% (see the information at Derivatives below for further information related to the effective rate on the Grupo Cinemex debt). The Grupo Cinemex Term Loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in instalments ranging from 10% to 30% per annum over the five-year period.

        The Grupo Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Grupo Cinemex and each of the guarantors and, in certain instances, Grupo Cinemex's subsidiaries that are not guarantors, as defined in the Grupo Cinemex credit agreement.

Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Grupo Cinemex and the guarantors under the Grupo Cinemex senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. As of December 31, 2005, Grupo Cinemex was in compliance with its credit facility covenants.

        All amounts due under the Grupo Cinemex Term Loan continue to remain outstanding subsequent to the January 26, 2006 closing if the merger with AMC.

        Annual maturities of obligations under long-term debt for the next five years and thereafter are set forth as follows. These balances do not reflect the subsequent repayments as a result of the merger with AMC.

Year Ending December 31,
2006	$6,412
2007	29,811
2008	38,256
2009	59,560
2010	6,300
Thereafter	903,925

$1,044,264

Derivatives

        On July 28, 2003, Grupo Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of the interest rate swap reduces in accordance with the repayment provisions of Grupo Cinemex's previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Grupo Cinemex Term Loan.

        The face amount of the interest rate swap on December 31, 2005 was 750 million Mexican pesos ($70.5 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $2.5 million as of December 31, 2005.

        On August 5, 2005, Grupo Cinemex entered into a new interest rate swap with a face amount of 382.8 million Mexican pesos ($36.0 million) as a complement to the July 28, 2003 interest rate swap noted above. The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payment for fixed rate payments. The variable rate is based on the 28-day

TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was $0.2 million as of December 31, 2005.

        The Company is exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. However, the Company does not anticipate non-performance by the counterparties.

NOTE 12—EQUITY

        All of the Company's class A and class B voting common stock (collectively, "common stock") authorized, issued and outstanding prior to August 1, 2004 (Predecessor Company) was cancelled in connection with the Acquisition.

        As a result of the Acquisition, the Company has authorized 3,000 shares of common stock with a par value of $0.01 per share and had 1,000 shares of common stock issued and outstanding as of December 31, 2005. Each share of the Company's common stock is entitled to one vote.

        The components of accumulated other comprehensive income are:

	December 31, 2004	December 31, 2005
Currency translation adjustment	$3,705	$11,444
Minimum pension liability adjustment (net of tax benefit of $373)	—	(1,474)
Unrealized gain on marketable equity securities (net of tax provision of $210)	—	829
Unrealized gain/(loss) on interest rate swaps (net of tax provision of $407 and tax benefit of $229, respectively)	2,872	(904)

	$6,577	$9,895

NOTE 13—LEASES

        As a result of the requirements of EITF No. 97-10, the Company has been deemed the construction period owner of several leased theatre properties (see Note 6), as it paid directly for a substantial portion of the construction costs of these theatres. Upon completion of two of these properties, it was determined that these theatre properties did not qualify for sale/leaseback treatment due to the continuing involvement of the Company in the leased property resulting from the significance of construction costs it funded. As a result, the Company recorded $6.8 million during the five months ended December 31, 2004 and $2.3 million during 2005 as capital lease and financing lease obligations.

        Future minimum rent commitments at December 31, 2005 under operating leases and capital lease and financing lease obligations are as follows (Grupo Cinemex operating lease totals included below include an inflationary factor in the annual minimum lease commitments for all applicable leases):

Year Ending December 31,	Operating Leases	Capital Lease and Financing Lease Obligations
2006	$114,438	$3,535
2007	111,643	3,698
2008	107,016	3,833
2009	106,494	3,845
2010	105,899	3,952
Thereafter	801,059	36,627

Total minimum rent	$1,346,549	55,490

Less amount representing interest		26,139

Net minimum rent		$29,351

        Minimum rent expense related to operating leases was $101.6 million, $59.9 million, $42.9 million and $106.2 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively. In addition to the minimum rent expense noted above, the Company incurs percentage rent charges. Percentage rent expense was $11.9 million, $6.8 million, $3.7 million and $8.7 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

Profit Sharing and Savings Plan

        The Company has a defined contribution Profit Sharing and Savings Plan (the "Savings Plan") for substantially all eligible salaried employees in the United States, to which the Company contributes by matching 50% of the employee contribution up to a maximum of the first 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit); however, the incremental amount is not eligible for matching contributions by the Company. The Savings Plan also provides for discretionary profit sharing contributions, the annual amount of which is determined by the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1.6 million, $1.4 million, $327 and $1.7 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

Employee Health and Welfare and Other Post-retirement Benefits

        The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of December 31, 2005.

        The significant assumptions used in determining post-retirement benefit cost are as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005
Discount rate for net periodic benefit costs	6.75%	6.25%	6.00%	5.75%

        The significant assumptions used in determining the accumulated post-retirement benefit obligation ("APBO") were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.75%	5.50%
Assumed health care trend rate—Pre 65 Medical	9.00%	8.50%
Assumed health care trend rate—Post 65 Medical	—	8.50%
Assumed health care trend rate—Prescription drug	—	11.00%
Annual decrease in assumed health care trend rate(a)	0.50%	0.50%
Assumed ultimate health care trend rate	5.00%	5.00%
Assumed ultimate trend rate to be reached in year	2013	2013

(a)
—The annual decrease in the assumed health care trend rate is 0.50% for all three assumed health care trend rates until 2008 when the annual decrease for the prescription drug rate increases to 1.0% until it reaches the ultimate health care trend rate.

        An increase of 1% in the assumed health care cost trend rate would increase the net periodic costs as of December 31, 2005 by $167 and the accumulated post-retirement benefit obligation at December 31, 2005 by $1.9 million.

        The Company anticipates qualifying for the Medicare Part D prescription drug federal subsidy and intends to apply for the 2007 plan year, therefore the above disclosure reflects, as of January 1, 2005, the future subsidy payments from Medicare, commencing in 2007.

        The reduction in the APBO for the subsidy related to benefits attributed to past service as of January 1, 2005 is estimated to be $1.1 million. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for 2005 is estimated to be $0.2 million. This includes the amortization of the actuarial experience gain as a component of the net amortization, the reduction in current period service cost due to the subsidy and the resulting reduction in interest cost on the APBO as a result of the subsidy.

        Net post-retirement life and medical benefit expense was as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005
Net periodic benefit cost
Service cost	$170	$141	$106	$421
Interest cost	389	325	230	583
Amortization of prior service cost	7	(4)	—	—
Amortization of losses	22	170	—	—

Net periodic post-retirement expense	$588	$632	$336	$1,004

        The status of the Company's post-retirement life and medical benefits were as follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005
Change in benefit obligation:
Benefit obligation at beginning of period	$6,395	$—	$10,031
Transferred balance from Predecessor	—	9,611	—
Service cost	141	106	421
Interest cost	325	229	583
Plan participant contribution	4	3	9
Actuarial loss	3,279	355	1,562
Benefits paid	(533)	(273)	(341)

Benefit obligation at end of period	$9,611	$10,031	$12,265

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—	$—
Transferred balance from Predecessor	—	—	—
Employer contribution	529	270	332
Plan participant contributions	4	3	9
Benefits paid	(533)	(273)	(341)

Fair value of plan assets at end of period	$—	$—	$—

Accrued benefit costs
Total accumulated obligations	$(8,504)	$(10,031)	$(12,265)
Funded status	—	—	—
Unrecognized net loss	356	356	1,917

Accrued liability	$(8,148)	$(9,675)	$(10,348)

        The Company expects to make the following future benefit payments:

2006	$514
2007	531
2008	556
2009	611
2010	650
years 2011-2015	4,068

        Additionally, the Company expects to make a contribution of $514 to the post retirement benefit plan net of employee contribution for the year ending December 31, 2006.

Pension Plans

        The Company provides several pension plans covering its employees in both the U.S. and Mexico.

        In the U.S., the Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees' Pension Plan (the "U.S. Pension Plan") and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the "SRP"). The U.S. Pension Plan is a frozen cash balance plan. The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

        In Mexico, the Company provides a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Grupo Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement. The Company has not funded the Mexico Plan as of December 31, 2005.

        The significant weighted average assumptions used in determining pension plan costs for all the pension plans were as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005
Discount rate for net periodic benefit costs	6.17%	6.00%	5.67%	5.60%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%	1.00%	1.00%
Assumed return on plan assets	9.00%	9.00%	9.00%	5.00%-8.38%

        The significant weighted average assumptions used in determining accumulated benefit obligations for all the pension plans were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.67%	5.50%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%
Assumed return on plan assets	9.00%	5.00-8.38%

        The discount rate used for the Company's pension plans reflects the rate at which benefits provided under the pension plans could effectively be settled by purchasing annuities from an insurance company. The expected benefit payments were assumed to have been paid mid-year. The discount rate analysis was based on the Citigroup Pension Discount Curve Annual Spot Rate as of December 31, 2005. This rate is comprised of the average spot rate of bonds used to construct a high-quality portfolio, which would match the liability stream of the pension plans.

        The Company considers this approach to be an appropriate guideline on which to base the discount rate assumptions.

        Net periodic pension plan costs in the aggregate for the pension plans include the following components:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005
Net periodic benefit cost
Service cost	$351	$198	$155	$425
Interest cost	720	404	274	691
Amortization of transition Obligation	39	22	15	39
Net recognized return on plan assets	(642)	(441)	(314)	(683)
Amortization of losses	12	5	—	1

Net periodic benefit expense	$480	$188	$130	$473

        A reconciliation of the Company's pension plan benefit obligation in the aggregate for all pension plans follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005
Change in benefit obligation:
Benefit obligation at beginning of period	$11,331	$—	$11,219
Transferred balance from Predecessor	—	11,240	—
Service cost	205	149	425
Interest cost	393	285	691
Actuarial loss	211	153	1,216
Benefits paid	(900)	(651)	(1,137)

Benefit obligation at end of period	$11,240	$11,176	$12,414

        The status of the Company's pension plan assets and funded status in the aggregate for all pension plans was as follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005
Change in plan assets:
Fair value of plan assets at beginning of period	$8,128	$—	$8,552
Transferred balance from Predecessor	—	8,374	—
Actual return on plan assets	565	409	2
Company contributions	581	420	345
Benefits paid	(900)	(651)	(1,137)

Fair value of plan assets at end of period	$8,374	$8,552	$7,762

Change in funded status of plan:
Funded status of plan	$(2,866)	$(2,625)	$(4,652)
Unrecognized actuarial loss	(295)	(295)	1,604
Unrecognized transition obligation	498	498	486
Additional liability	(28)	(28)	(1,474)

Accrued benefit cost at end of period	$(2,691)	$(2,450)	$(4,036)

        The Company's weighted average pension plan asset allocations by asset category for all pension plans and the target allocation ranges by asset category for all pension plans, excluding the SRP, are shown in the table below. The SRP's target asset allocation is 100% in fixed income investments and is not reflected in the table below.

Asset Categories for Pension Plans	Actual Allocation 2004	Actual Allocation 2005	Target Allocation
Cash and equivalents	6.3%	3.6%	0.0%
International equities	10.1%	11.4%	16.0%
Fixed income	22.1%	22.7%	30.0%
Domestic equities	61.5%	62.3%	54.0%

        The Company's pension plan committee's policy is to invest pension plan assets in a diversified portfolio consisting of a traditional mix of U.S. and International equity securities and fixed income securities. These investments are made in order to achieve a targeted long-term rate of return from 5.00% for the SRP to 9.00% for the U.S. Pension Plan. The pension plan committee believes that the pension plans' risk and liquidity are, in large part, a function of asset mix and has reviewed the long-term performance characteristics of various asset classes and has focused on balancing risk and reward over the long-term. The pension plan committee utilizes specialists to assist it with its analysis of investment allocations.

        The Company expects to make the following future benefit payments:

2006	$1,096
2007	1,075
2008	1,077
2009	999
2010	1,346
years 2011-2014	4,891

        Additionally, the Company expects to make contributions of $1.1 million to the pension plans for the year ending December 31, 2006.

Other Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $1.1 million, $526, $267 and $682 for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 15—RELATED PARTY TRANSACTIONS

        The Company has entered into transactions with certain related parties, including its stockholders. A summary of significant transactions with these parties is provided below.

        The Company had agreed to pay Onex and OCM Cinema an annual management fee of $5.0 million. A total of $7.9 million of this management fee was accrued as of July 31, 2004. This liability was discharged in connection with the Acquisition (see Note 3).

        The Company agreed to pay Onex and OCM Cinema $1.4 million and $720, respectively, for reimbursement of third party invoices related to financial advisory services provided to the Company. This fee was paid during 2003 and is included in General and administrative expense in the combined consolidated statement of operations for the year then ended.

        The Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of December 31, 2004 and 2005 and $1.7 million and $4.0 million was included in the General and administrative expenses line item in the consolidated statement of operations for the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

        The Company paid, concurrent with the closing of the Acquisition, Bain, Carlyle and Spectrum $20.0 million for financial advisory services provided to the Company. Of this $20.0 million, $10.1 million was related to the Acquisition and $9.9 million was related to the Company's new debt. Additionally, the Company agreed to reimburse Bain, Carlyle and Spectrum $300 for various out-of-pocket expenses they incurred as a result of the Acquisition. This expense reimbursement was paid concurrent with the closing of the Acquisition.

        The Company has an outstanding note receivable from a former officer of Grupo Cinemex. This note receivable is denominated in U.S. dollars and bears interest at a fixed rate of 8.0% per annum. This note receivable balance was $1.4 million and $1.0 million as of December 31, 2004 and 2005, respectively. The Company has a liability of $2.4 million and $1.6 million payable to the same former officer related to a non-compete agreement as of December 31, 2004 and 2005, respectively.

        Construction of Grupo Cinemex' theatres are primarily performed by two companies: Inmobiliaria y Constructora K, S.A. de C.V. ("Inmobiliaria K") and Constructora Andres Bello ("Andres Bello"). An individual who has investments in each of the two entities is the Director of Real Estate of Grupo Cinemex. The general manager of Inmobiliaria K and Andres Bello is the father of the same individual. The construction services provided by the two companies are generally negotiated at cost plus a predetermined margin.

        The following table provides additional information related to the transactions between Grupo Cinemex and the related parties noted above.

	Amounts paid during the year ended December 31, 2003	Amounts paid during the seven months ended July 31, 2004	Amounts paid during the five months ended December 31, 2004	Amounts paid during the year ended December 31, 2005
	(Predecessor Company)	(Predecessor Company)	(Successor Company)	(Successor Company)
Andres Bello	$8,006	$1,867	$228	$174
Inmobiliaria K	$3,345	$5,025	$4,432	$2,325

NOTE 16—INCOME TAXES

        The components of income/(loss) before income taxes and discontinued operations are as follows:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
United States	$34,657	$26,694	$(18,277)	$(29,394)
Foreign	3,350	738	(7,825)	(8,030)

Total	$38,007	$27,432	$(26,102)	$(37,424)

        The provision/(benefit) for income taxes consists of the following:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
Current tax provision/(benefit)
Federal	$—	$3,092	$(3,303)	$—
State and local	1,963	1,450	(1,281)	1,570
Foreign	3,349	841	959	1,779

Total current	5,312	5,383	(3,625)	3,349
Deferred tax provision/(benefit)
Federal	10,980	4,892	2,442	4,590
State and local	1,592	1,794	(753)	1,036
Foreign	(2,545)	817	(1,308)	(1,427)

Total deferred	10,027	7,503	381	4,199

Total tax provision/(benefit)	$15,339	$12,886	$(3,244)	$7,548

        Reconciliation of the provision/(benefit) for income taxes to the statutory federal income tax rate follows:

	Combined Consolidated Predecessor				Consolidated Successor
	For the Year Ended December 31,		Period from January 1 to July 31,		Period from August 1 to December 31,		For the Year Ended December 31,
	2003	%	2004	%	2004	%	2005	%
Provision/(benefit) on income/(loss) before Income taxes and discontinued operations at statutory federal income tax rate	$13,302	35.0	$9,601	35.0	$(9,136)	35.0	$(13,099)	35.0
Provision/(benefit) for state and local taxes (net of federal income tax benefit)	2,311	6.1	2,109	7.7	(1,322)	5.1	1,800	(4.8)
Increase in valuation allowance	—	—	—	—	5,171	(19.8)	—	—
Sale of Megabox	—	—	—	—	—	—	10,448	(27.9)
Megabox dividend	—	—	—	—	—	—	4,180	(11.2)
Mexican inflationary adjustment	265	0.7	1,399	5.1	2,390	(9.2)	1,213	(3.2)
Foreign equity investments	19	0.0	(223)	(0.8)	(386)	1.5	(1,285)	3.4
Foreign withholding tax	—	—	—	—	—	—	1,480	(4.0)
Other	(558)	(1.4)	—	—	39	(0.2)	2,811	(7.5)

	$15,339	40.4	$12,886	47.0	$(3,244)	12.4	$7,548	(20.2)

        Significant components of the deferred tax assets and liabilities follow:

	December 31, 2004	December 31, 2005
Deferred tax assets:
Net operating loss carryforwards	$188,162	$195,251
Accrued liabilities	3,515	2,933
Property and equipment	86,895	92,441
Deferred rent liability	9,024	6,157
Deferred revenue	5,501	4,178
Capital loss carryforward	13,592	—
Other	10,114	13,314

	316,803	314,274
Deferred tax liabilities:
Intangible asset	12,423	10,300
Partnership equity interest	16,382	18,169
Other	3,394	3,742

	32,199	32,211
Less: Valuation allowance	(272,818)	(268,278)

Net deferred tax asset	$11,786	$13,785

        The valuation allowance of $268.3 million as of December 31, 2005 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with depreciation and net operating loss ("NOL") carryforwards. The Company has concluded that, based upon expected future results, it is more likely than not that the deferred income tax asset balance related to its U.S. operations will not be realized.

        As a result of LCT's emergence from bankruptcy in 2002 and the ownership changes in 2002 and 2004 the ability to utilize the remaining U.S. NOLs will be subject to limitations. Substantially all of the deferred tax asset and the valuation allowances were established with the Acquisition and the related purchase accounting. As a result, any tax benefit derived from the release of the valuation allowances subsequent to the Acquisition will be accounted for as a credit to goodwill until exhausted, then intangible assets until exhausted and lastly as a deduction from the income tax provision.

        The deferred tax asset for NOL carryforwards at December 31, 2005 primarily relates to the U.S. operations and will expire between the years 2006 and 2026. The capital loss carryforward of $32.1 million at December 31, 2004 was utilized in 2005 and since it originated during the predecessor period it reduced goodwill rather than the current tax provision.

        No provision has been made for foreign withholding taxes or U.S. income taxes associated with the cumulative undistributed earnings of foreign corporate joint ventures at December 31, 2005, as these earnings are expected to be reinvested indefinitely in working capital and other business needs. It is not practicable to make a determination of the amount of unrecognized deferred income tax liability with respect to such earnings.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJCA") was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company has evaluated the impact of AJCA and has determined not to elect the temporary incentive.

NOTE 17—SEGMENTS

        The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic segment. Financial information related to the Company's international joint ventures and its investment in Grupo Cinemex is included in International. Information related to the international joint ventures is included on an equity method basis. There were no material amounts of sales or transfers among geographic segments.

Predecessor Company	United States	International	Combined Consolidated
Year ended December 31, 2003
Box office revenues	$556,380	$72,263	$628,643
Concessions	211,806	41,600	253,406
Total operating revenues	797,614	130,624	928,238
Gain on asset disposition	(4,508)	—	(4,508)
Income from continuing operations	63,111	11,643	74,754
Equity (income)/loss	1,541	(56)	1,485
Total assets	1,195,697	401,622	1,597,319
Capital expenditures	23,793	17,102	40,895
Depreciation and amortization expense	57,149	23,791	80,940
Seven months ended July 31, 2004
Box office revenues	$336,544	$48,270	$384,814
Concessions	126,942	29,704	156,646
Total operating revenues	480,910	86,370	567,280
(Gain)/loss on asset disposition	(4,550)	816	(3,734)
Income from continuing operations	44,453	5,565	50,018
Equity income	(94)	(839)	(933)
Capital expenditures	27,835	8,803	36,638
Depreciation and amortization expense	35,817	13,806	49,623

Successor Company	United States	International	Combined Consolidated
Five months ended December 31, 2004
Box office revenues	$210,686	$26,859	$237,545
Concessions	78,891	15,993	94,884
Total operating revenues	304,172	51,866	356,038
Loss on asset disposition	156	1,274	1,430
Income/(loss) from continuing operations	12,584	(3,237)	9,347
Equity income	(99)	(1,339)	(1,438)
Total assets	1,338,082	413,876	1,751,958
Capital expenditures	9,054	8,151	17,205
Depreciation and amortization expense	32,776	12,995	45,771
Year ended December 31, 2005
Box office revenues	$503,788	$77,190	$580,978
Concessions	197,455	47,170	244,625
Total operating revenues	732,265	142,451	874,716
Loss on asset disposition	128	706	834
Income from continuing operations	17,844	2,266	20,110
Equity income	(19,096)	(4,038)	(23,134)
Total assets	1,335,517	377,623	1,713,140
Capital expenditures	24,344	42,982	67,326
Depreciation and amortization expense	80,903	33,160	114,063

NOTE 18—STOCK-BASED COMPENSATION

Stock Option Plan

        On November 8, 2004, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. approved and these companies adopted a new Management Stock Option Plan (the "Option Plan") providing for the granting of options to key employees of the Company. The Option Plan provides for the grant of stock options to participants thereunder to purchase up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates beginning July 30, 2005. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011. During November 2004, all stock options available for grant under the Option Plan were granted to the Chief Executive Officer of Grupo Cinemex. No other grants were made during 2004 and there were no options issued or outstanding in any of the prior periods presented.

        On January 1, 2005, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 12, 2005, the Company granted stock options to purchase up to 1,254,514 shares of Class A Common Stock and 139,389 shares of Class L Common Stock of LCE Holdings, Inc. and 24,977 shares of Preferred Stock of LCE Intermediate Holdings, Inc. Additionally, on April 4, 2005, the Company granted stock options to purchase up to 76,262 shares of Class A Common Stock and 8,474 shares of Class L Common Stock of LCE Holdings, Inc. and 1,518 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options granted on January 12, 2005 will expire on July 30, 2014 and the options granted on April 4, 2005 will expire on April 4, 2015. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates from July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011 (or April 4, 2012 in the case of the options granted on April 4, 2005).

        As a result of the completion of the merger with AMC all stock options were cancelled on January 26, 2006.

        The following table summarizes stock option activity and information about the stock options outstanding at December 31:

	2004		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year (August 1, for 2004)	—	$—	66,846	$10.60
Granted	66,846	$10.60	1,505,134	$10.60
Exercised	—	$—	—	$—
Forfeited/Expired	—	$—	—	$—

Outstanding at end of year	66,846	$10.60	1,571,980	$10.60

Options exercisable at end of year	—	$—	104,799	$10.60
Weighted average fair value of options granted		$4.89		$4.89
Options available for grant at year end	—		1,662,541
Weighted average remaining contractual life		10 years		10 years

Stock Appreciation Rights

        In November 2004, the Company entered into a Stock Appreciation Rights Agreement (the "SAR Agreement") with the Chief Executive Officer of Grupo Cinemex under which stock appreciation rights ("SARs") based upon the equity value of Grupo Cinemex were granted. The SARs granted allow for the receipt of cash payments equivalent to the increase in value of 4,405 units (representing 4,405 shares of Grupo Cinemex Common Stock and 67,737 shares of Grupo Cinemex Preferred Stock) from July 30, 2004. The SARs vest in a manner consistent with that of the stock options granted under the Option Plan except that the equity valuation is based upon the equity of Grupo Cinemex.

        No stock-based compensation expense related to the SARs granted is reflected in the five months ended December 31, 2004 and the year ended December 31, 2005, as there has been no appreciation in the equity value (as defined in the SAR Agreement) of Grupo Cinemex.

        The SARs remain outstanding following the merger with Marquee.

NOTE 19—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

        The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

        In November 2003, the Cineplex Galaxy Income Fund (the "Fund"), a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions the Company, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC's assets and the offering. The Company's total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify the Company for any and all liabilities resulting from the Company's indemnification obligations.

        In January 2004, the Company issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, the Company made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of the Company was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of the Company's interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from the Company's indemnification obligations.

        In December 2005, the Company sold its 50% interest in Megabox to Finventures and Mediaplex (see Note 9). Under the terms of the stock purchase agreement with Fineventures, Loews Cineplex Theatres, Inc. ("LCT"), a subsidiary of the Company, agreed to indemnify Finventures for losses resulting from any breach by LCT of certain representations, warranties and covenants contained in the stock purchase agreement to the extent that such losses exceeded $1 million, but no more than $4 million. In addition, LCT agreed to indemnify Finventures for 45% of any losses, up to a maximum of $2.9 million, sustained by Megabox related to an existing lawsuit between Megabox and the landlord at one of its theatres. LCT has recorded a liability of $2.9 million related to this indemnification as of December 31, 2005.

        Except as noted above and based upon the Company's historical experience and information known as of December 31, 2005, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

        As of December 31, 2005, the Company has aggregate capital commitments in the U.S. of $100.6 million primarily related to the completion of construction of four theatre properties (comprising 64 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the period from 2006 to 2007.

        As of December 31, 2005, Grupo Cinemex had planned capital investments (but not contractual obligations) of $27.3 million related to eight theatre properties (comprising 137 screens). Grupo Cinemex expects to complete construction and to open these theatres during the next five years.

Metreon Arbitration

        In May 1997, the Company entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company's responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that the Company occupies at least 48.5% of the center. The Company asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to the Company were improper. In the Chapter 11 proceeding the Company assumed the Metreon lease without prejudice to any of the Company's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by the Company and directing Metreon to pay the Company's legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon's motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon's motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceeded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease. The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, the Company filed a petition for review of this decision with the Supreme Court of California. The petition was recently denied. Therefore, the arbitration award previously entered by the trial court will be formally vacated by that court and a new arbitration hearing will be scheduled. The Company believes it has meritorious defenses to all of Metreon's claims against the Company under the lease and the Company intends to continue to vigorously defend its position. However, the Company cannot predict the outcome of this arbitration. Management believes it has adequately estimated and provided for such costs associated with this matter.

Six West Retail Acquisition, Inc.

        Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, the Company and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. In March 2004, the judge in this case issued an opinion and order granting defendants' motion for summary judgment and dismissed all of Six West's claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30, 2005, a panel of the court of appeals affirmed the lower court's decision. On April 13, 2005, Six West petitioned the court of appeals for a rehearing of its appeal by the full court. This motion was subsequently denied. In September 2005, Six West filed a petition for writ of certiorari with the Supreme Court of the United States regarding this case, which was also subsequently denied. As a result, Six West's claims relating to this case in the Company's 2001 bankruptcy proceedings have been expunged.

Discount Ticket Litigation

        The Company sold various types of advance sale discount movie tickets with expiration dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company that alleged its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California's Business and Professions Code Section 17200 et seq. The Weaver compliant alleged that such corporate discount tickets constituted gift certificates subject to California's prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and sought declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The Company reached agreement to settle this case, and in November 2005 the Court approved the settlement agreement. The Company's obligations under the settlement agreement did not have a material impact on its operating results or financial position.

Other

        Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company's operating results, financial position or cash flows.

Report of Independent Registered Public Accounting Firm

To the Stockholder of
Loews Cineplex Theatres, Inc.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of Loews Cineplex Theatres, Inc and its subsidiaries (the "Company") at December 31, 2005 and the results of their operations and their cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 7, 2006, except for the information described
in Note 18, as to which the date is April 17, 2006

LOEWS CINEPLEX THEATRES, INC.

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$139,471
Accounts and other receivables	18,093
Prepaid rent	10,052
Inventories	2,487
Prepaid expenses and other current assets	6,836

TOTAL CURRENT ASSETS	176,939
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	486,007
OTHER ASSETS
Investments in and advances to partnerships	48,697
Goodwill	459,901
Other intangible assets, net	135,181
Assets held for sale	36,822
Deferred charges and other assets	31,694

TOTAL ASSETS	$1,375,241

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$105,087
Deferred revenue	31,551
Current maturities of long-term debt	6,412
Current portion of capital lease and financing lease obligations	1,130

TOTAL CURRENT LIABILITIES	144,180
LONG-TERM DEBT	931,332
LONG-TERM CAPITAL LEASE AND FINANCING LEASE OBLIGATIONS	25,870
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	13,993
OTHER LIABILITIES	70,259

TOTAL LIABILITIES	1,185,634

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY
Common stock-class A voting ($0.01 par value, 250,000 shares authorized; 46,865 shares issued and outstanding)	—
Common stock-class B voting ($0.01 par value, 70,000 shares authorized; 69,624 shares issued and outstanding)	1
Preferred Stock ($0.01 par value, 25,000 shares authorized; nil shares issued and outstanding)	—
Additional paid-in capital	244,170
Accumulated other comprehensive loss	(1,105)
Retained deficit	(53,459)

TOTAL STOCKHOLDER'S EQUITY	189,607

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,375,241

The accompanying notes are an integral part of the consolidated financial statements.

LOEWS CINEPLEX THEATRES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

For the Year Ended December 31, 2005
REVENUES
Box office	$503,788
Concession	197,455
Other	31,022

Total operating revenues	732,265
EXPENSES
Theatre operations and other expenses	564,948
Cost of concessions	25,985
General and administrative	42,457
Depreciation and amortization	80,991
Loss on asset disposition	128

Total operating expenses	714,509

INCOME FROM OPERATIONS	17,756
Interest expense, net	70,284
Equity income in long-term investments	(23,134)

LOSS BEFORE INCOME TAXES	(29,394)
Income tax expense	8,676

NET LOSS	$(38,070)

The accompanying notes are an integral part of the consolidated financial statements.

LOEWS CINEPLEX THEATRES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Class A Voting	Amount	Class B Voting	Amount	Preferred	Amount	Accumulated Other Comprehensive Loss	Additional Paid-in Capital	Retained Deficit	Total Stockholder's Equity
Balance at December 31, 2004	46,865	$—	69,624	$1	—	$—	$(14)	$243,067	$(15,389)	$227,665
Minimum pension liability adjustment	—	—	—	—	—	—	(1,474)	—	—	(1,474)
Foreign currency translation adjustment	—	—	—	—	—	—	(446)	—	—	(446)
Unrealized gain on marketable equity securities	—	—	—	—	—	—	829	—	—	829
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	(38,070)	(38,070)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(39,161)
Capital contribution from LCE	—	—	—	—	—	—	—	1,103	—	1,103

Balance at December 31, 2005	46,865	$—	69,624	$1	—	$—	$(1,105)	$244,170	$(53,459)	$189,607

The accompanying notes are an integral part of the consolidated financial statements.

LOEWS CINEPLEX THEATRES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF U.S. DOLLARS)

For the Year Ended December 31, 2005
OPERATING ACTIVITIES
Net loss	$(38,070)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	80,991
Loss on asset disposition	128
Amortization of debt issuance costs	4,295
Equity income from long-term investments	(23,134)
Deferred income taxes	5,626
Dividend received from Megabox Cineplex partnership	13,426
Changes in operating assets and liabilities:
Increase in accounts receivable	(5,034)
Decrease in accounts payable and accrued expenses	(11,786)
Changes in other operating assets and liabilities, net	14,729

Net Cash Provided by Operating Activities	41,171

INVESTING ACTIVITIES
Proceeds from sale of Megabox Cineplex partnership	78,362
Proceeds from sale of assets	1,438
Investment in marketable equity securities	(1,225)
Payments made related to preacquisition contingencies	(1,905)
Payment of purchase price for Magic Johnson Theatres	(3,731)
Capital expenditures	(24,344)

Net Cash Provided by Investing Activities	48,595

FINANCING ACTIVITIES
Capital contribution from LCE	1,103
Repayment of U.S. Term B facility	(8,000)
Debt issuance costs	(975)
Repayment of mortgage and capital leases	(1,165)

Net Cash Used in Financing Activities	(9,037)

Increase in cash and cash equivalents	80,729
Cash and cash equivalents at beginning of period	58,742

Cash and cash equivalents at end of period	$139,471

Supplemental cash flow information:
Income taxes paid	$3,563
Interest paid	$63,965
Assets capitalized under EITF 97-10	$6,179
Sale/leaseback of assets capitalized under EITF 97-10	$21,366

The accompanying notes are an integral part of the consolidated financial statements.

LOEWS CINEPLEX THEATRES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS

        Loews Cineplex Theatres, Inc. ("LCT" or the "Company") is a major film exhibition company with operations and/or investments in the United States and Spain. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Magic Johnson and Star Theatres names. The Company's significant partnership operates theatres under the Yelmo Cineplex name. As of December 31, 2005, the Company owns, or has an interest in, and operates 1,726 screens at 151 theatres in 18 states and the District of Columbia and Spain. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; and Madrid in Spain.

        The Company is wholly owned by Loews Cineplex Entertainment Corporation ("LCE" or the "Parent").

        On June 20, 2005, LCE's parent company, LCE Holdings, Inc. ("Holdings"), entered into a definitive merger agreement with Marquee Holdings Inc. ("Marquee"), the holding company of AMC Entertainment Inc. ("AMC"), one of the world's leading film exhibition companies. On January 26, 2006, AMC completed its merger with LCE. In accordance with the terms of the merger agreement governing the transaction, LCE has been merged into AMC, with AMC continuing as the surviving corporation and accordingly LCT has become a wholly owned subsidiary of AMC. LCE's parent company, Holdings, has similarly been merged into Marquee, the holding company of AMC, with Marquee continuing as the holding company of the merged businesses.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

        The consolidated financial statements include the accounts of LCT and its consolidated subsidiaries. Majority-owned companies are consolidated and, except where consolidation is required in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)", 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

        On July 30, 2004, Holdings, a company formed by Bain Capital Partners, LLC ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") acquired 100% of the capital stock of LCE and, indirectly, Grupo Cinemex S.A. de C.V. ("Grupo Cinemex"), LCE's sister company, for an aggregate purchase price of approximately $1.5 billion (the "Acquisition") pursuant to an agreement between Holdings and the Company's former investors, Onex Corporation and OCM Cinema Holdings, LLC. The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Under purchase accounting, the acquisition consideration was allocated to the Company's assets and liabilities based upon their relative fair values. The consideration remaining was allocated to identifiable intangibles with a finite life and is being amortized over that life, as well as to goodwill and identifiable intangibles with infinite lives, which will be evaluated, at least, on an annual basis to determine impairment and adjusted accordingly.

        Additionally, all of LCE's Senior Subordinated Notes and Term Loan, including all associated debt issuance costs and accrued interest, and interest expense incurred have been reflected in the Company's consolidated financial statements. The allocations are, in the opinion of management, reasonable as the debt was issued to facilitate LCE's acquisition of the Company and LCE and the Company are both the full and unconditional guarantors of the Senior Subordinated Notes and Term Loan. Amounts and balances included herein are not necessarily indicative of what would have been incurred or recognized had the Company been operating as a separate business.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues, Film Rental and Advertising Costs

        Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenues from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

        Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settled with the distributors.

        The cost of advertising and marketing programs are charged to operations in the period incurred. Total advertising expenses were $16.3 million for the year ended December 31, 2005.

Cash and Cash Equivalents

        The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

        Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Deferred Charges and Other Assets

        Deferred charges and other assets consist principally of deferred debt issuance costs, prepaid property taxes, deferred income taxes, prepaid rent and security deposits. The deferred debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the respective debt and recorded as a component of interest expense.

Long-term Investments in/Advances to Partnerships

        Except where consolidation is required in accordance with FIN 46(R), investments in partnerships are recorded under the equity method of accounting. Under the equity method, the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partnerships represent advances to the respective partnerships in which the Company has an interest for working capital and other capital requirements.

Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at carrying value, which approximates fair value. LCE's variable rate long-term debt principally consists of obligations which carry floating interest rates and which approximate current market rates. LCE's senior subordinated notes carry a fixed rate of 9%. As of December 31, 2005 the face amount of the senior subordinated notes was $315 million and the fair market value was $318.9 million.

Property, Equipment and Leaseholds

        Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. Costs include major expenditures for new build theatres, renovations, expansions, improvements and replacements that extend useful lives or increase capacity and interest costs associated with significant capital additions.

        Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings(a)	30-40 years
Equipment	5-10 years
Leasehold Improvements	The shorter of the initial fixed term of the lease and useful life of the related asset

(a)
For owned buildings constructed on leased property the useful life does not exceed the fixed term of the land lease.

Capitalized Software Costs

        The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occur only after the preliminary project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. The capitalized costs are amortized on a straight-line basis over the three year estimated useful life of the software.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangible assets primarily represent management agreements, non-compete agreements, screen advertising contracts, tradenames and beneficial leases. The following criteria are considered in determining the recognition of intangible assets: (1) the intangible asset arises from contractual or other rights, or (2) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. Intangible assets with finite lives are amortized over their respective useful lives.

        Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31 and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company determines the fair value of each reporting unit using discounted cash flow analysis and compares such values to the respective reporting unit's carrying amount. While the Company believes its estimates of future cash flows and discount rates are reasonable, different assumptions regarding such cash flows and discount rates could materially affect the evaluation.

Long-Lived Assets

        The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) the Company's estimate of fair value is based on discounted future cash flows. While the Company believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Income Taxes

        For federal income tax purposes, the Company files a consolidated income tax return with LCE. However, for reporting purposes, the Company determines its federal tax liability principally on a separate Company basis and pays any liability to the Parent. State tax returns are filed on an individual Company basis.

        Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

Foreign Currency Translation

        The Company's foreign entities utilize the local currency as their functional currency. Accordingly, the Company's foreign entities' financial statements have been translated from their respective functional currencies into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting period for revenues and expenses. The effects of translating foreign currency financial statements into U.S. dollars are included in the accumulated other comprehensive income account in stockholder's equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

Leases

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 20 to 40 years, with certain leases containing options to extend the leases, generally in intervals of five to ten years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases, on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        During 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to its operations.

        Commencing in 2005, the Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

Financing Lease Obligations

        The Company considers the provisions of EITF No. 97-10, "The Effect of Lessee Involvement in Asset Construction" ("EITF 97-10"), when it is involved in the construction of an asset that will be leased when the construction is completed, to determine if it is, pursuant to EITF 97-10, the owner of such assets during the construction period. If the Company is considered the owner, the Company capitalizes the costs of the property with which the Company is involved during the construction period. A corresponding financing lease obligation is recorded in other long-term liabilities. Once construction is completed, the Company considers the requirements of SFAS No. 98, "Accounting for Leases", for sale/leaseback treatment, and, if the arrangement meets the requirements for sale treatment, the asset and obligation are removed. If the Company fails to meet the requirements for sale treatment, the liability is reclassified to capital lease and financing lease obligations on the Company's consolidated balance sheet. The asset and financing lease obligation are amortized over the initial fixed lease term.

Stock Based Compensation

        As permitted under SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock options were issued or outstanding prior to January 2005. No stock-based compensation expense was recorded during the year ended December 31, 2005, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant.

        For purposes of the disclosure below, compensation costs for the stock based compensation plans have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

Expected life (years)	7.0
Expected volatility	39.0%
Expected dividend yield	—
Risk free interest rate	3.80% - 4.39%

        If the fair value method had been applied to stock option grants, the Company's net loss for the year ended December 31, 2005 would have changed as follows:

Net loss
As reported	$(38,070)
Deduct: total stock-based compensation expense determined under fair value method	(886)

Pro forma	$(38,956)

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment", which replaces FASB Statement

No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and supercedes Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        In April 2005, the SEC delayed the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The adoption of FASB 123(R) will not have a material impact on the results of operations or financial position of the Company, as all outstanding stock options were cancelled in connection with the AMC merger.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 is an interpretation of SFAS 143, "Asset Retirement Obligations", which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 have been adopted by the Company and did not have a material impact on the results of operations or financial position of the Company.

        In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" ("SFAS 154"), a replacement of APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is not expected to have a material impact on the results of operations or financial position of the Company.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, companies will no longer be able to capitalize rental costs during the construction period and will be required to expense these costs as incurred.

        This FSP is effective for the first reporting period beginning after December 15, 2005. The provisions of FSP 13-1 are consistent with the Company's accounting policies.

NOTE 3—ACQUISITIONS

        In August of 2005, the Company acquired an additional 49.99% interest in Magic Johnson Theatres ("MJT") from its partner in the MJT partnership, Johnson Development Corporation, for total consideration of $3.7 million, including professional fees paid by the Company and, on the same day, the partnership was converted from a general partnership to a limited partnership. Johnson Development Corporation retained a .01% interest in the limited partnership. The Company had previously consolidated the operating results and financial position of the MJT partnership as a result of the Company's adoption of FIN 46(R), therefore, this transaction has not had any significant effect on the results of operations or financial position of the Company. The $3.7 million purchase price has been allocated to goodwill, as all MJT assets were stated at fair value as estimated by management. The amount recorded for Goodwill is not subject to amortization and is not deductible for tax purposes.

NOTE 4—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables as of December 31, 2005 consists of:

Trade receivables	$15,452
Other	2,641

Total accounts and other receivables	$18,093

        No single customer accounts for more than 10% of total trade receivables or total revenues as of and for the year ended December 31, 2005.

NOTE 5—PROPERTY, EQUIPMENT AND LEASEHOLDS

        Property, equipment and leaseholds as of December 31, 2005 consists of:

Land	$25,799
Buildings and leasehold improvements	396,113
Equipment	142,705
Software	1,230
Construction in progress	14,799

Total property, equipment and leaseholds	580,646
Less: accumulated depreciation and amortization	94,639

$486,007

        Depreciation expense was $73.2 million for the year ended December 31, 2005. Amortization expense for capitalized software costs was $474 for the year ended December 31, 2005.

        The cost of property and equipment under capital lease and financing lease obligations is classified as buildings and leasehold improvements and amounted to $21.3 million as of December 31, 2005 with accumulated depreciation of $1.5 million as of December 31, 2005.

        Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the year ended December 31, 2005 was $196.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed-upon amount to be reimbursed from the developer. EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction", requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $6.2 million of construction project costs and corresponding obligations on its consolidated balance sheet related to these types of projects as of December 31, 2005.

        The Company took an impairment charge of $2.2 million for the year ended December 31, 2005 related to certain theatre leasehold improvements and equipment. This charge is included in the Depreciation and amortization line in the consolidated statement of operations.

NOTE 6—ASSETS HELD FOR SALE

        On December 2, 2004, the Company entered into an agreement to sell one of its theatre properties located in Arizona. As a result of this transaction, the Company has classified $2.4 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On August 31, 2005, the Company entered into an agreement to sell a theatre property located in New Jersey. As a result of this transaction, the Company has classified $5.0 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        In connection with the pending AMC merger, LCE's parent company, Holdings, and Marquee, the parent company of AMC, entered into final judgments with the Antitrust Division of the United States Department of Justice, the States of California, Illinois, Massachusetts, New York and Washington and the District of Columbia, pursuant to which the combined companies will sell 10 theatres. As a result, the Company is required to sell five of its theatres and has classified $29.4 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance sheet reflects the net book value of the theatre properties to be sold. The Company has determined that there was no impairment write-down deemed necessary for these properties as proceeds of the sales are expected to be in excess of their carrying values.

        The sales of these assets are expected to close during 2006 and the Company does not expect to record a loss on these sales. Additionally, the results associated with the theatres held for sale are not material to the Company as a whole and accordingly have not been presented as discontinued operations within the consolidated statement of operations.

NOTE 7—GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill and other intangibles for the year ended December 31, 2005 are as follows:

	Balance Dec. 31, 2004	Other		Amortization	Balance Dec. 31, 2005	Useful Life
Goodwill	$465,143	$(5,242	)(a)	$—	$459,901	Indefinite
Tradenames	85,400	—		—	85,400	Indefinite
Screen advertising contracts	20,767	—		(6,295)	14,472	3 to 5 years
Beneficial lease rights	34,068	(653	)(b)	(6,263)	27,152	1 to 19 years
Management contracts	8,540	—		(383)	8,157	18 to 26 years

	$613,918	$(5,895)		$(12,941)	$595,082

(a)
Additional goodwill associated with the purchase of MJT ($3.7 million) offset by a change in deferred tax assets and resulting decrease in the valuation allowance ($4.5 million) and adjustment in tax reserves for ongoing audits related to periods prior to the merger ($4.3 million).

(b)
Decrease associated with closed theatres written off to gain/loss on asset disposition.

        Accumulated amortization was $15.7 million at December 31, 2005. The estimated aggregate amortization expense for the next five years is as follows: $10.6 million in 2006; $10.1 million in 2007; $5.0 million in 2008; $3.0 million in 2009; and $3.0 million in 2010.

NOTE 8—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

        The Company's domestic long-term investments consist of a 50% interest in certain U.S. partnerships, which together operate three theatres with 31 screens and are accounted for using the equity method.

        The Company's international long-term investment consists of a 50% interest in Yelmo Cineplex, S.L. ("Yelmo Cineplex"), which operates 27 theatres with 311 screens at December 31, 2005 and is accounted for using the equity method.

        On December 28, 2005, the Company sold its 50% interest in Megabox Cineplex, Inc. ("Megabox") to Finventures (UK) Limited ("Finventures"), and Mediaplex, Inc. ("Mediaplex"), the Company's joint venture partner in Megabox, for proceeds of $78.4 million. The Company recognized a gain on asset disposition of $18.8 million in connection with the sale. The gain is reported as a component of Equity (income)/loss in long-term investments. As a result of this transaction the financial information reported below includes the results of operations for Megabox through the date of sale but, however, does not include the financial position of Megabox as of December 31, 2005.

        The Company's carrying value of its investment in Yelmo Cineplex was $37.7 million and its investment in Megabox was nil at December 31, 2005. The Company's carrying value of its investment in its U.S. partnerships was $11.0 million as of December 31, 2005. The difference between the Company's carrying value of its long-term investments and advances to partnerships of $48.7 million as of December 31, 2005, and the proportional underlying net equity of those partnerships of $46.8 million as of December 31, 2005 is accounted for as goodwill.

        Undistributed earnings of the Company's partnership investments accounted for under the equity method of $2.3 million are included in retained earnings on the Company's consolidated balance sheet as of December 31, 2005.

        The following table presents condensed financial information for the Company's partnerships on a combined basis, excluding Megabox balance sheet information as of December 31, 2005 as it was sold on December 28, 2005:

Box office	$153,229
Concession/other	65,482

Total revenues	218,711
Total operating costs	170,426
General and administrative costs	7,999
(Gain)/loss on sale/disposal of theatres	—
Depreciation and amortization	23,665

Income from operations	$16,621

Net income/(loss)	$8,746

Company's share of income/(loss)	$4,373	(a)

Current assets	$9,459
Non-current assets	$157,485
Current liabilities	$50,833
Non-current liabilities	$34,928

(a)
Excludes gain on sale of Megabox of $18.8 million.

NOTE 9—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of December 31, 2005 consist of:

Accounts payable—trade	$48,387
Accrued occupancy	14,830
Accrued interest	18,317
Other accrued expenses	23,553

$105,087

NOTE 10—LONG-TERM DEBT AND OTHER OBLIGATIONS

        Long-term debt and other obligations as of December 31, 2005 consist of:

LCE Term Loan	$620,425
LCE Senior Subordinated Notes	315,000
Mortgage Payable—non-recourse, 10% due 2007	2,319

937,744
Less: Current maturities	6,412

$931,332

Term Loan

        On July 30, 2004, LCE entered into a $730 million Credit Agreement (the "Credit Agreement") with Citicorp North America, Inc., as administrative agent. The Credit Agreement is composed of two tranches: (i) a $630 million term loan ("Term Loan") and (ii) a $100 million revolving credit facility, including a letter of credit sub-facility. The proceeds of the Term Loan have been used to fund the payment of a portion of the purchase price of the Company to LCE's former stockholders. These facilities are guaranteed by LCE's parent, Holdings, and all of LCE's existing and future domestic subsidiaries (consisting only of LCT at December 31, 2005), with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (there are no unrestricted subsidiaries as of December 31, 2005), and are collateralized by a perfected security interest in substantially all of LCE's and such subsidiaries' assets, including a pledge of 100% of LCE's capital stock, the capital stock of each of its restricted subsidiaries and a portion of the capital stock of certain of its foreign subsidiaries that are directly owned by LCE or its restricted domestic subsidiaries. The Term Loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The Term Loan bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on LCE's Adjusted Leverage Ratio (as defined in the Credit Agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on LCE's Adjusted Leverage Ratio (as defined in the Credit Agreement). At December 31, 2005, LCE had not drawn against the revolving credit facility. The Term Loan bears interest at a weighted average rate of 5.60% at December 31, 2005 and interest is payable on the earlier of: the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

        Additionally, as of December 31, 2005, LCE had $5.7 million in stand-by letters of credit issued under its revolving credit facility to support its commitment with respect to certain LCT-related contractual obligations. As of December 31, 2005, LCE had additional availability of $94.3 million under the revolving credit facility.

        On January 26, 2006, all amounts outstanding on LCE's Term Loan, including $620.4 million of principal and $2.2 million of accrued interest were repaid and all related unamortized deferred debt issuance costs ($15.3 million at December 31, 2005) were written off in conjunction with the closing of the merger with AMC.

Senior Subordinated Notes

        On July 30, 2004, LCE issued $315 million of 9% Senior Subordinated Notes due 2014 (the "Notes") in a private placement offering. The Notes are unsecured obligations and are subordinated in right of payment to all of LCE's existing and future senior debt (as defined in the Notes indenture). The Notes are pari passu in right of payment with any of LCE's future senior subordinated indebtedness. The Notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st. The Notes mature on August 1, 2014. LCE used the proceeds of the Notes to fund the payment of a portion of the purchase price of the Company to LCE's former stockholders. The Notes are guaranteed by all of LCE's existing and future domestic subsidiaries (consisting of LCT as of December 31, 2005), with the exception of unrestricted subsidiaries, as defined in the Note indenture (there are no unrestricted subsidiaries as of December 31, 2005).

        On August 12, 2005, LCE commenced an offer to exchange all of its $315 million outstanding senior subordinated notes due 2014 (the "Old Notes") for an equal amount of its new senior subordinated notes due 2014 (the "New Notes"). On September 12, 2005, LCE's exchange offer closed, with 100% of the Old Notes accepting LCE's offer to exchange. The terms and conditions of the New Notes are identical to those of the Old Notes (i.e., interest rate, maturity date, payment schedule, etc.). The exchange offer did not have a material impact on LCE's or the Company's results of operations or financial position.

        Under the terms of the indenture governing LCE's Notes, the merger with AMC (see Note 1) constituted a change of control and because LCE did not meet certain conditions in the indenture it would have been required to allow the holders of its Notes to tender the Notes at a price of 101% of the principal amount, plus accrued and unpaid interest and additional interest (as defined in the indenture). As a result, LCE commenced a voluntary tender offer for the New Notes in December 2005. On January 26, 2006, in conjunction with the closing of the merger with AMC, the tender offer and consent solicitation of the New Notes was completed. LCE repaid the $315.0 million in principal outstanding, and paid $3.9 million in tender premiums and $13.8 million of accrued interest and wrote off all related unamortized deferred debt issuance costs ($13.2 million at December 31, 2005).

Term Loan and Senior Subordinated Note Covenants

        The Credit Agreement and the Note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, the Credit Agreement includes financial performance covenants, including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). LCE was in compliance with all required covenants as of December 31, 2005.

        Annual maturities of obligations under long-term debt for the next five years and thereafter are set forth as follows. These balances do not reflect the subsequent repayments as a result of the merger with AMC.

2006	$6,412
2007	8,507
2008	6,300
2009	6,300
2010	6,300
Thereafter	903,925

$937,744

NOTE 11—EQUITY

        The Company's class A and class B voting common stock (collectively "common stock") both have a par value of $0.01 and are identical in all respects, except with respect to voting and except that each share of class B common stock will convert into one share of class A common stock at the option of the holder and under certain specified circumstances. Each holder of class A common stock is entitled to one vote for each outstanding share of class A common stock owned by that shareholder on all matters properly submitted to shareholders for their vote. Each holder of class B common stock is entitled to 20 votes for each outstanding share of class B common stock owned by that shareholder on all matters properly submitted to shareholders for their vote. Except as required by law, the holders of common stock vote together as a single class on all matters. All issued and outstanding shares of classes A and B stock are held by LCE. The Company's authorized preferred stock may, at the direction of its Board of Directors, provide for voting rights, be convertible or nonconvertible, possess rights to receive cumulative or noncumulative dividends, be subject to redemption, have rights to voluntary or nonvoluntary liquidation proceeds and have other rights as shall be determined by the Board of Directors from time to time. There are no issued or outstanding shares of preferred stock.

        Subject to the dividend rights of the holders of any preferred stock, holders of common stock are entitled to any dividend declared by the board of directors and are entitled to receive, on a pro rata basis, all of the Company's remaining assets available for distribution to the shareholders in the event of Company's liquidation, dissolution or winding up. No dividend can be declared unless at the same time an equal dividend is paid on each share of common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

        The components of accumulated other comprehensive loss as of December 31, 2005 consist of:

Currency translation adjustment	$(460)
Minimum pension liability adjustment (net of tax benefit of $373)	(1,474)
Unrealized gain on marketable equity securities (net of tax provision of $210)	829

$(1,105)

NOTE 12—LEASES

        Future minimum rent commitments at December 31, 2005 under operating and capital lease and financing lease obligations are as follows:

Year Ending December 31,	Operating Leases	Capital Lease and Financing Lease Obligations
2006	$95,885	$3,418
2007	91,403	3,418
2008	85,864	3,553
2009	83,301	3,566
2010	81,358	3,672
Thereafter	708,799	33,947

Total minimum rent	$1,146,610	51,574

Less amount representing interest		24,574

Net minimum rent		$27,000

        Minimum rent expense related to operating leases was $94.4 million for the year ended December 31, 2005. In addition to the minimum rent expense noted above, the Company incurs percentage rent charges. Percentage rent expense was $5.1 million for the year ended December 31, 2005.

NOTE 13—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

Profit Sharing and Savings Plan

        The Company has a defined contribution Profit Sharing and Savings Plan (the "Savings Plan") for substantially all eligible salaried employees in the United States, to which the Company contributes by matching 50% of the employee contribution up to a maximum of the first 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit); however, the incremental amount is not eligible for matching contributions by the Company. The Savings Plan also provides for discretionary profit sharing contributions, the annual amount of which is determined by the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1.7 million for the year ended December 31, 2005.

Employee Health and Welfare and Other Post-retirement Benefits

        The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of December 31, 2005.

        The significant assumptions used in determining post-retirement benefit cost for the year-ended December 31, 2005 were as follows:

Discount rate for net periodic benefit costs	5.75%

        The significant assumptions used in determining the accumulated post-retirement benefit obligation ("APBO") as of December 31, 2005 were as follows:

Discount rate for benefit obligations	5.50%
Assumed health care trend rate—Pre 65 Medical	8.50%
Assumed health care trend rate—Post 65 Medical	8.50%
Assumed health care trend rate—Prescription drug	11.00%
Annual decrease in assumed health care trend rate(a)	0.50%
Assumed ultimate health care trend rate	5.00%
Assumed ultimate trend rate to be reached in year	2013

(a)
The annual decrease in the assumed health care trend rate is 0.50% for all three assumed health care trend rates until 2008 when the annual decrease for the prescription drug rate increases to 1.0% until it reaches the ultimate health care trend rate.

        An increase of 1% in the assumed health care cost trend rate would increase the net periodic costs as of December 31, 2005 by $167 and the accumulated post-retirement benefit obligation at December 31, 2005 by $1.9 million.

        The Company anticipates qualifying for the Medicare Part D prescription drug federal subsidy and intends to apply for the 2007 plan year, therefore the above disclosure reflects, as of January 1, 2005, the future subsidy payments from Medicare, commencing in fiscal year 2007.

        The reduction in the APBO for the subsidy related to benefits attributed to past service as of January 1, 2005 is estimated to be $1.1 million. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for the fiscal year 2005 is estimated to be $0.2 million. This includes the amortization of the actuarial experience gain as a component of the net amortization, the reduction in current period service cost is due to the subsidy, and the resulting reduction in interest cost on the APBO as a result of the subsidy.

        Net post-retirement life and medical benefit expense for the year ended December 31, 2005 was as follows:

Net periodic benefit cost
Service cost	$421
Interest cost	583

Net periodic post-retirement expense	$1,004

        The status of the Company's post-retirement life and medical benefits at December 31, 2005 was as follows:

Change in benefit obligation:
Benefit obligation at beginning of period	$10,031
Service cost	421
Interest cost	583
Plan participant contribution	9
Actuarial loss	1,562
Benefits paid	(341)

Benefit obligation at end of period	$12,265

Change in plan assets:
Fair value of plan assets at January 1	$—
Employer contribution	332
Plan participant contributions	9
Benefits paid	(341)

Fair value of plan assets at December 31	$—

Accrued benefit costs
Total accumulated obligations	$(12,265)
Funded status	—
Unrecognized net loss	1,917

Accrued liability	$(10,348)

        The Company expects to make the following future benefit payments:

2006	$514
2007	531
2008	556
2009	611
2010	650
years 2011-2015	4,068

        Additionally, the Company expects to make a contribution of $514 to the post retirement benefit plan net of employee contribution for the year ending December 31, 2006.

Pension Plans

        The Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees' Pension Plan (the "U.S. Pension Plan") and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the "SRP"). The U.S. Pension Plan is a frozen cash balance plan. The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

        The significant weighted average assumptions used in determining pension plan costs for the year ended December 31, 2005 were as follows:

Discount rate for net periodic benefit costs	5.60%
Assumed return on plan assets	5.00% - 8.38%

        The significant weighted average assumptions used in determining accumulated benefit obligations for all the pension plans as of December 31, 2005 were as follows:

Discount rate for benefit obligations	5.50%
Assumed return on plan assets	5.00 - 8.38%

        The discount rate used for the Company's pension plans reflects the rate at which benefits provided under the pension plans could effectively be settled by purchasing annuities from an insurance company. The expected benefit payments were assumed to have been paid mid-year. The discount rate analysis was based on the Citigroup Pension Discount Curve Annual Spot Rate as of December 31, 2005. This rate is comprised of the average spot rate of bonds used to construct a high-quality portfolio, which would match the liability stream of the pension plans.

        The Company considers this approach to be an appropriate guideline on which to base the discount rate assumptions.

        Net periodic pension plan costs in the aggregate for the year ended December 31, 2005 include the following components:

Net periodic benefit cost
Service cost	$226
Interest cost	617
Net recognized return on plan assets	(683)
Amortization of losses	1

Net periodic benefit expense	$161

        A reconciliation of the Company's pension plan benefit obligation in the aggregate for the year ended December 31, 2005 was as follows:

Change in benefit obligation:
Benefit obligation at January 1	$10,383
Service cost	226
Interest cost	617
Actuarial loss	1,137
Benefits paid	(956)

Benefit obligation at December 31	$11,407

        The status of the Company's pension plan assets and funded status in the aggregate at December 31, 2005 was as follows:

Change in plan assets:
Fair value of plan assets at January 1	$8,551
Actual return on plan assets	2
Company contributions	165
Benefits paid	(956)

Fair value of plan assets at December 31	$7,762

Change in funded status of plan:
Funded status of plan	$(3,645)
Unrecognized actuarial loss	1,475
Additional liability	(1,474)

Accrued benefit cost at December 31	$(3,644)

        The Company's weighted average pension plan asset allocations by asset category for all pension plans and the target allocation ranges by asset category for the U.S. Pension Plan is shown in the table below. The SRP's target asset allocation is 100% in fixed income investments and is not reflected in the table below.

Asset Categories for U.S. Pension Plan	Actual Allocation	Target Allocation
Cash and equivalents	3.6%	0.0%
International equities	11.4%	16.0%
Fixed income	22.7%	30.0%
Domestic equities	62.3%	54.0%

        The Company's pension plan committee's policy is to invest pension plan assets in a diversified portfolio consisting of a traditional mix of U.S. and International equity securities and fixed income securities. These investments are made in order to achieve a targeted long-term rate of return from 5.00% for the SRP to 9.00% for the U.S. Pension Plan. The pension plan committee believes that the pension plans' risk and liquidity are, in large part, a function of asset mix and has reviewed the long-term performance characteristics of various asset classes and has focused on balancing risk and reward over the long-term. The pension plan committee utilizes specialists to assist it with its analysis of investment allocations.

        The Company expects to make the following future benefit payments:

2006	$841
2007	846
2008	885
2009	815
2010	1,064
years 2011-2014	3,895

        Additionally, the Company expects to make contributions of $1.1 million to the pension plans for the year ending December 31, 2006.

Other Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $682 for the year ended December 31, 2005.

NOTE 14—RELATED PARTY TRANSACTIONS

        On behalf of LCE, the Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of December 31, 2005 and $4.0 million was included in the General and administrative expenses line item in the consolidated statement of operations for the year ended December 31, 2005.

NOTE 15—INCOME TAXES

        The provision for income taxes for the year ended December 31, 2005 is as follows:

Current tax provision
Federal	$—
State and local	1,570
Foreign	1,480

Total current	3,050
Deferred tax provision
Federal	4,590
State and local	1,036
Foreign	—

Total deferred	5,626

Total tax provision	$8,676

        Reconciliation of the provision for income taxes to the statutory federal income tax rate for the year ended December 31, 2005 is as follows:

Benefit on loss before income taxes at statutory federal income tax rate	$(10,287)	35.0%
Provision for state and local taxes (net of federal income tax benefit)	1,800	(6.1)
Sale of Megabox Cineplex partnership	10,448	(35.6)
Megabox Cineplex partnership dividend	4,180	(14.2)
Foreign equity investments	(1,285)	4.4
Foreign withholding tax	1,480	(5.0)
Other	2,340	(8.0)

	$8,676	(29.5)%

        Significant components of the deferred tax assets and liabilities at December 31, 2005 are as follows:

Deferred tax assets:
Net operating loss carryforwards	$190,398
Accrued liabilities	1,552
Property and equipment	84,960
Deferred rent liability	5,692
Other	12,455

295,057
Deferred tax liabilities:
Intangible asset	10,300
Partnership equity interest	18,169

28,469
Less: Valuation allowance	(266,588)

Net deferred tax asset	$—

        The valuation allowance of $266.6 million as of December 31, 2005 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with depreciation and net operating loss ("NOL") carryforwards. The Company has concluded that, based upon expected future results, it is more likely than not that the deferred income tax asset balance related to its U.S. operations will not be realized.

        As a result of LCT's emergence from bankruptcy in 2002 and the ownership changes in 2002 and 2004 the ability to utilize the remaining U.S. NOLs will be subject to limitations. Substantially all of the deferred tax asset and the valuation allowances were established with the Acquisition and the related purchase accounting. As a result, any tax benefit derived from the release of the valuation allowances subsequent to the Acquisition will be accounted for as a credit to goodwill until exhausted, then intangible assets until exhausted and lastly as a deduction from the income tax provision.

        The deferred tax asset for NOL carryforwards at December 31, 2005 will expire between the years 2006 and 2026. The capital loss carryforward of $32.1 million was utilized in 2005 and since it originated during the predecessor period it reduced goodwill rather than the current tax provision.

        No provision has been made for foreign withholding taxes or U.S. income taxes associated with the cumulative undistributed earnings of foreign corporate joint ventures at December 31, 2005, as these earnings are expected to be reinvested indefinitely in working capital and other business needs. It is not practicable to make a determination of the amount of unrecognized deferred income tax liability with respect to such earnings.

NOTE 16—STOCK-BASED COMPENSATION

Stock Option Plan

        On November 8, 2004, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. (a subsidiary of LCE Holdings, Inc.) approved and these companies adopted a new Management Stock Option Plan (the "Option Plan") providing for the granting of options to key employees of the Company. On January 1, 2005, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 12, 2005, employees of the Company were granted stock options to purchase up to 1,254,514 shares of Class A Common Stock and 139,389 shares of Class L Common Stock of LCE Holdings, Inc. and 24,977 shares of Preferred Stock of LCE Intermediate Holdings, Inc. Additionally, on April 4, 2005, an employee of the Company was granted stock options to purchase up to 76,262 shares of Class A Common Stock and 8,474 shares of Class L Common Stock of LCE Holdings, Inc. and 1,518 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options granted on January 12, 2005 will expire on July 30, 2014 and the options granted on April 4, 2005 will expire on April 4, 2015. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates from July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011 (or April 4, 2012 in the case of the options granted on April 4, 2005).

        As a result of the completion of LCE's merger with AMC all stock options were cancelled on January 26, 2006.

        The following table summarizes 2005 stock option activity and information about the stock options outstanding at December 31, 2005:

	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—
Granted	1,505,134	10.60
Exercised	—	—
Forfeited/Expired	—	—

Outstanding at end of year	1,505,134	$10.60

Options exercisable at end of year	100,342	$10.60
Weighted average fair value of options granted		$4.89
Options available for grant at year end	1,662,541
Weighted average remaining contractual life		10 years

NOTE 17—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

        The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

        In December 2005, the Company sold its 50% interest in Megabox to Finventures and Mediaplex (see Note 8). Under the terms of the stock purchase agreement with Fineventures, the Company agreed to indemnify Finventures for losses resulting from any breach by the Company of certain representations, warranties and covenants contained in the stock purchase agreement to the extent that such losses exceeded $1 million, but no more than $4 million. In addition, the Company agreed to indemnify Finventures for 45% of any losses, up to a maximum of $2.9 million, sustained by Megabox related to an existing lawsuit between Megabox and the landlord at one of its theatres. The Company has recorded a liability of $2.9 million related to this indemnification as of December 31, 2005.

        Except as noted above and based upon the Company's historical experience and information known as of December 31, 2005, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

        As of December 31, 2005, the Company has aggregate capital commitments of $100.6 million primarily related to the completion of construction of four theatre properties (comprising 64 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the period from 2006 to 2007.

Metreon Arbitration

        In May 1997, the Company entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company's responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that the Company occupies at least 48.5% of the center. The Company asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to the Company were improper. In the Chapter 11 proceeding the Company assumed the Metreon lease without prejudice to any of the Company's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by the Company and directing Metreon to pay the Company's legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon's motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon's motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceeded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease. The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, the Company filed a petition for review of this decision with the Supreme Court of California. The petition was recently denied. Therefore, the arbitration award previously entered by the trial court will be formally vacated by that court and a new arbitration hearing will be scheduled. The Company believes it has meritorious defenses to all of Metreon's claims against the Company under the lease and the Company intends to continue to vigorously defend its position. However, the Company cannot predict the outcome of this arbitration. Management believes it has adequately estimated and provided for such costs associated with this matter.

Six West Retail Acquisition, Inc.

        Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, the Company and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. In March 2004, the judge in this case issued an opinion and order granting defendants' motion for summary judgment and dismissed all of Six West's claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30, 2005, a panel of the court of appeals affirmed the lower court's decision. On April 13, 2005, Six West petitioned the court of appeals for a rehearing of its appeal by the full court. This motion was subsequently denied. In September 2005, Six West filed a petition for writ of certiorari with the Supreme Court of the United States regarding this case, which was also subsequently denied. As a result, Six West's claims relating to this case in the Company's 2001 bankruptcy proceedings have been expunged.

Discount Ticket Litigation

        The Company sold various types of advance sale discount movie tickets with expiration dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company that alleged its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California's Business and Professions Code Section 17200 et seq. The Weaver compliant alleged that such corporate discount tickets constituted gift certificates subject to California's prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and sought declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The Company reached agreement to settle this case, and in November 2005 the Court approved the settlement agreement. The Company's obligations under the settlement agreement did not have a material impact on its operating results or financial position.

Other

        Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company's operating results, financial position or cash flows.

NOTE 18—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        As a result of the completion of the merger between the Company's parent, LCE and AMC on January 26, 2006, the Company and all of its wholly-owned subsidiaries became subsidiary guarantors of AMC's debt, inclusive of its outstanding $325.0 million aggregate principal amount of 11% senior subordinated notes due 2016. The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered", including Rule 3-10(g) "Recently acquired issuers or subsidiaries guarantors". This information is not necessarily intended to present the financial position, results of operations and cash flows of individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors is 100% owned by AMC. The subsidiary guarantees of AMC's debt are full and unconditional and joint and several.

        The following supplemental tables present the condensed consolidating balance sheet for the subsidiary guarantors and non-guarantor as of December 31, 2005 and the condensed consolidating statements of operations and cash flow for the year ended December 31, 2005.

Condensed Consolidating Balance Sheet as of December 31, 2005

	LCT	Subsidiary Guarantors	Subsidiary Non-Guarantor	Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$139,263	$208	$—	$139,471
Other current assets	—	37,377	91	—	37,468

TOTAL CURRENT ASSETS	—	176,640	299	—	176,939
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	—	480,100	5,907	—	486,007
OTHER ASSETS
Goodwill	—	455,998	3,903	—	459,901
Other intangible assets, net	—	135,181	—	—	135,181
Investments in subsidiaries and partnerships	1,114,644	37,789	—	(1,103,736)	48,697
Assets held for sale	—	36,822	—	—	36,822
Due from subsidiary	—	19,488	—	(19,488)	—
Other non-current assets	28,509	3,148	37	—	31,694

TOTAL ASSETS	$1,143,153	$1,345,166	$10,146	$(1,123,224)	$1,375,241

LIABILITIES AND STOCKHOLDER'S EQUITY
TOTAL CURRENT LIABILITIES	$24,421	$118,193	$1,566	$—	$144,180
LONG-TERM DEBT	929,125	2,207	—	—	931,332
DEBT DUE TO PARENT	—	—	19,488	(19,488)	—
OTHER LONG-TERM LIABILITIES	—	110,122	—	—	110,122

TOTAL LIABILITIES	953,546	230,522	21,054	(19,488)	1,185,634

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY
Common stock	1	1	—	(1)	1
Preferred stock		—	—	—	—
Additional paid-in capital	244,170	1,169,207	—	(1,169,207)	244,170
Accumulated other comprehensive loss	(1,105)	(1,105)	—	1,105	(1,105)
Retained deficit	(53,459)	(53,459)	(10,908)	64,367	(53,459)

TOTAL STOCKHOLDER'S EQUITY	189,607	1,114,644	(10,908)	(1,103,736)	189,607

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,143,153	$1,345,166	$10,146	$(1,123,224)	$1,375,241

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2005

	LCT	Subsidiary Guarantors	Subsidiary Non-Guarantor	Eliminations	Consolidated
REVENUES
Box office	$—	$490,959	$12,829	$—	$503,788
Concession	—	191,753	5,702	—	197,455
Other	—	30,669	772	(419)	31,022

Total operating revenues	—	713,381	19,303	(419)	732,265
EXPENSES
Theatre operations and other expenses	—	546,088	19,279	(419)	564,948
Cost of concessions	—	25,101	884	—	25,985
General and administrative	—	41,998	459	—	42,457
Depreciation and amortization	—	76,585	4,406	—	80,991
Loss on asset disposition	—	128	—	—	128

Total operating expenses	—	689,900	25,028	(419)	714,509

INCOME/(LOSS) FROM OPERATIONS	—	23,481	(5,725)	—	17,756
Interest expense/(income), net	68,044	(468)	2,708	—	70,284
Equity income in long-term investments	(29,974)	(14,701)	—	21,541	(23,134)

INCOME/(LOSS) BEFORE INCOME TAXES	(38,070)	38,650	(8,433)	(21,541)	(29,394)
Income tax expense	—	8,676	—	—	8,676

NET INCOME/(LOSS)	$(38,070)	$29,974	$(8,433)	$(21,541)	$(38,070)

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2005

	LCT	Subsidiary Guarantors	Subsidiary Non-Guarantor	Eliminations	Consolidated
OPERATING ACTIVITIES
Net Cash Provided by/(Used in) Operating Activities	$—	$45,080	$(3,909)	$—	$41,171
INVESTING ACTIVITIES
Capital expenditures	—	(24,091)	(253)	—	(24,344)
Payment of purchase price for Magic Johnson Theatres	—	(3,731)	—	—	(3,731)
Proceeds from the sale of Megabox Cineplex partnership	—	78,362	—	—	78,362
Other investing activities	—	(5,843)	—	4,151	(1,692)

Net Cash Provided by/(Used in) Investing Activities	$—	$44,697	$(253)	$4,151	$48,595
FINANCING ACTIVITIES
Capital contribution from LCE	—	1,103	—	—	1,103
Repayment of U.S. Term B facility	(8,000)	—	—	—	(8,000)
Debt issuance costs		(975)	—	—	(975)
Other financing activities	8,000	(9,165)	4,151	(4,151)	(1,165)

Net Cash Provided by/(Used in) Financing Activities	$—	$(9,037)	$4,151	$(4,151)	$(9,037)
Increase/(decrease) in cash and cash equivalents	—	80,740	(11)	—	80,729
Cash and cash equivalents at beginning of period	—	58,523	219	—	58,742

Cash and cash equivalents at end of period	$—	$139,263	$208	$—	$139,471

AMC ENTERTAINMENT INC.

$325,000,000 11% Series B Senior Subordinated Notes due 2016
$250,000,000 8 5/8% Series B Senior Notes due 2012
$205,000,000 Series B Senior Floating Rate Notes due 2010
$212,811,000 9 1/2% Series B Senior Notes due 2011
$175,000,000 9 7/8% Series B Senior Subordinated Notes due 2012
$300,000,000 8% Series B Senior Subordinated Notes due 2014,
each of which is fully and unconditionally guaranteed
by all of our domestic subsidiaries that guarantee our other indebtedness

Prospectus

Dated                 , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. Our amended and restated certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, we shall bear the burden of proof that the claimant is not entitled to indemnification. Section 145 of the Delaware General Corporation Law also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation of the Company contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law. The effect of these provisions is to eliminate our and our stockholders' rights (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of us or our stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Item 21.    Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1(a)(1)	Interim Operating Agreement dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.1(a)(2)
Amendment dated January 28, 2002 to Interim Operating Agreement dated December 6, 2001 between GC Companies, Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.2 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(b)(1)
Letter of Intent dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).

2.1(b)(2)
Letter of Intent, amended as of January 15, 2002, by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 2.5(b)(2) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.1(b)(3)
Letter of Intent dated December 6, 2001, amended and restated as of January 28, 2002, between GC Companies, Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.3 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(c)(1)
Support Agreement dated December 6, 2001, by and among AMC Entertainment Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors, General Electric Capital Corporation and Harcourt General, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 001-08747) filed on December 11, 2001).
2.1(c)(2)
Support Agreement dated December 6, 2001, amended and restated as of January 28, 2002, between AMC Entertainment Inc., General Electric Capital Corporation, Harcourt General, Inc. and the Official Committee of Unsecured Creditors in the Chapter 11 Case of the GCX Debtors (incorporated by reference from Exhibit 2.4 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(c)(3)
Support Agreement dated February 27, 2002, by and among AMC Entertainment Inc., GC Companies, Inc. ("GCX," and together with its Chapter 11 debtor affiliated entities, the "GCX Debtors"), the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors and The Bank of Nova Scotia (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 7, 2002).
2.1(d)(1)
Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its jointly administered subsidiaries (incorporated by reference from Exhibit 2 to the Company's Form 8-K (File No. 001-05747) filed on December 28, 2001).
2.1(d)(2)
First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on January 30, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.5 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(d)(3)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
2.1(d)(4)
Support Agreement dated February 14, 2002, by and among GC Companies, Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of GCC Debtors, AMC Entertainment Inc., Fleet National Bank and Bank of America, N.A. (incorporated by reference from Exhibit 2.5(c)(3) to Amendment No. 3 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 22, 2002).

2.1(e)
Stock Purchase Agreement dated January 15, 2002 among GC Companies, Inc., AMC Entertainment Inc., American Multi-Cinema, Inc. and Centertainment Development, Inc. (incorporated by reference from Exhibit 2.5(e) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.1(f)
Joint Commitment Agreement dated as of February 1, 2002 among AMC Entertainment Inc., Chestnut Hill Investments LLC, Richard A. Smith, John Berylson, and Demos Kouvaris. (Incorporated by reference from Exhibit 2.5(f) to the Amendment No. 2 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 8, 2002).
2.1(g)
Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings, Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
3.1(a)
Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.1(b)
Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (restated for filing purposes in accordance with Rule 102(c) of Regulation S-T) (incorporated by reference from Exhibit 3.1(b) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	S&J Theatres, Inc. (incorporated by reference from Exhibit 3.3.2 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.3	Loews Bristol Cinemas, Inc. (incorporated by reference from Exhibit 3.3.3 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.4	Loews Connecticut Cinemas, Inc. (incorporated by reference from Exhibit 3.3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.5	Downtown Boston Cinemas, LLC (incorporated by reference from Exhibit 3.3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	Farmers Cinemas, Inc. (incorporated by reference from Exhibit 3.3.6 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	Gateway Cinemas, LLC (incorporated by reference from Exhibit 3.3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.8	Kips Bay Cinemas, Inc. (incorporated by reference from Exhibit 3.3.8 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.10	Lewisville Cinemas, LLC (incorporated by reference from Exhibit 3.3.10 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.11	Loeks Acquisition Corp. (incorporated by reference from Exhibit 3.3.11 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.12	Loews Akron Cinemas, Inc. (incorporated by reference from Exhibit 3.3.12 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.13	Loews Arlington Cinemas, Inc. (incorporated by reference from Exhibit 3.3.13 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.14	Loews Berea Cinemas, Inc. (incorporated by reference from Exhibit 3.3.14 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.15	Loews Cineplex International Holdings, Inc. (incorporated by reference from Exhibit 3.3.15 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.16	Loews Cineplex Theatres Holdco, Inc. (incorporated by reference from Exhibit 3.3.16 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.17	Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.18	Loews Garden State Cinemas, LLC (incorporated by reference from Exhibit 3.3.18 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.19	Loews Greenwood Cinemas, Inc. (incorporated by reference from Exhibit 3.3.19 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.20	Loews North Versailles Cinemas, LLC (incorporated by reference from Exhibit 3.3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.21	Loews Plainville Cinemas, LLC (incorporated by reference from Exhibit 3.3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.22	Loews Theatre Management Corp. (incorporated by reference from Exhibit 3.3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.23	Loews Theatres Clearing Corp. (incorporated by reference from Exhibit 3.3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.24	Loews USA Cinemas Inc. (incorporated by reference from Exhibit 3.3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.25	Loews Vestal Cinemas, Inc. (incorporated by reference from Exhibit 3.3.25 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.26	Loews Washington Cinemas, Inc. (incorporated by reference from Exhibit 3.3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.27	LTM Turkish Holdings, Inc. (incorporated by reference from Exhibit 3.3.27 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.28	Methuen Cinemas, LLC (incorporated by reference from Exhibit 3.3.28 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.29	Ohio Cinemas, LLC (incorporated by reference from Exhibit 3.3.29 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.30	Plitt Southern Theatres, Inc. (incorporated by reference from Exhibit 3.3.30 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.31	Plitt Theatres, Inc. (incorporated by reference from Exhibit 3.3.31 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.32	Richmond Mall Cinemas, LLC (incorporated by reference from Exhibit 3.3.32 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.33	RKO Century Warner Theatres, Inc. (incorporated by reference from Exhibit 3.3.33 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.34	Springfield Cinemas, LLC (incorporated by reference from Exhibit 3.3.34 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.35	Star Theatres of Michigan, Inc. (incorporated by reference from Exhibit 3.3.35 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.36	Star Theatres, Inc. (incorporated by reference from Exhibit 3.3.36 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.37	The Walter Reade Organization, Inc. (incorporated by reference from Exhibit 3.3.37 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.38	Theater Holdings, Inc. (incorporated by reference from Exhibit 3.3.38 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.39	U.S.A. Cinemas, Inc. (incorporated by reference from Exhibit 3.3.39 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.40	Waterfront Cinemas, LLC (incorporated by reference from Exhibit 3.3.40 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.41	Loews Chicago Cinemas, Inc. (incorporated by reference from Exhibit 3.3.41 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.42	Loews Merrillville Cinemas, Inc. (incorporated by reference from Exhibit 3.3.42 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.43	South Holland Cinemas, Inc. (incorporated by reference from Exhibit 3.3.43 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.44	Webster Chicago Cinemas, Inc. (incorporated by reference from Exhibit 3.3.44 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.45	Loews Century Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.45 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.46	Loews Cherry Tree Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.46 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.47	Loews Lafayette Cinemas, Inc. (incorporated by reference from Exhibit 3.3.47 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.48	Fall River Cinema, Inc. (incorporated by reference from Exhibit 3.3.48 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.49	Liberty Tree Cinema Corp. (incorporated by reference from Exhibit 3.3.49 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.50	Loews Cheri Cinemas, Inc. (incorporated by reference from Exhibit 3.3.50 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.51	Loews Fresh Pond Cinemas, Inc. (incorporated by reference from Exhibit 3.3.51 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.52	Nickelodeon Boston, Inc. (incorporated by reference from Exhibit 3.3.52 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.53	Sack Theatres, Inc. (incorporated by reference from Exhibit 3.3.53 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.54	Loews Baltimore Cinemas, Inc. (incorporated by reference from Exhibit 3.3.54 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.55	Loews Centerpark Cinemas, Inc. (incorporated by reference from Exhibit 3.3.55 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.56	Brick Plaza Cinemas, Inc. (incorporated by reference from Exhibit 3.3.56 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.57	Jersey Garden Cinemas, Inc. (incorporated by reference from Exhibit 3.3.57 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.58	Loews East Hanover Cinemas, Inc. (incorporated by reference from Exhibit 3.3.58 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.59	Loews Freehold Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.59 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.60	Loews Meadowland Cinemas 8, Inc. (incorporated by reference from Exhibit 3.3.60 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.61	Loews Meadowland Cinemas, Inc. (incorporated by reference from Exhibit 3.3.61 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.62	Loews Mountainside Cinemas, Inc. (incorporated by reference from Exhibit 3.3.62 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.63	Loews New Jersey Cinemas, Inc. (incorporated by reference from Exhibit 3.3.63 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.64	Loews Newark Cinemas, Inc. (incorporated by reference from Exhibit 3.3.64 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.65	Loews Ridgefield Park Cinemas, Inc. (incorporated by reference from Exhibit 3.3.65 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.66	Loews Toms River Cinemas, Inc. (incorporated by reference from Exhibit 3.3.66 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.67	Loews West Long Branch Cinemas, Inc. (incorporated by reference from Exhibit 3.3.67 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.68	Loews-Hartz Music Makers Theatres, Inc. (incorporated by reference from Exhibit 3.3.68 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.69	Music Makers Theatres, Inc. (incorporated by reference from Exhibit 3.3.69 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.70	New Brunswick Cinemas, Inc. (incorporated by reference from Exhibit 3.3.70 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.71	Parsippany Theatre Corp. (incorporated by reference from Exhibit 3.3.71 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.72	Red Bank Theatre Corporation (incorporated by reference from Exhibit 3.3.72 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.73	White Marsh Cinemas, Inc. (incorporated by reference from Exhibit 3.3.73 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.74	Crescent Advertising Corporation (incorporated by reference from Exhibit 3.3.74) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.75	Eton Amusement Corporation (incorporated by reference from Exhibit 3.3.75 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.76	Forty-Second Street Cinemas, Inc. (incorporated by reference from Exhibit 3.3.76 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.77	Lance Theatre Corporation (incorporated by reference from Exhibit 3.3.77 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.78	Leow's California Theatres, Inc. (incorporated by reference from Exhibit 3.3.78 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.79	Parkchester Amusement Corporation (incorporated by reference from Exhibit 3.3.79 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.80	Talent Booking Agency, Inc. (incorporated by reference from Exhibit 3.3.80 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.81	Loews Richmond Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.81 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.82	Mid-States Theatres, Inc. (incorporated by reference from Exhibit 3.3.82 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.83	Loews Montgomery Cinemas, Inc. (incorporated by reference from Exhibit 3.3.83 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.84	Stroud Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.84 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.85	Fountain Cinemas, Inc. (incorporated by reference from Exhibit 3.3.85 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.86	Loews Arlington West Cinemas, Inc. (incorporated by reference from Exhibit 3.3.86 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.87	Loews Deauville North Cinemas, Inc. (incorporated by reference from Exhibit 3.3.87 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.88	Loews Fort Worth Cinemas, Inc. (incorporated by reference from Exhibit 3.3.88 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.89	Loews Houston Cinemas, Inc. (incorporated by reference from Exhibit 3.3.89 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.90	Loews Lincoln Plaza Cinemas, Inc. (incorporated by reference from Exhibit 3.3.90 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.91	Loews Cineplex Entertainment Gift Card Corporation (incorporated by reference from Exhibit 3.3.91 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.92	Loews Pentagon City Cinemas, Inc. (incorporated by reference from Exhibit 3.3.92 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.93	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.94	AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.95	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.95 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.96	Centertainment, Inc. (incorporated by reference from Exhibit 3.3.96 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.97	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.98	National Cinema Network, Inc. (incorporated by reference from Exhibit 3.3.98 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.99	Premium Cinema of Yorktown, Inc. (incorporated by reference from Exhibit 3.3.99 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.100	Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.3.100 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.101	Premium Theatre of Mayfair, Inc. (incorporated by reference from Exhibit 3.3.101 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.4	By-laws of the following Additional Registrants (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Brick Plaza Cinemas, Inc.
Crescent Advertising Corporation
Eton Amusement Corporation
Fall River Cinema, Inc.

Farmers Cinemas, Inc.
Forty-Second Street Cinemas, Inc.
Fountain Cinemas, Inc.
Jersey Garden Cinemas, Inc.
Kips Bay Cinemas, Inc.
Lance Theatre Corporation
Liberty Tree Cinema Corp.
Loeks Acquisition Corp.
Loews Akron Cinemas, Inc.
Loews Arlington Cinemas, Inc.
Loews Arlington West Cinemas, Inc.
Loews Baltimore Cinemas, Inc.
Loews Berea Cinemas, Inc.
Loews Bristol Cinemas, Inc.
Loew's California Theatres, Inc.
Loews Centerpark Cinemas, Inc.
Loews Century Mall Cinemas, Inc.
Loews Cheri Cinemas, Inc.
Loews Cherry Tree Mall Cinemas, Inc.
Loews Chicago Cinemas, Inc.
Loews Cineplex Entertainment Gift Card Corporation
Loews Cineplex International Holdings, Inc.
Loews Cineplex Theatres Holdco, Inc.
Loews Citywalk Theatre Corporation
Loews Connecticut Cinemas, Inc.
Loews Deauville North Cinemas, Inc.
Loews East Hanover Cinemas, Inc.
Loews Fort Worth Cinemas, Inc.
Loews Freehold Mall Cinemas, Inc.
Loews Fresh Pond Cinemas, Inc.
Loews Greenwood Cinemas, Inc.
Loews Houston Cinemas, Inc.
Loews Lafayette Cinemas, Inc.
Loews Lincoln Plaza Cinemas, Inc.

Loews Meadowland Cinemas 8, Inc.
Loews Meadowland Cinemas, Inc.
Loews Merrillville Cinemas, Inc.
Loews Montgomery Cinemas, Inc.
Loews Mountainside Cinemas, Inc.
Loews New Jersey Cinemas, Inc.
Loews Newark Cinemas, Inc.
Loews Pentagon City Cinemas, Inc.
Loews Richmond Mall Cinemas, Inc.
Loews Ridgefield Park Cinemas, Inc.
Loews Theatre Management Corp.
Loews Theatres Clearing Corp.
Loews Toms River Cinemas, Inc.
Loews USA Cinemas Inc.
Loews Vestal Cinemas, Inc.
Loews Washington Cinemas, Inc.
Loews West Long Branch Cinemas, Inc.
Loews-Hartz Music Makers Theatres, Inc.
LTM Turkish Holdings, Inc.
Mid-States Theatres, Inc.
Music Makers Theatres, Inc.
New Brunswick Cinemas, Inc.
Nickelodeon Boston, Inc.
Parkchester Amusement Corporation
Parsippany Theatre Corp.
Plitt Southern Theatres, Inc.
Plitt Theatres, Inc.
Red Bank Theatre Corporation
RKO Century Warner Theatres, Inc.
S&J Theatres Inc.
Sack Theatres, Inc.
South Holland Cinemas, Inc.
Star Theatres of Michigan, Inc.
Star Theatres, Inc.

Stroud Mall Cinemas, Inc.
Talent Booking Agency, Inc.
The Walter Reade Organization, Inc.
Theater Holdings, Inc.
U.S.A. Cinemas, Inc.
Webster Chicago Cinemas, Inc.
White Marsh Cinemas, Inc.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	By-laws of Loews Cineplex Theatres, Inc. (incorporated by reference from Exhibit 3.6 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC. (incorporated by reference from Exhibit 3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	Limited Liability Company Agreement of Downtown Boston Cinemas, LLC (incorporated by reference from Exhibit 3.8 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.9	Limited Liability Company Agreement of Gateway Cinemas, LLC. (incorporated by reference from Exhibit 3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.10	Limited Liability Company Agreement of Loews North Versailles Cinemas, LLC. (incorporated by reference from Exhibit 3.10 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.11	Limited Liability Company Agreement of Loews Plainville Cinemas, LLC. (incorporated by reference from Exhibit 3.11 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.12	Limited Liability Company Agreement of Methuen Cinemas, LLC. (incorporated by reference from Exhibit 3.12 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.13	Limited Liability Company Agreement of Ohio Cinemas, LLC. (incorporated by reference from Exhibit 3.13 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.14	Limited Liability Company Agreement of Richmond Mall Cinemas, LLC. (incorporated by reference from Exhibit 3.14 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.15	Limited Liability Company Agreement of Springfield Cinemas, LLC. (incorporated by reference from Exhibit 3.15 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.16	Limited Liability Company Agreement of Waterfront Cinemas, LLC. (incorporated by reference from Exhibit 3.16 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.17	Limited Liability Company Agreement of Lewisville Cinemas, LLC. (incorporated by reference from Exhibit 3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.18	Limited Liability Company Agreement of Loews Garden State Cinemas, LLC. (incorporated by reference from Exhibit 3.18 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.19	Partnership Agreement of Loeks-Star Partners. (incorporated by reference from Exhibit 3.19 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.20	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.21	By-laws of AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.22	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.23	By-laws of Centertainment, Inc. (incorporated by reference from Exhibit 3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.24	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.25	By-laws of National Cinema Network, Inc. (incorporated by reference from Exhibit 3.25 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.26	By-laws of Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp North America, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.8 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp North America, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.9 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp North America, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(a)
Indenture, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

4.2(b)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.3(a) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.2(c)
First Supplemental Indenture dated March 29, 2002, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4 to Form 8-K (File No. 1-8747) dated April 10, 2002).
4.2(d)
Second Supplemental Indenture dated December 23, 2004, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.1 to the Company's 8-K (File No. 1-8747) filed January 12, 2005).
4.2(e)
Third Supplemental Indenture dated January 26, 2006, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.2(e) to the Company's Form 10-Q filed on February 13, 2005).
4.2(f)
Fourth Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.2(f) to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
4.3
Registration Rights Agreement, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.4 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.4(a)
Indenture, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.4(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.4(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.4(c) to the Company's Form 10-Q filed on February 13, 2005).
4.4(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.4(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.5
Registration Rights Agreement, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).

4.6(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.6(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.6(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2005).
4.6(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.7
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.8(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.8(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.8(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2005).
4.8(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.9(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by fmerger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.9(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

4.10(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.11(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.10(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.11(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.10(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.10(c) to the Company's Form 10-Q filed on February 13, 2005).
4.10(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.10(d) to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
4.11(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.12(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.11(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.12(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.12(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.12(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.13
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*5.1	Opinion of Latham & Watkins LLP.
*5.2	Opinion of Quarles & Brady Streich Lang LLP.
*5.3	Opinion of Cohn Birnbaum & Shea P.C.
*5.4	Opinion of Hackman Hulett & Cracraft, LLP.
*5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

*5.6	Opinion of Ropes & Gray LLP.
*5.7	Opinion of Warner Norcross & Judd LLP.
*5.8	Opinion of Lathrop & Gage L.C.
*5.9	Opinion of Porter, Wright, Morris & Arthur LLP.
*5.10	Opinion of Fulbright & Jaworski, LLP.
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.2
Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Second Amended and Restated Certificate of Incorporation of Marquee Holdings Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.9
Second Amended and Restated Stockholders Agreement of Marquee Holdings Inc., dated January 26, 2006, among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.10
Amended and Restated Management Stockholders Agreement of Marquee Holdings Inc., dated January 26, 2006, among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).

10.11
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.13
Amended and Restated Fee Agreement, dated as of January 26, 2006, by and among Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners, L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference from Exhibit 12.1 to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
21.1	Subsidiaries (incorporated by reference from Exhibit 21.1 to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
*23.1	Consent of PricewaterhouseCoopers LLP as to AMC Entertainment Inc.'s financial statements.
*23.2	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Entertainment Corporation's financial statements.
*23.3	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Theatres, Inc.'s financial statements.
*23.4	Consent of Latham & Watkins LLP (incorporated in Exhibit 5.1).
*23.5	Consent of Quarles & Brady Streich Lang LLP (incorporated in Exhibit 5.2).
*23.6	Consent of Cohn Birnbaum & Shea P.C. (incorporated in Exhibit 5.3).
*23.7	Consent of Hackman Hulett & Cracraft, LLP (incorporated in Exhibit 5.4).
*23.8	Consent of Ballard Spahr Andrews & Ingersoll, LLP (incorporated in Exhibit 5.5).
*23.9	Consent of Ropes & Gray LLP (incorporated in Exhibit 5.6).
*23.10	Consent of Warner Norcross & Judd LLP (incorporated in Exhibit 5.7).
*23.11	Consent of Lathrop & Gage L.C. (incorporated in Exhibit 5.8).
*23.12	Consent of Porter, Wright, Morris & Arthur LLP (incorporated in Exhibit 5.9).
*23.13	Consent of Fulbright & Jaworski, LLP (incorporated in Exhibit 5.10).
*24.1	Power of Attorney (included on signature page).

*
Filed herewith.

Item 22.    Undertakings

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act, the AMC Entertainment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

AMC Entertainment Inc.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chairman of the Board, Chief Executive Officer, President and Director	May 9, 2006
/s/ MICHAEL R. HANNON Michael R. Hannon	Director	May 9, 2006
/s/ STEPHEN P. MURRAY Stephen P. Murray	Director	May 9, 2006
/s/ STAN PARKER Stan Parker	Director	May 9, 2006
/s/ AARON STONE Aaron Stone	Director	May 9, 2006
/s/ JOHN CONNAUGHTON John Connaughton	Director	May 9, 2006
/s/ MICHAEL CONNELLY Michael Connelly	Director	May 9, 2006
/s/ BENJAMIN COUGHLIN Benjamin Coughlin	Director	May 9, 2006
/s/ TRAVIS REID Trafic Reid	Director	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

AMC CARD PROCESSING SERVICES, INC.
AMC ENTERTAINMENT INTERNATIONAL INC
AMC REALTY, INC.
AMERICAN MULTI-CINEMA, INC.
BRICK PLAZA CINEMAS, INC.
CENTERTAINMENT, INC.
CLUB CINEMA OF MAZZA, INC.
CRESCENT ADVERTISING CORPORATION
ETON AMUSEMENT CORPORATION
FALL RIVER CINEMA, INC.
FARMERS CINEMAS, INC.
FORTY-SECOND STREET CINEMAS, INC.
FOUNTAIN CINEMAS, INC.
JERSEY GARDEN CINEMAS, INC.
KIPS BAY CINEMAS, INC.
LANCE THEATRE CORPORATION
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LIBERTY TREE CINEMA CORP.
LOEKS ACQUISITION CORP.
LOEWS AKRON CINEMAS, INC.
LOEWS ARLINGTON CINEMAS, INC.
LOEWS ARLINGTON WEST CINEMAS, INC.
LOEWS BALTIMORE CINEMAS, INC.
LOEWS BEREA CINEMAS, INC.
LOEWS BRISTOL CINEMAS, INC.
LOEWS CALIFORNIA THEATRES, INC.
LOEWS CENTERPARK CINEMAS, INC.
LOEWS CENTURY MALL CINEMAS, INC.
LOEWS CHERI CINEMAS, INC.
LOEWS CHERRY TREE MALL CINEMAS, INC.
LOEWS CHICAGO CINEMAS, INC.
LOEWS CINEPLEX ENTERTAINMENT
    CORPORATION
LOEWS CINEPLEX ENTERTAINMENT GIFT CARD
    CORPORATION
LOEWS CINEPLEX INTERNATIONAL
    HOLDINGS, INC.
LOEWS CINEPLEX THEATRES HOLDCO, INC.
LOEWS CINEPLEX U.S. CALLCO, LLC
LOEWS CITYWALK THEATRE CORPORATION
LOEWS CONNECTICUT CINEMAS, INC.
LOEWS DEAUVILLE NORTH CINEMAS, INC.
LOEWS EAST HANOVER CINEMAS, INC.
LOEWS FORT WORTH CINEMAS, INC.
LOEWS FREEHOLD MALL CINEMAS, INC.
LOEWS FRESH POND CINEMAS, INC.
LOEWS GARDEN STATE CINEMAS, LLC

LOEWS GREENWOOD CINEMAS, INC.
LOEWS HOUSTON CINEMAS, INC.
LOEWS LAFAYETTE CINEMAS, INC.
LOEWS LINCOLN PLAZA CINEMAS, INC.
LOEWS MEADOWLAND CINEMAS 8, INC.
LOEWS MEADOWLAND CINEMAS, INC.
LOEWS MERRILLVILLE CINEMAS, INC.
LOEWS MONTGOMERY CINEMAS, INC.
LOEWS MOUNTAINSIDE CINEMAS, INC.
LOEWS NEW JERSEY CINEMAS, INC.
LOEWS NEWARK CINEMAS, INC.
LOEWS NORTH VERSAILLES CINEMAS, LLC
LOEWS PENTAGON CITY CINEMAS, INC.
LOEWS PLAINVILLE CINEMAS, LLC
LOEWS RICHMOND MALL CINEMAS, INC.
LOEWS RIDGEFIELD PARK CINEMAS, INC.
LOEWS THEATRE MANAGEMENT CORP.
LOEWS THEATRES CLEARING CORP.
LOEWS TOMS RIVER CINEMAS, INC.
LOEWS USA CINEMAS INC.
LOEWS VESTAL CINEMAS, INC.
LOEWS WASHINGTON CINEMAS, INC.
LOEWS WEST LONG BRANCH CINEMAS, INC.
LOEWS-HARTZ MUSIC MAKERS THEATRES, INC.
LTM TURKISH HOLDINGS, INC.
MID-STATES THEATRES, INC.
MUSIC MAKERS THEATRES, INC.
NATIONAL CINEMA NETWORK, INC.
NEW BRUNSWICK CINEMAS, INC.
NICKELODEON BOSTON, INC.
PARKCHESTER AMUSEMENT CORPORATION
PARSIPPANY THEATRE CORP.
PLITT SOUTHERN THEATRES, INC.
PLITT THEATRES, INC.
PREMIUM THEATRE OF FRAMINGHAM, INC.
RED BANK THEATRE CORPORATION
RKO CENTURY WARNER THEATRES, INC.
S&J THEATRES, INC.
SACK THEATRES, INC.
SOUTH HOLLAND CINEMAS, INC.
STAR THEATRES OF MICHIGAN, INC.
STAR THEATRES, INC.
STROUD MALL CINEMAS, INC.
TALENT BOOKING AGENCY, INC.
THE WALTER READE ORGANIZATION, INC.
THEATER HOLDINGS, INC.
U.S.A. CINEMAS, INC.
WEBSTER CHICAGO CINEMAS, INC.
WHITE MARSH CINEMAS, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the Registrants listed above hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chairman of the Board, Chief Executive Officer, President and Director	May 9, 2006
/s/ PHILIP M. SINGLETON Philip M. Singleton	Executive Vice President and Director	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President, Chief Financial Officer and Director	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

DOWNTOWN BOSTON CINEMAS, LLC
LOEWS NORTH VERSAILLES CINEMAS, LLC
LOEWS PLAINVILLE CINEMAS, LLC
METHUEN CINEMAS, LLC
OHIO CINEMAS, LLC
RICHMOND MALL CINEMAS, LLC
SPRINGFIELD CINEMAS, LLC
WATERFRONT CINEMAS, LLC
AS GUARANTORS
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer of Plitt Theatres, Inc., the Sole Member

POWER OF ATTORNEY

        The undersigned officers of Plitt Theatres, Inc., the Sole Member of the Registrants listed above, hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chief Executive Officer and President	May 9, 2006
/s/ PHILIP M. SINGLETON Philip M. Singleton	Executive Vice President	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

GATEWAY CINEMAS, LLC LEWISVILLE CINEMAS, LLC LOEWS GARDEN STATE CINEMAS, LLC AS GUARANTORS
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer of RKO Century Warner Theatres, Inc., the Sole Member

POWER OF ATTORNEY

        The undersigned officers of RKO Century Warner Theatres, Inc., the Sole Member of the Registrants listed above, hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chief Executive Officer and President	May 9, 2006
/s/ PHILIP M. SINGLETON Philip M. Singleton	Executive Vice President	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Act, Loews Cineplex U.S. Callco, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

LOEWS CINEPLEX U.S. CALLCO, LLC AS GUARANTOR
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer of Loews Cineplex Theatres, Inc., the Sole Member

POWER OF ATTORNEY

        The undersigned officers of Loews Cineplex Theatres, Inc., the Sole Member of Loews Cineplex U.S. Callco, LLC, hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chief Executive Officer and President	May 9, 2006
/s/ PHILIP M. SINGLETON Philip M. Singleton	Executive Vice President	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Act, Loeks Star Partners has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 9, 2006.

LOEKS STAR PARTNERS AS GUARANTOR
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer of Star Theatres of Michigan, Inc., a General Partner

POWER OF ATTORNEY

        The undersigned officers of Star Theatres of Michigan, Inc., a General Partner of Loeks Star Partners, hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER C. BROWN Peter C. Brown Principal Executive Officer	Chief Executive Officer and President	May 9, 2006
/s/ PHILIP M. SINGLETON Philip M. Singleton	Executive Vice President	May 9, 2006
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	May 9, 2006
/s/ CHRIS A. COX Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	May 9, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1(a)(1)	Interim Operating Agreement dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.1(a)(2)
Amendment dated January 28, 2002 to Interim Operating Agreement dated December 6, 2001 between GC Companies, Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.2 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(b)(1)
Letter of Intent dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.1(b)(2)
Letter of Intent, amended as of January 15, 2002, by and among AMC Entertainment Inc. and GC Companies, Inc. (incorporated by reference from Exhibit 2.5(b)(2) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.1(b)(3)
Letter of Intent dated December 6, 2001, amended and restated as of January 28, 2002, between GC Companies, Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.3 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(c)(1)
Support Agreement dated December 6, 2001, by and among AMC Entertainment Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors, General Electric Capital Corporation and Harcourt General, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 001-08747) filed on December 11, 2001).
2.1(c)(2)
Support Agreement dated December 6, 2001, amended and restated as of January 28, 2002, between AMC Entertainment Inc., General Electric Capital Corporation, Harcourt General, Inc. and the Official Committee of Unsecured Creditors in the Chapter 11 Case of the GCX Debtors (incorporated by reference from Exhibit 2.4 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(c)(3)
Support Agreement dated February 27, 2002, by and among AMC Entertainment Inc., GC Companies, Inc. ("GCX," and together with its Chapter 11 debtor affiliated entities, the "GCX Debtors"), the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors and The Bank of Nova Scotia (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 7, 2002).
2.1(d)(1)
Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its jointly administered subsidiaries (incorporated by reference from Exhibit 2 to the Company's Form 8-K (File No. 001-05747) filed on December 28, 2001).
2.1(d)(2)
First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on January 30, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.5 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.1(d)(3)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).

2.1(d)(4)
Support Agreement dated February 14, 2002, by and among GC Companies, Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of GCC Debtors, AMC Entertainment Inc., Fleet National Bank and Bank of America, N.A. (incorporated by reference from Exhibit 2.5(c)(3) to Amendment No. 3 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 22, 2002).
2.1(e)
Stock Purchase Agreement dated January 15, 2002 among GC Companies, Inc., AMC Entertainment Inc., American Multi-Cinema, Inc. and Centertainment Development, Inc. (incorporated by reference from Exhibit 2.5(e) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.1(f)
Joint Commitment Agreement dated as of February 1, 2002 among AMC Entertainment Inc., Chestnut Hill Investments LLC, Richard A. Smith, John Berylson, and Demos Kouvaris. (Incorporated by reference from Exhibit 2.5(f) to the Amendment No. 2 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 8, 2002).
2.1(g)
Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings, Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
3.1(a)
Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.1(b)
Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (restated for filing purposes in accordance with Rule 102(c) of Regulation S-T) (incorporated by reference from Exhibit 3.1(b) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	S&J Theatres, Inc. (incorporated by reference from Exhibit 3.3.2 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.3	Loews Bristol Cinemas, Inc. (incorporated by reference from Exhibit 3.3.3 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.4	Loews Connecticut Cinemas, Inc. (incorporated by reference from Exhibit 3.3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	Downtown Boston Cinemas, LLC (incorporated by reference from Exhibit 3.3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	Farmers Cinemas, Inc. (incorporated by reference from Exhibit 3.3.6 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	Gateway Cinemas, LLC (incorporated by reference from Exhibit 3.3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.8	Kips Bay Cinemas, Inc. (incorporated by reference from Exhibit 3.3.8 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.10	Lewisville Cinemas, LLC (incorporated by reference from Exhibit 3.3.10 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.11	Loeks Acquisition Corp. (incorporated by reference from Exhibit 3.3.11 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.12	Loews Akron Cinemas, Inc. (incorporated by reference from Exhibit 3.3.12 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.13	Loews Arlington Cinemas, Inc. (incorporated by reference from Exhibit 3.3.13 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.14	Loews Berea Cinemas, Inc. (incorporated by reference from Exhibit 3.3.14 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.15	Loews Cineplex International Holdings, Inc. (incorporated by reference from Exhibit 3.3.15 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.16	Loews Cineplex Theatres Holdco, Inc. (incorporated by reference from Exhibit 3.3.16 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.17	Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.18	Loews Garden State Cinemas, LLC (incorporated by reference from Exhibit 3.3.18 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.19	Loews Greenwood Cinemas, Inc. (incorporated by reference from Exhibit 3.3.19 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.20	Loews North Versailles Cinemas, LLC (incorporated by reference from Exhibit 3.3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.21	Loews Plainville Cinemas, LLC (incorporated by reference from Exhibit 3.3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.22	Loews Theatre Management Corp. (incorporated by reference from Exhibit 3.3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.23	Loews Theatres Clearing Corp. (incorporated by reference from Exhibit 3.3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.24	Loews USA Cinemas Inc. (incorporated by reference from Exhibit 3.3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.25	Loews Vestal Cinemas, Inc. (incorporated by reference from Exhibit 3.3.25 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.26	Loews Washington Cinemas, Inc. (incorporated by reference from Exhibit 3.3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.27	LTM Turkish Holdings, Inc. (incorporated by reference from Exhibit 3.3.27 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.28	Methuen Cinemas, LLC (incorporated by reference from Exhibit 3.3.28 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.29	Ohio Cinemas, LLC (incorporated by reference from Exhibit 3.3.29 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.30	Plitt Southern Theatres, Inc. (incorporated by reference from Exhibit 3.3.30 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.31	Plitt Theatres, Inc. (incorporated by reference from Exhibit 3.3.31 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.32	Richmond Mall Cinemas, LLC (incorporated by reference from Exhibit 3.3.32 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.33	RKO Century Warner Theatres, Inc. (incorporated by reference from Exhibit 3.3.33 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.34	Springfield Cinemas, LLC (incorporated by reference from Exhibit 3.3.34 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.35	Star Theatres of Michigan, Inc. (incorporated by reference from Exhibit 3.3.35 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.36	Star Theatres, Inc. (incorporated by reference from Exhibit 3.3.36 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.37	The Walter Reade Organization, Inc. (incorporated by reference from Exhibit 3.3.37 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.38	Theater Holdings, Inc. (incorporated by reference from Exhibit 3.3.38 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.39	U.S.A. Cinemas, Inc. (incorporated by reference from Exhibit 3.3.39 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.40	Waterfront Cinemas, LLC (incorporated by reference from Exhibit 3.3.40 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.41	Loews Chicago Cinemas, Inc. (incorporated by reference from Exhibit 3.3.41 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.42	Loews Merrillville Cinemas, Inc. (incorporated by reference from Exhibit 3.3.42 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.43	South Holland Cinemas, Inc. (incorporated by reference from Exhibit 3.3.43 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.44	Webster Chicago Cinemas, Inc. (incorporated by reference from Exhibit 3.3.44 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.45	Loews Century Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.45 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.46	Loews Cherry Tree Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.46 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.47	Loews Lafayette Cinemas, Inc. (incorporated by reference from Exhibit 3.3.47 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.48	Fall River Cinema, Inc. (incorporated by reference from Exhibit 3.3.48 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.49	Liberty Tree Cinema Corp. (incorporated by reference from Exhibit 3.3.49 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.50	Loews Cheri Cinemas, Inc. (incorporated by reference from Exhibit 3.3.50 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.51	Loews Fresh Pond Cinemas, Inc. (incorporated by reference from Exhibit 3.3.51 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.52	Nickelodeon Boston, Inc. (incorporated by reference from Exhibit 3.3.52 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.53	Sack Theatres, Inc. (incorporated by reference from Exhibit 3.3.53 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.54	Loews Baltimore Cinemas, Inc. (incorporated by reference from Exhibit 3.3.54 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.55	Loews Centerpark Cinemas, Inc. (incorporated by reference from Exhibit 3.3.55 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.56	Brick Plaza Cinemas, Inc. (incorporated by reference from Exhibit 3.3.56 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.57	Jersey Garden Cinemas, Inc. (incorporated by reference from Exhibit 3.3.57 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.58	Loews East Hanover Cinemas, Inc. (incorporated by reference from Exhibit 3.3.58 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.59	Loews Freehold Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.59 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.60	Loews Meadowland Cinemas 8, Inc. (incorporated by reference from Exhibit 3.3.60 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.61	Loews Meadowland Cinemas, Inc. (incorporated by reference from Exhibit 3.3.61 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.62	Loews Mountainside Cinemas, Inc. (incorporated by reference from Exhibit 3.3.62 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.63	Loews New Jersey Cinemas, Inc. (incorporated by reference from Exhibit 3.3.63 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.64	Loews Newark Cinemas, Inc. (incorporated by reference from Exhibit 3.3.64 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.65	Loews Ridgefield Park Cinemas, Inc. (incorporated by reference from Exhibit 3.3.65 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.66	Loews Toms River Cinemas, Inc. (incorporated by reference from Exhibit 3.3.66 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.67	Loews West Long Branch Cinemas, Inc. (incorporated by reference from Exhibit 3.3.67 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.68	Loews-Hartz Music Makers Theatres, Inc. (incorporated by reference from Exhibit 3.3.68 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.69	Music Makers Theatres, Inc. (incorporated by reference from Exhibit 3.3.69 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.70	New Brunswick Cinemas, Inc. (incorporated by reference from Exhibit 3.3.70 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.71	Parsippany Theatre Corp. (incorporated by reference from Exhibit 3.3.71 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.72	Red Bank Theatre Corporation (incorporated by reference from Exhibit 3.3.72 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.73	White Marsh Cinemas, Inc. (incorporated by reference from Exhibit 3.3.73 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.74	Crescent Advertising Corporation (incorporated by reference from Exhibit 3.3.74) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.75	Eton Amusement Corporation (incorporated by reference from Exhibit 3.3.75 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.76	Forty-Second Street Cinemas, Inc. (incorporated by reference from Exhibit 3.3.76 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.77	Lance Theatre Corporation (incorporated by reference from Exhibit 3.3.77 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.78	Leow's California Theatres, Inc. (incorporated by reference from Exhibit 3.3.78 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.79	Parkchester Amusement Corporation (incorporated by reference from Exhibit 3.3.79 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.80	Talent Booking Agency, Inc. (incorporated by reference from Exhibit 3.3.80 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.81	Loews Richmond Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.81 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.82	Mid-States Theatres, Inc. (incorporated by reference from Exhibit 3.3.82 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.83	Loews Montgomery Cinemas, Inc. (incorporated by reference from Exhibit 3.3.83 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.84	Stroud Mall Cinemas, Inc. (incorporated by reference from Exhibit 3.3.84 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.85	Fountain Cinemas, Inc. (incorporated by reference from Exhibit 3.3.85 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.86	Loews Arlington West Cinemas, Inc. (incorporated by reference from Exhibit 3.3.86 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.87	Loews Deauville North Cinemas, Inc. (incorporated by reference from Exhibit 3.3.87 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.88	Loews Fort Worth Cinemas, Inc. (incorporated by reference from Exhibit 3.3.88 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.89	Loews Houston Cinemas, Inc. (incorporated by reference from Exhibit 3.3.89 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.90	Loews Lincoln Plaza Cinemas, Inc. (incorporated by reference from Exhibit 3.3.90 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.91	Loews Cineplex Entertainment Gift Card Corporation (incorporated by reference from Exhibit 3.3.91 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.3.92	Loews Pentagon City Cinemas, Inc. (incorporated by reference from Exhibit 3.3.92 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.93	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.94	AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.95	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.95 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.96	Centertainment, Inc. (incorporated by reference from Exhibit 3.3.96 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.97	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.98	National Cinema Network, Inc. (incorporated by reference from Exhibit 3.3.98 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.99	Premium Cinema of Yorktown, Inc. (incorporated by reference from Exhibit 3.3.99 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.100	Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.3.100 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.101	Premium Theatre of Mayfair, Inc. (incorporated by reference from Exhibit 3.3.101 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.4	By-laws of the following Additional Registrants (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Brick Plaza Cinemas, Inc.
Crescent Advertising Corporation
Eton Amusement Corporation
Fall River Cinema, Inc.
Farmers Cinemas, Inc.
Forty-Second Street Cinemas, Inc.
Fountain Cinemas, Inc.
Jersey Garden Cinemas, Inc.
Kips Bay Cinemas, Inc.
Lance Theatre Corporation
Liberty Tree Cinema Corp.
Loeks Acquisition Corp.
Loews Akron Cinemas, Inc.
Loews Arlington Cinemas, Inc.
Loews Arlington West Cinemas, Inc.
Loews Baltimore Cinemas, Inc.
Loews Berea Cinemas, Inc.
Loews Bristol Cinemas, Inc.

Loew's California Theatres, Inc.
Loews Centerpark Cinemas, Inc.
Loews Century Mall Cinemas, Inc.
Loews Cheri Cinemas, Inc.
Loews Cherry Tree Mall Cinemas, Inc.
Loews Chicago Cinemas, Inc.
Loews Cineplex Entertainment Gift Card Corporation
Loews Cineplex International Holdings, Inc.
Loews Cineplex Theatres Holdco, Inc.
Loews Citywalk Theatre Corporation
Loews Connecticut Cinemas, Inc.
Loews Deauville North Cinemas, Inc.
Loews East Hanover Cinemas, Inc.
Loews Fort Worth Cinemas, Inc.
Loews Freehold Mall Cinemas, Inc.
Loews Fresh Pond Cinemas, Inc.
Loews Greenwood Cinemas, Inc.
Loews Houston Cinemas, Inc.
Loews Lafayette Cinemas, Inc.
Loews Lincoln Plaza Cinemas, Inc.
Loews Meadowland Cinemas 8, Inc.
Loews Meadowland Cinemas, Inc.
Loews Merrillville Cinemas, Inc.
Loews Montgomery Cinemas, Inc.
Loews Mountainside Cinemas, Inc.
Loews New Jersey Cinemas, Inc.
Loews Newark Cinemas, Inc.
Loews Pentagon City Cinemas, Inc.
Loews Richmond Mall Cinemas, Inc.
Loews Ridgefield Park Cinemas, Inc.
Loews Theatre Management Corp.
Loews Theatres Clearing Corp.
Loews Toms River Cinemas, Inc.
Loews USA Cinemas Inc.
Loews Vestal Cinemas, Inc.
Loews Washington Cinemas, Inc.

Loews West Long Branch Cinemas, Inc.
Loews-Hartz Music Makers Theatres, Inc.
LTM Turkish Holdings, Inc.
Mid-States Theatres, Inc.
Music Makers Theatres, Inc.
New Brunswick Cinemas, Inc.
Nickelodeon Boston, Inc.
Parkchester Amusement Corporation
Parsippany Theatre Corp.
Plitt Southern Theatres, Inc.
Plitt Theatres, Inc.
Red Bank Theatre Corporation
RKO Century Warner Theatres, Inc.
S&J Theatres Inc.
Sack Theatres, Inc.
South Holland Cinemas, Inc.
Star Theatres of Michigan, Inc.
Star Theatres, Inc.
Stroud Mall Cinemas, Inc.
Talent Booking Agency, Inc.
The Walter Reade Organization, Inc.
Theater Holdings, Inc.
U.S.A. Cinemas, Inc.
Webster Chicago Cinemas, Inc.
White Marsh Cinemas, Inc.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	By-laws of Loews Cineplex Theatres, Inc. (incorporated by reference from Exhibit 3.6 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC. (incorporated by reference from Exhibit 3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	Limited Liability Company Agreement of Downtown Boston Cinemas, LLC (incorporated by reference from Exhibit 3.8 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.9	Limited Liability Company Agreement of Gateway Cinemas, LLC. (incorporated by reference from Exhibit 3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

3.10	Limited Liability Company Agreement of Loews North Versailles Cinemas, LLC. (incorporated by reference from Exhibit 3.10 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.11	Limited Liability Company Agreement of Loews Plainville Cinemas, LLC. (incorporated by reference from Exhibit 3.11 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.12	Limited Liability Company Agreement of Methuen Cinemas, LLC. (incorporated by reference from Exhibit 3.12 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.13	Limited Liability Company Agreement of Ohio Cinemas, LLC. (incorporated by reference from Exhibit 3.13 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.14	Limited Liability Company Agreement of Richmond Mall Cinemas, LLC. (incorporated by reference from Exhibit 3.14 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.15	Limited Liability Company Agreement of Springfield Cinemas, LLC. (incorporated by reference from Exhibit 3.15 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.16	Limited Liability Company Agreement of Waterfront Cinemas, LLC. (incorporated by reference from Exhibit 3.16 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.17	Limited Liability Company Agreement of Lewisville Cinemas, LLC. (incorporated by reference from Exhibit 3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.18	Limited Liability Company Agreement of Loews Garden State Cinemas, LLC. (incorporated by reference from Exhibit 3.18 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.19	Partnership Agreement of Loeks-Star Partners. (incorporated by reference from Exhibit 3.19 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.20	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.21	By-laws of AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.22	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.23	By-laws of Centertainment, Inc. (incorporated by reference from Exhibit 3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.24	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.25	By-laws of National Cinema Network, Inc. (incorporated by reference from Exhibit 3.25 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.26	By-laws of Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp North America, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.8 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp North America, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.9 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp North America, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(a)
Indenture, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.2(b)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.3(a) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.2(c)
First Supplemental Indenture dated March 29, 2002, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4 to Form 8-K (File No. 1-8747) dated April 10, 2002).
4.2(d)
Second Supplemental Indenture dated December 23, 2004, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.1 to the Company's 8-K (File No. 1-8747) filed January 12, 2005).
4.2(e)
Third Supplemental Indenture dated January 26, 2006, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.2(e) to the Company's Form 10-Q filed on February 13, 2005).
4.2(f)
Fourth Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.2(f) to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
4.3
Registration Rights Agreement, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% Senior Subordinated Notes due 2011 (incorporated by reference from Exhibit 4.4 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.4(a)
Indenture, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).

4.4(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.4(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.4(c) to the Company's Form 10-Q filed on February 13, 2005).
4.4(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.4(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.5
Registration Rights Agreement, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.6(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.6(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.6(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2005).
4.6(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.7
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.8(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.8(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.8(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2005).
4.8(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

4.9(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10 (a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.9(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.10(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.11(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.10(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.11(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.10(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.10(c) to the Company's Form 10-Q filed on February 13, 2005).
4.10(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.10(d) to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
4.11(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.12(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.11(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, Senior Floating Rate Notes due 2010 (incorporated by reference from Exhibit 4.12(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.12(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.12(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.13
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*5.1	Opinion of Latham & Watkins LLP.

*5.2	Opinion of Quarles & Brady Streich Lang LLP.
*5.3	Opinion of Cohn Birnbaum & Shea P.C.
*5.4	Opinion of Hackman Hulett & Cracraft, LLP.
*5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
*5.6	Opinion of Ropes & Gray LLP.
*5.7	Opinion of Warner Norcross & Judd LLP.
*5.8	Opinion of Lathrop & Gage L.C.
*5.9	Opinion of Porter, Wright, Morris & Arthur LLP.
*5.10	Opinion of Fulbright & Jaworski, LLP.
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.2
Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Second Amended and Restated Certificate of Incorporation of Marquee Holdings Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.9
Second Amended and Restated Stockholders Agreement of Marquee Holdings Inc., dated January 26, 2006, among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).

10.10
Amended and Restated Management Stockholders Agreement of Marquee Holdings Inc., dated January 26, 2006, among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.11
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.13
Amended and Restated Fee Agreement, dated as of January 26, 2006, by and among Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners, L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference from Exhibit 12.1 to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
21.1	Subsidiaries (incorporated by reference from Exhibit 21.1 to the Company's Form S-4 (File No. 333-133574) filed on April 27, 2006).
*23.1	Consent of PricewaterhouseCoopers LLP as to AMC Entertainment Inc.'s financial statements.
*23.2	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Entertainment Corporation's financial statements.
*23.3	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Theatres, Inc.'s financial statements.
*23.4	Consent of Latham & Watkins LLP (incorporated in Exhibit 5.1).
*23.5	Consent of Quarles & Brady Streich Lang LLP (incorporated in Exhibit 5.2).
*23.6	Consent of Cohn Birnbaum & Shea P.C. (incorporated in Exhibit 5.3).
*23.7	Consent of Hackman Hulett & Cracraft, LLP (incorporated in Exhibit 5.4).
*23.8	Consent of Ballard Spahr Andrews & Ingersoll, LLP (incorporated in Exhibit 5.5).
*23.9	Consent of Ropes & Gray LLP (incorporated in Exhibit 5.6).
*23.10	Consent of Warner Norcross & Judd LLP (incorporated in Exhibit 5.7).
*23.11	Consent of Lathrop & Gage L.C. (incorporated in Exhibit 5.8).
*23.12	Consent of Porter, Wright, Morris & Arthur LLP (incorporated in Exhibit 5.9).
*23.13	Consent of Fulbright & Jaworski, LLP (incorporated in Exhibit 5.10).
*24.1	Power of Attorney (included on signature page).

*
Filed herewith.

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SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND CONSOLIDATING FINANCIAL INFORMATION
AMC ENTERTAINMENT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 29, 2005 (thousands of dollars)
AMC ENTERTAINMENT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED MARCH 31, 2005 (thousands of dollars)
AMC ENTERTAINMENT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED MARCH 31, 2005 (continued) (thousands of dollars)
AMC ENTERTAINMENT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS THIRTY-NINE WEEKS ENDED DECEMBER 29, 2005 (thousands of dollars)
AMC ENTERTAINMENT, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (in thousands)
AMCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LOEWS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
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PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF 2016 NOTES
DESCRIPTION OF SENIOR NOTES
DESCRIPTION OF 2011 NOTES
DESCRIPTION OF 2012 NOTES
DESCRIPTION OF 2014 NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AMC ENTERTAINMENT INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
AMC ENTERTAINMENT INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS (in thousands)
AMC ENTERTAINMENT INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
AMC ENTERTAINMENT INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 29, 2005 (Unaudited)
AMC ENTERTAINMENT INC. CONSOLIDATED STATEMENTS OF OPERATIONS
AMC ENTERTAINMENT INC. CONSOLIDATED BALANCE SHEETS
AMC ENTERTAINMENT INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
AMC ENTERTAINMENT INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
AMC ENTERTAINMENT INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended March 31, 2005, April 1, 2004 and April 3, 2003
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
LOEWS CINEPLEX ENTERTAINMENT CORPORATION CONSOLIDATED BALANCE SHEET (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF OPERATIONS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
LOEWS CINEPLEX THEATRES, INC. CONSOLIDATED BALANCE SHEET (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX THEATRES, INC. CONSOLIDATED STATEMENT OF OPERATIONS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX THEATRES, INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX THEATRES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX THEATRES, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
EXHIBIT INDEX